Form 10KSB, Exhibit 13
period 1996-09-30
FIRST INDEPENDENCE CORP /DE/
filed 1996-12-30
CIK 908486

                         TABLE OF CONTENTS

                                                               Page
President's Message to Stockholders                               1

Selected Consolidated Financial Information                       2

Management's Discussion and Analysis                              4

Report of Independent Auditors                                   14

Consolidated Balance Sheets                                      15

Consolidated Statements of Earnings                              16

Consolidated Statements of Stockholders' Equity                  17

Consolidated Statements of Cash Flows                            18

Notes to Consolidated Financial Statements                       19

Stockholder Information                                          32

Officers and Directors                            Inside Back Cover

                          ANNUAL MEETING

The Annual Meeting of Stockholders will be held at the office of the Company located at Myrtle and Sixth Streets, Independence,
Kansas at 2:00 p.m. Independence, Kansas time, on January 22,
1997.

                                     [LOGO]

                         First Independence Corporation

TO OUR STOCKHOLDERS, DEPOSITORS AND FRIENDS:

   It is my pleasure to present to you the 1996 Annual Report of First Independence Corporation, parent of First Federal Savings and Loan Association of Independence, which reflects results from our third complete year as a stock company. As you will see by reading the accompanying financial statements, First Independence had another excellent year with $815,000 in net earnings. Earnings per share for the 1996 fiscal year were $1.37 based upon 595,686 weighted average common shares outstanding during the year ended September 30, 1996.

   In 1996 we continued to see the quality of our assets improve.
Non-performing assets decreased to $614,000 at September 30, 1996, or .57% of total assets, from $789,000 at September 30, 1995, or .78% of total assets. Non-performing assets have been reduced from 6% of capital at September 30, 1995, to less than 5% of capital at fiscal year-end 1996.

   An additional way to judge the strength of a company is by its capital. First Independence Corporation's stockholders' equity at September 30, 1996, was $13.0 million. This represents an equity-to-asset ratio of 11.98% and a book value per share of $22.29. This financial position has allowed First Independence Corporation to distribute to stockholders a portion of its net earnings in the form of a dividend. During fiscal 1996, a total dividend of $.375 per share was authorized by the Board of Directors, which resulted in a payment to stockholders of an aggregate dividend of approximately $214,000. The current $.10 quarterly dividend per share represents a 33% increase over the fiscal 1995 quarterly dividend per share. As with every decision we make, our dividend policy is designed to take into consideration our responsibility to and interest in our stockholders.

   First Independence continues to be committed to our market. This is evidenced by the $22.0 million in loans originated by the company during the fiscal year. These loans provide funds for many people in our community to build, buy, remodel, or consolidate other financial obligations. Additionally, we strive to provide our savings customers a safe, secure bank where they can deposit their funds and earn a fair rate of return, as well as chose from the variety of accounts we offer. The success of this commitment is evidenced by the increase in deposits of $1.5 million, which translates to a 2.1% increase over last year.

   The next fiscal year we will see our new branch in Coffeyville opened. We are looking forward to providing new and better service for our friends in Coffeyville and its surrounding communities. Our major emphasis in our operations in the coming year will be to increase our market share in our existing market area. Growth and profitability can be achieved at the least cost by taking advantage of cross sell opportunities with our existing customer base.

   On a sad note, former Director A. French DeFever passed away in May 1996. French retired from the Board in 1993 after serving more than 23 years. French will be missed, and he will always be remembered as a gentleman and a friend.

   On behalf of the directors, officers and staff of First Federal and First Independence Corporation, we thank you for your continued support and confidence.

                                                        Sincerely,

                                                        /s/ Larry G. Spencer
                                                        -----------------------
                                                        Larry G. Spencer
                                                        President & CEO

SELECTED CONSOLIDATED FINANCIAL INFORMATION
-------------------------------------------------------------------------------

                                                                           September 30,
                                                 -----------------------------------------------------------------
                                                    1996          1995          1994        1993(1)        1992
                                                 -----------   -----------    ----------   ----------   ----------
                                                                          (In Thousands)
Selected Financial Condition Data:

Total assets                                      $108,539      $101,904       $94,593      $96,166      $90,863
Cash, cash equivalents and interest-
   bearing deposits                                  1,763         2,115         1,415       20,146        6,552
Loans receivable, net                               67,683        60,370        56,895       58,089       66,024
Mortgage-backed securities - at cost                28,039        28,594        29,617       13,963       11,606
Investment securities - at cost                      2,000         1,000         4,245          271        2,329
Securities available for sale                        5,894         7,358            12           --           --
Real estate acquired through foreclosure, net           12            62           234        1,409        2,084
Deposits                                            69,356        67,927        64,384       84,941       84,081
Borrowings                                          24,300        18,800        15,400        3,000          209
Stockholders' equity                                13,003        13,600        13,351        6,103        4,783


                                                                       Year Ended September 30,
                                                      ----------------------------------------------------------
                                                        1996        1995         1994      1993 (1)      1992
                                                      ---------   ---------    ---------   ---------   ---------
                                                                            (In Thousands)
Selected Operations Data:

Total interest income                                  $ 7,773     $ 7,186     $ 6,296     $ 6,570      $ 8,201
Total interest expense                                   4,669       3,852       2,857       3,490        5,465
                                                      ---------   ---------    ---------   ---------   ---------
   Net interest income                                   3,104       3,334       3,439       3,080        2,736
Provision for losses on loans                               --          --          45         332           61
                                                      ---------   ---------    ---------   ---------   ---------
Net interest income after provision for
   losses on loans                                       3,104       3,334       3,394       2,748        2,675
Other income                                               331         267         216         217          187
Gain (loss) on sale of investments                         251          --          --         326          (56)
Provision for loss on real estate acquired through
   foreclosure                                              --          --          --          --         (319)
General, administrative and other
   expense                                              (2,384)     (1,820)     (1,653)     (1,506)      (1,388)
                                                      ---------   ---------    ---------   ---------   ---------
     Earnings before income tax expense and
        cumulative effect of change in accounting
        principle                                        1,302       1,781       1,957       1,785        1,099
Income tax expense                                         487         694         750         465          180
                                                      ---------   ---------    ---------   ---------   ---------
     Earnings before cumulative effect of change
        in accounting principle                            815       1,087       1,207       1,320          919
Cumulative effect of change in
   accounting principle                                     --          --         241          --           --
                                                      ---------   ---------    ---------   ---------   ---------
Net earnings                                           $   815     $ 1,087     $ 1,448     $ 1,320      $   919
                                                      =========   =========    =========   =========   =========


(1) Does not reflect proceeds from the Association's conversion to stock form and stock issuance by First Independence Corporation which was completed on October 5, 1993.

FINANCIAL RATIOS
-------------------------------------------------------------------------------

                                                                         September 30,
                                                     -----------------------------------------------------
                                                       1996       1995       1994     1993 (1)      1992
                                                     --------   --------    --------   --------   --------
Selected Financial Ratios and Other Data:

Performance Ratios:
   Return on assets (ratio of net earnings to
     average total assets)                              0.78%      1.12%      1.61%      1.50%       0.95%
   Interest rate spread information:
     Average during period                              2.36       2.87       3.38       3.45        2.69
     End of period                                      2.17       2.36       3.34       2.94        3.37
   Net interest margin (2)                              3.02       3.52       3.91       3.64        2.91
   Ratio of operating expense to average
     total assets                                       2.28       1.88       1.82       1.61        1.26
   Return on equity (ratio of net earnings to
     average equity)                                    6.21       8.16      11.21      24.63       20.16
Quality Ratios:
   Non-performing assets to total assets,
     at end of period (3)                               0.57       0.78       1.27       2.81        4.21
   Allowance for loan losses to non-performing
     assets, at end of period (3)                     112.36      87.45      55.31      24.72       23.80
Capital Ratios:
   Equity to total assets, at end of period            11.98      13.35      14.11       6.35        5.26
   Average equity to average assets                    12.57      13.78      14.38       6.08        4.69
   Ratio of average interest-earning assets to
     average interest-bearing liabilities             114.50     115.83     116.42     104.66      103.70
   Dividend payout ratio (4)                           27.37      16.47       7.73     N/A         N/A
   Number of full service offices                       1          1          1          1           1


(1) Does not reflect proceeds from the Association's conversion to stock form and stock issuance by First Independence Corporation which was completed on October 5, 1993.

(2) Net interest income divided by average interest-earning assets.

(3) Includes non-accruing loans, accruing loans delinquent 90 days or more and assets acquired through foreclosure.

(4) Dividends paid per share divided by earnings per share. The ratio for 1994 does not give pro forma effect for annualizing dividends paid.

Management's Discussion and Analysis of Financial Condition and Results
of Operations
----------------------------------------------------------------------------

GENERAL

   Effective October 5, 1993, First Federal Savings and Loan Association of Independence, Kansas ("First Federal" or the "Association") converted from a federally chartered mutual savings association to a federally chartered stock savings association and concurrently became a subsidiary of a holding company, First Independence Corporation (the "Company"). The Company owns all outstanding stock of First Federal and the Company's earnings are primarily dependent on the operations of First Federal. Currently, the Company has no other business activity other than acting as the holding company for First Federal. As a result, the following discussion relates primarily to the activities of First Federal. This discussion should be read in conjunction with the consolidated Financial Statements and accompanying Notes included elsewhere in this report.

   The Company's business consists of attracting deposits from the general public and using such deposits primarily to make residential mortgage and other loans. The Company's revenues are derived principally from interest charges on mortgage loans and mortgage- backed securities and, to a lesser extent, from interest earned on investment securities and interest-bearing deposits. In addition, the Company receives fees from loan originations, late payments and for various services related to transaction and other deposit accounts, and dividends on its Federal Home Loan Bank ("FHLB") stock.

   The operations of the Company, and savings institutions and their holding companies in general, are significantly affected by general economic conditions and the related monetary and fiscal policies of regulatory agencies. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of assets, which in turn is affected by the interest rates at which such financing may be offered and other factors including the availability of funds.

   Historically, the Company's principal business was the origination for its portfolio of long-term, fixed rate mortgage loans, using funds provided by passbook and short-term certificates of deposit accounts. During the early 1980's, the Board commenced the development and implementation of a strategy designed to reduce vulnerability to interest rate fluctuations by increasing the Company's adjustable rate assets. As a result of the implementation of this strategy, management believes that the Company has reduced its vulnerability to changes in interest rates.

FORWARD-LOOKING STATEMENTS

   Certain statements in this report that relate to First Independence Corporation's plans, objectives or future performance may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on Management's current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties. Additional discussion of factors affecting First Independence's business and prospects is contained in the Company's periodic filings with the Securities and Exchange Commission.

ASSET/LIABILITY MANAGEMENT

   The matching of assets and liabilities may be analyzed by examining the extent to which they are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect operations while a positive gap would tend to benefit operations.

   A primary objective of asset/liability management is to manage interest rate risk. First Federal monitors its asset/liability mix on an ongoing basis and, from time to time, may institute certain changes in its product mix and asset and liability maturities.

   Since the early 1980's, the Company has stressed the origination of adjustable rate residential mortgage loans ("ARMs"), subject to market conditions. In recent periods, the Company has also purchased adjustable-rate mortgage-backed securities. At September 30, 1996, approximately $30.8 million, or 44.3% of the Company's total loans secured by real estate, were ARMs. On the same date, the Company also had $16.4 million in adjustable-rate mortgage-backed securities.

   The Company's ARMs and adjustable-rate mortgage-backed securities adjust to various indices. The Company monitors the mix of indices on its adjustable rate assets and seeks, consistent with market conditions, to achieve a close match in the repricing characteristics of its assets and liabilities.

   To increase the interest rate sensitivity of its assets, the Company has also maintained a relatively high level of short and intermediate- term investment securities and other assets. At September 30, 1996, the Company had $4.0 million of investment securities and interest-

------------------------------------------------------------------------------
bearing deposits maturing or repricing within three years. Finally, the Company has undertaken various marketing programs from time to time over the last decade in order to extend the term of its deposit liabilities. In 1993, the Company introduced a new certificate of deposit program in an attempt to reduce deposit outflows and attract longer term deposits which were being lost as a result of the general decline in market rates of interest. This program offers two certificate products which have 4- and 5-year terms. At September 30, 1996, the Company had approximately $7.7 million in these two certificates.

   In the future, in managing its interest rate sensitivity, the Company intends to continue to stress the origination of ARMs, subject to market conditions, the purchase of adjustable-rate mortgage-backed securities and the maintenance of a relatively high level of short- term securities and other assets.

   Office of Thrift Supervision ("OTS") regulations provide a Net Portfolio Value ("NPV") approach to the quantification of interest rate risk. In essence, this approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance-sheet contracts arising from an assumed 200 basis point increase or decrease in interest rates (whichever results in the greater pro forma decrease in NPV). Under OTS regulations, an institution's "normal" level of interest rate risk in the event of this assumed change in interest rates is a decrease in the institution's NPV in an amount not to exceed 2% of the present value of its assets. Thrift institutions with greater than "normal" interest rate exposure must take a deduction from their total capital available to determine if they meet their risk-based capital requirement. The amount of that deduction is one- half of the difference between (a) the institution's actual calculated exposure to the 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets. Savings associations, such as First Federal, with less than $300 million in assets and a risk-based capital ratio in excess of 12% are exempt from this requirement unless the OTS determines otherwise. The OTS has postponed the implementation of the capital deduction component of this regulation until it completes its analysis of the methods of interest rate risk measurements proposed by the other banking regulators.

   Presented below, as of September 30, 1996, is an analysis of the Association's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 200 basis points and compared to Board policy limits. The table was prepared and furnished to the Association by the Office of Thrift Supervision. Assumptions used in calculating the amounts in this table were determined by the OTS (dollars in thousands):

                                                Net Portfolio Value
    Change in                                  At September 30, 1996
 interest rate       Board Limit      ----------------------------------------
 (Basis Points)       % Change        $ Amount       $ Change       % Change
 ---------------    -------------     ----------    -----------     ----------
+200                     -40%          $ 7,774       $ (3,745)         -33%
+100                     -25             9,785         (1,734)         -15
   0                     ---            11,519            ---          ---
-100                     -25            12,851          1,332          +12
-200                     -40            13,575          2,056          +18


   As indicated in the table above, management has structured its assets and liabilities to minimize its exposure to interest rate risk. In the event of a 200 basis point change in interest rates, the Association would experience an 18% increase in NPV in a declining rate environment and a 33% decrease in a rising rate environment. During periods of rising interest rates, the value of monetary assets and liabilities generally decline. Conversely, during periods of falling interest rates, the value of monetary assets and liabilities generally increase. However, the amount of change in value of specific assets and liabilities due to changes in interest rates is not the same in a rising interest rate environment as in a falling interest rate environment (i.e., as indicated above, the amount of value increase under a specific rate decline may not equal the amount of value decrease under an identical upward rate movement).

   Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARMs, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. As a result, the actual effect of changing interest rates may differ from that presented in the foregoing table.

ASSET QUALITY

   Total non-performing assets decreased to $614,000 at September 30, 1996 as compared to $789,000 at September 30, 1995. The ratio of non-performing assets to total assets at September 30, 1996 was .57% compared to .78% at September 30, 1995. Included in non-performing assets at September 30, 1996 were eighteen mortgage loans and four consumer loans totaling $576,000 and $26,000, respectively. Foreclosed real estate totaled $12,000 at September 30, 1996.

Management's Discussion and Analysis of Financial Condition and Results
of Operations
----------------------------------------------------------------------------
   In addition to the non-performing assets, as of September 30, 1996, there was also one $210,000 loan designated by the Company as "of concern", due to management's concerns regarding the ability of the borrower to comply with loan repayment terms. Management has taken into account its non-performing assets and other loans of concern in establishing its allowance for loan losses, which totaled $690,000 at September 30, 1996.

RESULTS OF OPERATIONS

   Average Balances, Interest Rates and Yields. The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and related yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                               Year Ended September 30,
                                 ------------------------------------------------------
                                                 1996                         1995
                                --------------------------------------    -------------
                                    Average       Interest                  Average
                                  Outstanding     Earned/      Yield/     Outstanding
                                    Balance         Paid        Rate        Balance
                                 -------------   ----------    --------   -------------
                                                 (Dollars in Thousands)
Interest-earning assets:
   Loans receivable (1)            $ 63,152      $5,190          8.22%      $58,628
   Mortgage-backed securities        29,510       1,930          6.54        29,191
   Investment securities              7,233         479          6.62         4,977
   FHLB stock                         1,103          70          6.38         1,028
   Interest-bearing deposits
     in other financial
     institutions                        --          --         --               --
   Federal funds sold                 1,434          79          5.53           650
   Other                                445          25          5.64           275
                                 -------------   ----------               -------------
     Total interest-earning
        assets                      102,877       7,773          7.56        94,749
                                 -------------   ----------               -------------
Interest-bearing liabilities:
   Demand and NOW deposits           18,765         762          4.06        13,508
   Savings deposits and
     certificates                    51,950       2,820          5.43        51,019
   FHLB advances                     19,133       1,087          5.68        17,275
                                 -------------   ----------               -------------
     Total interest-bearing
        liabilities                  89,848       4,669          5.20        81,802
                                 -------------   ----------               -------------
     Net interest income                         $3,104
                                                 ==========
     Net interest rate spread                                    2.36%
                                                               ========
     Net earning assets            $ 13,029                                 $12,947
                                 =============                            =============
     Net yield on average
        interest-earning
        assets                                                   3.02%
                                                               ========
     Average interest-earning
        assets to average
        interest-bearing
        liabilities                                 114.50%
                                                 ==========


                        (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                     1994
                                              -------------------------------------------------
                                  Interest                  Average       Interest
                                  Earned/      Yield/     Outstanding      Earned/      Yield/
                                    Paid        Rate        Balance         Paid         Rate
                                 ----------   --------    -------------   ----------   --------

Interest-earning assets:
   Loans receivable (1)            $4,804       8.19%       $57,497        $4,666        8.12%
   Mortgage-backed securities       1,939       6.64         22,981         1,272        5.54
   Investment securities              321       6.45          2,584           129        4.99
   FHLB stock                          61       5.93          1,022            66        6.46
   Interest-bearing deposits
     in other financial
     institutions                      --         --            103            11       10.68
   Federal funds sold                  44       6.77          3,142           137        4.36
   Other                               17       6.18            537            15        2.79
                                 ----------               -------------   ----------
     Total interest-earning
        assets                      7,186       7.58         87,866         6,296        7.17
                                 ----------               -------------   ----------
Interest-bearing liabilities:
   Demand and NOW deposits            408       3.02         17,997           494        2.74
   Savings deposits and
     certificates                   2,441       4.78         50,336         2,054        4.08
   FHLB advances                    1,004       5.81          7,142           309        4.33
                                 ----------               -------------   ----------
     Total interest-bearing
        liabilities                 3,853       4.71         75,475         2,857        3.79
                                 ----------               -------------   ----------
     Net interest income           $3,333                                  $3,439
                                 ==========                               ==========
     Net interest rate spread                   2.87%                                    3.38%
                                 ==========   ========                                 ========
     Net earning assets                                     $12,391
                                 ==========               =============
     Net yield on average
        interest-earning
        assets                                  3.52%                                    3.91%
                                 ==========   ========                                 ========
     Average interest-earning
        assets to average
        interest-bearing
        liabilities                115.83%                                 116.42%
                                 ==========                               ==========


(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

-------------------------------------------------------------------------------
Rate/Volume Analysis of Net Interest Income

The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest- earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                          Year Ended September 30,
                                              1996 vs. 1995                     1995 vs. 1994
                                     -------------------------------   -------------------------------
                                                 Increase                          Increase
                                                (Decrease)                        (Decrease)
                                                  Due to                            Due to
                                     -------------------------------   -------------------------------
                                                             Total                            Total
                                                           Increase                          Increase
                                       Volume     Rate    (Decrease)    Volume      Rate    (Decrease)
                                      --------   ------    ----------   --------   ------   ----------
                                                           (Dollars in Thousands)
Interest-earning assets:
   Loans receivable                     $372      $ 14       $ 386       $  92      $ 46      $ 138
   Mortgage-backed securities             21       (30)         (9)        384       283        667
   Investment securities                 149         9         158         146        46        192
   FHLB stock                              4         5           9          --        (5)        (5)
   Interest-bearing deposits in
     other financial institutions                                0         (11)       --        (11)
   Federal funds sold                     44        (9)         35        (144)       51        (93)
   Other                                  10        (2)          8         (10)       12          2
                                      --------   ------    ----------   --------   ------   ----------
     Total interest-earning assets       600       (13)        587         457       433        890
                                      --------   ------    ----------   --------   ------   ----------
Interest-bearing liabilities:
   Demand and NOW deposits               188       166         354        (132)       46        (86)
   Savings deposits and
     certificates                         45       334         379          28       359        387
   FHLB advances                         106       (23)         83         560       135        695
                                      --------   ------    ----------   --------   ------   ----------
     Total interest-bearing
        liabilities                     $339      $477         816       $ 456      $540        996
                                      ========   ======    ----------   ========   ======   ----------
Net interest income                                         $ (229)                           $(106)
                                                           ==========   ========   ======   ==========

   The following table sets forth the weighted average yields on the Company's interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates for the Company at the dates indicated. Non-accruing loans have been included in the table as carrying a zero yield.

                                                     At September 30,
                                             ---------------------------------
                                              1996         1995         1994
                                             -------      -------      -------
Weighted average yield on:
   Loans receivable                           7.78%        8.13%        8.00%
   Mortgage-backed securities                 6.53         6.97         6.19
   Investment securities                      6.68         7.61         5.51
   Federal funds sold                         5.48         5.57         4.23
   Other interest-earning assets              4.93         5.35         4.68
   Combined weighted average yield on
     interest-earning assets                  7.34         7.59         7.26
Weighted average rate paid on:
   Savings deposits and certificates          5.38         5.38         4.03
   Demand and NOW deposits                    4.03         3.78         2.70
   FHLB advances                              5.65         5.94         4.87
   Combined weighted average rate paid
     on interest-bearing liabilities          5.17         5.23         3.92
Spread                                        2.17         2.36         3.34


Management's Discussion and Analysis of Financial Condition and Results
of Operations
----------------------------------------------------------------------------

                             FINANCIAL CONDITION

   The Company's total assets increased $6.6 million, or 6.5%, from $101.9 million at September 30, 1995 to $108.5 million at September 30, 1996. This increase was primarily due to increases in net loans receivable of $7.3 million, premises and equipment of $200,000 and Federal Home Loan Bank stock of $200,000. These increases in assets, along with a reduction in advanced payments by borrowers for taxes and insurance of $600,000 were funded by increases in advances obtained from the Federal Home Loan Bank of Topeka of $5.5 million, savings deposits of $1.5 million and checks issued in excess of cash items of $500,000. Funding was also provided by decreases in mortgage-backed securities of $700,000, cash and cash equivalents of $400,000 and investment securities of $300,000.

   Total loans receivable increased $7.3 million from $60.4 million at September 30, 1995, to $67.7 million at September 30, 1996. Increased economic activity in the Company's lending area resulted in loan originations exceeding loan repayments. The loan portfolio is comprised primarily of first mortgage loans secured by one- to four-family residential real estate located in the Company's market area. The increase in one- to four-family mortgage loans consisted primarily of 15- and 30-year fixed-rate loans and, to a lesser extent, one-year adjustable rate mortgages and mortgage loans with a fixed rate for the first three years of the loan term that automatically convert to one-year adjustable rate loans during the fourth year.

   The allowance for loan losses totaled $690,000 at September 30, 1996 which was unchanged from the allowance for loan losses at September 30, 1995. The ratio of the allowance for loan losses as a percent of total loans decreased from 1.14% at September 30, 1995 to 1.02% at September 30, 1996,
due to the increase in total loans receivable at September 30, 1996. The allowance for loan losses as a percent of non-performing loans increased, however, from 94.91% at September 30, 1995 to 114.57% at September 30, 1996. At September 30,
1996, the Company's non-performing loans were comprised primarily of one- to four-family residential loans.

   The allowance for loan losses is determined based upon an evaluation of pertinent factors underlying the types and qualities of the Company's loans. Management considers such factors as the repayment status of a loan, the estimated net realizable value of the underlying collateral, the borrower's ability to repay the loan, current and anticipated economic conditions which might affect the borrower's ability to repay the loan and the Company's past statistical history concerning charge-offs.

   Total deposits increased $1.5 million from $67.9 million at September 30, 1995, to $69.4 million at September 30, 1996. Deposits increased in fiscal 1996 primarily as a result of the "Bulldog" certificate account developed in January 1995 and the "Platinum" money fund account introduced in May 1995. The "Bulldog" account offers interest rates from 25 to 50 basis points above the local market for a term of eighteen to thirty months. The "Platinum" money fund account offers tiered rates on a limited transaction account with the highest rate paid on balances of $50,000 and above. Management feels the "Bulldog" certificate and "Platinum" money fund provide an alternative to deposit customers looking to higher risk investments with higher yields than certificates of deposit and money market accounts.

   Total borrowed funds increased $5.5 million from $18.8 million at September 30, 1995 to $24.3 million at September 30, 1996. These short-term borrowings were utilized primarily to fund an increase in loan originations, as well as to invest in adjustable rate mortgage-backed securities. By investing borrowed funds in securities at a positive spread over the term of the borrowings, the Company is attempting to enhance its net interest income. Management believes that the Company, while exposed to an increase in interest rate risk with increasing rates, has sufficient assets repricing within one year or less to allow it to take on this additional interest rate risk.

   Total stockholders' equity decreased approximately $600,000 from $13.6 million at September 30, 1995 to $13.0 million at September 30, 1996. The decrease was primarily the result of the company's use of $1,207,000 to repurchase 62,923 shares of common stock, a decrease in unrealized gains on securities available for sale of $188,000, net of deferred taxes (primarily due to the sale of FHLMC stock which had been designated as available for sale at September 30, 1995, therefore, an unrealized gain of $150,000, net of applicable income

-----------------------------------------------------------------------------
taxes, had been recognized as a component of stockholders' equity at that date) and dividends of $214,000 paid to stockholders. These decreases were partially offset by the Company's net earnings from operations of $815,000, the repayment of employee stock ownership plan ("ESOP") debt of $73,000, a fair value adjustment of $60,000 on ESOP shares committed for release, the amortization of unearned stock compensation of $44,000 and common stock options exercised of $20,000.

  COMPARISON OF FISCAL YEARS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995

   General. Net earnings for the fiscal year ended September 30, 1996 were $815,000 as compared to $1,087,000 for the fiscal year ended September 30, 1995, a decrease of $272,000, or 25.0%. The decrease in net earnings was primarily due to a one-time pre-tax charge of $432,000, resulting in a net after tax reduction to earnings of $256,000. This one-time charge was the result of legislation enacted on September 30, 1996 which mandated a special assessment of 65.7 basis points on deposits of SAIF-insured institutions as of March 31, 1995, in order to recapitalize the Savings Association Insurance Fund. To a lesser extent, the decrease in net earnings was due to a decrease in net interest income of $229,000 and an increase in non-interest expenses, exclusive of the SAIF special assessment, of $132,000. These decreases to net earnings were partially offset by an increase in non-interest income of $315,000 and a decrease in income tax expense of $207,000.

   Net Interest Income. Net interest income decreased $229,000, or 6.87%, for the fiscal year ended September 30, 1996 as compared to the fiscal year ended September 30, 1995. This decrease was due primarily to an increase in interest expense of $816,000, or 21.2%, offset partially by an increase in interest income of $587,000, or 8.2%. Interest expense increased primarily due to a 49 basis point increase in the average rate paid on interest-bearing liabilities and, to a lesser extent, an $8.0 million increase in the average balance of interest-bearing liabilities. Interest income increased primarily due to an $8.1 million increase in the average balance of interest-earning assets, partially offset by a 2 basis point decrease in yield on interest-earning assets.

   Interest Income. Interest income for the fiscal year ended September 30, 1996, increased to $7.8 million from $7.2 million for the fiscal year ended September 30, 1995. This increase resulted primarily from an $8.1 million increase in the average outstanding balance of interest-earning assets (due to the increase in the average balance of loans receivable and investment securities financed with borrowings from the Federal Home Loan Bank of Topeka and increased savings deposits) during the fiscal year ended September 30, 1996, as compared to the fiscal year ended September 30, 1995. These increases were partially offset by a decrease in the average yield on interest-earning assets. The average yield on interest-earning assets decreased 2 basis points to 7.56% during fiscal 1996, from 7.58% during fiscal 1995. This decrease was caused primarily by a decrease in yield on the Company's mortgage-backed securities portfolio from 6.64% to 6.54% A portion of the Company's adjustable rate mortgage-backed securities adjusted downward due to decreases in market rates and lower yielding current rate mortgage-backed securities were purchased during the fiscal year.

   Interest Expense. Interest expense for the fiscal year ended September 30, 1996, increased by $800,000 to $4.7 million as compared to $3.9 million for the fiscal year ended September 30, 1995. This increase was primarily the result of a 49 basis point increase in average interest rates paid on interest-bearing liabilities, caused by higher rates paid on new deposit products developed in fiscal 1995 and an increase in rates paid on maturing certificates, as rates paid on certificates of deposit increased during the terms of the maturing certificates. To a lesser extent, the increase in interest expense was due to an $8.0 million increase in the average outstanding balance of interest-bearing liabilities during the fiscal year ended September 30, 1996 as compared to the fiscal year ended September 30, 1995. This increase in interest-bearing liabilities was primarily the result of a $6.2 million increase in the average outstanding balance of deposits due primarily to the "Platinum" money fund account introduced in May 1995. The "Platinum" money fund account is a limited transaction account which offers tiered rates with the highest rate paid on balances of $50,000 and above. To a lesser extent, the increase was due to a $1.9 million increase in the average outstanding amount of advances obtained from the Federal Home Loan Bank of Topeka. The advances were used by the Company to invest in loans receivable and mortgage-backed securities at a positive spread over the term of the advances.

   Provision for Loan Losses. There was no provision for losses on loans for the fiscal years ended September 30, 1996 and September 30, 1995. Management determined that additional provisions were not necessary based upon their analysis of the established allowance and review of the composition of the loan portfolio. The Company will continue to monitor its allowance for loan losses and make future additions to the allowance through the provision for loan losses as economic and regulatory conditions dictate. However, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, the Company's determinations as to the amount of the allowance for loan losses are subject to review by the regulatory agencies which can order the establishment of additional general or specific allowances.

Management's Discussion and Analysis of Financial Condition and Results
of Operations
----------------------------------------------------------------------------
   Non-interest Income. Non-interest income increased $315,000 to $582,000 during the fiscal year ended September 30, 1996 as compared to $267,000 for the fiscal year ended September 30, 1995. The increase was primarily due to a non-recurring $251,000 gain on the sale of FHLMC stock which was recognized in the fiscal year ended September 30, 1996, with no gains on the sale of securities recognized in the fiscal year ended September 30, 1995. Recurring non-interest income generally consists of servicing fees as well as deposit and other types of fees. Non-interest income levels are anticipated to remain stable in the future due to the small number of checking accounts held by the Company.

   Non-interest Expense. Total non-interest expense increased to $2,384,000 for the fiscal year ended September 30, 1996 from $1,820,000 for the fiscal year ended September 30, 1995, an increase of $564,000, or 31.0%. The increase was primarily due to a one- time pre-tax charge of $432,000, related to a special assessment of 65.7 basis points on deposits of SAIF-insured institutions as of March 31, 1995, in order to recapitalize the Savings Association Insurance Fund. As a result of the recapitalization of the Savings Association Insurance Fund, the Company expects its deposit insurance premium to be reduced from its current level in future periods. To a lesser extent, the increase was due to increases in compensation and employee benefits of $65,000, other expenses of $37,000, occupancy and equipment of $12,000, and data processing fees of $10,000. The increase in compensation expense was primarily due to annual increases in salaries and bonuses and expense associated with the Company's ESOP due to the increase in the Company's stock price.

   Income Tax Expense. Income tax expense was $487,000 for the fiscal year ended September 30, 1996 compared to $694,000 for the fiscal year ended September 30, 1995, a decrease of $207,000. The decrease was primarily the result of a decrease in pretax income. The Company's effective tax rates were 37.4% and 39.0% for the fiscal years ended September 30, 1996 and September 30, 1995, respectively. The decrease in the effective tax rates during fiscal 1996 was due primarily to a state tax credit received by the Company due to a charitable contribution to a non-profit organization.

  COMPARISON OF FISCAL YEARS ENDED SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994

   General. Net earnings for the fiscal year ended September 30, 1995 were $1,087,000 as compared to $1,448,000 for the fiscal year ended September 30, 1994, resulting in a decrease of $361,000, or 24.9%. The decrease in net earnings was primarily due to the recognition of a $241,000 one-time gain resulting from the cumulative effect of a change in accounting principle recognized in the fiscal year ended September 30, 1994, with no similar activity in the fiscal year ended September 30, 1995. Net earnings before the cumulative effect of change in accounting principle for the fiscal year ended September 30, 1995 decreased to $1,087,000 from $1,207,000 for the fiscal year ended September 30, 1994, a decrease of $120,000, or 9.9%. This decrease was primarily due to decreases in net interest income of $106,000, a decrease in non-interest income of $12,000, and an increase in non-interest expenses of $104,000. These decreases to net earnings were partially offset by a decrease in provision for loan losses of $45,000 and a decrease in income tax expense of $56,000.

   Net Interest Income. Net interest income decreased $106,000, or 3.08%, for the fiscal year ended September 30, 1995 as compared to the fiscal year ended September 30, 1994. This decrease was due primarily to an increase in interest expense of $996,000, or 34.9%, offset partially by an increase in interest income of $890,000, or 14.1%. Interest expense increased primarily due to a 92 basis point increase in the average rate paid on interest-bearing liabilities and, to a lesser extent, a $6.3 million increase in the average balance of interest-bearing liabilities. Interest income increased primarily due to a $6.9 million increase in the average balance of interest-earning assets and, to a lesser extent, a 41 basis point increase in yield on interest-earning assets.

   Interest Income. Interest income for the fiscal year ended September 30, 1995, increased to $7.2 million from $6.3 million for the fiscal year ended September 30, 1994. This increase resulted primarily from a $6.9 million increase in the average outstanding balance of interest-earning assets (due to the increase in the average balance of mortgage-backed securities financed with borrowings from the FHLB) during the fiscal year ended September 30, 1995, as compared to the fiscal year ended September 30, 1994. To a lesser extent, the increase was due to an increase in the average yield on interest-earning assets. The average yield on interest-earning assets increased 41 basis points to 7.58% at September 30, 1995, from 7.17% at September 30, 1994. This increase was caused primarily by an increase in yield on the Company's mortgage-backed securities portfolio from 5.54% to 6.64% due to a decision made by the Company to purchase $10.0 million in mortgage-backed securities in an effort to increase net interest income, increase assets, and better utilize capital. To a lesser extent, the increase in yield was due to an increase in the loan portfolio yield from 8.12% to 8.19% and the investment securities portfolio yield from 4.99% to 6.45% for the fiscal year ended September 30, 1995, as compared to the same period in fiscal 1994. A portion of the Company's adjustable rate loans adjusted upward in response to increases in market rates and higher yielding investment securities were purchased during the fiscal year.

   Interest Expense. Interest expense for the fiscal year ended September 30, 1995, increased by $1.0 million to $3.9 million as compared to $2.9 million for the fiscal year ended September 30, 1994. This increase was primarily the result of a 92 basis point increase in average interest rates paid on interest-bearing liabilities, caused by increases in market interest rates and higher rates paid on new deposit products developed in fiscal 1995. To a lesser extent, the increase in interest expense was due to a $6.3 million increase in the average outstanding balance of interest-bearing liabilities during the fiscal year ended September 30, 1995 as compared to the fiscal year ended

------------------------------------------------------------------------------
September 30, 1994. This increase in interest-bearing liabilities was primarily the result of a $10.1 million increase in the average outstanding balance of advances obtained from the Federal Home Loan Bank of Topeka. The advances were used by the Company to invest in mortgage-backed securities at a positive spread over the term of the advances. The increase in FHLB advances was partially offset by a $3.8 million decrease in the average balance of deposits, due to outflow of deposits resulting from depositors seeking higher risk investments offered by non-financial institutions with higher yields than certificates of deposit.

   Provision for Loan Losses. There was no provision for losses on loans for the fiscal year ended September 30, 1995, as compared to $45,000 for the fiscal year ended September 30, 1994, a decrease of $45,000, or 100.0%. Management determined that additional provisions were not necessary based upon their analysis of the established allowance and review of the composition of the loan portfolio. The Company will continue to monitor its allowance for loan losses and make future additions to the allowance through the provision for loan losses as economic and regulatory conditions dictate. However, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, the Company's determinations as to the amount of the allowance for loan losses are subject to review by the regulatory agencies which can order the establishment of additional general or specific allowances.

   Non-interest Income. Non-interest income increased $70,000 to $267,000 during the fiscal year ended September 30, 1995 as compared to $197,000 for the fiscal year ended September 30, 1994. The increase was primarily due to an increase in the income from real estate operations of $82,000 due to gains on sale of real estate owned. Recurring non-interest income generally consists of servicing fees as well as deposit and other types of fees. Non-interest income levels are anticipated to remain stable in the future due to the small number of checking accounts held by the Company.

   Non-interest Expense. Total non-interest expense increased to $1,820,000 for the fiscal year ended September 30, 1995 from $1,634,000 for the fiscal year ended September 30, 1994, an increase of $186,000, or 11.4%. The increase was primarily due to an increase in compensation and employee benefits of $167,000, an increase in other expenses of $50,000 due to an increase in advertising expense, and an increase in occupancy and equipment of $5,000. These increases were partially offset by a decrease in federal deposit insurance premiums of $40,000 due to the reduction in the average outstanding balance of deposits. The increase in compensation expense was primar- ily due to the addition of two new employees (one being a loan officer with expertise in FHA and VA lending), annual increases in salaries and bonuses, and the adoption of SOP 93-6 on accounting for ESOP shares which was adopted by the Company on October 1, 1994.

   Income Tax Expense. Income tax expense was $694,000 for the fiscal year ended September 30, 1995 compared to $750,000 for the fiscal year ended September 30, 1994, a decrease of $56,000. The Company's effective tax rates were 39.0% and 38.3% for the fiscal years ended September 30, 1995 and September 30, 1994, respectively.

LIQUIDITY AND CAPITAL RESOURCES

   The OTS requires minimum levels of liquid assets. OTS regulations presently require First Federal to maintain an average daily balance of liquid assets (United States Treasury, federal agency, and other investments having maturities of five years or less) equal to at least 5.0% of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Such requirements may be changed from time to time by OTS to reflect changing economic conditions. Such investments are intended to provide a source of relatively liquid funds upon which First Federal may rely if necessary to fund deposit withdrawals and other short-term funding needs. First Federal's regulatory liquidity at September 30, 1996 was 8.01%. First Federal normally attempts to maintain liquidity between 7% and 9%. In addition to the regulatory liquidity requirement, the Association is required to maintain short-term liquid assets, as defined, equal to 1.0% of the average sum of net withdrawable deposits and other liabilities, as defined. First Federal's short-term liquidity ratio at September 30, 1996 was 2.70%.

   The Company's primary sources of funds consist of deposits and loan and mortgage-backed securities repayments. Other potential sources of funds available include borrowings from the Federal Home Loan Bank ("FHLB") of Topeka. The Company uses its liquid resources principally to meet on-going commitments, to fund maturing certificates of deposit and deposit withdrawals, to invest, to fund existing and future loan commitments, to maintain liquidity, and to meet operating expenses. Management believes that loan repayments and other sources of funds will be adequate to meet the Company's foreseeable liquidity needs.

   The Company's primary investing activity is the origination of mortgage loans and the purchase of mortgage-backed and other securities. At September 30, 1996, mortgage loans and mortgage-backed securities accounted for 88.8% of the Company's total assets. The Company has been able to generate sufficient cash through the retail deposit market, its traditional funding source, and through short- term borrowings, to provide the cash utilized in investing activities. A $9.0 million line of credit has also been established with the FHLB of Topeka, which is scheduled to mature on February 7, 1997. The line of credit is subject to various conditions, including the pledging of acceptable collateral. The primary purpose of the line of credit is to serve as a back-up liquidity facility for the Company, however, the Company may from time to time utilize the line of credit to purchase investment securities and fund other commitments.

Management's Discussion and Analysis of Financial Condition and Results
of Operations
----------------------------------------------------------------------------
   Liquidity management is both a daily and long-term responsibility of management. The Company adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-bearing deposits, and (iv) the objectives of its asset/liability management program. Excess liquidity is invested generally in interest-bearing overnight deposits and other short-term government and agency obligations. If the Company requires additional funds, beyond its internal ability to generate, it has additional borrowing capacity with the FHLB of Topeka.

   The Company anticipates that it will have sufficient funds available to meet current loan commitments. At September 30, 1996, the Company had outstanding commitments to extend credit which amounted to $264,000. The Company is not aware of any trends, events or uncertainties which will have or that are reasonably likely to have a material effect on the Company's liquidity, capital resources or operations.

   Certificates of deposit scheduled to mature in one year or less at September 30, 1996 totaled approximately $31.0 million. Management believes that a significant portion of such deposits will remain with the Company. There can be no assurance, however, that the Company can retain all such deposits. At September 30, 1996, the Company had $24.3 million in advances from the FHLB of Topeka.

   The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), among other things, mandated the adoption of new minimum capital requirements that are no less stringent than the minimum capital requirements for national banks. These minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests: the tangible capital requirement, the core capital requirement, and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as retained earnings less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus supervisory goodwill) equal to 3.0% of assets. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances (less a specified percentage of certain equity investments) equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Association multiplies the book value of each asset on its balance sheet by a defined risk-weighting factor (e.g., one- to four-family residential loans carry a risk-weighted factor of 50%). Management has reviewed these capital standards and determined that the Association is in compliance with each of the three requirements. As of September 30, 1996, the Association's tangible capital, core capital, and risk-based capital of $10.5 million, $10.5 million, and $11.1 million exceeded the applicable minimum requirements by $8.9 million, $7.3 million, and $7.4 million, respectively.

   The following table sets forth the Association's compliance with such requirements at September 30, 1996.

                                                  Association capital level
                        OTS requirement             at September 30, 1996
                     ---------------------   -----------------------------------
                        % of                   % of                    Amount
Capital standard       Assets     Amount      Assets      Amount      of Excess
                      --------   ---------    --------   ---------   -----------
                                        (Dollars in Thousands)
Tangible capital        1.50%     $1,602        9.87%    $10,542       $8,940
Core capital (1)        3.00       3,204        9.87      10,542        7,338
Risk-based capital      8.00       3,746       23.77      11,129        7,383


(1) Based on current core capital requirement of 3%.

   See Note L of Notes to Consolidated Financial Statements for additional information.

   Management has reviewed the restriction in FIRREA relating to loans to one borrower, qualification as a qualified thrift lender, and other restrictions on lending and investment, and has determined that, based on the Association's capital position and lending and investment policies, these restrictions have not had a material impact on the Association's operations.

IMPACT OF INFLATION AND CHANGING PRICES

   The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation.

   Unlike most industrial companies, virtually all of the assets and liabilities of First Federal are monetary in nature. As a result, interest rates have a more significant impact on the Association's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. In the present interest rate environment, the liquidity, maturity structure, and quality of First Federal's assets and liabilities are important factors in the maintenance of acceptable performance levels.

------------------------------------------------------------------------------
EFFECT OF NEW ACCOUNTING STANDARDS

   Recent pronouncements by the Financial Accounting Standards Board ("FASB") will have an impact on financial statements issued in subsequent periods. Set forth below are summaries of such pronouncements.

   Several new accounting standards have been issued by the FASB that will apply for the Company's consolidated financial statements for the year ending September 30, 1997. SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of," requires a review of long-term assets for impairment of recorded value and resulting write-downs if the value is impaired. SFAS No. 122, "Accounting for Mortgage Servicing Rights," requires recognition of an asset when servicing rights are retained on in-house originated loans that are sold. SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, entities to use a "fair value based method" to account for stock-based compensation plans. If the fair value accounting is not adopted, entities must disclose the pro forma effect on net income and on earnings per share had the accounting been adopted. SFAS No. 125, "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities," provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and requires a consistent application of a financial- components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred and derecognizes liabilities when extinguished. SFAS No. 125 also supersedes SFAS No. 122, and requires that servicing assets and liabilities be subsequently measured by amortization in proportion to and over the period of estimated net servicing income or loss and requires assessment for asset impairment or increases obligation based on their fair values. SFAS No. 125 applies to transfers and extinguishments occurring after December 31, 1996, and early or retroactive application is not permitted.

   These statements are not expected to have a material effect on the Company's consolidated financial position or results of operation.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
-----------------------------------------------------------------------------

                                                        [LOGO]
Board of Directors
First Independence Corporation and Subsidiary

We have audited the accompanying consolidated balance sheets of First Independence Corporation and Subsidiary as of September 30, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Independence Corporation and Subsidiary as of September 30, 1996 and 1995, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with generally accepted accounting principles.

As more fully explained in Note A3 to the consolidated financial statements the Corporation changed its method of accounting for certain investment and mortgage-backed securities during the year ended September 30, 1995.

                                              Grant Thornton LLP

       Wichita, Kansas
       October 24, 1996

First Independent Corporation and Subsidiary
CONSOLIDATED BALANCED SHEETS
------------------------------------------------------------------------------
September 30,

                                                                                                    1996              1995
                                                                                               ---------------   ---------------
Cash and due from banks                                                                         $    753,134      $    369,632
Federal funds sold                                                                                   400,000         1,300,000
Other interest-bearing deposits                                                                      610,295           444,993
                                                                                               ---------------   ---------------
          Cash and cash equivalents                                                                1,763,429         2,114,625
Investment securities held to maturity (estimated fair value of $1,970,980 in 1996 and
   $1,006,840 in 1995)                                                                             2,000,000         1,000,000
Investment securities available for sale                                                           5,235,073         6,524,956
Mortgage-backed securities held to maturity (estimated fair value of $27,873,630 in 1996
   and $28,416,954 in 1995)                                                                       28,039,314        28,593,826
Mortgage-backed securities available for sale                                                        659,207           832,700
Loans receivable, net                                                                             67,682,920        60,369,956
Premises and equipment, net                                                                          910,813           663,463
Federal Home Loan Bank stock, at cost                                                              1,239,500         1,040,000
Accrued interest receivable                                                                          667,920           618,438
Real estate acquired through foreclosure                                                              11,845            62,020
Deferred income taxes                                                                                173,904            19,987
Other                                                                                                155,304            64,044
                                                                                               ---------------   ---------------
                                                                                                $108,539,229      $101,904,015
                                                                                               ===============   ===============
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                                        $ 69,356,422      $ 67,926,628
Advances from borrowers for taxes and insurance                                                      678,072         1,242,941
Checks issued in excess of cash items                                                                492,627                --
Advances from Federal Home Loan Bank                                                              24,300,000        18,800,000
Income taxes payable                                                                                      --            36,855
Accrued expenses and other                                                                           709,599           297,656
                                                                                               ---------------   ---------------
          Total liabilities                                                                       95,536,720        88,304,080
Stockholders' equity
     Preferred stock, $.01 par value, 500,000 shares authorized; none issued                              --                --
     Common stock, $.01 par value, 2,500,000 shares authorized; 749,196 shares issued                  7,492             7,492
     Additional paid-in capital                                                                    7,053,143         6,998,314
     Retained earnings - substantially restricted                                                  8,960,098         8,358,681
     Unrealized gain (loss) on securities available for sale, net of related taxes                   (11,293)          176,580
     Required contributions for shares acquired by Employee Stock Ownership Plan (ESOP)             (290,949)         (363,686)
     Unearned stock compensation - recognition and retention plan (RRP)                              (87,278)         (130,922)
     Treasury stock, 165,775 shares in 1996 and 104,852 shares in 1995 - at cost                  (2,628,704)       (1,446,524)
                                                                                               ---------------   ---------------
          Total stockholders' equity                                                              13,002,509        13,599,935
                                                                                               ---------------   ---------------
                                                                                                $108,539,229      $101,904,015
                                                                                               ===============   ===============


The accompanying notes are an integral part of these statements.

First Independent Corporation and Subsidiary
CONSOLIDATED STATEMENTS OF EARNINGS
------------------------------------------------------------------------------

Year ended September 30,

                                                  1996               1995
                                               ------------      -------------
Interest income
     Loans                                    $5,189,361        $4,804,423
     Mortgage-backed securities                1,929,927         1,939,066
     Investment securities                       478,990           321,230
     Interest-bearing deposits and other         174,825           121,409
                                               ------------      -------------
          Total interest income                7,773,103         7,186,128
Interest expense
     Deposits                                  3,581,799         2,849,036
     Borrowed funds                            1,087,249         1,003,632
                                               ------------      -------------
          Total interest expense               4,669,048         3,852,668
                                               ------------      -------------
Net interest income                            3,104,055         3,333,460
Other income
     Gain on sale of investment
        securities                               250,945                --
     Service charges                             178,949           140,714
     Real estate operations                       94,199            62,757
     Other                                        58,292            63,495
                                               ------------      -------------
                                                 582,385           266,966
General, administrative and other
   expense
     Employee compensation and benefits        1,093,509         1,028,819
     Federal deposit insurance premiums          591,677           151,080
     Occupancy and equipment                     131,172           119,103
     Data processing fees                        138,659           129,269
     Other operating                             429,304           391,664
                                               ------------      -------------
                                               2,384,321         1,819,935
                                               ------------      -------------
Earnings before income taxes                   1,302,119         1,780,491
Income tax expense                               486,826           693,825
                                               ------------      -------------
          NET EARNINGS                        $  815,293        $1,086,666
                                              =============      =============
Earnings per share
     Primary                                  $     1.37        $     1.69
     Fully diluted                            $     1.37        $     1.67

The accompanying notes are an integral part of these statements.

First Independent Corporation and Subsidiary
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------

Years ended September 30, 1996 and 1995

                                                                                     Unrealized
                                                                                        gain
                                                                                      (loss) on
                                                                                     securities
                                                     Additional                       available
                                         Common        paid-in         Retained       for sale,
                                          stock        capital         earnings          net
                                        ---------   -------------    -------------   ------------
Balance at October 1, 1994               $7,492      $6,967,859       $7,442,782      $      --

Net earnings for the year                    --              --        1,086,666             --
Cash dividends of $.275 per share            --              --         (170,767)            --
Common stock options exercised               --          (5,250)              --             --
Unrealized gain on securities
  available for sale upon adoption of
  SFAS No. 115                               --              --               --         41,382
Appreciation of securities available
  for sale                                   --              --               --        135,198
ESOP loan repayments                         --              --               --             --
Fair value adjustment on ESOP shares
  committed for release                      --          35,705               --             --
Amortization of unearned stock
  compensation                               --              --               --             --
Purchase of 69,393 shares of
  treasury stock                             --              --               --             --
                                        ---------   -------------    -------------   ------------
Balance at September 30, 1995             7,492       6,998,314        8,358,681        176,580
Net earnings for the year                    --              --          815,293             --
Cash dividends of $.375 per share            --              --         (213,876)            --
Common stock options exercised               --          (5,250)              --             --
Depreciation of securities available
  for sale                                   --              --               --       (187,873)
ESOP loan repayments                         --              --               --             --
Fair value adjustment on ESOP shares
  committed for release                      --          60,079               --             --
Amortization of unearned stock
  compensation                               --              --               --             --
Purchase of 62,923 shares of
  treasury stock                             --              --               --             --
                                        ---------   -------------    -------------   ------------
Balance at September 30, 1996            $7,492      $7,053,143       $8,960,098      $  (11,293)
                                        =========   =============    =============   ============


                     (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                          Required
                                          contri-
                                          butions         Unearned
                                         for shares        stock
                                          acquired        compen-           Treasury
                                          by ESOP       sation - RRP         stock             Total
                                        ------------   --------------    ---------------   --------------
Balance at October 1, 1994               $(436,423)      $(174,566)       $  (456,518)      $13,350,626

Net earnings for the year                       --              --                 --         1,086,666
Cash dividends of $.275 per share               --              --                 --          (170,767)
Common stock options exercised                  --              --             25,250            20,000
Unrealized gain on securities
  available for sale upon adoption of
  SFAS No. 115                                  --              --                 --            41,382
Appreciation of securities available
  for sale                                      --              --                 --           135,198
ESOP loan repayments                        72,737              --                 --            72,737
Fair value adjustment on ESOP shares
  committed for release                         --              --                 --            35,705
Amortization of unearned stock
  compensation                                  --          43,644                 --            43,644
Purchase of 69,393 shares of
  treasury stock                                --              --         (1,015,256)       (1,015,256)
                                        ------------   --------------    ---------------   --------------
Balance at September 30, 1995             (363,686)       (130,922)        (1,446,524)       13,599,935
Net earnings for the year                       --              --                 --           815,293
Cash dividends of $.375 per share               --              --                 --          (213,876)
Common stock options exercised                  --              --             25,250            20,000
Depreciation of securities available
  for sale                                      --              --                 --          (187,873)
ESOP loan repayments                        72,737              --                 --            72,737
Fair value adjustment on ESOP shares
  committed for release                         --              --                 --            60,079
Amortization of unearned stock
  compensation                                  --          43,644                 --            43,644
Purchase of 62,923 shares of
  treasury stock                                --              --         (1,207,430)       (1,207,430)
                                        ------------   --------------    ---------------   --------------
Balance at September 30, 1996            $(290,949)      $ (87,278)      $ (2,628,704)      $13,002,509
                                        ============   ==============    ===============   ==============


The accompanying notes are an integral part of this statement.

First Independent Corporation and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------

Year ended September 30,

                                                                                          1996            1995
                                                                                     --------------   -------------
Cash flows from operating activities
     Net earnings                                                                     $    815,293     $ 1,086,666
     Adjustments to reconcile net earnings to net cash provided by operating activities
          Depreciation                                                                      55,895          47,218
          Amortization of premiums and discounts on investments and
             mortgage-backed securities                                                    106,967          20,918
          Gain on sale of investment securities                                           (250,945)             --
          Amortization of deferred loan origination fees                                   (64,119)        (48,514)
          Amortization of expense related to employee benefit plans                        176,460         152,086
          Gain on sale of real estate acquired through foreclosure                        (111,956)        (66,014)
          Deferred income taxes                                                            (38,769)        (48,486)
          Other                                                                              3,402              --
          Increase (decrease) in cash due to changes in
             Accrued interest receivable                                                   (49,482)        (68,852)
             Other assets                                                                   (4,829)          2,243
             Accrued expenses and other liabilities                                        503,251          43,100
             Income taxes payable                                                         (123,286)        (28,495)
                                                                                     --------------   -------------
               Net cash provided by operating activities                                 1,017,882       1,091,870
Cash flows from investing activities
     Proceeds from sale of available for sale securities                                   263,145              --
     Proceeds from maturities and repayment of securities
          Available for sale                                                             3,167,307       2,145,255
          Held to maturity                                                               5,236,916       3,040,819
     Purchase of securities
          Available for sale                                                            (2,217,489)     (3,958,217)
          Held to maturity                                                              (5,790,535)     (4,059,060)
Net increase in loans                                                                   (7,215,690)     (3,161,504)
Capital expenditures                                                                      (308,867)       (249,418)
Proceeds from sale of real estate acquired through foreclosure                              37,669         104,736
Other                                                                                        2,219              --
                                                                                     --------------   -------------
          Net cash used in investing activities                                         (6,825,325)     (6,137,389)
Cash flows from financing activities
     Net increase in deposits                                                         $  1,429,794     $ 3,542,315
     Net decrease in advances from borrowers for taxes and insurance                      (564,868)        (31,068)
     Checks issued in excess of cash items                                                 492,627              --
     Advances from Federal Home Loan Bank                                               20,900,000      12,200,000
     Repayment of Federal Home Loan Bank advances                                      (15,400,000)     (8,800,000)
     Cash dividends paid                                                                  (213,876)       (170,767)
     Purchase of treasury stock                                                         (1,207,430)     (1,015,256)
     Stock options exercised                                                                20,000          20,000
                                                                                     --------------   -------------
          Net cash provided by financing activities                                      5,456,247       5,745,224
                                                                                     --------------   -------------
Net increase (decrease) in cash and cash equivalents                                      (351,196)        699,705
Cash and cash equivalents at beginning of year                                           2,114,625       1,414,920
                                                                                     --------------   -------------
Cash and cash equivalents at end of year                                              $  1,763,429     $ 2,114,625
                                                                                     ==============   =============
Supplemental disclosures of cash flow information
     Cash paid during the year for
          Income taxes                                                                $    648,881     $   770,806
          Interest                                                                       4,669,113       3,820,508
     Noncash investing and financing activities
          Transfer from loans to real estate acquired through foreclosure                   11,845          58,951
          Issuance of loans receivable in connection with the sale of real estate
             acquired through foreclosure                                                   45,000         353,802


The accompanying notes are an integral part of these statements.

First Independent Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------
September 30, 1996 and 1995

NOTE A -- SUMMARY OF ACCOUNTING POLICIES

   First Independence Corporation (the "Corporation") is a savings and loan holding company whose activities are primarily limited to holding the stock of First Federal Savings and Loan Association of Independence (the "Association"). Future references to the Corporation or the Association are utilized herein as the context requires. The Association conducts a general banking business in southeastern Kansas which consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer and nonresidential purposes and the purchase of investment and mortgage-backed securities. The Association's profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) and the interest expense paid on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Association can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

   The consolidated financial information presented herein has been prepared in accordance with generally accepted accounting principles (GAAP) and general accounting practices within the financial services industry. In preparing consolidated financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

   The following is a summary of the Corporation's significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements.

   1. Principles of consolidation
  The consolidated financial statements include the accounts of First Independence Corporation and its wholly-owned subsidiary, First Federal Savings and Loan Association of Independence. All significant intercompany balances and transactions have been eliminated.

   2. Cash equivalents
  For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks, federal funds sold and other overnight deposits.

   3. Investment securities and mortgage-backed securities
  Investment securities and mortgage-backed securities are accounted for in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No.
115). SFAS No. 115 requires such investments to be classified in three categories and accounted for as follows: (a) debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost, (b) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings and (c) debt and equity securities not classified as either held to maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity.

   The Company adopted the provisions of SFAS No. 115 as of October 1, 1994. In connection with the adoption of SFAS No. 115, the Company transferred $4,245,386 of investment securities and $994,083 of mortgage-backed securities from the held to maturity category to the available for sale category. Investment securities available for sale were increased by $118,235 and mortgage-backed securities available for sale were decreased by $51,490, reflecting the unrealized gains and losses on these securities. Such unrealized gains and losses, net of applicable deferred income taxes of $25,363, resulted in an increase to stockholders' equity of $41,382. The Company does not have any securities that are held in a trading portfolio under SFAS No. 115.

   Premiums and discounts on investment securities are amortized to operations over the term of the security using the level yield method. Premiums and discounts on mortgage-backed securities are amortized and accreted to operations using the level yield method over the estimated life of the underlying loans collateralizing the securities. Gains and losses on the sale of securities designated as available for sale are recorded using the specific identification method.

   4. Loans receivable
  Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance, adjusted for any charge-offs, the allowance for loan losses, unearned discounts and net deferred loan origination fees. The allowance for loan losses is increased by charges to operations and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Association's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and current economic conditions.

First Independent Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
------------------------------------------------------------------------------
September 30, 1996 and 1995


   Specific reserves are established for any impaired nonresidential loan for which the recorded investment in the loan exceeds the measured value of the loan. Loans subject to impairment valuation are defined as nonaccrual loans or any other loan where it is probable that all amounts due according to the contractual terms will not be collected, exclusive of smaller balance homogenous loans such as home equity, consumer and 1-4 family residential real estate loans. The values of loans subject to impairment valuation are determined based on the present value of expected future cash flows, the market price of the loans, or the fair values of the underlying collateral if the loan is collateral dependent.

   Uncollectible interest on loans that are contractually past due is charged off or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued. Income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status. If the collection of principal in whole or in part is in doubt, all payments received on nonaccrual loans are credited to principal until such doubt is eliminated.

   5. Loan origination fees and related costs
  Loan origination fees received, net of certain direct origination costs are deferred on a loan-by-loan basis and amortized to interest income using the interest method, giving effect to actual loan prepayments. Loan origination costs are considered to be direct costs attributable to originating a loan.

   6. Real estate acquired through foreclosure
  Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in real estate operations.

   7. Premises and equipment
  Premises and equipment are carried at cost less accumulated depreciation. Depreciation is included in occupancy and equipment expense and is provided by the straight-line method over the following estimated useful lives:

                                                                       Years
                                                                       -------
Building                                                                8-50
Furniture, fixtures and equipment                                       5-20
Automobiles                                                                5

   The costs of maintenance and repairs are charged to operations as incurred. The costs of significant additions, renewals and betterments to depreciable properties are capitalized and depreciated over the remaining or extended estimated useful lives of the properties. Gains and losses on disposition of property and equipment are included in operations.

   8. Employee stock ownership plan
  The Corporation sponsors a leveraged employee stock ownership plan (ESOP). The ESOP holds company stock which serves as collateral for the ESOP debt. As shares are released from collateral, the Corporation reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings-per-share ("EPS") computations. Dividends on released and allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as compensation cost.

   9. Income taxes
  First Independence Corporation and its subsidiary file a consolidated federal income tax return. Deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax basis of assets and liabilities. Deferred tax assets or liabilities at the end of each period are determined using the currently enacted tax rate expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be settled or realized.

   10. Earnings per share
  Primary earnings per share is based upon the weighted average shares outstanding during the year including those stock options that are dilutive. Weighted average common shares deemed outstanding totaled 594,793 and 643,579 for the years ended September 30, 1996 and 1995, respectively.

   Fully-diluted earnings per share assumes the exercise of all outstanding stock options at the beginning of the respective fiscal period and subsequent reinvestment of the cash proceeds in the Company's common shares at either the closing price or weighted average market price of the common stock for the fiscal year, whichever is greater. Fully diluted earnings per share for the years ended September 30, 1996 and 1995 are based on 595,686 and 651,959 weighted-average shares outstanding, respectively.

------------------------------------------------------------------------------

   Common shares outstanding exclude unallocated and uncommitted shares held by the ESOP trust.

NOTE B -- INVESTMENT SECURITIES

   The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities are as follows:

                                                               September 30, 1996
                                          ------------------------------------------------------------
                                                             Gross           Gross        Estimated
                                            Amortized      unrealized     unrealized         fair
        Held to maturity                      cost           gains          losses          value
 --------------------------------------   -------------   ------------    ------------   -------------
U.S. Government agency obligations         $2,000,000       $      --       $29,020       $1,970,980
                                          =============   ============    ============   =============
   Available for sale
Intermediate term liquidity portfolio      $  308,102       $      --       $   579       $  307,523
U.S. Government and agency obligations      4,934,938          29,016        36,404        4,927,550
                                          -------------   ------------    ------------   -------------
                                           $5,243,040       $  29,016       $36,983       $5,235,073
                                          =============   ============    ============   =============


                                                               September 30, 1995
                                          ------------------------------------------------------------
                                                             Gross           Gross        Estimated
                                            Amortized      unrealized     unrealized         fair
        Held to maturity                      cost           gains          losses          value
 --------------------------------------   -------------   ------------    ------------   -------------
U.S. Government agency obligation          $1,000,000       $  6,840        $     --      $1,006,840
                                          =============   ============    ============   =============
   Available for sale
FHLMC stock                                $   12,200       $241,255        $     --      $  253,455
Intermediate term liquidity portfolio         289,957          4,044             --          294,001
U.S. Government and agency obligations      5,921,356         59,516           3,372       5,977,500
                                          -------------   ------------    ------------   -------------
                                           $6,223,513       $304,815        $  3,372      $6,524,956
                                          =============   ============    ============   =============


   The amortized cost and estimated fair value of U.S. Government and agency obligations at September 30, 1996, by term to maturity are as follows:

                                                                  Estimated
                                        Amortized                    fair
     Held to maturity                     cost                      value
 ------------------------             -------------              -------------
Due in five to ten years               $1,000,000                 $  991,190
Due after ten years                     1,000,000                    979,790
                                      -------------              -------------
                                       $2,000,000                 $1,970,980
                                      =============              =============
   Available for sale
Due in one year or less                $1,003,369                 $1,005,300
Due in one to two years                   978,843                    988,000
Due in two to five years                2,952,726                  2,934,250
                                      -------------              -------------
                                       $4,934,938                 $4,927,550
                                      =============              =============


   During the year ended September 30, 1996 the Association sold FHLMC stock designated as available for sale for total proceeds of $263,145 realizing a gain of $250,945.

   The intermediate term liquidity portfolio does not have a contractual due date.

   Investment securities with a fair value of $995,625 at September 30, 1995 were pledged to secure government deposits.

First Independent Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
------------------------------------------------------------------------------
September 30, 1996 and 1995

NOTE C -- MORTGAGE-BACKED SECURITIES

   The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of mortgage-backed securities are summarized as follows:

                                                             September 30, 1996
                                       --------------------------------------------------------------
                                                           Gross           Gross         Estimated
                                         Amortized       unrealized     unrealized         fair
        Held to maturity                    cost           gains          losses           value
 -----------------------------------   --------------   ------------    ------------   --------------
GNMA certificates                       $   122,921       $ 10,687       $      --      $   133,608
FHLMC certificates                       10,066,669         60,422         62,866        10,064,225
FNMA certificates                         8,912,022        118,258         47,439         8,982,841
Collateralized mortgage obligations       8,937,702             --        244,746         8,692,956
                                       --------------   ------------    ------------   --------------
                                        $28,039,314       $189,367       $355,051       $27,873,630
                                       ==============   ============    ============   ==============
   Available for sale
FHLMC certificates                      $   669,454       $      --      $ 10,247       $   659,207
                                       ==============   ============    ============   ==============

                                                             September 30, 1995
                                       --------------------------------------------------------------
                                                           Gross           Gross         Estimated
                                         Amortized       unrealized     unrealized         fair
        Held to maturity                    cost           gains          losses           value
 -----------------------------------   --------------   ------------    ------------   --------------
GNMA certificates                       $   182,176       $ 15,707       $      --      $   197,883
FHLMC certificates                        9,652,668         65,768         77,269         9,641,167
FNMA certificates                         9,186,347        113,983         57,686         9,242,644
Collateralized mortgage obligations       9,572,635          4,071        241,446         9,335,260
                                       --------------   ------------    ------------   --------------
                                        $28,593,826       $199,529       $376,401       $28,416,954
                                       ==============   ============    ============   ==============
   Available for sale
FHLMC certificates                      $   849,337       $      --      $ 16,637       $   832,700
                                       ==============   ============    ============   ==============


   Mortgage-backed securities generally mature ratably over the 30-year term of the underlying loans collateralizing the securities. Expected maturities on mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

   Mortgage-backed securities with a fair value of $11,005,909 and $5,198,412 at September 30, 1996 and 1995, respectively, are pledged to secure government and other deposits.

------------------------------------------------------------------------------
NOTE D -- LOANS RECEIVABLE

   Loans receivable at September 30 are summarized as follows:

                                                  1996              1995
                                              --------------    --------------
First mortgage loans
 Secured by one-to-four family residences      $57,352,844       $50,747,382
 Secured by multi-family residences              1,370,715         1,419,322
 Nonresidential                                  7,223,602         7,454,206
 Construction                                    1,833,750           526,000
                                              --------------    --------------
  Total first mortgage loans                    67,780,911        60,146,910

Consumer and other loans
 Savings                                           364,011           314,277
 Automobile                                        402,592           269,069
 Home equity and second mortgages                  781,199           640,241
 Unsecured home improvement                        183,630           101,769
 Other                                             184,723           159,564
                                              --------------    --------------
  Total consumer and other loans                 1,916,155         1,484,920

Less
 Allowance for loan losses                        (690,009)         (690,009)
 Loans in process                               (1,050,012)         (372,017)
 Unearned discounts                                 (2,929)           (2,569)
 Deferred loan origination fees                   (271,196)         (197,279)
                                              --------------    --------------
                                                (2,014,146)       (1,261,874)
                                              --------------    --------------
  Net loans receivable                         $67,682,920       $60,369,956
                                              ==============    ==============


   Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                             1996                     1995
                                          -----------              -----------
Balance at beginning of year               $690,009                 $667,274
Loans charged off                                --                  (15,619)
Loan recoveries                                  --                   38,354
                                          -----------              -----------
Balance at end of year                     $690,009                 $690,009
                                          ===========              ===========


   The Association's lending efforts have historically focused on one-to-four family residential real estate loans, which comprise approximately 82% of the total loan portfolio. Approximately 5% and 6% of the Association's one-to-four family residential real estate loans at September 30, 1996 and 1995, respectively, are secured by properties located outside of the primary lending area of Montgomery and surrounding Kansas counties. Generally, such loans have been underwritten on the basis of 80% to 90% loan-to-value ratio or mortgage insurance was required. The Association, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area thereby impairing collateral values. Management believes, however, that real estate values in the Association's primary lending area are currently stable or increasing.

   Approximately 12% (1996) and 14% (1995) of the loan portfolio is comprised of nonresidential and multi-family real estate loans with approximately 20% and 21% of this total at September 30, 1996 and 1995, respectively, collateralized by properties located outside the Association's primary lending area.

   Loans serviced under a County Mortgage Revenue Bond totaled $1,606,982 and $1,987,278 at September 30, 1996 and 1995, respectively.

First Independent Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
------------------------------------------------------------------------------
September 30, 1996 and 1995

   In the normal course of business, the Association makes loans to directors, executive officers and related entities. An analysis of aggregate loan activity with this group is as follows:

Loans outstanding at October 1, 1995                                $521,099
New loans                                                             77,000
Repayments                                                           (35,017)
                                                                   -----------
Loans outstanding at September 30, 1996                             $563,082
                                                                   ===========

   SFAS 114, "Accounting by Creditors for Impairment of a Loan," was adopted on October 1, 1995. The adoption of SFAS 114 had no effect on the Association's financial statements. The valuation allowance related to impaired loans is included in the allowance for loan losses.

   Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. The recorded investment in these loans and the valuation allowance for losses related to loan impairment at September 30, 1996 are as follows:

Principal amount of impaired loans                                  $210,309
Less valuation allowance                                              73,309
                                                                   -----------
                                                                    $137,000
                                                                   ===========

   The Association has no impaired loans for which there is no related allowance for losses. Interest income of $17,267 was recognized and collected on impaired loans during the year ended September 30, 1996.

   Nonaccrual loans totaled $366,832 and $554,606 at September 30, 1996 and 1995, respectively. Interest income that would have been recorded under the original terms of such loans approximated $20,000 and $28,000 for the years ended September 30, 1996 and 1995, respectively. Interest income that was recorded was insignificant for the years ended September 30, 1996 and 1995. The Association is not committed to make additional loans to borrowers whose loans have been modified.

NOTE E -- ACCRUED INTEREST RECEIVABLE

   Accrued interest receivable at September 30 is summarized as follows:

                                            1996                      1995
                                         -----------               -----------
Loans receivable                          $404,266                  $369,261
Mortgage-backed securities                 205,389                   203,657
Investment securities                       58,265                    45,520
                                         -----------               -----------
                                          $667,920                  $618,438
                                         ===========               ===========

NOTE F -- PREMISES AND EQUIPMENT

   Premises and equipment at September 30 are summarized as follows:

                                                1996                  1995
                                             -----------           -----------
Land                                         $   74,958            $   77,958
Building                                        923,518               741,092
Furniture, fixtures and equipment               307,821               292,538
Automobiles                                      38,729                38,729
                                             -----------           -----------
                                              1,345,026             1,150,317
Less accumulated depreciation                   434,213               486,854
                                             -----------           -----------
                                             $  910,813            $  663,463
                                             ===========           ===========

NOTE G -- REAL ESTATE OPERATIONS

   A summary of real estate operations is as follows for the years ended September 30:

                                                                   1996          1995
                                                                -----------   ----------
Gain on sale of real estate acquired through foreclosure,
  net                                                            $ 111,956     $66,014
Net operating expense                                              (17,757)     (3,257)
                                                                -----------   ----------
Income from real estate operations                               $  94,199     $62,757
                                                                ===========   ==========

------------------------------------------------------------------------------
   Real estate operations of the Association consist primarily of paying property taxes and general maintenance expenses on the properties held.

NOTE H -- DEPOSITS

   Deposits at September 30 are summarized as follows:

                                  Weighted
                               average rate at
                                September 30,                1996                          1995
                             ------------------   ---------------------------  ---------------------------
                               1996      1995         Amount        Percent         Amount        Percent
                              -------   -------    --------------   ---------   --------------   ---------
NOW accounts                   2.31%     2.31%      $ 1,631,512        2.35%     $ 1,318,964        1.94%
First Super NOW accounts       2.56      2.56         1,600,400        2.31        1,580,049        2.33
First Money Fund accounts      4.48      4.17        15,552,973       22.43       11,693,691       17.21
                                                   --------------   ---------   --------------   ---------
   Total demand deposits       4.15      3.83        18,784,885       27.09       14,592,704       21.48
Passbook savings accounts      2.89      2.89         2,649,720        3.82        2,751,930        4.05
Certificates of deposit
  3.00% to 3.99%               3.81      3.83             8,565         .01          803,922        1.18
  4.00% to 4.99%               4.58      4.30         4,216,378        6.08       10,498,010       15.46
  5.00% to 5.99%               5.46      5.42        30,296,166       43.68       16,882,250       24.85
  6.00% to 6.99%               6.37      6.49        13,366,636       19.27       22,350,742       32.91
  7.00% to 7.99%               7.02      7.40            25,241         .04           38,918         .06
  8.00% to 8.99%               8.35      8.33             8,831         .01            8,152         .01
                                                   --------------   ---------   --------------   ---------
Total savings certificates     5.64      5.64        47,921,817       69.09       50,581,994       74.47
                                                   --------------   ---------   --------------   ---------
Total savings                  5.48      5.50        50,571,537       72.91       53,333,924       78.52
                                                   --------------   ---------   --------------   ---------
Total deposits                 5.12      5.13       $69,356,422      100.00%     $67,926,628      100.00%
                                                   ==============   =========   ==============   =========

   The aggregate amount of certificates of deposit and savings with a minimum denomination of $100,000 was $2,489,514 and $3,796,240 at September 30, 1996
and 1995, respectively.

   Scheduled maturities of certificates of deposit are as follows:

September 30, 1996

                      Less than          One to          Three to
                       one year       three years       five years        Total
                    --------------   --------------    -------------   -------------
  3.00% to 3.99%     $     8,565      $         --      $        --    $     8,565
  4.00% to 4.99%       3,420,783          795,595               --       4,216,378
  5.00% to 5.99%      19,637,400        9,795,294          863,472      30,296,166
  6.00% to 6.99%       7,903,547        3,068,176        2,394,913      13,366,636
  7.00% to 7.99%              --               --           25,241          25,241
  8.00% to 8.99%           8,831               --               --           8,831
                    --------------   --------------    -------------   -------------
                     $30,979,126      $13,659,065       $3,283,626     $47,921,817
                    ==============   ==============    =============   =============

September 30, 1995

                      Less than          One to          Three to
                       one year       three years       five years         Total
                    --------------   --------------    -------------   --------------
  3.00% to 3.99%     $   803,922      $         --      $        --     $   803,922
  4.00% to 4.99%       7,899,953        2,103,198          494,859       10,498,010
  5.00% to 5.99%      11,766,266        4,542,119          573,865       16,882,250
  6.00% to 6.99%       9,861,826       10,223,683        2,265,233       22,350,742
  7.00% to 7.99%          14,667               --           24,251           38,918
  8.00% to 8.99%              --            8,152               --            8,152
                    --------------   --------------    -------------   --------------
                     $30,346,634      $16,877,152       $3,358,208      $50,581,994
                    ==============   ==============    =============   ==============


First Independent Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
------------------------------------------------------------------------------
September 30, 1996 and 1995

   Interest expense on deposits for the years ended September 30 is summarized as follows:

                                          1996                       1995
                                      -------------              -------------
Certificates of deposit                $2,819,977                 $2,441,327
NOW accounts                              730,627                    379,175
Demand deposits                            31,195                     28,534
                                      -------------              -------------
                                       $3,581,799                 $2,849,036
                                      =============              =============

NOTE I -- ADVANCES FROM FEDERAL HOME LOAN BANK

   Advances from the Federal Home Loan Bank at September 30 consist of the following:

      Note           Maturity       Interest
      date             date           rate      Type (1)        1996             1995
 --------------   --------------   ----------    --------   --------------   -------------
April 1993       April 1998           5.04%         F        $   400,000      $   600,000
April 1993       April 1998           4.92          F            800,000        1,200,000
February 1994    September 1998       5.47          A          1,500,000        1,500,000
April 1994       April 1997           5.48          A          1,500,000        1,500,000
February 1995    February 1996        6.65          A                 --        1,500,000*
May 1995         March 1996           6.46          A                 --        1,100,000
May 1995         April 1996           6.46          A                 --        1,100,000
August 1995      February 1996        6.12          A                 --        1,000,000
August 1995      August 1996          6.25          A                 --        1,000,000
September 1995   October 1995         5.95          F                 --        8,300,000
March 1996       March 1997           5.76          F          1,000,000               --
April 1996       April 1997           5.85          F            800,000               --
April 1996       February 1997        5.40          A          4,700,000*              --
April 1996       April 1999           5.75          A          2,900,000               --
July 1996        July 2001            7.06          F          1,000,000               --
August 1996      February 1997        5.66          F          1,000,000               --
August 1996      November 1996        5.47          F          4,500,000               --
August 1996      August 2001          6.70          F          1,000,000               --
September 1996   October 1996         5.52          F          1,133,334               --
September 1996   October 1996         5.52          F            533,333               --
September 1996   October 1996         5.52          F            533,333               --
September 1996   September 2001       6.79          F          1,000,000               --
                                                            --------------   -------------
                                                             $24,300,000      $18,800,000
                                                            ==============   =============

(1) F = fixed interest rate
    A = adjustable interest rate

   *Advance is on a line of credit totaling $9,000,000. Advance is prepayable without penalty.

   Aggregate maturities for the years following September 30, 1996 are as follows:

1997  ..                                                         $16,300,000
1998  ..                                                           2,100,000
1999  ..                                                           2,900,000
2000  ..                                                                  --
2001  ..                                                           3,000,000
                                                                --------------
                                                                 $24,300,000
                                                                ==============

   Assets of the Association are subject to a blanket pledge agreement to collateralize the advances.

------------------------------------------------------------------------------
NOTE J -- EMPLOYEE BENEFITS

   The Corporation sponsors a leveraged employee stock ownership plan ("ESOP") that covers all full-time employees. All employees of the Corporation are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they work at least 1,000 hours. The Corporation makes annual contributions to the ESOP equal to the ESOP's debt service. All dividends received by the ESOP are credited to the employee's stock ownership account. The unallocated ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. Accordingly, unpaid ESOP debt is reflected as a deduction from stockholders' equity. ESOP compensation expense was $145,360 and $119,625 for the years ended September 30, 1996 and 1995, respectively.

   The ESOP shares as of September 30, 1996 were as follows:

Allocated shares                                                      21,821
Unreleased shares                                                     29,095
                                                                   -----------
Total ESOP shares                                                     50,916
                                                                   ===========
Fair value of unreleased shares at September 30, 1996               $545,531
                                                                   ===========


   Additionally, the Corporation has a Recognition and Retention Plan (RRP) as a means of providing directors and certain key employees of the Association with an ownership interest in a manner designed to compensate such directors and key employees for services to the Corporation. During fiscal 1994 the RRP purchased 21,821 shares of common stock. Such shares are earned and allocated ratably to participants over five years. Expense under the RRP totaled $43,644 for each of the years ended September 30, 1996 and 1995.

   The Company has adopted a Stock Option and Incentive Plan (SOP) for designated participants. The SOP provides for up to 72,737 shares of common stock to be issued to participants. The option price of any options granted may not be less than the market value of the common stock on the date of the grant. Options for 57,820 shares have been granted at $10 per share, 5,818 at $12.375 per share and 1,000 at $13.375 per share. Options for 2,000 shares were exercised during each of the years ended September 30, 1996 and 1995 at $10 per share. Options for 60,638 shares remain outstanding and exercisable as of September 30, 1996.

   The Association participates in a defined benefit multi-employer pension plan. Substantially all employees are eligible and benefits are based on the employee's salary and years of service. No contribution was made or required to be made by the Association for the years ended September 30, 1996 and 1995 due to the plan's overfunded status. Separate actuarial disclosure information is not available due to the plan being a multi-employer pension plan.

NOTE K -- INCOME TAXES

   Income tax expense for the years ended September 30 consists of the following:

                                    1996                              1995
                                 -----------                       -----------
Current
 Federal                          $447,595                          $626,944
 State                              78,000                           115,367
                                 -----------                       -----------
                                   525,595                           742,311
Deferred                           (38,769)                          (48,486)
                                 -----------                       -----------
                                  $486,826                          $693,825
                                 ===========                       ===========


   Reconciliation of income tax expense computed at the federal statutory rate of 34% and income tax expense for the years ended September 30 is as follows:

                                                       1996           1995
                                                    -----------    -----------
Income tax expense at statutory rate                 $442,720       $605,367
Kansas privilege tax, net of federal tax benefit       51,434         70,329
State contribution credit                             (28,875)            --
Other                                                  21,547         18,129
                                                    -----------    -----------
                                                     $486,826       $693,825
                                                    ===========    ===========

First Independent Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
------------------------------------------------------------------------------
September 30, 1996 and 1995

   The tax effects of temporary differences that give rise to deferred tax assets and liabilities at September 30 are as follows:

                                                                1996          1995
                                                             -----------   -----------
Deferred tax assets
 Allowance for loan losses                                    $226,927      $222,869
 SAIF recapitalization assessment                              171,156            --
 Deferred gain on real estate acquired through
  foreclosure                                                       --        50,775
 Accrued bonuses                                                 7,138         6,922
 State contribution credit                                      28,875            --
 Other                                                           4,710        10,216
                                                             -----------   -----------
   Total deferred tax assets                                   438,806       290,782

Deferred tax liabilities
 Securities available for sale                                  20,232        56,684
 Depreciation of property and equipment                         29,191        26,561
 Federal Home Loan Bank stock dividends                        215,479       181,969
 Management retention program net of book amortization              --         5,581
                                                             -----------   -----------
   Total deferred tax liabilities                              264,902       270,795
                                                             -----------   -----------
  Net deferred tax asset                                      $173,904      $ 19,987
                                                             ===========   ===========


   The Association was allowed a special bad debt deduction based on a percentage of earnings, generally limited to 8% of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. This percentage of earnings bad debt deduction had accumulated to approximately $2.7 million as of September 30, 1996. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. The approximate amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction is $850,000 at September 30, 1996. See Note M for additional information regarding future percentage of earnings bad debt deductions.

NOTE L -- STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL

   The Association is subject to various regulatory capital requirements administered by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total risk-based and Tier I capital to risk-weighted assets, and of Tier I (core) capital and tangible capital to adjust total assets. Management believes, as of September 30, 1996, that the Association meets all capital adequacy requirements to which it is subject.

------------------------------------------------------------------------------
   As of September 30, 1996, the most recent notification from the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Association's category. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier 1 risk-based and Tier I (core) ratios as set forth in the table below.

                                                                                            To be well
                                                                                        capitalized under
                                                                For capital             prompt corrective
                                        Actual               adequacy purposes          action provisions
                              -------------------------   ------------------------  -------------------------
                                   Amount        Ratio        Amount       Ratio        Amount        Ratio
                               --------------   -------    -------------   -------   -------------   --------
As of September 30, 1996
                                                                          (is                       (is
                                                                          greater                   greater
                                                                          than or                   than or
                                                                          equal                     equal
  Total risk-based capital      $11,129,000      23.8%      $3,746,000    to)8.0%     $4,682,000    to)10.0%
                                                                          (is                       (is
                                                                          greater                   greater
                                                                          than or                   than or
                                                                          equal                     equal
  Tier I risk-based capital      10,542,000      22.5        1,873,000     to)4.0      2,809,000    to) 6.0
                                                                          (is                       (is
                                                                          greater                   greater
                                                                          than or                   than or
                                                                          equal                     equal
  Tier I (core) capital          10,542,000       9.9        3,204,000     to)3.0      5,339,000    to) 5.0
                                                                          (is
                                                                          greater
                                                                          than or
                                                                          equal
  Tangible capital               10,542,000       9.9        1,602,000     to)1.5             --    --


                                                                                            To be well
                                                                                        capitalized under
                                                                For capital             prompt corrective
                                        Actual               adequacy purposes          action provisions
                              -------------------------   ------------------------  -------------------------
                                   Amount        Ratio        Amount       Ratio        Amount        Ratio
                               --------------   -------    -------------   -------   -------------   --------
As of September 30, 1995
                                                                          (is                       (is
                                                                          greater                   greater
                                                                          than or                   than or
                                                                          equal                     equal
  Total risk-based capital      $11,186,000      26.1%      $3,433,000    to)8.0%     $4,291,000    to)10.0%
                                                                          (is                       (is
                                                                          greater                   greater
                                                                          than or                   than or
                                                                          equal                     equal
  Tier I risk-based capital      10,648,000      24.8        1,717,000    to)4.0       2,575,000    to) 6.0
                                                                          (is                       (is
                                                                          greater                   greater
                                                                          than or                   than or
                                                                          equal                     equal
  Tier I (core) capital          10,648,000      10.7        2,982,000    to)3.0       4,971,000    to) 5.0
                                                                          (is
                                                                          greater
                                                                          than or
                                                                          equal
  Tangible capital               10,648,000      10.7        1,491,000    to)1.5              --    --


   Regulations of the OTS impose limitations on the payment of dividends and other capital distributions by savings associations. Under such regulations a savings association that immediately prior to and on a pro forma basis, after giving effect to a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirement is generally permitted without OTS approval (but subsequent to 30 days prior notice to the OTS of the planned dividend) to make capital distributions during a calendar year in the amount of up to the greater of (1) 100% of its net earnings to date during the year plus an amount equal to one-half of the amount by which its total capital to assets ratio exceeded its fully phased-in capital to assets ratio at the beginning of the year or (2) 75% of its net income for the most recent four quarters. Pursuant to such OTS dividend regulations, the Association had the ability to pay dividends of approximately $4,000,000 to First Independence Corporation at September 30, 1996.


NOTE M -- RECENT LEGISLATIVE DEVELOPMENTS

   The deposit accounts of the Association and other savings associations are insured by the FDIC in the Savings Association Insurance Fund ("SAIF"). The reserves of the SAIF were below the level required by law, because a significant portion of the assessments paid into the fund were used to pay the cost of prior thrift failures. The deposit accounts of commercial banks are insured by the FDIC in the Bank Insurance Fund ("BIF"), except to the extent such banks have acquired SAIF deposits. The reserves of the BIF met the level required by law in May 1995. As a result of the respective reserve levels of the funds, deposit insurance assessments paid by healthy savings associations exceeded those paid by healthy commercial banks by approximately $.19 per $100 in deposits in 1995. In 1996, no BIF assessments are required for healthy commercial banks except for a $2,000 minimum fee.

   Legislation was enacted to recapitalize the SAIF that provides for a special assessment totaling $.657 per $100 of SAIF deposits held at March 31, 1995, in order to increase SAIF reserves to the level required by law. The Association had $65.7 million in deposits at March 31, 1995, resulting in an assessment of approximately $431,000, or $260,000 after tax, which was charged to operations in the fourth quarter of fiscal 1996.

   A component of the recapitalization plan provides for the merger of the SAIF and BIF on January 1, 1999. However, the SAIF recapitalization legislation currently provides for an elimination of the thrift charter or of the separate federal regulation of thrifts prior to the merger of the deposit insurance funds. As a result, the Association would be regulated as a bank under federal laws which would subject it to the more restrictive activity limits imposed on national banks. Under separate legislation related to the recapitalization plan, the Association is required to recapture as taxable income approximately $137,000 of its bad debt reserve, which represents the post-1987 additions to the reserve and will be unable to utilize the percentage of earnings method to compute its reserve in the future. The Association has provided deferred taxes for this amount and will be permitted to amortize the recapture of its bad debt reserve over six years.

First Independent Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
------------------------------------------------------------------------------
September 30, 1996 and 1995

NOTE N -- COMMITMENTS

   The Association has contracted with a construction company for the completion of a branch in Coffeyville, Kansas. The total contract amount is $422,455. As of September 30, 1996, $115,424 of the contract amount had been billed and paid leaving a remaining commitment of $307,031.

   The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of the commitments reflect the extent of the Association's involvement in such financial instruments.

   The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance sheet instruments. The Association's commitments to extend credit at September 30, 1996 include loans in process as disclosed in Note D and first mortgage loans with fixed rates ranging from 8.5% to 9% aggregating $150,800 and at variable rates ranging from 6.5% to 7.75% aggregating $113,175. Collateral for loans in process and commitments are the same as for other Association loans. The commitment period is generally for forty-five days.

NOTE O -- FAIR VALUE OF FINANCIAL INSTRUMENTS

   Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Association disclose estimated fair values for its financial instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instruments at September 30, 1996.

   Cash and cash equivalents: The balance sheet carrying amounts for cash and short-term instruments approximate the estimated fair values of such assets.

   Investment securities and mortgage-backed securities: Fair values for investment securities and mortgage-backed securities are based on quoted market prices, if available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

   Loans receivable: For variable rate loans that reprice frequently and which entail no significant change in credit risk, fair values are based on the carrying values. The estimated fair values of fixed rate loans are estimated based on discounted cash flow analyses using prepayment assumptions and interest rates currently offered for loans with similar terms to borrowers of similar credit quality. Nonperforming loans have not been discounted. The carrying amount of accrued interest receivable approximates its fair value.

   Commitments to extend credit: No premium or discount was ascribed to loan commitments because when funded virtually all funding will be at current market rates.

   Federal Home Loan Bank stock: The balance sheet carrying amount approximates the stocks fair value.

   Deposit liabilities: The fair values estimated for demand deposits, NOW accounts, savings and certain types of money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values of fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly time deposit maturities. The carrying amount of accrued interest payable approximates its fair value.

   Advances from Federal Home Loan Bank: For variable rate advances fair values are considered equal to their carrying values. The estimated fair value of fixed rate advances are estimated based on discounted cash flow analysis using interest rates currently offered for advances with similar terms.

------------------------------------------------------------------------------
   The following table provides summary information on the fair value of financial instruments. Such information does not purport to represent the aggregate net fair value of the Association. Further, the fair value estimates are based on various assumptions, methodologies and subjective considerations, which vary widely among different financial institutions and which are subject to change. The carrying amounts are the amounts at which the financial instruments are reported in the consolidated financial statements.

                                                               1996
                                                ---------------------------------
                                                    Carrying         Estimated
                                                   amount of        fair value
                                                   assets and      of assets and
                                                 (liabilities)     (liabilities)
                                                 --------------   ---------------
Cash and cash equivalents                         $  1,763,429     $  1,763,429
Investment securities available for sale             5,235,073        5,235,073
Investment securities held to maturity               2,000,000        1,970,980
Mortgage-backed securities available for sale          659,207          659,207
Mortgage-backed securities held to maturity         28,039,314       27,873,630
Loans                                               68,372,929       67,768,345
Federal Home Loan Bank stock                         1,239,500        1,239,500
Deposits                                           (69,356,422)     (68,999,524)
Advances from Federal Home Loan Bank               (24,300,000)     (24,204,628)

                            STOCKHOLDER INFORMATION
------------------------------------------------------------------------------
Stock Listing Information
First Federal Savings and Loan Association of Independence converted from a mutual to a stock savings and loan association effective October 5, 1993, and formed First Independence Corporation (the "Company") to act as its holding company. The Company's Common Stock (the "Common Stock") is traded on the National Association, of Securities Dealers Automated Quotation ("NASDAQ") Small-Cap Market under the symbol "FFSL."

Stock Price Information and Dividends
As of December 6, 1996, there were approximately 213 shareholders of record of the Company's Common Stock, not including those shares held in nominee or street name through various brokerage firms or banks.

The following table sets forth the high and low bid prices of the Common Stock and dividends declared for each fiscal quarter since it began trading on October 7, 1993. The stock price information was provided by the NASD, Inc.

                                                                   Dividends
   Quarter Ended               High               Low               Declared
 ------------------           --------          --------           -----------
December 31, 1993             $12.75            $11.50                $--
March 31, 1994                 12.50             11.625               .05
June 30, 1994                  12.25             11.00                .05
September 30, 1994             13.75             12.25                .05
December 31, 1994              13.50             12.25                .05
March 31, 1995                 15.25             12.75                .075
June 30, 1995                  15.75             15.00                .075
September 30, 1995             18.50             15.50                .075
December 31, 1995              18.75             18.50                .075
March 31, 1996                 18.75             18.50                .100
June 30, 1996                  18.50             17.75                .100
September 30, 1996             18.75             17.75                .100


The Company has paid a cash dividend on its Common Stock for each quarter since the Association's conversion to stock form. Future dividends, if any, will be dependent upon the results of operations and financial condition of the Company, tax considerations, industry standards, economic conditions, general business practices and other factors. The Company's ability to pay dividends is dependent on the dividend payments it receives from the Association, which are subject to regulations and the Association's continued compliance with all regulatory capital requirements. See Note L of the Notes to Consolidated Financial Statements for a discussion of regulations governing the Association's ability to pay dividends.

Annual Report on Form 10-KSB and Investor Information
A copy of the Company's annual report on Form 10-KSB, filed with the Securities and Exchange Commission, is available without charge by writing:
  Gary L. Overfield
  Senior Vice President and Secretary
  First Independence Corporation
  Myrtle and Sixth
  Independence, Kansas 67301

Stock Transfer Agent
Inquiries regarding stock transfer, registration, lost certificates or changes in name and address should be directed to the stock transfer agent and registrar by writing:
  Registrar and Transfer Company
  10 Commerce Drive
  Cranford, New Jersey 07016

Investor Information
Stockholders, investors, and analysts interested in additional information may contact:
  James B. Mitchell,
  Vice President and Chief Financial Officer.

Corporate Office
First Independence Corporation
Myrtle and Sixth
Independence, Kansas 67301
(316) 331-1660

Special Counsel
Silver, Freedman & Taff, L.L.P.
7th Floor - East Tower
1100 New York Avenue, NW
Washington, DC 20005

Independent Auditor
Grant Thornton, LLP
800 Fourth Financial Center
Wichita, Kansas 67202

First Federal Savings and Loan Association of Independence
Myrtle and Sixth
Independence, Kansas 67301
(316) 331-1660

                       DIRECTORS AND EXECUTIVE OFFICERS
-----------------------------------------------------------------------------
                        FIRST INDEPENDENCE CORPORATION

OFFICERS

Donald E. Aitken
Chairman of the Board

Larry G. Spencer
President and Chief Executive Officer

Gary L. Overfield
Senior Vice President and Secretary

James B. Mitchell
Vice President and Chief Financial Officer

BOARD OF DIRECTORS
Donald E. Aitken
Chairman of the Board
 First Independence Corporation and
 First Federal Savings and Loan Association of Independence
Manager
City Publishing Co., Inc.

Larry G. Spencer
President and Chief Executive Officer
 First Independence Corporation
President and Chief Executive Officer
 First Federal Savings and Loan Association of Independence

William T. Newkirk II
Agent
 Newkirk, Dennis & Buckles Insurance Co.

John T. Updegraff
Retired - Former Vice President and Senior Counsel
 Arco Pipe Line Company

Harold L. Swearingen
Retired - Former Telecommunications Manager
 Arco Pipe Line Company

Joseph M. Smith
County Extension Agent - Agriculture and Coordinator
 Montgomery County Extension Council

Laverne W. Strecker
Retired - Former Manager of Accounting and Control
 Arco Pipe Line Company

          FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF INDEPENDENCE

OFFICERS

Donald E. Aitken
Chairman of the Board

Larry G. Spencer
President and Chief Executive Officer

Gary L. Overfield
Senior Vice President and Secretary

James B. Mitchell
Vice President and Chief Financial Officer

Jim L. Clubine
Vice President and Asset Manager

Gregg S. Webster
Vice President

Lori L. Kelley
Assistant Vice President and Compliance Officer

Betty J. Redman
Treasurer


BOARD OF DIRECTORS

Donald E. Aitken

Larry G. Spencer

William T. Newkirk II

John T. Updegraff

Harold L. Swearingen

Lavern W. Strecker

Joseph M. Smith