Form 10KSB, Exhibit 13
period 1997-09-30
FIRST INDEPENDENCE CORP /DE/
filed 1997-12-29
CIK 908486

                                  Exhibit 13

                       Annual Report to Security Holders

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




                                 ANNUAL MEETING
The Annual Meeting of Stockholders will be held at the office of the Company located at Myrtle and Sixth Streets, Independence, Kansas at 2:00 p.m. Independence, Kansas time, on January 28, 1998.

[GRAPHIC OMITTED]

To Our Stockholders, Depositors and Friends:

     The Board of Directors, Officers, and Staff of First Independence Corporation and its wholly-owned subsidiary, First Federal Savings and Loan Association, are pleased to provide you with the 1997 Annual Report.

     Several significant developments distinguish the 1997 fiscal year of First Independence Corporation. In January of 1997, the Board of Directors approved a 100% of stock dividend to our stockholders as of January 24, 1997. This action created more liquidity in our stock which will make it more affordable to a greater number of people. Also in January, our new branch in Coffeyville opened, and its success has far exceeded our expectations. We closed over $4.4 million in loans through the Coffeyville Branch and brought in an excess of $6.0 million in deposits. In August of 1997 we started issuing a debit card to complement our checking accounts; for the first two months we had a 10.6% market penetration to our account base.

     In fiscal year 1998 we will see a new loan office open in Lawrence. Our strategy will be to originate prime plus construction loans funded by prime minus FHLB advances. Our new personnel have been working in the Lawrence area for over three years and have been very successful. We are excited about this venture and foresee that it will have a positive impact on our bottom line.

     We believe that our efforts to expand into new markets and to augment our services will be positive for future growth. We will continue to service the needs of our customers and to explore new products and services to better meet their complete financial needs.

     As we focus on building upon the successes of this past year, I would especially like to recognize all the hard work, dedication and personal commitment put forth by our directors, officers and staff, each of whom can take personal pride in the achievements of the past year. As we look forward to another challenging year with your confidence and support, we pledge our continued promise to build upon the achievements of this past year with strong management, competitive products and quality customer service.



                                            Sincerely,


                                              [GRAPHIC OMITTED]

                                            /s/ Larry G. Spencer
                                            President & CEO













 [GRAPHIC OMITTED]

SELECTED CONSOLIDATED FINANCIAL INFORMATION
--------------------------------------------------------------------------------


                                                                           September 30,
                                                  ----------------------------------------------------------------
                                                    1997          1996          1995          1994       1993 (1)
                                                  -----------   -----------   -----------   ----------   ---------
                                                                           (In Thousands)
Selected Financial Condition Data:
Total assets                                       $ 112,523     $ 108,539     $ 101,904     $ 94,593     $ 96,166
Cash, cash equivalents and interest-bearing
 deposits                                              3,151         1,763         2,115        1,415       20,146
Loans receivable, net                                 74,559        67,683        60,370       56,895       58,089
Mortgage-backed securities - at cost                  23,528        28,039        28,594       29,617       13,963
Investment securities - at cost                        3,000         2,000         1,000        4,245          271
Securities available for sale                          4,783         5,894         7,358           12           --
Real estate acquired through foreclosure, net             12            12            62          234        1,409
Deposits                                              76,229        69,356        67,927       64,384       84,941
Borrowings                                            23,700        24,300        18,800       15,400        3,000
Stockholders' equity                                  11,529        13,003        13,600       13,351        6,103


                                                                          Year Ended September 30,
                                                     -------------------------------------------------------------------
                                                      1997          1996           1995          1994        1993 (1)
                                                     -----------   -----------   -----------   -----------   -----------
                                                                               (In Thousands)
Selected Operations Data:
Total interest income                                 $  8,069      $  7,773      $  7,186      $  6,296      $  6,570
Total interest expense                                   5,059         4,669         3,852         2,857         3,490
                                                      --------      --------      --------      --------      --------
 Net interest income                                     3,010         3,104         3,334         3,439         3,080
Provision for losses on loans                               --            --            --            45           332
                                                      --------      --------      --------      --------      --------
Net interest income after provision for losses on
 loans                                                   3,010         3,104         3,334         3,394         2,748
Other income                                               281           331           267           216           217
Gain on sale of investments                                 --           251            --            --           326
General, administrative and other expense               (2,111)       (2,384)       (1,820)       (1,653)       (1,506)
                                                      --------      --------      --------      --------      --------
 Earnings before income tax expense and
  cumulative effect of change in accounting
  principle                                              1,180         1,302         1,781         1,957         1,785
Income tax expense                                         468           487           694           750           465
                                                      --------      --------      --------      --------      --------
 Earnings before cumulative effect of change
  in accounting principle                                  712           815         1,087         1,207         1,320
Cumulative effect of change in
 accounting principle                                       --            --            --           241            --
                                                      --------      --------      --------      --------      --------
Net earnings                                          $    712      $    815      $  1,087      $  1,448      $  1,320
                                                      ========      ========      ========      ========      ========
Earnings per share                                    $    .68      $    .69      $    .84      $    .97         N/A
                                                      ========      ========      ========      ========

(1) Does not reflect proceeds from the Association's conversion to stock form and stock issuance by First Independence Corporation which was completed on October 5, 1993.

FINANCIAL RATIOS
--------------------------------------------------------------------------------


                                                                                September 30,
                                                        -------------------------------------------------------------
                                                         1997         1996         1995         1994        1993 (1)
                                                        ----------   ----------   ----------   ----------   ---------
Selected Financial Ratios and Other Data:
Performance Ratios:
 Return on assets (ratio of net earnings to average
  total assets)                                           0.65%        0.78%        1.12%        1.61%         1.50%
 Interest rate spread information:
  Average during period                                   2.31         2.36         2.87         3.38          3.45
  End of period                                           2.19         2.17         2.36         3.34          2.94
 Net interest margin (2)                                  2.81         3.02         3.52         3.91          3.64
 Ratio of operating expense to average total assets       1.92         2.28         1.88         1.82          1.61
 Return on equity (ratio of net earnings to average
  equity)                                                 6.09         6.21         8.16        11.21         24.63
Quality Ratios:
 Non-performing assets to total assets, at end of
  period (3)                                              1.25         0.57         0.78         1.27          2.81
 Allowance for loan losses to non-performing
  assets, at end of period (3)                           47.64       112.36        87.45        55.31         24.72
Capital Ratios:
 Equity to total assets, at end of period                10.25        11.98        13.35        14.11          6.35
 Average equity to average assets                        10.62        12.57        13.78        14.38          6.08
 Ratio of average interest-earning assets to average
  interest-bearing liabilities                          110.64       114.50       115.83       116.42        104.66
 Dividend payout ratio (4)                               34.93        27.37        16.47         7.73          N/A
 Number of full service offices                              2            1            1            1             1

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

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

General
     Effective October 5, 1993, First Federal Savings and Loan Association of Independence, Kansas ("First Federal" or the "Association") converted from a federally chartered mutual savings association to a federally chartered stock savings association and concurrently became a subsidiary of a holding company, First Independence Corporation (the "Company"). The Company owns all of the outstanding stock of First Federal and the Company's earnings are primarily dependent on the operations of First Federal. Currently, the Company has no other business activity other than acting as the holding company for First Federal. As a result, the following discussion relates primarily to the activities of First Federal. This discussion should be read in conjunction with the consolidated Financial Statements and accompanying Notes included elsewhere in this report.

     The Company's business consists of attracting deposits from the general public and using such deposits primarily to make residential mortgage and other loans. The Company's revenues are derived principally from interest charges on mortgage loans and mortgage-backed securities and, to a lesser extent, from interest earned on investment securities and interest-bearing deposits. In addition, the Company receives fees from loan originations, late payments and for various services related to transaction and other deposit accounts, and dividends on its Federal Home Loan Bank ("FHLB") stock.

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

     Historically, the Company's principal business was the origination for its portfolio of long-term, fixed rate mortgage loans, using funds provided by passbook and short-term certificate of deposit accounts. During the early 1980's, the Board commenced the development and implementation of a strategy designed to reduce vulnerability to interest rate fluctuations by increasing the Company's adjustable rate assets. As a result of the implementation of this strategy, management believes that the Company has reduced its vulnerability to changes in interest rates.


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

     Since the early 1980's, the Company has stressed the origination of adjustable rate residential mortgage loans ("ARMs"), subject to market conditions. In recent periods, the Company has also purchased adjustable-rate mortgage-backed securities. At September 30, 1997, approximately $29.5 million, or 38.7% of the Company's total loans secured by real estate, were ARMs. On the same date, the Company also had $13.6 million in adjustable-rate mortgage-backed securities.

     The Company's ARMs and adjustable-rate mortgage-backed securities adjust to various indices. The Company monitors the mix of indices on its adjustable rate assets and seeks, consistent with market conditions, to achieve a close match in the repricing characteristics of its assets and liabilities.

     To increase the interest rate sensitivity of its assets, the Company has also maintained a relatively high level of short and intermediate-term investment securities and other assets. At September 30, 1997, the Company had $4.1 million of investment securities and interest-bearing deposits maturing or repricing within three years. Finally, the Company has undertaken various marketing programs from time to

--------------------------------------------------------------------------------

time over the last decade in order to extend the term of its deposit liabilities. In 1993, the Company introduced a new certificate of deposit program in an attempt to reduce deposit outflows and attract longer term deposits which were being lost as a result of the general decline in market rates of interest. This program offers two certificate products which have 4- and 5-year terms. At September 30, 1997, the Company had approximately $8.1 million in these two certificates.
     In the future, in managing its interest rate sensitivity, the Company intends to continue to stress the origination of ARMs, subject to market conditions, the purchase of adjustable-rate mortgage-backed securities and the maintenance of a relatively high level of short-term securities and other assets.
     Office of Thrift Supervision ("OTS") regulations provide a Net Portfolio Value ("NPV") approach to the quantification of interest rate risk. In essence, this approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance-sheet contracts arising from an assumed 200 basis point increase or decrease in interest rates (whichever results in the greater pro forma decrease in NPV). Under OTS regulations, an institution's "normal" level of interest rate risk in the event of this assumed change in interest rates is a decrease in the institution's NPV in an amount not to exceed 2% of the present value of its assets. Thrift institutions with greater than "normal" interest rate exposure must take a deduction from their total capital available to determine if they meet their risk-based capital requirement. The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to the 200 basis point interest rate change and (b) its "normal" level of exposure, which is 2% of the present value of its assets. Savings associations, such as First Federal, with less than $300 million in assets and a risk-based capital ratio in excess of 12% are exempt from this requirement unless the OTS determines otherwise. The OTS has postponed the implementation of the capital deduction component of this regulation until it completes its analysis of the methods of interest rate risk measurements proposed by the other banking regulators.
     Presented below, as of September 30, 1997, is an analysis of the Association's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 200 basis points and compared to Board policy limits. The table was prepared and furnished to the Association by the Office of Thrift Supervision. Assumptions used in calculating the amounts in this table were determined by the OTS (dollars in thousands):

  Change in                                 Net Portfolio Value
                                           At September 30, 1997
 interest rate     Board Limit     -------------------------------------
(Basis Points)      % Change       $ Amount     $ Change       % Change
----------------   -------------   ----------   ------------   ---------
          +200          -40%         $ 8,212     $ (3,415)        -29%
          +100          -25           10,090       (1,537)        -13
             0           --           11,627           --          --
          -100          -25           12,526          899          +8
          -200          -40           12,820        1,193         +10

     As indicated in the table above, management has structured its assets and liabilities to minimize its exposure to interest rate risk. In the event of a 200 basis point change in interest rates, the Association would experience a 10% increase in NPV in a declining rate environment and a 29% decrease in a rising rate environment. During periods of rising interest rates, the value of monetary assets and liabilities generally decline. Conversely, during periods of falling interest rates, the value of monetary assets and liabilities generally increase. However, the amount of change in value of specific assets and liabilities due to changes in interest rates is not the same in a rising interest rate environment as in a falling interest rate environment (i.e., as indicated above, the amount of value increase under a specific rate decline may not equal the amount of value decrease under an identical upward rate movement).

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

Asset Quality
     Total non-performing assets increased to $1,403,000 at September 30, 1997 as compared to $614,000 at September 30, 1996. The increase in non-performing assets was due primarily to two loans totaling $483,000 secured by single family residences located in Texas and one loan totaling $207,000 secured by fifteen single family residences located in the Company's primary market area. The ratio of non-performing assets to total assets at September 30, 1997 was 1.25% compared to .57% at September 30, 1996. Included in non-performing assets at September 30, 1997 were thirty mortgage loans and four consumer loans totaling $1,359,000 and $32,000, respectively. Foreclosed real estate totaled $12,000 at September 30, 1997.
     Management has taken into account its non-performing assets and the composition of the loan portfolio in establishing its allowance for loan losses, which totaled $668,000 at September 30, 1997.

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

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

                                                            Year Ended September 30,
                                  ----------------------------------------------------------------------------
                                                  1997                                   1996
                                  -------------------------------------  -------------------------------------
                                    Average      Interest                  Average      Interest
                                  Outstanding     Earned/      Yield/    Outstanding     Earned/      Yield/
                                    Balance        Paid         Rate       Balance        Paid         Rate
                                  -------------  ------------  --------  -------------  ------------  --------
                                                             (Dollars in Thousands)
Interest-earning assets:
 Loans receivable (1)               $ 71,188     $   5,684      7.98%      $ 63,152     $   5,190      8.22%
 Mortgage-backed securities           26,137         1,727      6.61         29,510         1,930      6.54
 Investment securities                 7,598           513      6.75          7,233           479      6.62
 FHLB stock                            1,314            89      6.79          1,103            70      6.38
 Federal funds sold                      567            34      6.02          1,434            79      5.53
 Other                                   318            22      6.83            445            25      5.64
                                    --------     ---------                 --------     ---------
  Total interest-earning
    assets                           107,122         8,069      7.53        102,877         7,773      7.56
                                    --------     ---------                 --------     ---------
Interest-bearing liabilities:
 Demand and NOW deposits              22,019           914      4.15         18,765           762      4.06
 Savings deposits and
  certificates                        51,219         2,745      5.36         51,950         2,820      5.43
 FHLB advances                        23,583         1,400      5.93         19,133         1,087      5.68
                                    --------     ---------                 --------     ---------
  Total interest-bearing
    liabilities                       96,821         5,059      5.22         89,848         4,669      5.20
                                    --------     ---------                 --------     ---------
Net interest income                              $   3,010                              $   3,104
                                                 =========                              =========
Net interest rate spread                                        2.31%                                  2.36%
                                                                ====                                   ====
Net earning assets                  $ 10,301                               $ 13,029
                                    ========                               ========
Net yield on average interest-
 earning assets                                                 2.81%                                  3.02%
                                                                ====                                   ====
Average interest-earning assets
 to average interest-bearing
 liabilities                                        110.64%                                114.50%
                                                 =========                              =========

                                                  1995
                                  ------------------------------------
                                    Average      Interest
                                  Outstanding     Earned/      Yield/
                                    Balance        Paid         Rate
                                  -------------  ------------  -------
Interest-earning assets:
 Loans receivable (1)                $58,628     $   4,804      8.19%
 Mortgage-backed securities           29,191         1,939      6.64
 Investment securities                 4,977           321      6.45
 FHLB stock                            1,028            61      5.93
 Federal funds sold                      650            44      6.77
 Other                                   275            17      6.18
                                     -------     ---------
  Total interest-earning
    assets                            94,749         7,186      7.58
                                     -------     ---------
Interest-bearing liabilities:
 Demand and NOW deposits              13,508           408      3.02
 Savings deposits and
  certificates                        51,019         2,441      4.78
 FHLB advances                        17,275         1,003      5.81
                                     -------     ---------
  Total interest-bearing
    liabilities                       81,802         3,852      4.71
                                     -------     ---------
Net interest income                              $   3,334
                                                 =========
Net interest rate spread                                        2.87%
                                                                ====
Net earning assets                   $12,947
                                     =======
Net yield on average interest-
 earning assets                                                 3.52%
                                                                ====
Average interest-earning assets
 to average interest-bearing
 liabilities                                        115.83%
                                                 =========

----------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

--------------------------------------------------------------------------------

Rate/Volume Analysis of Net Interest Income

     The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and
(ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                                   Year Ended September 30,
                                         -----------------------------------------------------------------------------
                                                      1997 vs. 1996                           1996 vs. 1995
                                         ---------------------------------------   -----------------------------------
                                                        Increase                                Increase
                                                       (Decrease)                              (Decrease)
                                                         Due to                                  Due to
                                         ---------------------------------------   -----------------------------------
                                                                      Total                                  Total
                                                                     Increase                               Increase
                                         Volume         Rate        (Decrease)     Volume      Rate        (Decrease)
                                         -----------   ----------   ------------   --------   ----------   -----------
                                                                    (Dollars in Thousands)
Interest-earning assets:
 Loans receivable                          $ 645        $ (151)       $ 494          $372       $ 14         $ 386
 Mortgage-backed securities                 (223)           20         (203)           21        (30)             (9)
 Investment securities                        24            10           34           149          9           158
 FHLB stock                                   14             5           19             4          5             9
 Federal funds sold                          (52)            7          (45)           44           (9)         35
 Other                                          (8)          5             (3)         10           (2)          8
                                           --------     ------        --------       ----       -------      -------
  Total interest-earning assets              400          (104)         296           600        (13)          587
                                           -------      ------        -------        ----       ------       -------
Interest-bearing liabilities:
 Demand and NOW deposits                     135            17          152           188        166           354
 Savings deposits and certificates           (39)          (36)         (75)           45        334           379
 FHLB advances                               262            51          313           106        (22)           84
                                           -------      ------        -------        ----       ------       -------
  Total interest-bearing liabilities       $ 358        $   32          390          $339       $478           817
                                           =======      ======        -------        ====       ======       -------
Net interest income                                                   $ (94)                                 $(230)
                                                                      =======                                =======

     The following table sets forth the weighted average yields on the Company's interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates for the Company at the dates indicated. Non-accruing loans have been included in the table as carrying a zero yield.

                                                                     At September 30,
                                                                --------------------------
                                                                 1997      1996      1995
                                                                -------   -------   ------
       Weighted average yield on:
        Loans receivable                                        7.74%     7.78%     8.13%
        Mortgage-backed securities                               6.66      6.53      6.97
        Investment securities                                    6.97      6.68      7.61
        Federal funds sold                                       5.28      5.48      5.57
        Other interest-earning assets                            5.22      4.93      5.35
        Combined weighted average yield on interest-earning      7.40      7.34      7.59
         assets
       Weighted average rate paid on:
        Savings deposits and certificates                        5.38      5.38      5.38
        Demand and NOW deposits                                  4.06      4.03      3.78
        FHLB advances                                            6.11      5.65      5.94
        Combined weighted average rate paid on interest-         5.21      5.17      5.23
         bearing liabilities
       Spread                                                    2.19      2.17      2.36

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

                              FINANCIAL CONDITION

     The Company's total assets increased $4.0 million, or 3.7%, from $108.5 million at September 30, 1996 to $112.5 million at September 30, 1997. This increase was primarily due to increases in net loans receivable of $6.9 million, cash and cash equivalents of $1.4 million, prem-ises and equipment of $400,000, investment securities of $100,000 and Federal Home Loan Bank stock of $100,000. These increases in assets, along with reductions in advances from the Federal Home Loan Bank of Topeka of $600,000, checks issued in excess of cash items of $500,000 and other accrued expenses and liabilities of $400,000 were funded by increases in deposits of $6.8 million and decreases in mortgage-backed securities of $4.7 million.

     Total loans receivable increased $6.9 million from $67.7 million at September 30, 1996, to $74.6 million at September 30, 1997. Increased economic activity in the Company's lending area resulted in loan originations exceeding loan repayments. The loan portfolio is comprised primarily of first mortgage loans secured by one- to four-family residential real estate located in the Company's market area. The increase in one- to four-family mortgage loans consisted primarily of 15- and 30-year fixed-rate loans and, to a lesser extent, one-year adjustable rate mortgages and mortgage loans with a fixed rate for the first three years of the loan term that automatically convert to one-year adjustable rate loans during the fourth year.

     The allowance for loan losses totaled $668,000 at September 30, 1997 which represented a $22,000 decrease from the allowance for loan losses at September 30, 1996. The ratio of the allowance for loan losses as a percent of total loans decreased from 1.02% at September 30, 1996 to .90% at September 30, 1997, primarily due to the increase in total loans receivable at September 30, 1997. The allowance for loan losses as a percent of non-performing loans decreased from 114.62% at September 30, 1996 to 48.05% at September 30, 1997, due to the increase in non-performing loans at September 30, 1997. At September 30, 1997, the Company's non-performing loans were comprised primarily of one- to four-family residential loans.

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

     Total deposits increased $6.8 million from $69.4 million at September 30, 1996, to $76.2 million at September 30, 1997. Deposits increased in fiscal 1997 primarily as a result of the "Bulldog" certificate account developed in January 1995 and the "Platinum" money fund account introduced in May 1995. The "Bulldog" account offers interest rates from 25 to 50 basis points above the local market for a term of eighteen months. The "Platinum" money fund account offers tiered rates on a limited transaction account with the highest rate paid on balances of $50,000 and above. Management feels the "Bulldog" certificate and "Platinum" money fund provide an alternative to deposit customers looking to higher risk investments with higher yields than certificates of deposit and money market accounts.

     Total borrowed funds decreased $600,000 from $24.3 million at September 30, 1996 to $23.7 million at September 30, 1997 although the average balance of FHLB advances during fiscal 1997 was $4.5 million higher than in fiscal 1996. The decrease was due to the principal repayment of advances obtained from the Federal Home Loan Bank of Topeka. The increase in deposits provided the Company with the opportunity to reduce the amount of its outstanding advances. Most of the advances obtained from the Federal Home Loan Bank of Topeka were originally used by the Company to invest in loans receivable at a positive spread over the term of the advances.

     Total stockholders' equity decreased approximately $1.5 million from $13.0 million at September 30, 1996 to $11.5 million at September 30, 1997. The decrease was primarily the result of the Company's use of $2.2 million to repurchase 197,963 shares of common stock and dividends of $231,000 paid to stockholders. These decreases were partially offset by the Company's net earnings from operations of $712,000, a fair value adjustment of $90,000 on ESOP shares committed for release, the repayment of employee stock ownership plan ("ESOP") debt of $73,000, common stock options exercised of $47,000, the amortization of unearned stock compensation of $44,000 and unrealized gains on securities available for sale of $26,000, net of deferred taxes.

--------------------------------------------------------------------------------

  Comparison of Fiscal Years Ended September 30, 1997 and September 30, 1996

     General. Net earnings for the fiscal year ended September 30, 1997 were $712,000 as compared to $815,000 for the fiscal year ended September 30, 1996, a decrease of $103,000, or 12.6%. The decrease in net earnings was primarily due to a non-recurring $251,000 gain on the sale of FHLMC stock which was recognized in the fiscal year ended September 30, 1996, with no similar activity in the fiscalyear ended September 30, 1997. To a lesser extent, the decrease in net earnings was due to decreases in net interest income of $94,00 and income from real estate operations of $60,000. These decreases to net earnings were partially offset by decreases in non-interest expenses of $273,000 and income tax expense of $19,000.

     Net Interest Income. Net interest income decreased $94,000, or 3.02%, for the fiscal year ended September 30, 1997 as compared to the fiscal year ended September 30, 1996. This decrease was due primarily to an increase in interest expense of $390,000, or 8.34%, offset partially by an increase in interest income of $296,000, or 3.81%. Interest expense increased primarily due to a $7.0 million increase in the average balance of interest-bearing liabilities and, to a lesser extent, a 2 basis point increase in the average rate paid on interest-bearing liabilities. Interest income increased primarily due to a $4.2 million increase in the average balance of interest-earning assets, partially offset by a 3 basis point decrease in yield on interest-earning assets.

     Interest Income. Interest income for the fiscal year ended September 30, 1997, increased to $8.1 million from $7.8 million for the fiscal year ended September 30, 1996. This increase resulted primarily from a $4.2 million increase in the average outstanding balance of interest-earning assets (due to the increase in the average balance of loans receivable and investment securities financed with borrowings from the Federal Home Loan Bank of Topeka and increased savings deposits) during the fiscal year ended September 30, 1997, as compared to the fiscal year ended September 30, 1996. These increases were partially offset by a decrease in the average yield on interest-earning assets. The average yield on interest-earning assets decreased 3 basis points to 7.53% during fiscal 1997, from 7.56% during fiscal 1996. This decrease was caused primarily by a decrease in yield on the Company's loans receivable from 8.22% to 7.98% due to new loans being originated at interest rates lower than those currently in the loan portfolio. This decrease was partially offset by an increase in yield on mortgage-backed securities from 6.54% to 6.61% and investment securities from 6.62% to 6.75%.

     Interest Expense. Interest expense for the fiscal year ended September 30, 1997, increased by $400,000 to $5.1 million as compared to $4.7 million for the fiscal year ended September 30, 1996. This increase was primarily the result of a $7.0 million increase in the average outstanding balance of interest-bearing liabilities during the fiscal year ended September 30, 1997 as compared to the fiscal year ended September 30, 1996. To a lesser extent, the increase in interest expense was due to a 2 basis point increase in average interest rates paid on interest-bearing liabilities. The increase in interest-bearing liabilities was primarily due to a $4.5 million increase in the average outstanding amount of advances obtained from the Federal Home Loan Bank of Topeka and a $3.3 million increase in demand and Now deposits. The advances were used by the Company to invest in loans receivable at a positive spread over the term of the advances.

     Provision for Loan Losses. There was no provision for losses on loans for the fiscal years ended September 30, 1997 and September 30, 1996. Management determined that additional provisions were not necessary based upon their analysis of the established allowance and review of the composition of the loan portfolio. The Company will continue to monitor its allowance for loan losses and make future additions to the allowance through the provision for loan losses as economic and regulatory conditions dictate. However, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, the Company's determinations as to the amount of the allowance for loan losses are subject to review by the regulatory agencies which can order the establishment of additional general or specific allowances.


     Non-interest Income. Non-interest income decreased $302,000 to $280,000 during the fiscal year ended September 30, 1997 as compared to $582,000 for the fiscal year ended September 30, 1996. The decrease was primarily due to a non-recurring $251,000 gain on the sale of FHLMC stock which was recognized in the fiscal year ended September 30, 1996, with no gains on the sale of securities recognized in the fiscal year ended September 30, 1997. To a lesser extent, the decrease was due to a decrease of $60,000 in income from real estate operations for the fiscal year ended September 30, 1997 as compared to the fiscal year ended September 30, 1996. Recurring non-interest income generally consists of servicing fees as well as deposit and other types of fees. Non-interest income levels are anticipated to remain stable in the future due to the small number of checking accounts held by the Company.


     Non-interest Expense. Total non-interest expense decreased to $2,111,000 for the fiscal year ended September 30, 1997 from $2,384,000 for the fiscal year ended September 30, 1996, a decrease of $273,000, or 11.4%. The decrease was primarily due to a one-time pre-tax charge of $432,000 during the fiscal year ended September 30, 1996, with no similar charge during the fiscal year ended September 30, 1997. The charge was related to a special assessment of
65.7 basis points on deposits of SAIF-insured institutions as of March 31,

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

1995, in order to recapitalize the Savings Association Insurance Fund. To a lesser extent, the decrease was due to a reduction in the Company's ongoing deposit insurance premium of $94,000, as a result of the recapitalization of the Savings Association Insurance Fund. These decreases were partially offset by increases in compensation and employee benefits of $146,000, other expenses of $58,000, occupancy and equipment of $37,000, and data processing fees of $12,000. The increase in compensation expense was primarily due to annual increases in salaries and bonuses and expense associated with the Company's ESOP due to the increase in the Company's stock price. In addition, the opening of a new branch office in Coffeyville, Kansas resulted in additional staff, advertising, stationery, printing and office supplies expense.

     Income Tax Expense. Income tax expense was $468,000 for the fiscal year ended September 30, 1997 compared to $487,000 for the fiscal year ended September 30, 1996, a decrease of $19,000. The decrease was primarily the result of a decrease in pre-tax income. The Company's effective tax rates were 39.7% and 37.4% for the fiscal years ended September 30, 1997 and September 30, 1996, respectively.


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

     Net Interest Income. Net interest income decreased $230,000, or 6.9%, for the fiscal year ended September 30, 1996 as compared to the fiscal year ended September 30, 1995. This decrease was due primarily to an increase in interest expense of $817,000, or 21.2%, offset partially by an increase in interest income of $587,000, or 8.2%. Interest expense increased primarily due to a 49 basis point increase in the average rate paid on interest-bearing liabilities and, to a lesser extent, an $8.0 million increase in the average balance of interest-bearing liabilities. Interest income increased primarily due to an $8.1 million increase in the average balance of interest-earning assets, partially offset by a 2 basis point decrease in yield on interest-earning assets.

     Interest Income. Interest income for the fiscal year ended September 30, 1996, increased to $7.8 million from $7.2 million for the fiscal year ended September 30, 1995. This increase resulted primarily from an $8.1 million increase in the average outstanding balance of interest-earning assets (due to the increase in the average balance of loans receivable and investment securities financed with borrowings from the Federal Home Loan Bank of Topeka and increased savings deposits) during the fiscal year ended September 30, 1996, as compared to the fiscal year ended September 30, 1995. These increases were partially offset by a decrease in the average yield on interest-earning assets. The average yield on interest-earning assets decreased 2 basis points to 7.56% during fiscal 1996, from 7.58% during fiscal 1995. This decrease was caused primarily by a decrease in yield on the Company's mortgage-backed securities portfolio from 6.64% to 6.54%. A portion of the Company's adjustable rate mortgage-backed securities adjusted downward due to decreases in market rates and lower yielding current rate mortgage-backed securities were purchased during the fiscal year.

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

--------------------------------------------------------------------------------

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

     Non-interest Expense. Total non-interest expense increased to $2,384,000 for the fiscal year ended September 30, 1996 from $1,820,000 for the fiscal year ended September 30, 1995, an increase of $564,000, or 31.0%. The increase was primarily due to a one-time pre-tax charge of $432,000, related to a special assessment of 65.7 basis points on deposits of SAIF-insured institutions as of March 31, 1995, in order to recapitalize the Savings Association Insurance Fund. As a result of the recapitalization of the Savings Association Insurance Fund, the Company expects its deposit insurance premium to be reduced from its current level in future periods. To a lesser extent, the increase was due to increases in compensation and employee benefits of $65,000, other expenses of $37,000, occupancy and equipment of $12,000, and data processing fees of $10,000. The increase in compensation expense was primarily due to annual increases in salaries and bonuses and expense associated with the Company's ESOP due to the increase in the Company's stock price.

     Income Tax Expense. Income tax expense was $487,000 for the fiscal year ended September 30, 1996 compared to $694,000 for the fiscal year ended September 30, 1995, a decrease of $207,000. The decrease was primarily the result of a decrease in pre-tax income. The Company's effective tax rates were 37.4% and 39.0% for the fiscal years ended September 30, 1996 and September 30, 1995, respectively. The decrease in the effective tax rates during fiscal 1996 was due primarily to a state tax credit received by the Company due to a charitable contribution to a non-profit organization.



Liquidity and Capital Resources

     The OTS requires minimum levels of liquid assets. During fiscal 1997, OTS regulations required First Federal to maintain an average daily balance of liquid assets (United States Treasury, federal agency, and other investments having maturities of five years or less) equal to at least 5.0% of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Such requirements may be changed from time to time by OTS to reflect changing economic conditions. Such investments are intended to provide a source of relatively liquid funds upon which First Federal may rely if necessary to fund deposit withdrawals and other short-term funding needs. First Federal's regulatory liquidity at September 30, 1997 was 7.20%. First Federal normally attempts to maintain liquidity between 7% and 9%. In addition to the regulatory liquidity requirement, the Association is required to maintain short-term liquid assets, as defined, equal to 1.0% of the average sum of net withdrawable deposits and other liabilities, as defined. First Federal's short-term liquidity ratio at September 30, 1997 was 3.23%.

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

     The Company's primary investing activity is the origination of mortgage loans and the purchase of mortgage-backed and other securities. At September 30, 1997, mortgage loans and mortgage-backed securities accounted for 87.6% of the Company's total assets. The Company has been able to generate sufficient cash through the retail deposit market, its traditional funding source, and through short-term borrowings, to provide the cash utilized in investing activities. A $9.0 million line of credit has also been established with the FHLB of Topeka with an outstanding balance of $4.0 million at September 30, 1997. The line of credit is scheduled to mature on February 6, 1998, and will most likely be renewed for another one year term at that time. The line of credit is subject to various conditions, including the pledging of acceptable collateral. The primary purpose of the line of credit is to serve as a back-up liquidity facility for the Company, however, the Company may from time to time utilize the line of credit to purchase investment securities and fund other commitments.

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

     The Company anticipates that it will have sufficient funds available to meet current loan commitments. At September 30, 1997, the Company had outstanding commitments to extend credit which amounted to $379,000. The Company is not aware of any trends, events or uncertainties which will have or that are reasonably likely to have a material effect on the Company's liquidity, capital resources or operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

     Certificates of deposit scheduled to mature in one year or less at September 30, 1997 totaled approximately $28.0 million. Management believes that a significant portion of such deposits will remain with the Company. There can be no assurance, however, that the Company can retain all such deposits. At September 30, 1997, the Company had $23.7 million in advances from the FHLB of Topeka with $12.8 million maturing in one year or less.

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), among other things, mandated the adoption of new minimum capital requirements that are no less stringent than the minimum capital requirements for national banks. These minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests: the tangible capital requirement, the core capital requirement, and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as retained earnings less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus supervisory goodwill) equal to 3.0% of assets. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances (less a specified percentage of certain equity investments) equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Association multiplies the book value of each asset on its balance sheet by a defined risk-weighting factor (e.g., one- to four-family residential loans carry a risk-weighted factor of 50%). Management has reviewed these capital standards and determined that the Association is in compliance with each of the three requirements. As of September 30, 1997, the Association's tangible capital, core capital, and risk-based capital of $9.3 million, $9.3 million, and $10.0 million exceeded the applicable minimum requirements by $7.7 million, $6.0 million, and $5.9 million, respectively.

     The following table sets forth the Association's compliance with such requirements at September 30, 1997.



                                                  Association capital level
                         OTS requirement            at September 30, 1997
                       --------------------   ----------------------------------
                        % of                   % of                    Amount
                       Assets      Amount     Assets       Amount     of Excess
Capital standard       --------   ---------   ----------   --------   ----------
                                        (Dollars in Thousands)
Tangible capital        1.50%      $ 1,666     8.42%        $9,349      $ 7,683
Core capital (1)        3.00         3,333     8.42          9,349        6,016
Risk-based capital      8.00         4,093    19.53          9,989        5,896

----------
(1) Based on current core capital requirement of 3%.

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



Effect of New Accounting Standards

     SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued in 1996. It revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. It became effective for some transactions occurring after December 31, 1996, and will be effective for others in 1998. The adoption of SFAS No. 125 is not expected to have a material impact on the results of operations or financial condition of the Company.


     Also, in March 1997, the accounting requirements for calculating earnings per share were revised by SFAS No. 128, "Earnings Per Share." Basic earnings per share for the quarter ending December 31, 1997 and later will be calculated solely on average common shares

--------------------------------------------------------------------------------

outstanding. Diluted earnings per share will reflect the potential dilution of stock options and other common stock equivalents. All prior calculations will be restated to be comparable to the new methods. As the Company has dilution from stock options, the new calculation methods will increase basic earnings per share over what otherwise would have been reported as primary earnings per share, while there will be little effect on fully diluted earnings per share.

     In June 1997, the Financial Accounting Standards Board "FASB" issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Income tax effects must also be shown. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 130 relates solely to disclosure provisions and therefore will not have a material impact on the results of operations or financial condition of the Company.

     In June 1997, The FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement is effective for financial statements for periods beginning after December 15, 1997. The adoption of SFAS No. 131 relates solely to disclosure provisions and therefore will not have a material impact on the results of operations or financial condition of the Company.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------


[GRAPHIC OMITTED]

     Board of Directors
     First Independence Corporation and Subsidiary

     We have audited the accompanying consolidated balance sheets of First Independence Corporation and Subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Independence Corporation and Subsidiary as of September 30, 1997 and 1996, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with generally accepted accounting principles.


[GRAPHIC OMITTED]

     Wichita, Kansas
     October 24, 1997

First Independence Corporation and Subsidiary
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

September 30,


 ASSETS

                                                                                                1997               1996
                                                                                            -----------------  -----------------
Cash and due from banks                                                                      $     961,350      $     753,134
Federal funds sold                                                                               1,600,000            400,000
Other interest-bearing deposits                                                                    589,877            610,295
                                                                                             -------------      -------------
     Cash and cash equivalents                                                                   3,151,227          1,763,429
Investment securities held to maturity (estimated fair value of $2,996,300 in 1997 and
 $1,970,980 in 1996)                                                                             3,000,000          2,000,000
Investment securities available for sale                                                         4,311,406          5,235,073
Mortgage-backed securities held to maturity (estimated fair value of $23,748,569 in 1997
and
 $27,873,630 in 1996)                                                                           23,527,689         28,039,314
Mortgage-backed securities available for sale                                                      471,618            659,207
Loans receivable, net                                                                           74,558,783         67,682,920
Premises and equipment, net                                                                      1,297,500            910,813
Federal Home Loan Bank stock, at cost                                                            1,368,900          1,239,500
Accrued interest receivable                                                                        712,298            667,920
Real estate acquired through foreclosure                                                            12,131             11,845
Deferred income taxes                                                                                   --            173,904
Other                                                                                              111,107            155,304
                                                                                             $ 112,522,659      $ 108,539,229
                                                                                             =============      =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                                     $  76,229,176      $  69,356,422
Advances from borrowers for taxes and insurance                                                    693,069            678,072
Checks issued in excess of cash items                                                                   --            492,627
Deferred income taxes                                                                               34,048                 --
Advances from Federal Home Loan Bank                                                            23,700,000         24,300,000
Accrued expenses and other                                                                         337,085            709,599
                                                                                             -------------      -------------
     Total liabilities                                                                         100,993,378         95,536,720
Stockholders' equity
  Preferred stock, $.01 par value, 500,000 shares authorized; none issued                               --                 --
  Common stock, $.01 par value, 2,500,000 shares authorized; 1,498,392 shares issued in
    1997 and 749,196 shares issued in 1996                                                          14,984              7,492
  Additional paid-in capital                                                                     7,122,744          7,053,143
  Retained earnings - substantially restricted                                                   9,441,054          8,960,098
  Unrealized gain (loss) on securities available for sale, net of related taxes                     15,112            (11,293)
  Required contributions for shares acquired by Employee Stock Ownership Plan (ESOP)              (218,212)          (290,949)
  Unearned stock compensation - recognition and retention plan (RRP)                               (43,634)           (87,278)
  Treasury stock, 520,059 shares in 1997 and 331,550 shares in 1996 - at cost                   (4,802,767)        (2,628,704)
                                                                                             -------------      -------------
     Total stockholders' equity                                                                 11,529,281         13,002,509
                                                                                             -------------      -------------
                                                                                             $ 112,522,659      $ 108,539,229
                                                                                             =============      =============

The accompanying notes are an integral part of these statements.

First Independence Corporation and Subsidiary
CONSOLIDATED STATEMENTS OF EARNINGS
--------------------------------------------------------------------------------

Year ended September 30,



                                                1997            1996
                                             -------------   ------------
Interest income
  Loans                                       $ 5,684,053     $ 5,189,361
  Mortgage-backed securities                    1,726,754       1,929,927
  Investment securities                           513,223         478,990
  Interest-bearing deposits and other             145,016         174,825
                                              -----------     -----------
     Total interest income                      8,069,046       7,773,103
Interest expense
  Deposits                                      3,659,320       3,581,799
  Borrowed funds                                1,399,263       1,087,249
                                              -----------     -----------
     Total interest expense                     5,058,583       4,669,048
                                              -----------     -----------
Net interest income                             3,010,463       3,104,055
Other income
  Gain on sale of investment securities                --         250,945
  Service charges                                 199,459         178,949
  Real estate operations                           34,179          94,199
  Other                                            46,795          58,292
                                              -----------     -----------
                                                  280,433         582,385
General, administrative and other expense
  Employee compensation and benefits            1,239,516       1,093,509
  Occupancy and equipment                         167,944         131,172
  Data processing fees                            150,896         138,659
  Federal deposit insurance premiums               65,626         591,677
  Other operating                                 487,516         429,304
                                              -----------     -----------
                                                2,111,498       2,384,321
                                              -----------     -----------
Earnings before income taxes                    1,179,398       1,302,119
Income tax expense                                467,718         486,826
                                              -----------     -----------
     NET EARNINGS                             $   711,680     $   815,293
                                              ===========     ===========
Earnings per share                            $       .68     $       .69

The accompanying notes are an integral part of these statements.

First Independence Corporation and Subsidiary
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

Years ended September 30, 1996 and 1995



                                                                                     Unrealized
                                                                                        gain
                                                                                      (loss) on
                                                                                     securities
                                                    Additional                        available
                                        Common       paid-in         Retained         for sale,
                                        stock        capital         earnings           net
                                       ----------  ---------------  ---------------  ------------
Balance at October 1, 1995              $  7,492    $ 6,998,314      $ 8,358,681     $ 176,580
Net earnings for the year                     --             --          815,293            --
Cash dividends of $.188 per share             --             --         (213,876)           --
Common stock options exercised                --         (5,250)              --            --
Depreciation of securities available
 for sale                                     --             --               --      (187,873)
ESOP loan repayments                          --             --               --            --
Fair value adjustment on ESOP
 shares committed for release                 --         60,079               --            --
Amortization of unearned stock
 compensation                                 --             --               --            --
Purchase of 125,846 shares of
 treasury stock                               --             --               --            --
                                        --------    -----------      -----------     ---------
Balance at September 30, 1996              7,492      7,053,143        8,960,098       (11,293)
Net earnings for the year                     --             --          711,680            --
Cash dividends of $.238 per share             --             --         (230,724)           --
Common stock options exercised                --        (12,499)              --            --
Appreciation of securities available
 for sale                                     --             --               --        26,405
ESOP loan repayments                          --             --               --            --
Fair value adjustment on ESOP
 shares committed for release                 --         89,592               --            --
Amortization of unearned stock
 compensation                                 --             --               --            --
Purchase of 197,963 shares of
 treasury stock                               --             --               --            --
Two-for-one stock split                    7,492         (7,492)              --            --
                                        --------    -----------      -----------     ---------
Balance at September 30, 1997           $ 14,984    $ 7,122,744      $ 9,441,054     $  15,112
                                        ========    ===========      ===========     =========


                                        Required
                                         contri-
                                         butions          Unearned
                                        for shares         stock
                                        acquired          compen-         Treasury
                                         by ESOP        sation - RRP        stock             Total
                                       ---------------  --------------  -----------------  ----------------
Balance at October 1, 1995              $  (363,686)     $  (130,922)    $  (1,446,524)     $ 13,599,935
Net earnings for the year                        --               --                --           815,293
Cash dividends of $.188 per share                --               --                --          (213,876)
Common stock options exercised                   --               --            25,250            20,000
Depreciation of securities available
 for sale                                        --               --                --          (187,873)
ESOP loan repayments                         72,737               --                --            72,737
Fair value adjustment on ESOP
 shares committed for release                    --               --                --            60,079
Amortization of unearned stock
 compensation                                    --           43,644                --            43,644
Purchase of 125,846 shares of
 treasury stock                                  --               --        (1,207,430)       (1,207,430)
                                        -----------      -----------     -------------      ------------
Balance at September 30, 1996              (290,949)         (87,278)       (2,628,704)       13,002,509
Net earnings for the year                        --               --                --           711,680
Cash dividends of $.238 per share                --               --                --          (230,724)
Common stock options exercised                   --               --            59,769            47,270
Appreciation of securities available
 for sale                                        --               --                --            26,405
ESOP loan repayments                         72,737               --                --            72,737
Fair value adjustment on ESOP
 shares committed for release                    --               --                --            89,592
Amortization of unearned stock
 compensation                                    --           43,644                --            43,644
Purchase of 197,963 shares of
 treasury stock                                  --               --        (2,233,832)       (2,233,832)
Two-for-one stock split                          --               --                --                --
                                        -----------      -----------     -------------      ------------
Balance at September 30, 1997           $  (218,212)     $   (43,634)    $  (4,802,767)     $ 11,529,281
                                        ===========      ===========     =============      ============

The accompanying notes are an integral part of these statements.

First Independence Corporation and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

Year ended September 30,



                                                                                              1997              1996
                                                                                          ---------------   ---------------
Cash flows from operating activities
  Net earnings                                                                            $    711,680      $    815,293
  Adjustments to reconcile net earnings to net cash provided by operating activities
     Depreciation                                                                               84,077            55,895
     Amortization of premiums and discounts on investments and mortgage-backed                  88,993           106,967
      securities
     Gain on sale of investment securities                                                          --          (250,945)
     Amortization of deferred loan origination fees                                            (60,988)          (64,119)
     Amortization of expense related to employee benefit plans                                 205,973           176,460
     Gain on sale of real estate acquired through foreclosure                                  (41,216)         (111,956)
     Deferred income taxes                                                                     191,768           (38,769)
     Other                                                                                         229             3,402
     Increase (decrease) in cash due to changes in
      Accrued interest receivable                                                              (44,378)          (49,482)
      Other assets                                                                              22,957            (4,829)
      Accrued expenses and other liabilities                                                  (369,995)          503,251
      Income taxes payable                                                                      50,864          (123,286)
                                                                                          ------------      ------------
        Net cash provided by operating activities                                              839,964         1,017,882
Cash flows from investing activities
  Proceeds from sale of available for sale securities                                               --           263,145
  Proceeds from maturities and repayment of securities
     Available for sale                                                                      2,188,741         3,167,307
     Held to maturity                                                                        6,412,465         5,236,916
  Purchase of securities
     Available for sale                                                                     (1,154,129)       (2,217,489)
     Held to maturity                                                                       (3,000,000)       (5,790,535)
  Net increase in loans                                                                     (6,830,223)       (7,215,690)
  Capital expenditures                                                                        (470,993)         (308,867)
  Proceeds from sale of real estate acquired through foreclosure                                24,136            37,669
  Other                                                                                             --             2,219
                                                                                          ------------      ------------
     Net cash used in investing activities                                                  (2,830,003)       (6,825,325)
Cash flows from financing activities
  Net increase in deposits                                                                   6,872,754         1,429,794
  Net increase (decrease) in advances from borrowers for taxes and insurance                    14,996          (564,868)
  Net increase (decrease) in checks issued in excess of cash items                            (492,627)          492,627
  Advances from Federal Home Loan Bank                                                      17,500,000        20,900,000
  Repayment of Federal Home Loan Bank advances                                             (18,100,000)      (15,400,000)
  Cash dividends paid                                                                         (230,724)         (213,876)
  Purchase of treasury stock                                                                (2,233,832)       (1,207,430)
  Stock options exercised                                                                       47,270            20,000
                                                                                          ------------      ------------
     Net cash provided by financing activities                                               3,377,837         5,456,247
                                                                                          ------------      ------------
Net increase (decrease) in cash and cash equivalents                                         1,387,798          (351,196)
Cash and cash equivalents at beginning of year                                               1,763,429         2,114,625
                                                                                          ------------      ------------
Cash and cash equivalents at end of year                                                  $  3,151,227      $  1,763,429
                                                                                          ============      ============
Supplemental disclosures of cash flow information
  Cash paid during the year for
     Income taxes                                                                         $    225,086      $    648,881
     Interest                                                                                4,935,024         4,669,113
  Noncash investing and financing activities
     Transfer from loans to real estate acquired through foreclosure                            88,772            11,845
     Issuance of loans receivable in connection with the sale of real estate acquired           51,600            45,000
      through foreclosure

The accompanying notes are an integral part of these statements.

First Independence Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
September 30, 1997 and 1996

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

     3. Investment securities and mortgage-backed securities


     Investment securities and mortgage-backed securities are classified in three categories and accounted for as follows: (a) debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost, (b) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings and (c) debt and equity securities not classified as either held to maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity.


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

First Independence Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------
September 30, 1997 and 1996

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

     7. Premises and equipment

     Premises and equipment are carried at cost less accumulated depreciation. Depreciation is included in occupancy and equipment expense and is provided by the straight-line method over the following estimated useful lives:



                                              Years
                                              ------
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

     10. Earnings per share

     Primary earnings per share is based upon the weighted average shares outstanding during the year including those stock options that are dilutive. Weighted average common shares deemed outstanding totaled 1,041,034 and 1,189,586 for the years ended September 30, 1997 and 1996, respectively.

     Fully-diluted earnings per share assumes the exercise of all outstanding stock options at the beginning of the respective fiscal period and subsequent reinvestment of the cash proceeds in the Company's common shares at either the closing price or weighted average market price of the common stock for the fiscal year, whichever is greater. Fully diluted earnings per share for the years ended September 30, 1997 and 1996 are based on 1,051,516 and 1,191,372 weighted-average shares outstanding, respectively. Computed primary and fully-diluted earnings per share were the same in both 1997 and 1996.

     Common shares outstanding exclude unallocated and uncommitted shares held by the ESOP trust.

--------------------------------------------------------------------------------

     11. Common stock split

     On December 8, 1996, the Corporation's Board of Directors announced a two-for-one stock split effected in the form of a stock dividend to stockholders of record as of January 10, 1997. All references in the financial statements to number of shares, per share amounts and market prices of the Corporation's common stock have been retroactively restated to reflect the increased number of common shares outstanding.

NOTE B -- INVESTMENT SECURITIES

     The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities are as follows:

                                                               September 30, 1997
                                           ----------------------------------------------------------
                                                             Gross          Gross         Estimated
                                            Amortized      unrealized     unrealized        fair
                                              cost           gains          losses          value
      Held to maturity                     -------------   ------------   ------------   ------------
U.S. Government agency obligations          $ 3,000,000      $  2,860       $ 6,560       $ 2,996,300
                                            ===========      ========       =======       ===========
     Available for sale
Intermediate term liquidity portfolio       $   327,017      $    639       $    --       $   327,656
U.S. Government and agency obligations        3,961,757        29,213         7,220         3,983,750
                                            -----------      --------       -------       -----------
                                            $ 4,288,774      $ 29,852       $ 7,220       $ 4,311,406
                                            ===========      ========       =======       ===========

                                                               September 30, 1996
                                           ----------------------------------------------------------
                                                             Gross          Gross         Estimated
                                            Amortized      unrealized     unrealized        fair
                                              cost           gains          losses          value
      Held to maturity                     -------------   ------------   ------------   ------------
U.S. Government agency obligations          $ 2,000,000      $     --       $ 29,020      $ 1,970,980
                                            ===========      ======         ========      ===========
     Available for sale
Intermediate term liquidity portfolio       $   308,102      $     --       $    579      $   307,523
U.S. Government and agency obligations        4,934,938        29,016         36,404        4,927,550
                                            -----------      --------       --------      -----------
                                            $ 5,243,040      $ 29,016       $ 36,983      $ 5,235,073
                                            ===========      ========       ========      ===========

     The amortized cost and estimated fair value of U.S. Government and agency obligations at September 30, 1997, by term to maturity are as follows:

                                              Estimated
                              Amortized         fair
                                cost            value
      Held to maturity       -------------   ------------
Due in two to five years      $ 1,000,000     $ 1,001,250
Due five to ten years           2,000,000       1,995,050
                              -----------     -----------
                              $ 3,000,000     $ 2,996,300
                              ===========     ===========
     Available for sale
Due in one year or less       $   993,777     $   998,750
Due in one to two years           978,149         995,000
Due in two to five years        1,989,831       1,990,000
                              -----------     -----------
                              $ 3,961,757     $ 3,983,750
                              ===========     ===========

     During the year ended September 30, 1996 the Association sold FHLMC stock designated as available for sale for total proceeds of $263,145 realizing a gain of $250,945.

     The intermediate term liquidity portfolio does not have a contractual due date.

     Investment securities with a fair value of $993,440 at September 30, 1997 were pledged to secure government deposits.

First Independence Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------
September 30, 1997 and 1996

NOTE C -- MORTGAGE-BACKED SECURITIES

     The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of mortgage-backed securities are summarized as follows:



                                                               September 30, 1997
                                          ------------------------------------------------------------
                                                             Gross          Gross         Estimated
                                           Amortized       unrealized     unrealized         fair
                                              cost           gains          losses          value
      Held to maturity                    --------------   ------------   ------------   -------------
  GNMA certificates                        $     88,687      $   8,094      $      --     $     96,781
  FHLMC certificates                          8,304,231        145,519         10,514        8,439,236
  FNMA certificates                           6,535,590        154,284         29,048        6,660,826
  Collateralized mortgage obligations         8,599,181         64,924        112,379        8,551,726
                                           ------------     ----------     ----------     ------------
                                           $ 23,527,689      $ 372,821      $ 151,941     $ 23,748,569
                                           ============     ==========     ==========     ============
       Available for sale
  FHLMC certificates                       $    469,874      $   1,744      $      --     $    471,618
                                           ============     ==========     ==========     ============


                                                               September 30, 1996
                                          ------------------------------------------------------------
                                                             Gross          Gross         Estimated
                                           Amortized       unrealized     unrealized         fair
                                              cost           gains          losses          value
      Held to maturity                    --------------   ------------   ------------   -------------
  GNMA certificates                        $    122,921      $  10,687      $      --     $    133,608
  FHLMC certificates                         10,066,669         60,422         62,866       10,064,225
  FNMA certificates                           8,912,022        118,258         47,439        8,982,841
  Collateralized mortgage obligations         8,937,702             --        244,746        8,692,956
                                           ------------     ----------     ----------     ------------
                                           $ 28,039,314      $ 189,367      $ 355,051     $ 27,873,630
                                           ============     ==========     ==========     ============
       Available for sale
  FHLMC certificates                       $    669,454      $      --      $  10,247     $    659,207
                                           ============     ==========     ==========     ============

     Mortgage-backed securities generally mature ratably over the 30-year term of the underlying loans collateralizing the securities. Expected maturities on mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     Mortgage-backed securities with a fair value of $13,295,170 and $11,005,909 at September 30, 1997 and 1996, respectively, are pledged to secure government and other deposits.

--------------------------------------------------------------------------------

NOTE D -- LOANS RECEIVABLE

     Loans receivable at September 30 are summarized as follows:



                                                    1997               1996
                                                ----------------   ----------------
  First mortgage loans
   Secured by one-to-four family residences      $ 64,152,604       $ 57,352,844
   Secured by multi-family residences               1,164,442          1,370,715
   Nonresidential                                   7,478,908          7,223,602
   Construction                                       763,712          1,833,750
                                                 ------------       ------------
     Total first mortgage loans                    73,559,666         67,780,911
  Consumer and other loans
   Savings                                            349,531            364,011
   Automobile                                         704,519            402,592
   Home equity and second mortgages                   550,008            781,199
   Unsecured home improvement                         274,267            183,630
   Other                                              661,209            184,723
                                                 ------------       ------------
     Total consumer and other loans                 2,539,534          1,916,155
  Less
   Allowance for loan losses                         (668,185)          (690,009)
   Loans in process                                  (571,808)        (1,050,012)
   Unearned discounts                                  (2,726)            (2,929)
   Deferred loan origination fees                    (297,698)          (271,196)
                                                 ------------       ------------
                                                   (1,540,417)        (2,014,146)
     Net loans receivable                        $ 74,558,783       $ 67,682,920
                                                 ============       ============

     Activity in the allowance for loan losses is summarized as follows for the years ended September 30:




                                     1997            1996
                                   -------------   ----------
  Balance at beginning of year      $ 690,009       $ 690,009
  Loans charged off                   (21,824)             --
                                    ---------       ---------
  Balance at end of year            $ 668,185       $ 690,009
                                    =========       =========

     The Association's lending efforts have historically focused on one-to-four family residential real estate loans, which comprise approximately 84% (1997) and 82% (1996) of the total loan portfolio. Approximately 4% (1997) and 5%
(1996) of the Association's one-to-four family residential real estate loans are secured by properties located outside of the primary lending area of Montgomery and surrounding Kansas counties. Generally, such loans have been underwritten on the basis of 80% to 90% loan-to-value ratio or mortgage insurance was required. The Association, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area thereby impairing collateral values. Management believes, however, that real estate values in the Association's primary lending area are currently stable or increasing.

     Approximately 11% (1997) and 12% (1996) of the loan portfolio is comprised of nonresidential and multi-family real estate loans with approximately 13%
(1997) and 20% (1996) of this total collateralized by properties located outside the Association's primary lending area.

     Loans serviced under a County Mortgage Revenue Bond totaled $1,471,229 and $1,606,982 at September 30, 1997 and 1996, respectively.

First Independence Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------
September 30, 1997 and 1996

     In the normal course of business, the Association makes loans to directors, executive officers and related entities. An analysis of aggregate loan activity with this group is as follows:


  Loans outstanding at October 1, 1996         $ 563,082
  New loans                                       37,528
  Repayments                                     (72,726)
                                               ---------
  Loans outstanding at September 30, 1997      $ 527,884
                                               =========

     Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. The recorded investment in these loans and the valuation allowance for losses related to loan impairment at September 30 are as follows:



                                           1997          1996
                                         -----------   ----------
  Principal amount of impaired loans      $ 206,691     $ 210,309
  Less valuation allowance                   69,691        73,309
                                          ---------     ---------
                                          $ 137,000     $ 137,000
                                          =========     =========

     The Association has no impaired loans for which there is no related allowance for losses. Interest income of $9,537 and $17,267 was recognized and collected on impaired loans during the year ended September 30, 1997 and 1996, respectively.

     Nonaccrual loans totaled $1,017,367 and $366,832 at September 30, 1997 and 1996, respectively. Interest income that would have been recorded under the original terms of such loans approximated $40,000 and $20,000 for the years ended September 30, 1997 and 1996, respectively. Interest income that was recorded was insignificant for the years ended September 30, 1997 and 1996. The Association is not committed to make additional loans to borrowers whose loans have been modified.


NOTE E -- ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable at September 30 is summarized as follows:



                                   1997          1996
                                 -----------   ----------
  Loans receivable                $ 450,257     $ 404,266
  Mortgage-backed securities        171,729       205,389
  Investment securities              90,312        58,265
                                  ---------     ---------
                                  $ 712,298     $ 667,920
                                  =========     =========

NOTE F -- PREMISES AND EQUIPMENT

     Premises and equipment at September 30 are summarized as follows:



                                           1997           1996
                                        -------------   -----------
  Land                                   $    74,958    $  74,958
  Building                                 1,281,916      923,518
  Furniture, fixtures and equipment          383,148      307,821
  Automobiles                                 43,579       38,729
                                         -----------    ---------
                                           1,783,601    1,345,026
  Less accumulated depreciation              486,101      434,213
                                         -----------    ---------
                                         $ 1,297,500    $ 910,813
                                         ===========    =========

--------------------------------------------------------------------------------

NOTE G -- REAL ESTATE OPERATIONS

     A summary of real estate operations is as follows for the years ended September 30:



                                                                      1997           1996
                                                                    ------------   -------------
  Gain on sale of real estate acquired through foreclosure, net      $ 41,216       $ 111,956
  Net operating expense                                                (7,037)        (17,757)
                                                                     --------       ---------
  Income from real estate operations                                 $ 34,179       $  94,199
                                                                     ========       =========

     Real estate operations of the Association consist primarily of paying property taxes and general maintenance expenses on the properties held.


NOTE H -- DEPOSITS

     Deposits at September 30 are summarized as follows:



                                         Weighted
                                      average rate at
                                       September 30,                 1997                          1996
                                     -----------------   ----------------------------   ---------------------------
                                      1997     1 996        Amount        Percent          Amount        Percent
                                     -------   -------   --------------   -----------   --------------   ----------
  NOW accounts  ..................   2.05%     2.31%      $  2,058,500        2.70%      $  1,631,512        2.35%
  First Super NOW accounts  ......   2.30       2.56         1,704,678        2.24          1,600,400        2.31
  First Money Fund accounts ......   4.51       4.48        20,702,177       27.15         15,552,973       22.43
                                                                            ------       ------------      ------
     Total demand deposits  ......   4.16       4.15        24,465,355       32.09         18,784,885       27.09
  Passbook savings accounts ......   2.89       2.89         2,702,740        3.55          2,649,720        3.82
  Certificates of deposit
   3.00% to 3.99%  ...............   3.75       3.81             4,539         .01              8,565         .01
   4.00% to 4.99%  ...............   4.77       4.58         2,189,277        2.87          4,216,378        6.08
   5.00% to 5.99%  ...............   5.55       5.46        39,910,696       52.36         30,296,166       43.68
   6.00% to 6.99%  ...............   6.30       6.37         6,930,530        9.09         13,366,636       19.27
   7.00% to 7.99%  ...............   7.00       7.02            26,039         .03             25,241         .04
   8.00% to 8.99%  ...............     --       8.35                --          --              8,831         .01
                                                                            ------       ------------      ------
  Total savings certificates   ...   5.62       5.64        49,061,081       64.36         47,921,817       69.09
                                                                            ------       ------------      ------
  Total savings ..................   5.48       5.48        51,763,821       67.91         50,571,537       72.91
                                                                            ------       ------------      ------
  Total deposits   ...............   5.06       5.12      $ 76,229,176      100.00%      $ 69,356,422      100.00%
                                                                            ======       ============      ======

First Independence Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------
September 30, 1997 and 1996

     The aggregate amount of certificates of deposit and savings with a minimum denomination of $100,000 was $3,844,877 and $2,489,514 at September 30, 1997
and 1996, respectively.

     Scheduled maturities of certificates of deposit are as follows:

September 30, 1997



                        Less than          One to         Three to
                         one year        three years      five years        Total
                       --------------   --------------   -------------   -------------
   3.00% to 3.99%       $      4,539     $         --     $        --     $      4,539
   4.00% to 4.99%          1,734,025          455,252              --        2,189,277
   5.00% to 5.99%         23,918,436       15,493,876         498,384       39,910,696
   6.00% to 6.99%          2,351,745        2,411,600       2,167,185        6,930,530
   7.00% to 7.99%                 --           26,039              --           26,039
                        ------------     ------------     -----------     ------------
                        $ 28,008,745     $ 18,386,767     $ 2,665,569     $ 49,061,081
                        ============     ============     ===========     ============

September 30, 1996



                        Less than          One to         Three to
                         one year        three years      five years        Total
                       --------------   --------------   -------------   -------------
   3.00% to 3.99%       $      8,565     $         --     $        --     $      8,565
   4.00% to 4.99%          3,420,783          795,595              --        4,216,378
   5.00% to 5.99%         19,637,400        9,795,294         863,472       30,296,166
   6.00% to 6.99%          7,903,547        3,068,176       2,394,913       13,366,636
   7.00% to 7.99%                 --               --          25,241           25,241
   8.00% to 8.99%              8,831               --              --            8,831
                        ------------     ------------     -----------     ------------
                        $ 30,979,126     $ 13,659,065     $ 3,283,626     $ 47,921,817
                        ============     ============     ===========     ============

     Interest expense on deposits for the years ended September 30 is summarized as follows:



                                 1997            1996
                              -------------   ------------
  Certificates of deposit      $ 2,745,188     $ 2,819,977
  NOW accounts                     878,302         730,627
  Demand deposits                   35,830          31,195
                               -----------     -----------
                               $ 3,659,320     $ 3,581,799
                               ===========     ===========

NOTE I -- ADVANCES FROM FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank at September 30 consist of the following:



                                       1997                             1996
                          -------------------------------  ------------------------------
                               Rates          Amount            Rates          Amount
                          ---------------  --------------  ---------------  -------------
  Variable rates  ......   5.67% - 6.00%    $  8,400,000    5.40% - 5.75%    $ 10,600,000
  Fixed rates  .........   4.92  - 7.06       15,300,000    4.92  - 7.06       13,700,000
                                              ----------                     ------------
                                            $ 23,700,000                     $ 24,300,000
                                            ============                     ============

--------------------------------------------------------------------------------

     The Company has a line of credit with the Federal Home Loan Bank totaling $9,000,000 with an outstanding balance of $4,000,000 at September 30, 1997.

     Aggregate maturities for the years following September 30, 1997 are as follows:


1998 ..................    $ 12,800,000
1999 ..................       2,900,000
2001 ..................       3,000,000
2002 ..................       5,000,000
                           ------------
                           $ 23,700,000
                           ============

     Assets of the Association are subject to a blanket pledge agreement to collateralize the advances.


NOTE J -- EMPLOYEE BENEFITS

     The Corporation sponsors a leveraged employee stock ownership plan ("ESOP") that covers all full-time employees. All employees of the Corporation are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they work at least 1,000 hours. The Corporation makes annual contributions to the ESOP equal to the ESOP's debt service. All dividends received by the ESOP are credited to the employee's stock ownership account. The unallocated ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. Accordingly, unpaid ESOP debt is reflected as a deduction from stockholders' equity. ESOP compensation expense was $174,215 and $145,360 for the years ended September 30, 1997 and 1996, respectively.

     The ESOP shares as of September 30, 1997 were as follows:


           Allocated shares                                              58,190
           Unreleased shares                                             43,642
                                                                         ------
            Total ESOP shares                                           101,832
                                                                        =======
           Fair value of unreleased shares at September 30, 1997      $ 610,988
                                                                      =========

     Additionally, the Corporation has a Recognition and Retention Plan (RRP) as a means of providing directors and certain key employees of the Association with an ownership interest in a manner designed to compensate such directors and key employees for services to the Corporation. During fiscal 1994 the RRP purchased 43,642 shares of common stock. Such shares are earned and allocated ratably to participants over five years. Expense under the RRP totaled $43,644 for each of the years ended September 30, 1997 and 1996.

     The Company has adopted a Stock Option and Incentive Plan (SOP) for designated participants. The SOP provides for up to 145,474 shares of common stock to be issued to participants. The option price of any options granted may not be less than the market value of the common stock on the date of the grant and unless otherwise specified, the options expire ten years from the date of the grant. A summary of the Company's stock option plan as of September 30, 1997 and 1996 and changes during the years ended as of those dates is presented below:



                                                    Weighted
                                                     average
                                                    exercise
                                         Shares      price
                                        ---------   ---------
  Outstanding at October 1, 1995         125,276    $ 5.14
   Exercised                               4,000      5.00
                                         -------
  Outstanding at September 30, 1996      121,276      5.14
   Exercised                               9,454      5.00
                                         -------
  Outstanding at September 30, 1997      111,822      5.15
                                         =======

First Independence Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------
September 30, 1997 and 1996

     All options outstanding at September 30, 1997 were exercisable and can be summarized as follows:

                         Exercise         Remaining
        Shares            price              life
----------------------   ----------   ------------------
               98,186    $ 5.00       6 years
               11,636      6.19       6 years 4 months
                2,000      6.69       6 years 10 months
 --------------------
              111,822
 ====================


     The Association participates in a defined benefit multi-employer pension plan. Substantially all employees are eligible and benefits are based on the employee's salary and years of service. No contribution was made or required to be made by the Association for the years ended September 30, 1997 and 1996 due to the plan's overfunded status. Separate actuarial disclosure information is not available due to the plan being a multi-employer pension plan.


NOTE K -- INCOME TAXES

     Income tax expense for the years ended September 30 consists of the following:

                 1997          1996
               -----------   -------------
  Current       $ 275,950     $ 525,595
  Deferred        191,768       (38,769)
                ---------     ---------
                $ 467,718     $ 486,826
                =========     =========

     Reconciliation of income tax expense computed at the federal statutory rate of 34% and income tax expense for the years ended September 30 is as follows:

                                                         1997            1996
                                                       -------------   -------------
  Income tax expense at statutory rate                  $ 400,995       $ 442,720
  Kansas privilege tax, net of federal tax benefit         52,542          51,434
  State contribution credit                               (28,875)        (28,875)
  Other                                                    43,056          21,547
                                                        ---------       ---------
                                                        $ 467,718       $ 486,826
                                                        =========       =========

     The tax effects of temporary differences that give rise to deferred tax assets and liabilities at September 30 are as follows:

                                                 1997            1996
                                              --------------   ----------
  Deferred tax assets
   Allowance for loan losses                   $  241,667       $ 226,927
   SAIF recapitalization assessment                    --         171,156
   Accrued bonuses                                  8,327           7,138
   State contribution credit                       18,924          28,875
   Other                                            5,780           4,710
                                               ----------       ---------
      Total deferred tax assets                   274,698         438,806
                                               ----------       ---------
  Deferred tax liabilities
   Securities available for sale                   23,393          20,232
   Depreciation of property and equipment          34,622          29,191
   Federal Home Loan Bank stock dividends         250,731         215,479
                                               ----------       ---------
      Total deferred tax liabilities              308,746         264,902
                                               ----------       ---------
      Net deferred tax asset (liability)       $  (34,048)      $ 173,904
                                               ==========       =========

     The Association was allowed a special bad debt deduction based on a percentage of earnings, generally limited to 8% of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. This percentage of earnings bad debt deduction had accumulated to approximately $2.7 million as of September 30, 1997. If the amounts that

--------------------------------------------------------------------------------

qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. The approximate amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction is $850,000 at September 30, 1997. See Note M for additional information regarding future percentage of earnings bad debt deductions.


NOTE L -- STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL

     The Association is subject to various regulatory capital requirements administered by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total risk-based and Tier 1 capital to risk-weighted assets and of Tier 1 (core) capital and tangible capital to adjust total assets. Management believes, as of September 30, 1997, that the Association meets all capital adequacy requirements to which it is subject.

     As of September 30, 1997, the most recent notification from the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Association's category. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 (core) ratios as set forth in the table below.



                                                                                           To be well
                                                                                        capitalized under
                                                                 For capital            prompt corrective
                                         Actual               adequacy purposes         action provisions
                                 -----------------------   -----------------------   -----------------------
                                   Amount        Ratio       Amount        Ratio       Amount         Ratio
                                 -------------   -------   -------------   -------   -------------   -------
  As of September 30, 1997
   Total risk-based capital       $ 9,989,000    19.5%      $ 4,093,000    -8.0%      $ 5,116,000    -10.0%
   Tier 1 risk-based capital        9,349,000    18.3         2,046,000     -4.0        3,069,000    - 6.0
   Tier 1 (core) capital            9,349,000     8.4         3,333,000     -3.0        5,555,000    - 5.0
   Tangible capital                 9,349,000     8.4         1,666,000     -1.5               --    --

                                                                                            To be well
                                                                                         capitalized under
                                                                  For capital            prompt corrective
                                          Actual               adequacy purposes         action provisions
                                 ------------------------   -----------------------   -----------------------
                                    Amount        Ratio       Amount        Ratio       Amount         Ratio
                                 --------------   -------   -------------   -------   -------------   -------
  As of September 30, 1996
   Total risk-based capital       $ 11,129,000    23.8%      $ 3,746,000    -8.0%      $ 4,682,000    -10.0%
   Tier 1 risk-based capital        10,542,000    22.5         1,873,000     -4.0        2,809,000    - 6.0
   Tier 1 (core) capital            10,542,000     9.9         3,204,000     -3.0        5,339,000    - 5.0
   Tangible capital                 10,542,000     9.9         1,602,000     -1.5               --    --

     Regulations of the OTS impose limitations on the payment of dividends and other capital distributions by savings associations. Under such regulations a savings association that immediately prior to and on a pro forma basis, after giving effect to a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirement is generally permitted without OTS approval (but subsequent to 30 days prior notice to the OTS of the planned dividend) to make capital distributions during a calendar year in the amount of up to the greater of (1) 100% of its net earnings to date during the year plus an amount equal to one-half of the amount by which its total capital to assets ratio exceeded its fully phased-in capital to assets ratio at the beginning of the year or (2) 75% of its net income for the most recent four quarters. Pursuant to such OTS dividend regulations, the Association had the ability to pay dividends of approximately $3,200,000 to First Independence Corporation at September 30, 1997.


NOTE M -- RECENT LEGISLATIVE DEVELOPMENTS

     The deposit accounts of the Association and other savings associations are insured by the FDIC in the Savings Association Insurance Fund ("SAIF"). The reserves of the SAIF were below the level required by law, because a significant portion of the assessments paid into

First Independence Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------
September 30, 1997 and 1996

the fund were used to pay the cost of prior thrift failures. The deposit accounts of commercial banks are insured by the FDIC in the Bank Insurance Fund ('BIF"), except to the extent such banks have acquired SAIF deposits. The reserves of the BIF met the level required by law in May 1995. As a result of the respective reserve levels of the funds, deposit insurance assessments paid by healthy savings associations exceeded those paid by healthy commercial banks by approximately $.19 per $100 in deposits in 1995. In 1996 and 1997, no BIF assessments were required for healthy commercial banks except for a $2,000 minimum fee.


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


     A component of the recapitalization plan provides for the merger of the SAIF and BIF on January 1, 1999. However, the SAIF recapitalization legislation currently provides for an elimination of the thrift charter or of the separate federal regulation of thrifts prior to the merger of the deposit insurance funds. As a result, the Association would be regulated as a bank under federal laws which would subject it to the more restrictive activity limits imposed on national banks. Under separate legislation related to the recapitalization plan, the Association is required to recapture as taxable income approximately $115,000 of its bad debt reserve, which represents the post-1987 additions to the reserve and will be unable to utilize the percentage of earnings method to compute its reserve in the future. The Association has provided deferred taxes for this amount and will be permitted to amortize the recapture of its bad debt reserve over six years.



NOTE N -- COMMITMENTS


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


     The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance sheet instruments. The Association's commitments to extend credit at September 30, 1997 include loans in process as disclosed in Note D and first mortgage loans with fixed rates ranging from 7.25% to 8.5% aggregating $329,110 and $50,000 of variable rate loans at 6.5%. Collateral for loans in process and commitments are the same as for other Association loans. The commitment period is generally for forty-five days.

NOTE O -- FAIR VALUE OF FINANCIAL INSTRUMENTS


     The following methods and assumptions were used to estimate the fair value of each class of financial instruments at September 30, 1997.


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

--------------------------------------------------------------------------------

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

     The following table provides summary information on the fair value of financial instruments. Such information does not purport to represent the aggregate net fair value of the Company. Further, the fair value estimates are based on various assumptions, methodologies and subjective considerations, which vary widely among different financial institutions and which are subject to change. The carrying amounts are the amounts at which the financial instruments are reported in the consolidated financial statements.



                                                                   1997
                                                    ----------------------------------
                                                      Carrying          Estimated
                                                      amount of        fair value
                                                     assets and       of assets and
                                                    (liabilities)     (liabilities)
                                                    ---------------   ----------------
  Cash and cash equivalents                         $  3,151,227       $   3,151,227
  Investment securities available for sale             4,311,406           4,311,406
  Investment securities held to maturity               3,000,000           2,996,300
  Mortgage-backed securities available for sale          471,618             471,618
  Mortgage-backed securities held to maturity         23,527,689          23,748,569
  Loans                                               75,226,968          75,929,533
  Federal Home Loan Bank stock                         1,368,900           1,368,900
  Deposits                                           (76,229,176)        (75,926,401)
  Advances from Federal Home Loan Bank               (23,700,000)        (23,736,269)


                                                                   1996
                                                    ----------------------------------
                                                      Carrying          Estimated
                                                      amount of        fair value
                                                     assets and       of assets and
                                                    (liabilities)     (liabilities)
                                                    ---------------   ----------------
  Cash and cash equivalents                         $  1,763,429       $   1,763,429
  Investment securities available for sale             5,235,073           5,235,073
  Investment securities held to maturity               2,000,000           1,970,980
  Mortgage-backed securities available for sale          659,207             659,207
  Mortgage-backed securities held to maturity         28,039,314          27,873,630
  Loans                                               68,372,929          67,768,345
  Federal Home Loan Bank stock                         1,239,500           1,239,500
  Deposits                                           (69,356,422)        (68,999,524)
  Advances from Federal Home Loan Bank               (24,300,000)        (24,204,628)

                            STOCKHOLDER INFORMATION
--------------------------------------------------------------------------------

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


Stock Price Information and Dividends
As of December 5, 1997, there were approximately 207 shareholders of record of the Company's Common Stock, not including those shares held in nominee or street name through various brokerage firms or banks.


The following table sets forth the high and low bid prices of the Common Stock and dividends declared for each fiscal quarter since it began trading on October 7, 1993. The stock price information was provided by the NASD, Inc. Amounts have been adjusted to reflect a two-for-one stock split in fiscal 1997.




                                               Dividends
   Quarter Ended        High        Low         Declared
--------------------   ---------   ---------   ----------
December 31, 1993      $6.375      $5.750      $--
March 31, 1994          6.250       5.813       .0250
June 30, 1994           6.125       5.500       .0250
September 30, 1994      6.875       6.125       .0250
December 31, 1994       6.750       6.125       .0250
March 31, 1995          7.625       6.375       .0375
June 30, 1995           7.875       7.500       .0375
September 30, 1995      9.250       7.750       .0375
December 31, 1995       9.375       9.250       .0375
March 31, 1996          9.375       9.250       .0500
June 30, 1996           9.250       8.875       .0500
September 30, 1996      9.375       8.875       .0500
December 31, 1996      10.250       9.375       .0500
March 31, 1997         11.750      10.250       .0625
June 30, 1997          11.750      10.750       .0625
September 30, 1997     14.000      11.375       .0625

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

Investor Information
Stockholders, investors, and analysts interested in additional information may contact:
   James B. Mitchell,
   Vice President and Chief Financial Officer

Corporate Office
First Independence Corporation
Myrtle and Sixth
Independence, Kansas 67301
(316) 331-1660

Special Counsel
Silver, Freedman & Taff, L.L.P.
7th Floor - East Tower
1100 New York Avenue, NW
Washington, DC 20005

Independent Auditor
Grant Thornton, LLP
100 N. Broadway, Suite 800
Wichita, Kansas 67202

First Federal Savings and Loan Association of Independence
Myrtle and Sixth
Independence, Kansas 67301
(316) 331-1660

                       DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------------------------------------------------------
                         FIRST INDEPENDENCE CORPORATION


OFFICERS
Donald E. Aitken
Chairman of the Board


Larry G. Spencer
President and Chief Executive Officer


Gary L. Overfield
Senior Vice President and Secretary


James B. Mitchell
Vice President and Chief Financial Officer

BOARD OF DIRECTORS
Donald E. Aitken
Chairman of the Board
 First Independence Corporation and
 First Federal Savings and Loan Association of Independence
Retired - Manager
 City Publishing Co., Inc.


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