Form 10KSB, Exhibit 13
period 1998-09-30
FIRST INDEPENDENCE CORP /DE/
filed 1998-12-29
CIK 908486

Exhibit 13

                        Annual Report to Security Holders

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

     The Company's business consists of attracting deposits from the general public and using such deposits primarily to make residential mortgage and other loans. The Company's revenues are derived principally from interest charges on mortgage loans and mortgage-backed securities and, to a lesser extent, from interest earned on investment securities and interest-bearing deposits. In addition, the Company receives fees from loan originations, late payments and for various services related to transaction and other deposit accounts, and dividends on its Federal Home Loan Bank ("FHLB") stock. Operating expenses consist primarily of employee compensation and benefits, occupancy and equipment expenses, federal deposit insurance premiums and other general and administrative expenses.

     The operations of the Company, and savings institutions and their holding companies in general, are significantly affected by general economic conditions and the related monetary and fiscal policies of regulatory agencies. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of assets, which in turn is affected by the interest rates at which such financing may be offered and other factors including the availability of funds. The primary sources of funds for lending activities include deposits, loan repayments, borrowings, sales and maturities of securities available for sale and funds provided from operations.

     On February 18, 1998, the Boards of Directors of the Company, the Association and The Neodesha Savings and Loan Association, FSA, respectively, adopted a Plan of Merger Conversion. Pursuant to the Plan, Neodesha will combine with the Association through the conversion of Neodesha from a mutual savings and loan association to a stock savings and loan association and the simultaneous merger of Neodesha into the Association. The Merger Conversion is subject to certain conditions, including the prior approval of the Plan of Merger Conversion by certain of Neodesha's members at a Special Meeting to be held on December 22, 1998. The transaction is scheduled to close during January 1999. See Note N of the Notes to Consolidated Financial Statements.

Forward-Looking Statements

     Certain statements in this report that relate to the Company's plans, objectives or future performance may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on Management's current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties. Additional discussion of factors affecting the Company's business and prospects is contained in the Company's periodic filings with the Securities and Exchange Commission.

Asset/Liability Management and Market Risk

     Qualitative Aspects of Market Risk. The Company derives its income primarily from the excess of interest collected over interest paid. The rates of interest the Company earns on assets and pays on liabilities generally are established contractually for a period of time. Market interest rates change over time. Accordingly, the Company's results of operations, like those of many financial institutions, are impacted by changes in interest rates and the Company's ability to adapt to changes in interest rates is known as interest rate risk and is the Company's most significant market risk.

     Quantitative Aspects of Market Risk. In an attempt to manage our exposure to changes in interest rates and comply with applicable regulations, the Company monitors its interest rate risk. In monitoring interest rate risk, the Company continually analyzes and manages assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.

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

     Since the early 1980's, the Company has stressed the origination of adjustable rate residential mortgage loans ("ARMs"), subject to market conditions. In recent periods, the Company has also purchased adjustable-rate mortgage-backed securities. At September 30, 1998, approximately $24.3 million, or 24.0% of the Company's total loans secured by real estate, were ARMs. On the same date, the Company also had $10.4 million in adjustable-rate mortgage-backed securities.

     The Company's ARMs and adjustable-rate mortgage-backed securities adjust to various indices. The Company monitors the mix of indices on its adjustable rate assets and seeks, consistent with market conditions, to achieve a close match in the repricing characteristics of its assets and liabilities.

     To increase the interest rate sensitivity of its assets, the Company has also maintained a relatively high level of short and intermediate-term investment securities and other assets. At September 30, 1998, the Company had $2.8 million of investment securities and interest-bearing deposits maturing or repricing within three years. Finally, the Company has undertaken various marketing programs from time to time over the last decade in order to extend the term of its deposit liabilities. In 1993, the Company introduced a new certificate of deposit program in an attempt to reduce deposit outflows and attract longer term deposits which were being lost as a result of the general decline in market rates of interest. This program offers two certificate products which have 4- and 5-year terms. At September 30, 1998, the Company had approximately $7.6 million in these two certificates.

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

     Presented below, as of September 30, 1998, is an analysis of the Association's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 200 basis points and compared to Board policy limits. The table was prepared and furnished to the Association by the OTS. Assumptions used in calculating the amounts in this table were determined by the OTS (dollars in thousands):

                                                  Net Portfolio Value
              Change in                          At September 30, 1998
            interest rate   Board Limit   -----------------------------------
           (Basis Points)   % Change      $ Amount      $ Change     % Change
         -----------------  -----------   --------      --------     --------
               +200           -40%        $ 9,861       $(3,213)        -25%
               +100           -25          11,769        (1,305)        -10
                  0            --          13,074            --          --
               -100           -25          13,780           706          +5
               -200           -40          14,569         1,495         +11

     As illustrated in the table, management has structured its assets and liabilities to minimize its exposure to interest rate risk. In the event of a 200 basis point change in interest rates, the Association would experience an 11% increase in NPV in a declining rate environment and a 25% decrease in a rising rate environment. During periods of rising interest rates, the value of monetary assets and liabilities generally decline. Conversely, during periods of falling interest rates, the value of monetary assets and liabilities generally increase. However, the amount of change in value of specific assets and liabilities due to changes in interest rates is not the same in a rising interest rate environment as in a falling interest rate environment (i.e., as indicated above, the amount of value increase under a specific rate decline may not equal the amount of value decrease under an identical upward rate movement).

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

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

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

Asset Quality

     The ratio of non-performing assets to total assets is one indicator of the Company's exposure to credit risk. Non-performing assets of the Company consist of non-accruing loans, accruing loans delinquent 90 days or more, troubled debt restructurings, and foreclosed assets, which have been acquired as a result of foreclosure or deed-in-lieu of foreclosure. At September 30, 1998, non-performing assets were approximately $1,325,000, which represents a decrease of $78,000, or 5.6% as compared to September 30, 1997. The ratio of non-performing assets to total assets at September 30, 1998 was 1.07% compared to 1.25% at September 30, 1997. Included in non-accruing loans at September 30, 1998 were nine loans totaling $279,000 secured by one- to four-family real estate, one loan totaling $21,000 secured by non-residential real estate and eight consumer loans totaling $35,000. All non-accruing loans at September 30, 1998, were located in the Company's primary market area. At September 30, 1998, accruing loans delinquent 90 days or more included thirteen loans totaling $913,000 secured by one- to four-family real estate and one consumer loan totaling $5,000. At September 30, 1998, all of the Company's accruing loans delinquent 90 days or more were secured by real estate located in the Company's primary market area except for one loan totaling $336,000, secured by a single family residence located in Texas. At September 30, 1998, the Company's real estate acquired through foreclosure consisted of two single family residences located in the Company's market area. The properties have a carrying value of $72,000 and are currently offered for sale.

[GRAPH]

  [THE FOLLOWING TABLE IS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

        NON-PERFORMING ASSETS TO TOTAL ASSETS

                  1994       1.27%
                  1995       0.77%
                  1996       0.57%
                  1997       1.25%
                  1998       1.07%

     Management has taken into account its non-performing assets and the composition of the loan portfolio in establishing its allowance for loan losses. The allowance for loan losses totaled $656,000 at September 30, 1998, which represented a $12,000 decrease from the allowance for loan losses at September 30, 1997. The ratio of the allowance for loan losses as a percent of total loans decreased from .90% at September 30, 1997 to .70% at September 30, 1998, primarily due to the increase in total loans receivable at September 30, 1998. The allowance for loan losses as a percent of non-performing loans increased from 48.05% at September 30, 1997 to 52.3% at September 30, 1998, due to the decrease in non-performing loans at September 30, 1998. At September 30, 1998, the Company's non-performing loans were comprised primarily of one- to four-family residential loans.

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

--------------------------------------------------------------------------------

Results of Operations

     Average Balances, Interest Rates and Yields. The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and related yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. The use of monthly averages rather than daily averages does not have a significant effect upon the Company's results. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                                           Year Ended September 30,
                                  --------------------------------------------------------------------------------------------------
                                                1998                               1997                                   1996
                                  --------------------------------------------------------------------------------------------------
                                   Average    Interest             Average     Interest              Average   Interest
                                  Outstanding  Earned/    Yield/  Outstanding   Earned/    Yield/  Outstanding  Earned/       Yield/
                                   Balance      Paid       Rate    Balance      Paid        Rate     Balance     Paid          Rate
                                  --------------------------------------------------------------------------------------------------
                                                                            (Dollars in Thousands)
Interest-earning assets:
   Loans receivable (1)          $ 85,966    $  7,032      8.18%   $ 71,188   $  5,684      7.98%  $ 63,152   $  5,190         8.22%
   Mortgage-backed securities      20,596       1,354      6.57      26,137      1,727      6.61     29,510      1,930         6.54
   Investment securities            7,315         462      6.32       7,598        513      6.75      7,233        479         6.62
   FHLB stock                       1,443         110      7.60       1,314         89      6.79      1,103         70         6.38
   Federal funds sold               1,679          90      5.37         567         34      6.02      1,434         79         5.53
   Other                              435          27      6.23         318         22      6.83        445         25         5.64
                                 --------    --------              --------   --------             --------   --------
      Total interest-earning
      assets                      117,434       9,075      7.72     107,122      8,069      7.53    102,877      7,773         7.56
                                 --------    --------              --------   --------             --------   --------
Interest-bearing liabilities:
   Demand and NOW deposits         26,079       1,083      4.15      22,019        914      4.15     18,765        762         4.06
   Savings deposits and
   certificates                    54,209       2,928      5.40      51,219      2,745      5.36     51,950      2,820         5.43
   FHLB advances                   26,492       1,545      5.83      23,583      1,400      5.93     19,133      1,087         5.68
                                 --------    --------              --------   --------             --------   --------
      Total interest-bearing
      liabilities                 106,780       5,556      5.20      96,821      5,059      5.22     89,848      4,669         5.20
                                 --------    --------              --------   --------             --------   --------
Net interest income                          $  3,519                         $  3,010                        $  3,104
                                             ========                         ========                        ========
Net interest rate spread                                   2.52%                            2.31%                              2.36%
                                                       ========                         ========                         ==========
Net earning assets               $ 10,654                          $ 10,301                        $ 13,029
                                 ========                          ========                        ========
Net yield on average interest-
earning assets                                             2.99%                            2.81%                              3.02%
                                                       ========                         ========                         ==========
Average interest-earning assets
to average interest-bearing
liabilities                                    109.98%                          110.64%                         114.50%
                                             ========                         ========                        ========


----------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

Management's Disussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

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

                                                           Year Ended September 30,
                                     ----------------------------------------------------------------------
                                              1998 vs. 1997                        1997 vs. 1996
                                     --------------------------------      --------------------------------
                                                Increase                              Increase
                                               (Decrease)                            (Decrease)
                                                 Due to                                Due to
                                     --------------------------------      --------------------------------
                                                             Total                                 Total
                                                            Increase                              Increase
                                      Volume      Rate     (Decrease)      Volume       Rate     (Decrease)
                                     --------   --------   ----------      -------     -------    ---------
                                                           (Dollars in Thousands)
Interest-earning assets:
   Loans receivable                  $ 1,206    $   142    $ 1,348         $   645    $  (151)   $   494
   Mortgage-backed securities           (363)       (10)      (373)           (223)        20       (203)
   Investment securities                 (19)       (32)       (51)             24         10         34
   FHLB stock                              9         12         21              14          5         19
   Federal funds sold                     60         (4)        56             (52)         7        (45)
   Other                                   7         (2)         5              (8)         5         (3)
                                     -------    -------    -------         -------    -------    -------
      Total interest-earning assets      900        106      1,006             400       (104)       296
                                     -------    -------    -------         -------    -------    -------
Interest-bearing liabilities:
Demand and NOW deposits                  169         --        169             135         17        152
Savings deposits and certificates        162         21        183             (39)       (36)       (75)
FHLB advances                            169        (24)       145             262         51        313
                                     -------    -------    -------         -------    -------    -------
Total interest-bearing liabilities   $   500    $    (3)       497         $   358    $    32        390
                                     =======    =======    =======         =======    =======    =======
      Net interest income                                  $   509                               $   (94)
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

                                                             At September 30,
                                                          ---------------------
                                                           1998   1997     1996
                                                          -----   -----   -----
Weighted average yield on:
   Loans receivable                                        7.80%   7.74%   7.78%
   Mortgage-backed securities                              6.34    6.66    6.53
   Investment securities                                   6.38    6.97    6.68
   Federal funds sold                                      5.36    5.28    5.48
   Other interest-earning assets                           5.51    5.22    4.93
   Combined weighted average yield on interest-earning
   assets                                                  7.48    7.40    7.34

Weighted average rate paid on:
   Savings deposits and certificates                       5.44    5.38    5.38
   Demand and NOW deposits                                 4.04    4.06    4.03
   FHLB advances                                           5.74    6.11    5.65
   Combined weighted average rate paid on interest-
   bearing liabilities                                     5.19    5.21    5.17
   Spread                                                  2.29    2.19    2.17

--------------------------------------------------------------------------------
                              FINANCIAL CONDITION

     The Company's total assets increased $11.8 million, or 10.5%, from $112.5 million at September 30, 1997 to $124.3 million at September 30, 1998. This increase was primarily due to increases in net loans receivable of $19.1 million, investment securities of $1.1 million, Federal Home Loan Bank stock of $200,000 and other assets of $200,000. These increases in assets were funded by increases in advances from the Federal Home Loan Bank of Topeka of $6.4 million, savings deposits of $4.4 million, and decreases in mortgage-backed securities of $6.7 million and cash and cash equivalents of $2.3 million.


  [THE FOLLOWING TABLE IS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                                  TOTAL ASSETS
                                 (In thousands)
                          1994                   $ 94,593
                          1995                   $101,904
                          1996                   $108,539
                          1997                   $112,523
                          1998                   $124,337

     Total loans receivable increased $19.1 million from $74.6 million at September 30, 1997, to $93.7 million at September 30, 1998. The increase was primarily due to construction loan originations at the Company's new loan production office in Lawrence, Kansas. These construction loans generally have terms of nine months or less and interest rates tied to the prime rate plus a margin. The increase in construction loans also contributed to an increase in loans in process due to the disbursement of funds throughout the construction period. To a lesser extent, the increase was due to originations in the Company's market area consisting primarily of 15- and 30-year fixed-rate loans, mortgage loans with a fixed rate for the first three years of the loan term that automatically convert to one-year adjustable rate loans during the fourth year of the loan term, and to a lesser extent, one-year adjustable rate mortgages.

  [THE FOLLOWING TABLE IS REPRESENTED BY A PIE CHART IN THE PRINTED MATERIAL.]

               Multi-family                   .99%
               Non-residential                8.9%
               Construction                 15.87%
               Home Equity                    .83%
               Other Consumer                2.28%
               1-4 Family                   71.06%

     Total deposits increased $4.4 million from $76.2 million at September 30, 1997, to $80.6 million at September 30, 1998. Deposits increased primarily as a result of public units depositing short-term funds into the "Platinum" money fund account and new accounts opened at the Coffeyville, Kansas branch office. The "Platinum" money fund account offers tiered rates on a limited transaction account with the highest rate paid on balances of $50,000 and above. Management feels the "Platinum" money fund provides a lower risk, insured alternative for deposit customers considering higher risk investments in order to get higher yields than money market accounts.

     Total borrowed funds increased $6.4 million from $23.7 million at September 30, 1997 to $30.1 million at September 30, 1998. The increase was from advances obtained from the Federal Home Loan Bank of Topeka. The FHLB advances allowed the Association to invest the funds borrowed in loans receivable at a positive spread.

     Total stockholders' equity increased $570,000 from $11.5 million at September 30, 1997 to $12.1 million at September 30, 1998. The increase was primarily due to the Company's net earnings from operations of $901,000, fair value adjustment of $125,000 on ESOP shares committed for release, the repayment of employee stock ownership debt of $73,000, the amortization of unearned stock compensation of $44,000, unrealized gains on securities available for sale of $37,000, and common stock options exercised of $31,000. These increases were partially offset by the Company's use of $377,000 to repurchase 25,298 shares of common stock and dividends of $265,000 paid to stockholders.

  [THE FOLLOWING TABLE IS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                      STOCKHOLDERS' EQUITY TO TOTAL ASSETS

                        1994                  14.11%
                        1995                  13.35%
                        1996                  11.98%
                        1997                  10.25%
                        1998                   9.73%

Management's Discussion and Analysis of Financial Condition and Results fo Operations
--------------------------------------------------------------------------------

     Comparison of Fiscal Years Ended September 30, 1998 and September 30, 1997

     General. Net earnings for the fiscal year ended September 30, 1998 were $901,000 as compared to $712,000 for the fiscal year ended September 30, 1997, an increase of $189,000, or 26.7%. The increase in net earnings was primarily due to increases in net interest income of $509,000 and non-interest income of $33,000. These increases were partially offset by increases in income tax expense of $181,000 and non-interest expense of $171,000.


  [THE FOLLOWING TABLE IS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                                  NET EARNINGS
                                 (In thousands)
                           1994               $1,448
                           1995               $1,087
                           1996               $  815
                           1997               $  712
                           1998               $  901

     Net Interest Income. Net interest income increased $509,000, or 16.9%, for the fiscal year ended September 30, 1998 as compared to the fiscal year ended September 30, 1997. This increase was due primarily to an increase in interest income of $1.0 million, or 12.5%; offset partially by an increase in interest expense of $497,000, or 9.8%. Interest income increased primarily due to a $10.3 million increase in the average balance of interest-earning assets, and a 19 basis point increase in the average yield on interest-earning assets. The average yield on interest-earning assets increased primarily due to construction loan originations at the Lawrence loan production office. These construction loans generally have terms of nine months or less and carry higher rates of interest than loans originated for the purchase of single-family residences. Interest expense increased primarily due to a $10.0 million increase in the average balance of interest-bearing liabilities, offset partially by a 2 basis point decrease in the average rate paid on interest-bearing liabilities. The average rate paid on interest-bearing liabilities decreased primarily due to a $4.1 million increase in the average balance of low cost demand and NOW deposits (resulting in a larger percentage of interest-bearing liabilities) and, to a lesser extent, a decrease in interest rates on Federal Home Loan Bank of Topeka advances.

     Interest Income. Interest income for the fiscal year ended September 30, 1998, increased to $9.1 million from $8.1 million for the fiscal year ended September 30, 1997. This increase was caused primarily by a $10.3 million increase in the average outstanding balance of interest-earning assets during the fiscal year ended September 30, 1998, as compared to the fiscal year ended September 30, 1997; due to the increase in the average balance of loans. To a lesser extent, the increase in interest income was due to an increase in the average yield on interest-earning assets. The average yield on interest-earning assets increased 19 basis points to 7.72% for the fiscal year ended September 30, 1998, from 7.53% for the fiscal year ended September 30, 1997. This increase was caused primarily by increases in yield on the Association's Federal Home Loan Bank stock from 6.79% to 7.60% and on its loan portfolio from 7.98% to 8.18% for the fiscal year ended September 30, 1998, as compared to the fiscal year ended September 30, 1997. These increases were partially offset by a decrease in the investment securities portfolio yield from 6.75% to 6.32% and mortgage-backed securities from 6.61% to 6.57% for the fiscal year ended September 30, 1998, as compared to the fiscal year ended September 30, 1997. The increase in yield on the loan portfolio was primarily due to construction loan originations at the Company's new loan production office in Lawrence, Kansas. These construction loans generally have terms of nine months or less and interest rates tied to the prime rate plus a margin. The decrease in yield on investment securities was primarily due to the reinvestment of proceeds from called securities into lower yielding investments.

     Interest Expense. Interest expense for the fiscal year ended September 30, 1998, increased by $497,000 to $5.6 million as compared to $5.1 million for the fiscal year ended September 30, 1997. This increase was primarily the result of a $10.0 million increase in the average outstanding balance of interest-bearing liabilities during the fiscal year ended September 30, 1998 as compared to the fiscal year ended September 30, 1997. This increase was partially offset by a 2 basis point decrease in the average interest rate paid on interest-bearing liabilities, caused by an increase in the average balance of low cost demand and NOW deposits (resulting in a larger percentage of interest-bearing liabilities) and, to a lesser extent, a decrease in interest rates on Federal Home Loan Bank advances. The increase in interest-bearing liabilities was primarily due to a $7.1 million increase in the average outstanding balance of deposits due primarily to new accounts opened at the Coffeyville, Kansas branch office and seasonal deposits from public units.

     Provision for Loan Losses. There was no provision for losses on loans for the fiscal years ended September 30, 1998 and September 30, 1997. Management determined that additional provisions were not necessary based upon its analysis of the established allowance and review of the composition of the loan portfolio. The Company will continue to monitor its allowance for loan losses and make future additions to the allowance through the provision for loan losses as economic and regulatory conditions dictate. However, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, the Company's determinations as to the amount of the allowance for loan losses are subject to review by the regulatory agencies which can order the establishment of additional general or specific allowances.

     Non-interest Income. Non-interest income increased $33,000 to $192,000 during the fiscal year ended September 30, 1998 as compared to $159,000 for the fiscal year ended September 30, 1997. The increase was primarily due to increased checking and deposit account fees as a result of new accounts in the Coffeyville branch. To a lesser extent, the increase was due to increased fees associated with mortgage loans. Recurring non-interest income generally consists of servicing fees as well as deposit and other types of fees. Non-interest income levels are anticipated to remain stable in the future due to the small number of checking accounts held by the Company.

--------------------------------------------------------------------------------
     Non-interest Expense. Total non-interest expense increased to $2.2 million for the fiscal year ended September 30, 1998 from $2.0 million for the fiscal year ended September 30, 1997, an increase of $171,000, or 8.6%. The increase was primarily due to increases in compensation and employee benefits of $117,000, occupancy and equipment of $67,000, and data processing fees of $46,000. These increases were primarily due to the opening of a new loan production office in Lawrence, Kansas, resulting in additional staff, occupancy and equipment, stationery, printing and office supplies expense. Data processing expenses also increased due to increased account volumes at the Coffeyville branch and processing price increases. To a lesser extent, the increase in compensation expense was the result of normal, annual cost of living increases in salaries and bonuses, and increased compensation expense associated with the Company's ESOP plan due to the Company's higher stock price during a portion of the year. These increases were partially offset by decreases in other expenses of $43,000 and federal deposit insurance premiums of $17,000.

     Income Tax Expense. Income tax expense was $649,000 for the fiscal year ended September 30, 1998 compared to $468,000 for the fiscal year ended September 30, 1997, an increase of $181,000. This increase was primarily due to an increase in pre-tax earnings during the 1998 period as compared to the 1997 period. The Company's effective tax rates were 41.9% and 39.7% for the fiscal years ended September 30, 1998 and September 30, 1997, respectively. Rates exceed effective combined federal and state statutory rates of 38% due primarily to compensation expense associated with the ESOP, of which a portion is not deductible for income tax purposes.

     Comparison of Fiscal Years Ended September 30, 1997 and September 30, 1996

     General. Net earnings for the fiscal year ended September 30, 1997 were $712,000 as compared to $815,000 for the fiscal year ended September 30, 1996, a decrease of $103,000, or 12.6%. The decrease in net earnings was primarily due to a non-recurring $251,000 gain on the sale of FHLMC stock which was recognized in the fiscal year ended September 30, 1996, with no similar activity in the fiscal year ended September 30, 1997. To a lesser extent, the decrease in net earnings was due to decreases in net interest income of $94,000 and income from real estate operations of $60,000. These decreases to net earnings were partially offset by decreases in non-interest expenses of $278,000 and income tax expense of $19,000.

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

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

     Non-interest Income. Non-interest income decreased $306,000 to $159,000 during the fiscal year ended September 30, 1997 as compared to $465,000 for the fiscal year ended September 30, 1996. The decrease was primarily due to a non-recurring $251,000 gain on the sale of FHLMC stock which was recognized in the fiscal year ended September 30, 1996, with no gains on the sale of securities recognized in the fiscal year ended September 30, 1997. To a lesser extent, the decrease was due to a decrease of $60,000 in income from real estate operations for the fiscal year ended September 30, 1997 as compared to the fiscal year ended September 30, 1996. Recurring non-interest income generally consists of servicing fees as well as deposit and other types of fees. Non-interest income levels are anticipated to remain stable in the future due to the small number of checking accounts held by the Company.

     Non-interest Expense. Total non-interest expense decreased to $1,989,000 for the fiscal year ended September 30, 1997 from $2,267,000 for the fiscal year ended September 30, 1996, a decrease of $278,000, or 12.3%. The decrease was primarily due to a one-time pre-tax charge of $432,000 during the fiscal year ended September 30, 1996, with no similar charge during the fiscal year ended September 30, 1997. The charge was related to a special assessment of 65.7 basis points on deposits of SAIF-insured institutions as of March 31, 1995, in order to recapitalize the Savings Association Insurance Fund. To a lesser extent, the decrease was due to a reduction in the Company's ongoing deposit insurance premium of $94,000, as a result of the recapitalization of the Savings Association Insurance Fund. These decreases were partially offset by increases in compensation and employee benefits of $142,000, other expenses of $58,000, occupancy and equipment of $37,000, and data processing fees of $12,000. The increase in compensation expense was primarily due to annual increases in salaries and bonuses and expense associated with the Company's ESOP due to the increase in the Company's stock price. In addition, the opening of a new branch office in Coffeyville, Kansas resulted in additional staff, advertising, stationery, printing and office supplies expense.

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

Liquidity and Capital Resources

     The OTS requires minimum levels of liquid assets. At September 30, 1998, OTS regulations required First Federal to maintain an average daily balance of investments in an amount equal to at least 4.0% of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Such requirements may be changed from time to time by the OTS to reflect changing economic conditions. Such investments are intended to provide a source of relatively liquid funds upon which First Federal may rely if necessary to fund deposit withdrawals and other short-term funding needs. First Federal's regulatory liquidity at September 30, 1998 was 7.01%, as compared to 7.20% at September 30, 1997. First Federal normally attempts to maintain liquidity between 7% and 9%.

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

     The Company's primary investing activity is the origination of mortgage loans and the purchase of mortgage-backed and other securities. At September 30, 1998, mortgage loans and mortgage-backed securities accounted for 89.2% of the Company's total assets. The Company has been able to generate sufficient cash through the retail deposit market, its traditional funding source, and through short-term borrowings, to provide the cash utilized in investing activities. A $9.0 million line of credit has also been established with the FHLB of Topeka with an outstanding balance of $1.7 million at September 30, 1998. The line of credit is scheduled to mature on February 5, 1999, and will most likely be renewed for another one year term at that time. The line of credit is subject to various conditions, including the pledge of acceptable collateral. The primary purpose of the line of credit is to serve as a back-up liquidity facility for the Company, however, the Company may from time to time utilize the line of credit to purchase investment securities and fund other commitments.

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

     The Company anticipates that it will have sufficient funds available to meet current loan commitments. At September 30, 1998, the Company had outstanding commitments to extend credit which amounted to $2.4 million, including commitments on construction loans. The Company is not aware of any trends, events or uncertainties which will have or that are reasonably likely to have a material effect on the Company's liquidity, capital resources or operations.

     Certificates of deposit scheduled to mature in one year or less at September 30, 1998 totaled approximately $39.2 million. Management believes that a significant portion of such deposits will remain with the Company. There can be no assurance, however, that the Company

--------------------------------------------------------------------------------

can retain all such deposits. At September 30, 1998, the Company had $30.1 million in advances from the FHLB of Topeka with $8.6 million maturing in one year or less.

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), among other things, mandated the adoption of new minimum capital requirements that are no less stringent than the minimum capital requirements for national banks. These minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests: the tangible capital requirement, the core capital requirement, and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as retained earnings less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus supervisory goodwill) equal to 3.0% of assets. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances (less a specified percentage of certain equity investments) equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Association multiplies the book value of each asset on its balance sheet by a defined risk-weighting factor (e.g., one- to four-family residential loans carry a risk-weighted factor of 50%). Management has reviewed these capital standards and determined that the Association is in compliance with each of the three requirements. As of September 30, 1998, the Association's tangible capital, core capital, and risk-based capital of $10.5 million, $10.5 million, and $11.2 million exceeded the applicable minimum requirements by $8.7 million, $6.8 million, and $6.1 million, respectively.

     The following table sets forth the Association's compliance with such requirements at September 30, 1998.

                                                     Association capital level
                      OTS  requirement                 at September 30, 1998
                      ----------------             ---------------------------
                       % of                         % of               Amount
Capital standard      Assets   Amount              Assets    Amount  of Excess
                      ------- -------              -------  -------  ---------
                                           (Dollars in Thousands)
Tangible capital      1.50%  $ 1,846                8.54%   $10,505   $ 8,659
Core capital (1)      3.00     3,691                8.54     10,505     6,814
Risk-based capital    8.00     5,012               17.82     11,161     6,149


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

Year 2000 Compliance Issues

     The year 2000 ("Y2K") issue confronting the Company and its suppliers, customers' suppliers and competitors centers on the inability of computer systems to recognize the year 2000. Many existing computer programs and systems originally were programmed with six digit dates that provided only two digits to identify the calendar year in the date field. With the impending new millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000.

     The Board of Directors and management view the year 2000-date (Y2K) issue as a potentially serious interruption to the conduct of our day to day operations. To alleviate this potential interruption, the Company has established a year 2000 Committee to assess the risk of potential problems that might arise from the failures of computer programming to recognize the year 2000 and to develop a plan to mitigate any such risk. This committee reports to the Board at least quarterly about the status and progress of our Y2K plan.

     Our Y2K action plan covers five areas; awareness of the problem, inventory & assessment of hardware and software for Y2K problems, renovation of necessary systems, validation of testing plans and implementation of system changes. At the time of this report we have completed the first three steps of the plan and are working on the next two steps. We anticipate that we will be through the testing phase by the first quarter of 1999 and will have implementation completed by the middle of 1999. Our major Y2K system critical function lies with our third party data processing service bureau, Fi-Serv. Fi-Serv is working closely with their clients and we believe that they will be Y2K compliant before the middle of the 1999 deadline.

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

     The Company is expensing all costs associated with training and software as those costs are incurred, and such costs are being funded through operating cash flows. Hardware cost will be capitalized and expensed under our fixed asset guidelines. The total cost of the Y2K conversion project for the Company is estimated to be $110,000. Expenses of approximately $65,000 were incurred and expensed by the Company through September 30, 1998. The Company does not expect significant increases in future data processing costs relating to Y2K compliance. While we believe this amount will be sufficient to complete the requirements of becoming Y2K compliant, it is an estimate. As such, we will review our budget monthly to help ensure that we have allocated sufficient resources to this project. Any deviations to the preliminary budget will be reported to the Board of Directors.

     During the assessment phase, the Company began to develop back-up or contingency plans for each of its mission critical systems. Virtually all of the Company's mission critical systems are dependent upon third party vendors or service providers, therefore, contingency plans include selecting a new vendor or service provider and converting to their system. In the event a current vendor's system fails during the validation phase and it is determined that the vendor is unable or unwilling to correct the failure, the Company will convert to a new system from a pre-selected list of prospective vendors. In each case, realistic trigger dates have been established to allow for orderly and successful conversions. For some systems, contingency plans consist of using spreadsheet software or reverting to manual systems until system problems can be corrected.

     The impact on the Company for Y2K risk are many and include, but are not limited to, the risk of insufficient liquidity, communication loss, power loss and the inability to process customer data. The potential impact to the profitability of the Company related to these risks and those not yet identified cannot be measured or known at this time.

Effect of New Accounting Standards

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

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It required that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company currently has no plans to adopt SFAS No. 133 early or to reclassify securities from held to maturity upon adoption. Management believes adoption of SFAS No. 133 will not have a material effect on the Company's financial position or results of operations, nor will adoption require additional capital resources.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------


Board of Directors
First Independence Corporation and Subsidiary

We have audited the accompanying consolidated balance sheets of First Independence Corporation and Subsidiary as of September 30, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Independence Corporation and Subsidiary as of September 30, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with generally accepted accounting principles.


Wichita, Kansas
October 23, 1998

First Independence Corporation and Subsidiary
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

September 30,


                                                                                                   1998             1997
                                                                                               -------------    -------------
ASSETS
Cash and due from banks                                                                        $     474,406    $     961,350
Federal funds sold                                                                                        --        1,600,000
Other interest-bearing deposits                                                                      439,174          589,877
                                                                                               -------------    -------------
          Cash and cash equivalents                                                                  913,580        3,151,227

Investment securities held to maturity (estimated fair value of $5,004,700 in 1998 and
   $2,996,300 in 1997)                                                                             5,000,000        3,000,000
Investment securities available for sale                                                           3,418,311        4,311,406
Mortgage-backed securities held to maturity (estimated fair value of $17,403,143 in 1998 and
   $23,748,569 in 1997)                                                                           17,274,238       23,527,689
Mortgage-backed securities available for sale                                                             --          471,618
Loans receivable, net                                                                             93,684,258       74,558,783
Premises and equipment, net                                                                        1,309,633        1,297,500
Federal Home Loan Bank stock, at cost                                                              1,574,000        1,368,900
Accrued interest receivable                                                                          753,970          712,298
Real estate acquired through foreclosure                                                              71,596           12,131
Other                                                                                                337,008          111,107
                                                                                               -------------    -------------
          Total assets                                                                         $ 124,336,594    $ 112,522,659
                                                                                               =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                                       $  80,573,077    $  76,229,176
Advances from borrowers for taxes and insurance                                                      745,520          693,069
Deferred income taxes                                                                                126,889           34,048
Advances from Federal Home Loan Bank                                                              30,100,000       23,700,000
Accrued expenses and other                                                                           692,067          337,085
                                                                                               -------------    -------------
          Total liabilities                                                                      112,237,553      100,993,378

Stockholders' equity
   Preferred stock, $.01 par value, 500,000 shares authorized; none issued                                --               --
   Common stock, $.01 par value, 2,500,000 shares authorized; 1,498,392 shares issued                 14,984           14,984
   Additional paid-in capital                                                                      7,239,207        7,122,744
   Retained earnings - substantially restricted                                                   10,077,091        9,441,054
   Unrealized gain on securities available for sale, net of related taxes                             52,497           15,112
   Required contributions for shares acquired by Employee Stock Ownership Plan (ESOP)               (145,475)        (218,212)
   Unearned stock compensation - recognition and retention plan (RRP)                                     --          (43,634)
   Treasury stock, 539,073 shares in 1998 and 520,059 shares in 1997 - at cost                    (5,139,263)      (4,802,767)
                                                                                               -------------    -------------
          Total stockholders' equity                                                              12,099,041       11,529,281
                                                                                               -------------    -------------
          Total liabilities and stockholders' equity                                           $ 124,336,594    $ 112,522,659
                                                                                               =============    =============

The accompanying notes are an integral part of these statements.

First Independence Corporation and Subsidiary
CONSOLIDATED STATEMENTS OF EARNINGS
--------------------------------------------------------------------------------

Year ended September 30,

                                                          1998           1997
                                                       ----------     ----------

Interest income
     Loans                                             $7,032,289     $5,684,053
     Mortgage-backed securities                         1,353,937      1,726,754
     Investment securities                                462,407        513,223
     Interest-bearing deposits and other                  226,914        145,016
                                                       ----------     ----------
         Total interest income                          9,075,547      8,069,046

Interest expense
     Deposits                                           4,010,717      3,659,320
     Borrowed funds                                     1,545,727      1,399,263
                                                       ----------     ----------
         Total interest expense                         5,556,444      5,058,583
                                                       ----------     ----------
Net interest income                                     3,519,103      3,010,463

Noninterest income
     Service charges                                      105,277         77,929
     Real estate operations                                 3,177         34,179
     Other                                                 83,620         46,795
                                                       ----------     ----------
                                                          192,074        158,903
Noninterest expense
     Employee compensation and benefits                 1,235,386      1,117,986
     Occupancy and equipment                              235,043        167,944
     Data processing fees                                 197,134        150,896
     Federal deposit insurance premiums                    48,550         65,626
     Other operating                                      444,557        487,516
                                                       ----------     ----------
                                                        2,160,670      1,989,968
                                                       ----------     ----------
Earnings before income taxes                            1,550,507      1,179,398
Income tax expense                                        649,087        467,718
                                                       ----------     ----------
         NET EARNINGS                                  $  901,420     $  711,680
                                                       ==========     ==========
Earnings per share
     Basic                                             $      .98     $      .73
     Diluted                                           $      .92     $      .68

The accompanying notes are an integral part of these statements.

First Independence Corporation and Subsidiary
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

Years ended September 30, 1998 and 1997

                                                                         Unrealized
                                                                            gain     Required
                                                                         (loss) on   contri-
                                                                         securities  butions    Unearned
                                               Additional                available  for shares   stock
                                       Common   paid-in       Retained   for sale,   acquired    compen-    Treasury
                                       stock    capital       earnings      net      by ESOP    sation RRP    stock        Total
                                      -------  ----------   -----------  ---------- ----------  ---------- -----------  -----------

Balance at October 1, 1996            $ 7,492  $7,053,143   $ 8,960,098  $(11,293)  $(290,949)  $(87,278)  $(2,628,704) $13,002,509
Net earnings for the year                  --          --       711,680        --          --         --            --      711,680
Cash dividends of $.238 per share          --          --      (230,724)       --          --         --            --     (230,724)
Common stock options exercised             --     (12,499)           --        --          --         --        59,769       47,270
Appreciation of securities available
   for sale                                --          --            --    26,405          --         --            --       26,405
ESOP loan repayments                       --          --            --        --      72,737         --            --       72,737
Fair value adjustment on ESOP
   shares committed for release            --      89,592            --        --          --         --            --       89,592
Amortization of unearned stock
   compensation                            --          --            --        --          --     43,644            --       43,644
Purchase of 197,963 shares of
   treasury stock                          --          --            --        --          --         --    (2,233,832)  (2,233,832)
Two-for-one stock split                 7,492      (7,492)           --        --          --         --            --           --
                                      -------  ----------   -----------  --------   ---------   --------   -----------  -----------
Balance at September 30, 1997          14,984   7,122,744     9,441,054    15,112    (218,212)   (43,634)   (4,802,767)  11,529,281
Net earnings for the year                  --          --       901,420        --          --         --            --      901,420
Cash dividends of $.2875 per share         --          --      (265,383)       --          --         --            --     (265,383)
Common stock options exercised             --      (8,641)           --        --          --         --        40,061       31,420
Appreciation of securities available
   for sale                                --          --            --    37,385          --         --            --       37,385
ESOP loan repayments                       --          --            --        --      72,737         --            --       72,737
Fair value adjustment on ESOP
   shares committed for release            --     125,104            --        --          --         --            --      125,104
Amortization of unearned stock
   compensation                            --          --            --        --          --     43,634            --       43,634
Purchase of 25,298 shares of
   treasury stock                          --          --            --        --          --         --      (376,557)    (376,557)
                                      -------  ----------   -----------  --------   ---------   --------   -----------  -----------
Balance at September 30, 1998         $14,984  $7,239,207   $10,077,091  $ 52,497   $(145,475)  $     --   $(5,139,263) $12,099,041
                                      =======  ==========   ===========  ========   =========   ========   ===========  ===========

The accompanying notes are an integral part of these statements.

First Independence Corporation and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
Year ended September 30,

                                                                                                          1998              1997
                                                                                                     ------------      ------------
Cash flows from operating activities
   Net earnings                                                                                      $    901,420      $    711,680
   Adjustments to reconcile net earnings to net cash provided by operating activities
      Depreciation                                                                                        102,889            84,077
      Amortization of premiums and discounts on investments and mortgage-backed
         securities                                                                                        67,751            88,993
      Amortization of deferred loan origination fees                                                     (164,663)          (60,988)
      Amortization of expense related to employee benefit plans                                           241,475           205,973
      Gain on sale of real estate acquired through foreclosure                                             (6,515)          (41,216)
      Deferred income taxes                                                                                69,928           191,768
      Other                                                                                                    --               229
      Increase (decrease) in cash due to changes in
         Accrued interest receivable                                                                      (41,672)          (44,378)
         Other assets                                                                                      13,157            22,957
         Accrued expenses and other liabilities                                                           250,495          (862,622)
         Income taxes payable                                                                             148,643            50,864
                                                                                                     ------------      ------------
          Net cash provided by operating activities                                                     1,582,908           347,337
Cash flows from investing activities
   Proceeds from maturities and repayment of securities
      Available for sale                                                                                1,466,372         2,188,741
      Held to maturity                                                                                  9,164,071         6,412,465
   Purchase of securities
      Available for sale                                                                                 (224,832)       (1,154,129)
      Held to maturity                                                                                 (5,000,000)       (3,000,000)
   Purchase of loans                                                                                   (3,691,591)         (546,000)
   Net increase in loans                                                                              (15,341,907)       (6,284,223)
   Capital expenditures                                                                                  (115,022)         (470,993)
   Proceeds from sale of real estate acquired through foreclosure                                          11,147            24,136
                                                                                                     ------------      ------------
          Net cash used in investing activities                                                       (13,731,762)       (2,830,003)
Cash flows from financing activities
   Net increase in deposits                                                                          $  4,343,901      $  6,872,754
   Net increase in advances from borrowers for taxes and insurance                                         52,451            14,996
   Advances from Federal Home Loan Bank                                                                27,700,000        17,500,000
   Repayment of Federal Home Loan Bank advances                                                       (21,300,000)      (18,100,000)
   Cash dividends paid                                                                                   (265,383)         (230,724)
   Purchase of treasury stock                                                                            (376,557)       (2,233,832)
   Stock issuance costs                                                                                  (274,625)               --
   Stock options exercised                                                                                 31,420            47,270
                                                                                                     ------------      ------------
          Net cash provided by financing activities                                                     9,911,207         3,870,464
                                                                                                     ------------      ------------
Net increase (decrease) in cash and cash equivalents                                                   (2,237,647)        1,387,798
Cash and cash equivalents at beginning of year                                                          3,151,227         1,763,429
                                                                                                     ------------      ------------
Cash and cash equivalents at end of year                                                             $    913,580      $  3,151,227
                                                                                                     ============      ============
Supplemental disclosures of cash flow information
   Cash paid during the year for
      Income taxes                                                                                   $    430,516      $    225,086
      Interest                                                                                          5,532,187         4,935,024
   Noncash investing and financing activities
      Transfer from loans to real estate acquired through foreclosure                                     138,236            88,772
      Issuance of loans receivable in connection with the sale of real estate acquired
          through foreclosure                                                                              65,550            51,600

The accompanying notes are an integral part of these statements.

First Independence Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

September 30, 1998 and 1997

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

     3.   Investment securities and mortgage-backed securities

     Investment securities and mortgage-backed securities are classified in three categories and accounted for as follows: (a) debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost, (b) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings and (c) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity.

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

     4.   Loans receivable

     Loans receivable that management has the intent and ability to hold until maturity or pay-off are reported at their outstanding principal balance, adjusted for any charge-offs, the allowance for loan losses, unearned discounts and net deferred loan origination fees.

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

--------------------------------------------------------------------------------
     Uncollectible interest on loans that are contractually past due is charged off or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued. Income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status. If the collection of principal in whole or in part is in doubt, all payments received on nonaccrual loans are credited to principal until such doubt is eliminated.

     5. Loan origination fees and related costs

     Loan origination fees received, net of certain direct origination costs are deferred on a loan-by-loan basis and amortized to interest income over the contractual life of the loan using the interest method, giving effect to actual loan prepayments. Loan origination costs are considered to be direct costs attributable to originating a loan.

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

     7. Premises and equipment

     Premises and equipment are carried at cost less accumulated depreciation. Depreciation is included in occupancy and equipment expense and is provided by the straight-line method over the following estimated useful lives:

                                                                   Years
                                                                   -----
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

     9. Stock-based compensation

     The Company uses the intrinsic value based method of accounting for stock options. Under the intrinsic method, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock over the exercise price at the measurement date.

     10. Income taxes

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

     11. Earnings per share

     Basic earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding during the year.

First Independence Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued
--------------------------------------------------------------------------------

     Diluted earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding during the year plus the common share equivalents related to outstanding stock options. Weighted average common shares outstanding and diluted shares deemed outstanding were as follows:

                                                                                                        Year ended
                                                                                                       September 30,
                                                                                              ------------------------------
                                                                                                 1998                1997
                                                                                              ---------            ---------
Weighted average common shares outstanding                                                      924,091              980,858
Common share equivalents related to outstanding stock options                                    53,403               70,658
                                                                                              ---------            ---------
Adjusted weighted average common shares deemed to be outstanding                                977,494            1,051,516
                                                                                              =========            =========

     Common shares outstanding exclude unallocated and committed shares held by the ESOP trust.

     12. Common stock split

     On December 18, 1996, the Corporation's Board of Directors announced a two-for-one stock split effected in the form of a stock dividend to stockholders of record as of January 10, 1997. All references in the financial statements to number of shares, per share amounts and market prices of the Corporation's common stock have been retroactively restated to reflect the increased number of common shares outstanding.

NOTE B -- INVESTMENT SECURITIES

     The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities are as follows:

                                                                                           September 30, 1998
                                                                       -------------------------------------------------------------
                                                                                           Gross            Gross          Estimated
                                                                        Amortized       unrealized       unrealized          fair
          Held to maturity                                                cost             gains            losses          value
          ----------------                                             ----------       ----------       ----------       ----------
U.S. Government agency obligations                                     $5,000,000       $    4,700       $       --       $5,004,700
                                                                       ==========       ==========       ==========       ==========
         Available for sale
         ------------------
                                                                                                                          ----------
Intermediate term liquidity portfolio                                  $  346,749       $    5,862       $       --       $  352,611
U.S. Government and agency obligations                                  2,986,888           78,812               --        3,065,700
                                                                       ----------       ----------       ----------       ----------
                                                                       $3,333,637       $   84,674       $       --      $3 ,418,311
                                                                       ==========       ==========       ==========       ==========


                                                                                           September 30, 1997
                                                                      --------------------------------------------------------------
                                                                                          Gross            Gross          Estimated
                                                                       Amortized        unrealized       unrealized         fair
          Held to maturity                                               cost             gains            losses           value
          ----------------                                            -----------       ----------       ----------       ----------
U.S. Government agency obligations                                     $3,000,000       $    2,860       $    6,560       $2,996,300
                                                                       ==========       ==========       ==========       ==========
         Available for sale
         ------------------

Intermediate term liquidity portfolio                                  $  327,017       $      639       $       --       $  327,656
U.S. Government and agency obligations                                  3,961,757           29,213            7,220        3,983,750
                                                                       ----------       ----------       ----------       ----------
                                                                       $4,288,774       $   29,852       $    7,220       $4,311,406
                                                                       ==========       ==========       ==========       ==========

     The amortized cost and estimated fair value of U.S. Government and agency obligations at September 30, 1998, by term to maturity are as follows:

                                                                                                                           Estimated
                                                                                                         Amortized           fair
          Held to maturity                                                                                 cost              value
          ----------------                                                                               ---------        ----------
Due in two to five years                                                                                 $5,000,000       $5,004,700
                                                                                                         ==========       ==========
         Available for sale
         ------------------
Due in one year or less                                                                                  $  993,726       $1,001,000
Due in two to five years                                                                                  1,993,162        2,064,700
                                                                                                         ----------       ----------
                                                                                                         $2,986,888       $3,065,700
                                                                                                         ==========       ==========

     The intermediate term liquidity portfolio does not have a contractual due date.

     Investment securities with a fair value of $3,065,700 and $993,440 at September 30, 1998 and 1997, respectively, are pledged to secure government deposits.

NOTE C -- MORTGAGE-BACKED SECURITIES

     The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of mortgage-backed securities are summarized as follows:

                                                                                        September 30, 1998
                                                             -----------------------------------------------------------------------
                                                                                    Gross              Gross             Estimated
                                                              Amortized          unrealized          unrealized             fair
          Held to maturity                                      cost                gains              losses               value
          ----------------                                   -----------         -----------         -----------        ------------
GNMA certificates                                            $    39,291         $     3,673         $        --         $    42,964
FHLMC certificates                                             6,188,601              82,373               6,104           6,264,870
FNMA certificates                                              4,361,636             101,460              25,069           4,438,027
Collateralized mortgage obligations
   FHLMC                                                       3,661,107               9,022               9,764           3,660,365
   FNMA                                                        3,023,603               5,750              32,436           2,996,917
                                                             -----------         -----------         -----------         -----------
                                                             $17,274,238         $   202,278         $    73,373         $17,403,143
                                                             ===========         ===========         ===========         ===========


                                                                                        September 30, 1997
                                                             -----------------------------------------------------------------------
                                                                                    Gross              Gross              Estimated
                                                              Amortized          unrealized          unrealized             fair
          Held to maturity                                      cost                gains              losses               value
          ----------------                                   -----------         -----------        -----------          -----------
GNMA certificates                                            $    88,687         $     8,094         $        --         $    96,781
FHLMC certificates                                             8,304,231             145,519              10,514           8,439,236
FNMA certificates                                              6,535,590             154,284              29,048           6,660,826
Collateralized mortgage obligations
   FHLMC                                                       4,799,170               2,250              44,099           4,757,321
   FNMA                                                        3,800,011              23,289              28,895           3,794,405
                                                             -----------         -----------         -----------         -----------
                                                             $23,527,689         $   333,436         $   112,556         $23,748,569
                                                             ===========         ===========         ===========         ===========
         Available for sale
         ------------------
FHLMC certificates                                           $   469,874         $     1,744         $        --         $   471,618
                                                             ===========         ===========         ===========         ===========


     Mortgage-backed securities generally mature ratably over the 30-year term of the underlying loans collateralizing the securities. Expected maturities on mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     Mortgage-backed securities with a fair value of $10,637,352 and $13,295,170 at September 30, 1998 and 1997, respectively, are pledged to secure government and other deposits.

First Independence Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued
--------------------------------------------------------------------------------

NOTE D -- LOANS RECEIVABLE

     Loans receivable at September 30 are summarized as follows:

                                                      1998              1997
                                                 ------------      ------------
First mortgage loans
   One-to-four family residences                 $ 71,854,962      $ 64,152,604
   Multi-family residences                          1,001,302         1,164,442
   Nonresidential                                   9,065,316         7,478,908
   Construction                                    16,049,334           763,712
                                                 ------------      ------------
      Total first mortgage loans                   97,970,914        73,559,666
Consumer and other loans
   Savings                                            396,736           349,531
   Automobile                                         961,613           704,519
   Home equity and second mortgages                   837,396           550,008
   Unsecured home improvement                         233,947           274,267
   Other                                              713,796           661,209
                                                 ------------      ------------
      Total consumer and other loans                3,143,488         2,539,534
Less
   Allowance for loan losses                         (655,745)         (668,185)
   Loans in process                                (6,437,204)         (571,808)
   Unearned discounts                                  (2,483)           (2,726)
   Deferred loan origination fees                    (334,712)         (297,698)
                                                 ------------      ------------
                                                   (7,430,144)       (1,540,417)
                                                 ------------      ------------
      Net loans receivable                       $ 93,684,258      $ 74,558,783
                                                 ============      ============

Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                                    1998            1997
                                                 ---------       ---------
     Balance at beginning of year                $ 668,185       $ 690,009
     Loans charged off                             (12,440)        (21,824)
                                                 ---------       ---------
     Balance at end of year                      $ 655,745       $ 668,185
                                                 =========       =========

     The Association's lending efforts have historically focused on one-to-four family residential real estate loans, which comprise approximately 71% (1998) and 84% (1997) of the total loan portfolio. Approximately 2% (1998) and 4%
(1997) of the Association's one-to-four family residential real estate loans are collateralized by properties located outside of the primary lending area of Montgomery and surrounding Kansas counties. Generally, such loans have been underwritten on the basis of 80% to 90% loan-to-value ratio or mortgage insurance was required. The Association, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area thereby impairing collateral values. Management believes, however, that real estate values in the Association's primary lending area are currently stable or increasing.

     Approximately 10% (1998) and 11% (1997) of the loan portfolio is comprised of nonresidential and multi-family real estate loans with approximately 10%
(1998) and 13% (1997) of this total collateralized by properties located outside the Association's primary lending area. During the year ended September 30, 1998 the Association began originating construction loans at its new loan production office in Lawrence, Kansas. These construction loans generally have terms of nine months or less with permanent financing provided by other lenders.

     Serviced loans, primarily under a County Mortgage Revenue Bond, were $1,734,818 and $2,199,519 at September 30, 1998 and 1997, respectively.

     In the normal course of business, the Association makes loans to directors, executive officers and related entities. An analysis of aggregate loan activity with this group is as follows:

     Loans outstanding at October 1, 1997                        $ 527,884
     New loans                                                      59,260
     Repayments                                                    (82,093)
                                                                 ---------
     Loans outstanding at September 30, 1998                     $ 505,051
                                                                 =========

     Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. The recorded investment in these loans and the valuation allowance for losses related to loan impairment at September 30 are as follows:

                                                                     1997
                                                                   --------
     Principal amount of impaired loans                            $206,691
     Less valuation allowance                                        69,691
                                                                   --------
                                                                   $137,000
                                                                   ========

     The Association has provided an allowance for loan losses on all impaired loans. Interest income of $16,023 and $9,537 was recognized and collected on impaired loans during the years ended September 30, 1998 and 1997, respectively. The Association has no impaired loans which are not included in smaller balance homogeneous home equity, consumer and 1-4 family residential real estate loans at September 30, 1998.

     Nonaccrual loans totaled $335,554 and $1,049,367 at September 30, 1998 and 1997, respectively. Interest income that would have been recorded under the original terms of such loans approximated $15,000 and $40,000 for the years ended September 30, 1998 and 1997, respectively. Interest income that was recorded was insignificant for the years ended September 30, 1998 and 1997. The Association is not committed to make additional loans to borrowers whose loans have been modified.


NOTE E -- ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable at September 30 is summarized as follows:

                                                      1998           1997
                                                    --------       --------
     Loans receivable                               $576,798       $450,257
     Mortgage-backed securities                      119,858        171,729
     Investment securities                            57,314         90,312
                                                    --------       --------
                                                    $753,970       $712,298
                                                    ========       ========

NOTE F - PREMISES AND EQUIPMENT

     Premises and equipment at September 30 are summarized as follows:

                                                      1998          1997
                                                   ----------    ----------
     Land                                          $   74,958    $   74,958
     Building                                       1,319,309     1,281,916
     Furniture, fixtures and equipment                458,636       383,148
     Automobiles                                       43,579        43,579
                                                   ----------    ----------
                                                    1,896,482     1,783,601
     Less accumulated depreciation                    586,849       486,101
                                                   ----------    ----------
                                                   $1,309,633    $1,297,500
                                                   ==========    ==========

First Independence Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued
--------------------------------------------------------------------------------

September 30, 1998 and 1997

NOTE G -- REAL ESTATE OPERATIONS

     A summary of real estate operations is as follows for the years ended September 30:

                                                                      1998       1997
                                                                    --------   --------
     Gain on sale of real estate acquired through foreclosure, net  $  6,515   $ 41,216
     Net operating loss                                               (3,338)    (7,037)
                                                                    --------   --------
     Income from real estate operations                             $  3,177   $ 34,179
                                                                    ========   --------

     Real estate operations of the Association consist primarily of paying property taxes and general maintenance expenses on the properties held.

NOTE H -- DEPOSITS

     Deposits at September 30 are summarized as follows:

                                                        Weighted
                                                     average rate at
                                                       September 30,              1998                           1997
                                                     ---------------     -----------------------      -------------------------
                                                     1998       1997        Amount       Percent         Amount         Percent
                                                     ----       ----     -----------     -------      -----------       -------
     NOW accounts ...........................        2.05%      2.05%    $ 2,507,101        3.11%      $ 2,058,500        2.70%
     First Super NOW accounts ...............        2.30       2.30       1,431,706        1.78         1,704,678        2.24
     First Money Fund accounts ..............        4.47       4.51      21,952,555       27.24        20,702,177       27.15
                                                                         -----------      ------       -----------      ------
          Total demand deposits .............        4.15       4.16      25,891,362       32.13        24,465,355       32.09
     Passbook savings accounts ..............        2.89       2.89       2,744,506        3.41         2,702,740        3.55
     Certificates of deposit
        3.00% to 3.99% ......................        3.80       3.75           3,310         .01             4,539         .01
        4.00% to 4.99% ......................        4.77       4.77       1,792,483        2.22         2,189,277        2.87
        5.00% to 5.99% ......................        5.64       5.55      45,363,830       56.30        39,910,696       52.36
        6.00% to 6.99% ......................        6.28       6.30       4,750,692        5.90         6,930,530        9.09
        7.00% to 7.99% ......................        7.00       7.00          26,894         .03            26,039         .03
                                                                         -----------      ------       -----------      ------
     Total savings certificates .............        5.67       5.62      51,937,209       64.46        49,061,081       64.36
                                                                         -----------      ------       -----------      ------
     Total savings ..........................        5.53       5.48      54,681,715       67.87        51,763,821       67.91
                                                                         -----------      ------       -----------      ------
     Total deposits .........................        5.09       5.06     $80,573,077      100.00%      $76,229,176      100.00%
                                                                         ===========      ======       ===========      ======

--------------------------------------------------------------------------------

     The aggregate amount of certificates of deposit and savings with a minimum denomination of $100,000 was $4,621,272 and $3,844,877 at September 30, 1998 and
1997, respectively.

     Scheduled maturities of certificates of deposit are as follows:

September 30, 1998

                                                                                 Less than     One to       Three to
                                                                                 one year    three years   five years     Total
                                                                                -----------  -----------  -----------  -----------
             3.00% to 3.99%                                                     $     3,310  $        --  $        --  $     3,310
             4.00% to 4.99%                                                       1,792,483           --           --    1,792,483
             5.00% to 5.99%                                                      36,468,747    7,854,690    1,040,393   45,363,830
             6.00% to 6.99%                                                         970,954    2,597,477    1,182,261    4,750,692
             7.00% to 7.99%                                                              --       26,894           --       26,894
                                                                                -----------  -----------  -----------  -----------
                                                                                $39,235,494  $10,479,061  $ 2,222,654  $51,937,209
                                                                                ===========  ===========  ===========  ===========

     September 30, 1997

                                                                                 Less than     One to       Three to
                                                                                 one year    three years   five years     Total
                                                                                -----------  -----------  -----------  -----------
             3.00% to 3.99%                                                     $     4,539  $        --  $        --  $     4,539
             4.00% to 4.99%                                                       1,734,025      455,252           --    2,189,277
             5.00% to 5.99%                                                      23,918,436   15,493,876      498,384   39,910,696
             6.00% to 6.99%                                                       2,351,745    2,411,600    2,167,185    6,930,530
             7.00% to 7.99%                                                              --       26,039           --       26,039
                                                                                -----------  -----------  -----------  -----------
                                                                                $28,008,745  $18,386,767  $ 2,665,569  $49,061,081
                                                                                ===========  ===========  ===========  ===========

     Interest expense on deposits for the years ended September 30 is summarized as follows:


                                                                                                              1998         1997
                                                                                                          -----------  -----------
          Certificates of deposit                                                                         $ 2,927,897  $ 2,745,188
          NOW accounts                                                                                      1,040,855      878,302
          Demand deposits                                                                                      41,965       35,830
                                                                                                          -----------  -----------
                                                                                                          $ 4,010,717  $ 3,659,320
                                                                                                          ===========  ===========

NOTE I -- ADVANCES FROM FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank at September 30 consist of the following:

                                                             1998                             1997
                                                 ----------------------------     ----------------------------
                                                    Rates            Amount          Rates            Amount
                                                 ------------      ----------     ------------      ----------

     Variable rates .....................        5.72% - 6.00%     $ 8,600,000    5.67% - 6.00%     $ 8,400,000
     Fixed rates ........................        5.65  - 7.06        9,000,000    4.92  - 7.06       15,300,000
     Fixed rate convertible* ............        4.87  - 5.08       12,500,000              --               --
                                                                   -----------                      -----------
                                                                   $30,100,000                      $23,700,000
                                                                   ===========                      ===========

     *Due in 2008 unless converted.

First Independence Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

     The Company has a variable rate line of credit with the Federal Home Loan Bank totaling $9,000,000 with an outstanding balance of $1,700,000 at September 30, 1998 included above.

     Aggregate maturities for the years following September 30, 1998 are as follows:

    1999 .....................................     $ 8,600,000
    2001 .....................................       3,000,000
    2002 .....................................       5,000,000
    2003 .....................................       1,000,000
    2008 .....................................      12,500,000
                                                   -----------
      ........................................     $30,100,000
                                                   ===========

     Assets of the Association are subject to a blanket pledge agreement to collateralize the advances.


NOTE J -- EMPLOYEE BENEFITS

     The Corporation sponsors a leveraged employee stock ownership plan ("ESOP") that covers all full-time employees. All employees of the Corporation are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they work at least 1,000 hours. The Corporation makes annual contributions to the ESOP equal to the ESOP's debt service. All dividends received by the ESOP are credited to the employee's stock ownership account. The unallocated ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. Accordingly, unpaid ESOP debt is reflected as a deduction from stockholders' equity. ESOP compensation expense was $208,752 and $174,786 for the years ended September 30, 1998 and 1997, respectively.

     The ESOP shares as of September 30, 1998 were as follows:

     Allocated shares ..........................................     72,737
     Unreleased shares .........................................     29,095
                                                                   --------
     Total ESOP shares .........................................    101,832
                                                                   ========
     Fair value of unreleased shares at September 30, 1998 .....   $294,587
                                                                   ========

     Additionally, the Corporation has a Recognition and Retention Plan (RRP) as a means of providing directors and certain key employees of the Association with an ownership interest in a manner designed to compensate such directors and key employees for services to the Corporation. During fiscal 1994 the RRP purchased 43,642 shares of common stock. Such shares are earned and allocated ratably to participants over five years. Expense under the RRP totaled $43,634 and $43,644 for the years ended September 30, 1998 and 1997, respectively.

     The Company has adopted a Stock Option and Incentive Plan (SOP) for designated participants. The SOP provides for up to 145,474 shares of common stock to be issued to participants. The option price of any options granted may not be less than the market value of the common stock on the date of the grant and unless otherwise specified, the options expire ten years from the date of the grant. A summary of the Company's stock option plan as of September 30, 1998 and 1997 and changes during the years ended as of those dates is presented below:

                                                                    Weighted
                                                                     average
                                                                     exercise
                                                         Shares       price
                                                        -------     ---------
     Outstanding at October 1, 1996                     121,276      $ 5.14
     Exercised                                            9,454        5.00
                                                        ------
                                                        111,822        5.15
     Outstanding at September 30, 1997
     Issued                                               1,000       14.63
     Exercised                                            6,284        5.00
                                                        ------
     Outstanding at September 30,1998                   106,538        5.25
                                                        ======

--------------------------------------------------------------------------------

     All options outstanding at September 30, 1998 were exercisable and can be summarized as follows:

                                Exercise             Remaining
          Shares                 price                life
         --------              ----------        -----------------
          91,902                 $5.00           5 years
          11,636                  6.19           5 years 4 months
           2,000                  6.69           5 years 10 months
           1,000                 14.63           9 years 1 month
         -------
         106,538
         =======

     The stock option plan is accounted for under APB Opinion 25 and related interpretations. Accordingly, no compensation cost has been recognized for the plan. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the fair value method of Statement of Financial Accounting Standards 123, Accounting for Stock-Based Compensation (SFAS 123), the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below for the year ended September 30, 1998.

                      Net earnings - as reported                    $901,420
                      Net earnings - pro forma                       894,270
                      Earnings per share
                         Basic - as reported                            $.98
                         Basic - pro forma                               .97
                         Diluted - as reported                           .92
                         Diluted - pro forma                             .91

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used: dividend yield of .51%, expected volatility of 28.39%, risk-free interest rate of 5.62% and expected lives of 10 years.

     The Association participates in a defined benefit multi-employer pension plan. Substantially all employees are eligible and benefits are based on the employee's salary and years of service. No contribution was made or required to be made by the Association for the years ended September 30, 1998 and 1997 due to the plan's overfunded status. Separate actuarial disclosure information is not available due to the plan being a multi-employer pension plan.

NOTE K -- INCOME TAXES

     Income tax expense for the years ended September 30 consists of the following:

                                                                                    1998        1997
                                                                                  ---------   ---------
     Current                                                                      $ 579,159   $ 275,950
     Deferred                                                                        69,928     191,768
                                                                                  ---------   ---------
                                                                                  $ 649,087   $ 467,718
                                                                                  =========   =========

     Reconciliation of income tax expense computed at the federal statutory rate of 34% and income tax expense for the years ended September 30 is as follows:

                                                                                     1998        1997
                                                                                  ---------   ---------
     Income tax expense at statutory rate                                         $ 527,172   $ 400,995
     Kansas privilege tax, net of federal tax benefit                                69,075      52,542
     State contribution credit                                                      (26,303)    (28,875)
     Nondeductible ESOP fair value adjustment                                        48,109      30,461
     Other                                                                           31,034      12,595
                                                                                  ---------   ---------
                                                                                  $ 649,087   $ 467,718
                                                                                  =========   =========

First Independence Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

September 30, 1998 and 1997

     The tax effects of temporary differences that give rise to deferred tax assets and liabilities at September 30 are as follows:

                                                          1998           1997
                                                       ---------      ---------
Deferred tax assets
   Allowance for loan losses                           $ 231,272      $ 241,667
   Accrued bonuses                                         8,775          8,327
   State contribution credit                                  --         18,924
   Other                                                      --          5,780
                                                       ---------      ---------
       Total deferred tax assets                         240,047        274,698
                                                       ---------      ---------
Deferred tax liabilities
   Securities available for sale                          33,022         23,393
   Depreciation of property and equipment                 37,637         34,622
   Federal Home Loan Bank stock dividends                289,302        250,731
   Other                                                   6,975             --
                                                       ---------      ---------
       Total deferred tax liabilities                    366,936        308,746
                                                       ---------      ---------
Net deferred tax liability                             $(126,889)     $ (34,048)
                                                       =========      =========

     The Association was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualify as deductions for federal income taxes are later used for purposes other than for bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at September 30, 1998, includes approximately $2.6 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction at September 30, 1998, is approximately $1,000,000.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets and of Tier 1
(core) capital and tangible capital to adjusted total assets. Management believes, as of September 30, 1998, that the Association meets all capital adequacy requirements to which it is subject.

--------------------------------------------------------------------------------

     As of September 30, 1998, the most recent notification from the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Association's category. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 (core) ratios as set forth in the table below.

                                                                            To be well
                                                       For capital       capitalized under
                                                        adequacy         prompt corrective
                                     Actual             purposes         action provisions
                                ----------------     --------------     ------------------
                                 Amount    Ratio     Amount   Ratio      Amount   Ratio
                                -------    -----     ------   -----     -------  ---------
                                                (Dollars in thousands)
     As of September 30, 1998
     Total risk-based capital   $11,161    17.8%    $5,012   >=8.0%     $6,265  >=10.0%
     Tier 1 risk-based capital   10,505    16.8      2,506   >=4.0       3,759  >= 6.0
     Core capital                10,505     8.5      3,691   >=3.0       6,152  >= 5.0
     Tangible capital            10,505     8.5      1,846   >=1.5         N/A     N/A

                                                                          To be well
                                                     For capital       capitalized under
                                                      adequacy         prompt corrective
                                   Actual             purposes         action provisions
                              -----------------     ---------------    ------------------
                                  Amount  Ratio      Amount   Ratio      Amount    Ratio
                              ----------  -----     -------   -----    ------      ------
                                              (Dollars in thousands)
     As of September 30, 1997
     Total risk-based capital   $ 9,989    19.5%     $4,093   >=8.0%     $5,116  >=10.0%
     Tier 1 risk-based capital    9,349    18.3       2,046   >=4.0       3,069  >= 6.0
     Core capital                 9,349     8.4       3,333   >=3.0       5,555  >= 5.0
     Tangible capital             9,349     8.4       1,666   >=1.5         N/A     N/A

     Regulations of the OTS impose limitations on the payment of dividends and other capital distributions by savings associations. Under such regulations a savings association that immediately prior to and on a pro forma basis, after giving effect to a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirement is generally permitted without OTS approval (but subsequent to 30 days prior notice to the OTS of the planned dividend) to make capital distributions during a calendar year in the amount of up to the greater of (1) 100% of its net earnings to date during the year plus an amount equal to one-half of the amount by which its total capital to assets ratio exceeded its fully phased-in capital to assets ratio at the beginning of the year or (2) 75% of its net income for the most recent four quarters. Pursuant to such OTS dividend regulations, the Association had the ability to pay dividends of approximately $3,800,000 to First Independence Corporation at September 30, 1998.

NOTE M -- COMMITMENTS

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

     The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance sheet instruments. The Association's commitments to extend credit at September 30, 1998 include loans in process as disclosed in Note D and first mortgage loans with fixed rates ranging from 6.5% to 11.0% aggregating $2,231,130 and $131,000 of variable rate loans at 5.5%. Collateral for loans in process and commitments are the same as for other Association loans. The commitment period is generally for forty-five days.

NOTE N -- ACQUISITION

     On February 18, 1998, the Boards of Directors of the Corporation and The Neodesha Savings and Loan Association, FSA (Neodesha) adopted a Plan of Merger Conversion. Pursuant to the Plan, Neodesha will combine with the Association through the conversion of Neodesha from a mutual savings and loan association to a stock savings and loan association and the simultaneous merger of Neodesha into the Association. The transaction is subject to approval by regulatory authorities.

     Pursuant to the conversion merger transaction the Corporation will issue new common shares with a fair value equal to the appraised value of Neodesha. The appraised value of Neodesha is currently anticipated to range from $1,020,000 to $1,380,000.

First Independence Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued
--------------------------------------------------------------------------------

September 30, 1998 and 1997

     The transaction will be accounted for under the purchase method of accounting for business combinations. Issuance costs will be netted to proceeds if the merger/conversion is successful. If unsuccessful, costs will be recorded as expense in the applicable period, two-thirds by the Corporation and one-third, capped at $150,000, by Neodesha. Total costs incurred and deferred at September 30, 1998 were $274,625.

     At the date of conversion, the merged association will establish a liquidation account equal to the amount of retained earnings contained in the offering circular. The liquidation account will be maintained for the benefit of the merged association's eligible savings account holders who maintain deposit accounts in the Association after conversion.

     In the event of a complete liquidation (and only in such event), each eligible savings account holder will be entitled to receive a pro rata liquidation distribution from the liquidation account in the amount of the then current adjusted balance of deposit accounts held, before any liquidation distribution may be made with respect to common stock. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of such retained earnings by the Association.

     Subsequent to consummation of the transaction, the Association may not declare or pay a cash dividend on or repurchase any of its common stock, if the effect thereof would cause stockholders' equity to be reduced below either the amount required for the combined liquidation accounts or the regulatory capital requirements for insured institutions.

NOTE O -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments at September 30, 1998 and 1997.

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

     Federal  Home  Loan  Bank  stock:   The  balance  sheet   carrying   amount
approximates the stock's fair value.

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

--------------------------------------------------------------------------------

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

                                                               1998
                                                    ----------------------------
                                                     Carrying        Estimated
                                                      amount of     fair value
                                                     assets and    of assets and
                                                    (liabilities)  (liabilities)
                                                    -------------  -------------

     Cash and cash equivalents                      $    913,580   $    913,580
     Investment securities available for sale          3,418,311      3,418,311
     Investment securities held to maturity            5,000,000      5,004,700
     Mortgage-backed securities held to maturity      17,274,238     17,403,143
     Loans                                            94,340,003     94,885,003
     Federal Home Loan Bank stock                      1,574,000      1,574,000
     Deposits                                        (80,573,077)   (81,128,077)
     Advances from Federal Home Loan Bank            (30,100,000)   (30,769,000)

                                                                1997
                                                   -----------------------------
                                                     Carrying        Estimated
                                                     amount of      fair value
                                                    assets and     of assets and
                                                    liabilities)   (liabilities)
                                                   ------------     ------------


     Cash and cash equivalents                      $  3,151,227    $ 3,151,227
     Investment securities available for sale          4,311,406      4,311,406
     Investment securities held to maturity            3,000,000      2,996,300
     Mortgage-backed securities available for sale       471,618        471,618
     Mortgage-backed securities held to maturity      23,527,689     23,748,569
     Loans                                            75,226,968     75,929,533
     Federal Home Loan Bank stock                      1,368,900      1,368,900
     Deposits                                        (76,229,176)   (75,926,401)
     Advances from Federal Home Loan Bank            (23,700,000)   (23,736,269)

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

Stock Price Information and Dividends

As of December 4, 1998, there were approximately 193 shareholders of record of the Company's Common Stock, not including those shares held in nominee or street name through various brokerage firms or banks.

The following table sets forth the high and low bid prices of the Common Stock and dividends declared for each fiscal quarter since October 1, 1996. The stock price information was provided by the NASD, Inc. Amounts have been adjusted to reflect a two-for-one stock split in fiscal 1997.
                                                        Dividends
    Quarter Ended              High          Low        Declared
    -------------            -------       -------      ---------
December 31, 1996            $10.250       $ 9.375       $.0500
March 31, 1997                11.750        10.250        .0625
June 30, 1997                 11.750        10.750        .0625
September 30, 1997            14.000        11.375        .0625
December 31, 1997             14.625        13.625        .0625
March 31, 1998                15.000        13.500        .0750
June 30, 1998                 14.750        12.750        .0750
September 30, 1998            13.250        10.000        .0750

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

Lavern W. Strecker
Retired - Former Manager of Accounting and Control
Arco Pipe Line Company

           FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF INDEPENDENCE

OFFICERS
Donald E. Aitken
Chairman of the Board

Larry G. Spencer
President and Chief Executive Officer

Gary L. Overfield
Senior Vice President and Secretary

James B. Mitchell
Vice President and Chief Financial Officer

Jim L. Clubine
Vice President and Asset Manager

Gregg S. Webster
Vice President

C. Alan Hoggatt
Vice President

Lori L. Kelley
Assistant Vice President and Compliance Officer

Betty J. Redman
Treasurer

BOARD OF DIRECTORS
Donald E. Aitken

Larry G. Spencer

William T. Newkirk II

John T. Updegraff

Harold L. Swearingen

Lavern W. Strecker

Joseph M. Smith