Form 10KSB, Exhibit 13
period 1999-09-30
FIRST INDEPENDENCE CORP /DE/
filed 1999-12-29
CIK 908486

TABLE OF CONTENTS

                                                                            Page

President's Message to Stockholders                                            1
Selected Consolidated Financial Information                                    2
Management's Discussion and Analysis                                           4
Report of Independent Certified Public Accountants                            15
Consolidated Balance Sheets                                                   16
Consolidated Statements of Earnings                                           18
Consolidated Statements of Comprehensive Income                               19
Consolidated Statements of Stockholders' Equity                               20
Consolidated Statements of Cash Flows                                         21
Notes to Consolidated Financial Statements                                    23
Stockholder Information                                                       41
Directors and Executive officers                                              42


                                 ANNUAL MEETING

The Annual Meeting of Stockholders will be held at our main office located at Myrtle and Sixth Streets, Independence, Kansas at 10:30 a.m. Independence, Central Standard time, on January 26, 2000.

                  [FIRST INDEPENDENCE CORPORATION LETTERHEAD]



To Our Stockholders, Depositors and Friends:

     The  Board  of  Directors,   Officers,  and  Staff  of  First  Independence
Corporation and its wholly owned subsidiary, First Federal Savings and Loan Association, are pleased to provide you with the 1999 Annual Report.

     As you will see by reading the accompanying financial statements, First Independence had another excellent year with $1,143,000 in net earnings. 1999 was our second best year in earnings, a 27% increase over 1998. Diluted earnings per share for the 1999 fiscal year were $1.07, compared to diluted earnings per share of $.92 for the 1998 fiscal year, an increase of 16%. One other key number worth noting is our Operating Expense to Average Assets; it is 1.89%, well below our peer group. Our recent growth has not been at the expense of higher overhead.

     Since 1996 the banking industry has been diligently working on the year 2000 (Y2K) problem. All the hard work and resources that we have dedicated to this issue will soon be rewarded. We are confident that on January 3, 2000, it will be business as usual at First Federal. We believe First Federal is Y2K compliant.

     As you may recall, at this time last year we were working on a merger conversion with The Neodesha Savings and Loan Association, FSA. The conversion was completed on January 6, 1999, with the sale of 150,896 shares of stock at $9.42 per share. With this merger, we now have a presence in three different communities in our market area. This merger has created an opportunity to expand our customer base because of the convenience of three banking locations to choose from, a service unique in our market area. We believe our efforts to expand into new markets and to augment our service positively effect future growth. We will continue to service the needs of our customers and to explore new products and services to better meet their complete financial needs.

     I invite you to review our Annual Report. We are very proud of our accomplishments and look forward to the coming year. On behalf of the directors, management and employees, I would like to express our appreciation to our stockholders and valued customers for their continued support.


                                            Sincerely,

                                            /s/ Larry G. Spencer

                                            Larry G. Spencer
                                            President and Chief
                                            Executive Officer


SELECTED CONSOLIDATED FINANCIAL INFORMATION


                                                                             September 30,
                                                       -----------------------------------------------------------------------------
                                                          1999         1998               1997            1996              1995
                                                        ---------    ---------         ---------        ---------         ---------
                                                                                    (In Thousands)
Selected Financial Condition Data:

Total assets                                             $138,131     $124,337         $112,523          $108,539         $101,904
Cash, cash equivalents and interest- bearing deposits       1,440          914            3,151             1,763            2,115
Loans receivable, net                                     112,893       93,684           74,559            67,683           60,370
Mortgage-backed securities - at cost                       10,912       17,274           23,528            28,039           28,594
Investment securities - at cost                             7,005        5,000            3,000             2,000            1,000
Securities available for sale                               2,000        3,418            4,783             5,894            7,358
Real estate acquired through foreclosure, net                 109           72               12                12               62
Deposits                                                   95,453       80,573           76,229            69,356           67,927
Borrowings                                                 27,500       30,100           23,700            24,300           18,800
Stockholders' equity                                       13,107       12,099           11,529            13,003           13,600



                                                                                Year Ended September 30,
                                                       -----------------------------------------------------------------------------
                                                         1999         1998              1997              1996              1995
                                                       ---------    ---------         ---------        ---------         ---------
                                                                                  (In Thousands)
Selected Operations Data:
Total interest income                                  $  10,101    $  9,075          $  8,069          $  7,773          $  7,186
Total interest expense                                     5,989       5,556             5,059             4,669             3,852
                                                        --------    --------          --------          --------          --------
     Net interest income                                   4,112       3,519             3,010             3,104             3,334
Provision for losses on loans                                 66         ---               ---               ---               ---
                                                        --------    --------          --------          --------          --------
Net interest income after provision for losses
  on loans                                                 4,046       3,519             3,010             3,104             3,334
Non-interest income                                          354         192               159               214               267
Gain on sale of investments                                  ---         ---               ---               251               ---
Non-interest expense                                      (2,569)     (2,161)           (1,989)           (2,267)           (1,820)
                                                        --------    --------          --------          --------          --------
     Earnings before income tax expense                    1,831       1,550             1,180             1,302             1,781
Income tax expense                                           688         649               468               487               694
                                                        --------    --------          --------          --------          --------
Net earnings                                               1,143         901               712               815             1,087
                                                        ========    ========          ========          ========          ========
Basic earnings per share                                $   1.13    $    .98          $    .73          $    .72          $    .87
                                                        ========    ========          ========          ========          ========


FINANCIAL RATIOS

                                                                                 September 30,
                                                             ----------------------------------------------------------
                                                               1999         1998       1997       1996          1995
                                                             ---------    ---------  ---------  ---------    ----------
Selected Financial Ratios and Other Data:
Performance Ratios:
     Return on assets (ratio of net earnings to
      average total assets)                                    0.84%        0.75%      0.65%       0.78%       1.12%
     Interest rate spread information:
         Average during period                                 2.69         2.52       2.31        2.36        2.87
         End of period                                         2.58         2.29       2.19        2.17        2.36
     Net interest margin (1)                                   3.11         2.99       2.81        3.02        3.52
     Ratio of operating expense to average total assets        1.89         1.80       1.81        2.17        1.88
     Return on equity (ratio of net earnings to
      average equity)                                          8.95         7.72       6.09        6.21        8.16
Quality Ratios:
     Non-performing assets to total assets,
      at end of period (2)                                     1.84         1.07       1.25        0.57        0.77
     Allowance for loan losses to non-performing
      assets, at end of period (2)                            29.65        49.48      47.64      112.36       87.45
     Allowance for loan losses to non-performing
      loans, at end of period                                 30.99        52.30      48.05      114.62       94.91
Capital Ratios:
     Equity to total assets, at end of period                  9.49         9.73      10.25       11.98       13.35
     Average equity to average assets                          9.38         9.70      10.62       12.57       13.78
     Ratio of average interest-earning assets to
      average interest-bearing liabilities                   109.26       109.98     110.64      114.50      115.83
     Dividend payout ratio (3)                                31.54        31.25      34.93       27.37       16.47
     Number of full service offices                             3            2          2           1           1


(1)  Net interest income divided by average interest-earning assets.

(2) Includes non-accruing loans, accruing loans delinquent 90 days or more and assets acquired through foreclosure.

(3)  Dividends paid per share divided by earnings per share.

[Omitted Earnings Per Share Graph]

       Basic  Diluted
1995 - $0.87   $0.84
1996 - $0.72   $0.69
1997 - $0.73   $0.68
1998 - $0.98   $0.92
1999 - $1.13   $1.07

[Omitted Dividends Paid Per Share]

1995 - $0.1375
1996 - $0.1875
1997 - $0.2375
1998 - $0.2875
1999 - $0.3375

Management's Discussion and Analysis of Financial Condition and Results of Operations

General

     On  October  5,  1993,  First  Federal  Savings  and  Loan  Association  of
Independence, Kansas converted from a federally chartered mutual savings association to a federally chartered stock savings association and concurrently became a wholly owned subsidiary of First Independence Corporation. First Independence earnings are primarily dependent on the operations of First Federal. Currently, First Independence has no business activity other than acting as the holding company for First Federal. As a result, the following discussion relates primarily to the activities of First Federal. This discussion should be read in conjunction with the consolidated financial statements and accompanying notes included elsewhere in this report.

     Our business consists of attracting deposits from the general public and using these deposits primarily to make residential mortgage and other loans. Our revenues are derived principally from interest charges on mortgage loans and mortgage-backed securities and, to a lesser extent, from interest earned on investment securities and interest-bearing deposits. In addition, we receive fees from loan originations, late payments and for various services related to transaction and other deposit accounts, and dividends on our Federal Home Loan Bank stock. Operating expenses consist primarily of employee compensation and benefits, occupancy and equipment expenses, federal deposit insurance premiums and other general and administrative expenses.

     Our operations, and the operations of savings institutions and their holding companies in general, are significantly affected by general economic conditions and the related monetary and fiscal policies of regulatory agencies. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of assets, which in turn is affected by the interest rates at which such financing may be offered and other factors including the availability of funds. The primary sources of funds for lending activities include deposits, loan repayments, borrowings, sales and maturities of securities available for sale and funds provided from operations.

Forward-Looking Statements

     Certain statements in this report that relate to our plans, objectives or future performance may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties. Additional discussion of factors affecting our business and prospects is contained in our periodic filings with the Securities and Exchange Commission.

Asset/Liability Management and Market Risk

     Qualitative Aspects of Market Risk. We derive our income primarily from the excess of interest collected over interest paid. The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Market interest rates change over time. Accordingly, our results of operations, like those of many financial institutions, are impacted by changes in interest rates and our ability to adapt to changes in interest rates is known as interest rate risk and is the most significant market risk.

     Quantitative Aspects of Market Risk. In an attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk. In monitoring interest rate risk, we continually analyze and manage our assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.

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

     Since the early 1980's, we have emphasized, subject to market conditions, the origination and holding of adjustable-rate mortgage loans and loans with shorter terms to maturity than traditional 30-year, fixed-rate loans. Our strategy has been to increase the percentage of assets in our portfolio with more frequent repricing or shorter maturities. In response to customer demand, however, we continue to originate for our loan portfolio fixed-rate mortgages with terms not greater than 30 years. In recent periods, we have also purchased adjustable-rate mortgage-backed securities. At September 30, 1999, approximately $24.3 million, or 24.0% of the total loans secured by real estate, were adjustable-rate mortgage loans. On the same date, we also had $7.1 million in adjustable-rate mortgage-backed securities.

     Our adjustable-rate mortgage loans and adjustable-rate mortgage-backed securities adjust to various indices. We monitor the mix of indices on our adjustable rate assets and seek, consistent with market conditions, to achieve a close match in the repricing characteristics of our assets and liabilities.

     To increase the interest rate sensitivity of our assets, we have also maintained short and intermediate-term investment securities and other assets. At September 30, 1999, we had $3.2 million of investment securities and interest-bearing deposits maturing or repricing within three years. Finally, we have undertaken various marketing programs from time to time over the last decade in order to extend the term of our deposit liabilities. In 1993, we introduced a new certificate of deposit program in an attempt to reduce deposit outflows and attract longer term deposits which were being lost as a result of the general decline in market rates of interest. This program offers two certificate products which have 4- and 5-year terms. At September 30, 1999, we had approximately $8.6 million in these two certificates.

     In the future, in managing our interest rate sensitivity, we intend to continue to stress the origination of adjustable-rate mortgage loans, subject to market conditions, the purchase of adjustable-rate mortgage-backed securities and the maintenance of a relatively high level of short-term securities and other assets.

     As part of our effort to monitor and manage interest rate risk, we use the Onet portfolio valueO methodology adopted by the Office of Thrift Supervision. This approach calculates the difference between the present value of expected cash flows from assets and liabilities, as well as cash flows from off balance sheet contracts, arising from an assumed 200 basis point increase or decrease in interest rates. Under Office of Thrift Supervision regulations, an institution's OnormalO level of interest rate risk for this assumed change in interest rates is a decrease in the institution's net portfolio value not exceeding 2% of assets.

     Presented below, as of September 30, 1999, is an analysis of First Federal's interest rate risk as measured by changes in net portfolio value for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 200 basis points and compared to Board policy limits. The table was prepared and furnished to us by the Office of Thrift Supervision. Assumptions used in calculating the amounts in this table were determined by the Office of Thrift Supervision (dollars in thousands):


                                                 Net Portfolio Value
Change in                                       At September 30, 1999
interest rate      Board Limit      --------------------------------------------
(Basis Points)     % Change         $ Amount         $ Change         % Change
-------------      ----------       ----------       ---------        ----------
     +200              -40%          $ 9,728         $ (4,893)          -33%
     +100              -25            12,357           (2,264)          -15
        0              ---            14,621              ---           ---
     -100              -25            16,202            1,581           +11
     -200              -40            17,236            2,615           +18

     As illustrated in the table, we have structured our assets and liabilities to minimize our exposure to interest rate risk. In the event of a 200 basis point change in interest rates, we would experience an 18% increase in net portfolio value in a declining rate environment and a 33% decrease in a rising rate environment. During periods of rising interest rates, the value of monetary assets and liabilities generally decline. Conversely, during periods of falling interest rates, the value of monetary assets and liabilities generally increase. However, the amount of change in value of specific assets and liabilities due to changes in interest rates is not the same in a rising interest rate environment as in a falling interest rate environment (i.e., as indicated above, the amount of value increase under a specific rate decline may not equal the amount of value decrease under an identical upward rate movement).

     Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. As a result, the actual effect of changing interest rates may differ from that presented in the foregoing table.

Asset Quality

     The ratio of non-performing assets to total assets is one indicator of our exposure to credit risk. Our non-performing assets consist of non-accruing loans, accruing loans delinquent 90 days or more, troubled debt restructurings, and foreclosed assets, which have been acquired as a result of foreclosure or deed-in-lieu of foreclosure. At September 30, 1999, non-performing assets were approximately $2,539,000, which represents an increase of $1,214,000, or 91.6% as compared to September 30, 1998. The ratio of non-performing assets to total assets at September 30, 1999 was 1.84% compared to 1.07% at September 30, 1998. Included in non-accruing loans at September 30, 1999, were four construction loans totaling $330,000 secured by one- to four-family real estate, twenty-one loans totaling $849,000 secured by one- to four-family real estate and thirty-nine consumer loans totaling $132,000. All non-accruing loans at September 30, 1999, were located in our primary market area. At September 30, 1999, accruing loans delinquent 90 days or more included twenty-two loans totaling $875,000 secured by one- to four-family real estate, two construction loans totaling $239,000 secured by one- to four-family real estate, and one consumer loan totaling $4,000. All of our accruing loans delinquent 90 days or more were secured by real estate located in our primary market area except for three loans totaling $216,000 secured by single family residences located in Texas. All of the non-performing construction loans were originated at our loan production office in Lawrence, Kansas. At September 30, 1999, real estate acquired through foreclosure consisted of five single family residences located in our primary market area. The properties have a total carrying value of $110,000 and are currently offered for sale. The increase in non-performing assets was due to growth in the respective loan portfolios and from non-performing loans and foreclosed assets totaling $220,000, which were acquired in The Neodesha Savings and Loan merger conversion.

[Omitted Non-performing Assets to Total Asset Graph 1995 - 0.77%; 1996 - 0.57%; 1997 - 1.25%; 1998 - 1.07%; 1999 - 1.84%]

     We have taken into account our non-performing assets and the composition of the loan portfolio in establishing our allowance for loan losses. The allowance for loan losses totaled $753,000 at September 30, 1999, which represented a $97,000 increase from the allowance for loan losses at September 30, 1998. This increase was primarily due to the transfer of $84,000 in allowance for loan losses from Neodesha. The ratio of the allowance for loan losses as a percent of total loans decreased from .70% at September 30, 1998 to .67% at September 30, 1999. The allowance for loan losses as a percent of non-performing loans decreased from 52.30% at September 30, 1998 to 30.99% at September 30, 1999, due to the increase in non-performing loans at September 30, 1999.

     The allowance for loan losses is determined based upon an evaluation of pertinent factors underlying the types and quality of our loans. We consider such factors as the repayment status of a loan, the estimated net realizable value of the underlying collateral, the borrower's ability to repay the loan, current and anticipated economic conditions which might affect the borrower's
ability  to  repay  the  loan  and  our  past  statistical   history  concerning
charge-offs.

Results of Operations

     Average Balances, Interest Rates and Yields. The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and related yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. The use of monthly averages rather than daily averages does not have a significant effect upon our results. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                             Year Ended September 30,
                                     ---------------------------------------------------------------------
                                                     1999                               1998
                                     ---------------------------------------------------------------------
                                       Average     Interest               Average     Interest
                                     Outstanding   Earned/     Yield/   Outstanding   Earned/     Yield/
                                       Balance       Paid       Rate      Balance       Paid       Rate
                                     ---------------------------------------------------------------------
                                                              (Dollars in Thousands)
Interest-earning assets:
 Loans receivable (1)                 $106,176     $  8,551      8.05%   $ 85,966    $  7,032     8.18%
 Mortgage-backed securities             13,188          779      5.90      20,596       1,354     6.57
 Investment securities                   6,170          393      6.37       7,315         462     6.32
 Federal Home Loan Bank stock            1,808          125      6.94       1,443         110     7.60
 Federal funds sold                      4,050          199      4.91       1,679          90     5.37
 Other                                   1,025           54      5.28         435          27     6.23

                                      --------     --------              --------    --------
     Total interest-earning assets     132,417       10,101      7.63     117,434       9,075     7.72
                                      --------     --------              --------    --------
Interest-bearing liabilities:
  Demand and NOW deposits              30,524         1,162      3.81      26,079       1,083     4.15
  Savings deposits and
   certificates                        61,451         3,227      5.25      54,209       2,928     5.40
  Federal Home Loan Bank
   advances                            29,217         1,600      5.48      26,492       1,545     5.83
                                     --------      --------              --------    --------
      Total interest-bearing
       liabilities                    121,192         5,989      4.94     106,780       5,556     5.20
                                     --------      --------              --------    --------
Net interest income                                $  4,112                          $  3,519
                                                   ========                          ========
Net interest rate spread                                         2.69%                            2.52%
                                                                 ====                             ====
Net earning assets                   $ 11,225                            $ 10,654
                                     ========                            ========
Net yield on average interest-
 earning assets                                                  3.11%                            2.99%
                                                                 ====                             ====

Average interest-earning assets
  to average interest-bearing
  liabilities                                        109.26%                           109.98%
                                                   ========                          ========


                                        Year Ended September 30,
                                  ---------------------------------
                                                 1997
                                  ---------------------------------
                                     Average     Interest
                                   Outstanding   Earned/     Yield/
                                     Balance       Paid       Rate
                                   ---------------------------------
                                        (Dollar in Thousands)
Interest-earning assets:
 Loans receivable (1)                $ 71,188    $  5,684     7.98%
 Mortgage-backed securities            26,137       1,727     6.61
 Investment securities                  7,598         513     6.75
 Federal Home Loan Bank stock           1,314          89     6.79
 Federal funds sold                       567          34     6.02
 Other                                    318          22     6.83

                                     --------    --------
     Total interest-earning assets    107,122       8,069     7.53
                                     --------    --------
Interest-bearing liabilities:
  Demand and NOW deposits              22,019         914     4.15
  Savings deposits and
   certificates                        51,219       2,745     5.36
  Federal Home Loan Bank
   advances                            23,583       1,400     5.93
                                     --------    --------
      Total interest-bearing
       liabilities                     96,821       5,059     5.22
                                     --------    --------
Net interest income                              $  3,010
                                                 ========
Net interest rate spread                                      2.31%
                                                              ====
Net earning assets                   $ 10,301
                                     ========
Net yield on average interest-
 earning assets                                               2.81%
                                                              ====

Average interest-earning assets
  to average interest-bearing
  liabilities                                        110.64%
                                                   ========
-------------------

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

                                                                 Year Ended September 30,
                                              -----------------------------------------------------------------------------------
                                                          1999 vs. 1998                          1998 vs. 1997
                                              ----------------------------------      --------------------------------------
                                                            Increase                               Increase
                                                           (Decrease)                             (Decrease)
                                                             Due to                                 Due to
                                              ----------------------------------      --------------------------------------
                                                                     Total                                         Total
                                                                     Increase                                     Increase
                                              Volume       Rate     (Decrease)          Volume         Rate       (Decrease)
                                              -------    --------  -----------        -----------    ---------    ----------
                                                                   (Dollars in Thousands)

Interest-earning assets:
     Loans receivable                         $ 1,629    $  (110)     $ 1,519          $ 1,206        $  142       $ 1,348
     Mortgage-backed securities                  (448)      (127)        (575)            (363)          (10)         (373)
     Investment securities                        (73)         4          (69)             (19)          (32)          (51)
     Federal Home Loan Bank stock                  25        (10)          15                9            12            21
     Federal funds sold                           117         (8)         109               60            (4)           56
     Other                                         32         (5)          27                7            (2)            5
                                              -------    -------      -------          -------       -------       -------
         Total interest-earning assets          1,282       (256)       1,026              900           106         1,006
                                              -------    -------      -------          -------       -------       -------
Interest-bearing liabilities:
     Demand and NOW deposits                      173        (94)          79              169           ---           169
     Savings deposits and certificates            382        (83)         299              162            21           183
     Federal Home Loan Bank advances              152        (97)          55              169           (24)          145
                                              -------    -------      -------          -------       -------       -------
         Total interest-bearing liabilities   $   707    $  (274)         433          $   500       $    (3)          497
                                              -------    -------      -------          -------       -------       -------

Net interest income                                                   $   593                                      $   509
                                                                      =======                                      =======


     The following table sets forth the weighted average yields on our interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates at the dates indicated. Non-accruing loans have been included in the table as carrying a zero yield.


                                                            At September 30,
                                             ------------------------------------------
                                                  1999         1998            1997
                                                -------       -------        -------
Weighted average yield on:
     Loans receivable                            7.68%         7.80%          7.74%
     Mortgage-backed securities                  6.14          6.34           6.66
     Investment securities                       6.48          6.38           6.97
     Federal funds sold                          5.04          5.36           5.28
     Other interest-earning assets               4.82          5.51           5.22
     Combined weighted average yield
      on interest-earning assets                 7.45          7.48           7.40
Weighted average rate paid on:
     Savings deposits and certificates           5.12          5.44           5.38
     Demand and NOW deposits                     3.86          4.04           4.06
     Federal Home Loan Bank advances             5.58          5.74           6.11
     Combined weighted average rate
      paid on interest-bearing liabilities       4.87          5.19           5.21
     Spread                                      2.58          2.29           2.19


FINANCIAL CONDITION

     Total assets increased $13.8 million, or 11.1%, from $124.3 million at September 30, 1998 to $138.1 million at September 30, 1999. This increase was primarily due to increases in net loans receivable of $19.2 million, investment securities of $600,000, cash and cash equivalents of $500,000 and accrued interest receivable of $100,000. These increases in assets, along with reductions in advances from the Federal Home Loan Bank of Topeka of $2.6 million, were funded by increases in savings deposits of $14.9, and the redeployment of funds received from decreases in mortgage-backed securities of $6.4 million. These increases were primarily due to assets and liabilities acquired in the merger conversion with The Neodesha Savings and Loan.

     Total loans receivable increased $19.2 million from $93.7 million at September 30, 1998, to $112.9 million at September 30, 1999. The increase was primarily due to loans acquired in The Neodesha Savings and Loan merger conversion totaling $8.9 million and, to a lesser extent, construction loan originations at our loan production office in Lawrence, Kansas. These construction loans generally have terms of nine months or less and interest rates tied to the prime rate plus a margin. The increase in construction loans also contributed to an increase in loans in process due to the disbursement of funds throughout the construction period. The increase was also due to originations in our market area consisting primarily of 15- and 30-year fixed-rate loans, mortgage loans with a fixed rate for the first three years of the loan term that automatically convert to one-year adjustable rate loans during the fourth year of the loan term, and to a lesser extent, one-year adjustable rate mortgages.

[Total Assets Graph Omitted - 1995 - $101,904; 1996 - $108,539; 1997 - $112,523;
1998 - $124,337; 1999 - $138,131]

     Total deposits increased $14.9 million from $80.6 million at September 30, 1998, to $95.5 million at September 30, 1999. Deposits increased primarily due to deposits acquired in The Neodesha Savings and Loan merger conversion which totaled $10.9 million at September 30, 1999. To a lesser extent, the increase was due to public units depositing short-term funds into the OPlatinumO money fund account and new accounts totaling $3.2 million opened at the Coffeyville, Kansas branch office during the fiscal year. The "Platinum" money fund account offers tiered rates on a limited transaction account with the highest rate paid on balances of $50,000 and above. We feel the "Platinum" money fund provides a lower risk, insured alternative for deposit customers considering higher risk investments in order to get higher yields than money market accounts.

[Loans  graph  omitted  -  Multi-family  -  0.74%;   Non-residential   -  7.29%;
Construction - 20.13%; Home Equity - 0.73%; Other Consumer - 3.56%; One- to four-family 67.55%]

     Total borrowed funds decreased $2.6 million from $30.1 million at September 30, 1998 to $27.5 million at September 30, 1999. The decrease was due to a scheduled principal repayment of advances obtained from the Federal Home Loan Bank of Topeka. Most of the advances obtained from the Federal Home Loan Bank of Topeka were used by us to invest in loans receivable at a positive spread over the term of the advances.

     Total stockholders' equity increased $1.0 million from $12.1 million at September 30, 1998 to $13.1 million at September 30, 1999. The increase was primarily due to net earnings from operations of $1.1 million and net proceeds of $677,000 from our issuance of 150,896 shares of common stock in connection with the merger conversion with Neodesha Savings and Loan. To a lesser extent, the increase was due to the repayment of employee stock ownership debt of $88,000, fair value adjustment of $79,000 on ESOP shares committed for release and common stock options exercised of $43,000. These increases were partially offset by the use of $629,000 to repurchase 55,885 shares of common stock, dividends of $344,000 paid to stockholders, and a decrease in the unrealized gains on securities available for sale of $50,000.

[Stockholders' Equity to total assets graph ommitted: 1995 - 13.35%; 1996 - 11.98%; 1997 - 10.25%; 1998 - 9.73%; 1999 - 9.49%]

Comparison of Fiscal Years Ended September 30, 1999 and September 30, 1998

     General. Net earnings for the fiscal year ended September 30, 1999 were $1,143,000 as compared to $901,000 for the fiscal year ended September 30, 1998, an increase of $242,000, or 26.8%. The increase in net earnings was primarily due to increases in net interest income of $593,000 and non-interest income of $162,000. These increases were partially offset by increases in non-interest expense of $408,000, provision for loan losses of $66,000 and income tax expense of $39,000.

[Net earnings graph omitted:  1995 - $1,087;  1996 - $815;  1997 - $712;  1998 -
$901; 1999 - $1,143]

     Net Interest Income. Net interest income increased $593,000, or 16.9%, for the fiscal year ended September 30, 1999 as compared to the fiscal year ended September 30, 1998. This increase was due primarily to an increase in interest income of $1.0 million, or 11.3%; offset partially by an increase in interest expense of $433,000, or 7.8%. Interest income increased primarily due to a $15.0 million increase in the average balance of interest-earning assets, offset partially by a 9 basis point decrease in the average yield on interest-earning assets. Interest expense increased primarily due to a $14.4 million increase in the average balance of interest-bearing liabilities, offset partially by a 26 basis point decrease in the average rate paid on interest-bearing liabilities. The average balance of interest-earning assets and interest-bearing liabilities increased primarily due to The Neodesha Savings and Loan merger conversion. The average rate earned on interest-earning assets and paid on interest-bearing liabilities decreased primarily due to a decrease in market interest rates. The variance in the decrease was due primarily to interest-earning assets and interest-bearing liabilities acquired in The Neodesha Savings and Loan merger conversion having a greater spread than interest-earning assets and interest-bearing liabilities on First Federal's balance sheet.

     Interest Income. Interest income for the fiscal year ended September 30, 1999, increased to $10.1 million from $9.1 million for the fiscal year ended September 30, 1998. This increase was caused primarily by a $15.0 million increase in the average outstanding amount of interest-earning assets during the fiscal year ended September 30, 1999, as compared to the fiscal year ended September 30, 1998 due to assets acquired in The Neodesha Savings and Loan merger conversion. To a lesser extent, the increase in interest-earning assets was due to an increase in the average balance of loans receivable from increased construction loan originations at our Lawrence, Kansas loan production office. This increase was partially offset by a decrease in the average yield on interest-earning assets. The average yield on interest-earning assets decreased 9 basis points to 7.63% for the fiscal year ended September 30, 1999, from 7.72% for the fiscal year ended September 30, 1998. This decrease was caused primarily by the general decline in interest rates resulting in a reduction in yield on our loan portfolio from 8.18% to 8.05%. The average rate on interest-earning assets went down less than it would have if there had been no increase in the average balance of loans, since they have a higher rate earned than other assets. Therefore, the change in mix of interest-earning assets to more higher earning assets, reduced the decrease due to market rates of interest going down. To a lesser extent, the decrease in yield was due to a decrease in yield on our mortgage-backed securities portfolio from 6.57% to 5.90% for the fiscal year ended September 30, 1999, as compared to the same period in fiscal 1998. The decreased yield was caused by accelerated amortization of premiums on the mortgage-backed securities due to an increase in prepayment speeds.

     Interest Expense. Interest expense for the fiscal year ended September 30, 1999, increased by $433,000 to $6.0 million as compared to $5.6 million for the fiscal year ended September 30, 1998. This increase in interest expense was due primarily to a $14.4 million increase in the average outstanding amount of interest-bearing liabilities during the fiscal year ended September 30, 1999 as compared to the fiscal year ended September 30, 1998. This increase was partially offset by a 26 basis point decrease in average interest rates paid on interest-bearing liabilities, caused by decreases in market interest rates and the addition of deposits from The Neodesha Savings and Loan merger conversion at a lower average interest rate than First Federal's deposits. The increase in interest-bearing liabilities was primarily due to an $11.7 million increase in the average outstanding balance of deposits due primarily to savings deposits acquired in The Neodesha Savings and Loan merger conversion and, to a lesser extent, an increase in average advances obtained from the Federal Home Loan Bank of Topeka.

     Provision for Loan Losses. The provision for loan losses represents a charge to earnings to maintain the allowance for loan losses at a level we believe is adequate to absorb potential losses in the loan portfolio. The provision for loan losses amounted to $66,000 for the fiscal year ended September 30, 1999 as compared to no provision for the same period in 1998. This increase in provision for loan losses was in recognition of the increased balance of construction loans in our loan portfolio and the increase in non-performing loans. It is also reflective of the loan loss allowance obtained in the merger conversion with Neodesha Savings and Loan. Although we believe that we use the best information available in providing for possible loan losses and we believe that the allowance is adequate at September 30, 1999, future adjustments to the allowance could be necessary and net earnings could be affected if circumstances and/or economic conditions differ substantially from the assumptions used in making the initial determinations.

     Non-interest Income. Non-interest income increased $162,000 to $354,000 during the fiscal year ended September 30, 1999 as compared to $192,000 for the fiscal year ended September 30, 1998. The increase was primarily due to increased checking and deposit account fees as a result of accounts acquired in The Neodesha Savings and Loan merger conversion. To a lesser extent, the increase was due to amortization of $71,000 related to negative goodwill acquired in The Neodesha Savings and Loan merger conversion and increased late charges and other fees associated with mortgage loans.

     Non-interest Expense. Total non-interest expense increased to $2.6 million for the fiscal year ended September 30, 1999 from $2.2 million for the fiscal year ended September 30, 1998, an increase of $408,000, or 18.9%. The increase was primarily due to increases in compensation and employee benefits of $186,000, other expense of $103,000, data processing fees of $68,000, and occupancy and equipment of $52,000. These increases were primarily due to the merger conversion with Neodesha Savings and Loan, resulting in additional staff, occupancy and equipment, stationery, printing and office supplies expense. To a lesser extent, the increase in compensation expense was the result of normal, annual cost of living increases in salaries and bonuses, offset partially by a decrease in compensation expense associated with the ESOP due to the decrease in our stock price.

     Income Tax Expense. Income tax expense was $688,000 for the fiscal year ended September 30, 1999 compared to $649,000 for the fiscal year ended September 30, 1998, an increase of $39,000. This increase was primarily due to an increase in pre-tax earnings during the 1999 period as compared to the 1998 period. Our effective tax rates were 37.6% and 41.9% for the fiscal years ended September 30, 1999 and September 30, 1998, respectively. Rates exceeded expected rates for the September 30, 1998 period due primarily to compensation expense associated with the ESOP which is not deductible for income tax purposes. The non-deductible ESOP compensation expense was partially offset for the September 30, 1999 period by negative goodwill amortization which is not included in income for income tax calculation purposes, resulting in a lower effective tax rate.

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

     Net Interest Income.EENet interest income increased $509,000, or 16.9%, for the fiscal year ended September 30, 1998 as compared to the fiscal year ended September 30, 1997. This increase was due primarily to an increase in interest income of $1.0 million, or 12.5%; offset partially by an increase in interest expense of $497,000, or 9.8%. Interest income increased primarily due to a $10.3 million increase in the average balance of interest-earning assets, and a 19 basis point increase in the average yield on interest-earning assets. The average yield on interest-earning assets increased primarily due to construction loan originations at the Lawrence loan production office. These construction loans generally have terms of nine months or less and carry higher rates of interest than loans originated for the purchase of single-family residences. Interest expense increased primarily due to a $10.0 million increase in the average balance of interest-bearing liabilities, offset partially by a 2 basis point decrease in the average rate paid on interest-bearing liabilities. The average rate paid on interest-bearing liabilities decreased primarily due to a $4.1 million increase in the average balance of low cost demand and NOW deposits (resulting in a larger percentage of interest-bearing liabilities) and, to a lesser extent, a decrease in interest rates on Federal Home Loan Bank of Topeka advances.

     Interest Income. Interest income for the fiscal year ended September 30, 1998, increased to $9.1 million from $8.1 million for the fiscal year ended September 30, 1997. This increase was caused primarily by a $10.3 million increase in the average outstanding balance of interest-earning assets during the fiscal year ended September 30, 1998, as compared to the fiscal year ended September 30, 1997; due to the increase in the average balance of loans. To a lesser extent, the increase in interest income was due to an increase in the average yield on interest-earning assets. The average yield on interest-earning assets increased 19 basis points to 7.72% for the fiscal year ended September 30, 1998, from 7.53% for the fiscal year ended September 30, 1997. This increase was caused primarily by increases in yield on our Federal Home Loan Bank stock from 6.79% to 7.60% and on its loan portfolio from 7.98% to 8.18% for the fiscal year ended September 30, 1998, as compared to the fiscal year ended September 30, 1997. These increases were partially offset by a decrease in the investment securities portfolio yield from 6.75% to 6.32% and mortgage-backed securities from 6.61% to 6.57% for the fiscal year ended September 30, 1998, as compared to the fiscal year ended September 30, 1997. The increase in yield on the loan portfolio was primarily due to construction loan originations at our new loan production office in Lawrence, Kansas. These construction loans generally have terms of nine months or less and interest rates tied to the prime rate plus a margin. The decrease in yield on investment securities was primarily due to the reinvestment of proceeds from called securities into lower yielding investments.

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

     Provision for Loan Losses. There was no provision for losses on loans for the fiscal years ended September 30, 1998 and September 30, 1997. We determined that additional provisions were not necessary based upon our analysis of the established allowance and review of the composition of the loan portfolio. We will continue to monitor our allowance for loan losses and make future additions to the allowance through the provision for loan losses as economic and regulatory conditions dictate. However, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, our determinations as to the amount of the allowance for loan losses are subject to review by the regulatory agencies which can order the establishment of additional general or specific allowances.

     Non-interest Income. Non-interest income increased $33,000 to $192,000 during the fiscal year ended September 30, 1998 as compared to $159,000 for the fiscal year ended September 30, 1997. The increase was primarily due to increased checking and deposit account fees as a result of new accounts in the Coffeyville branch. To a lesser extent, the increase was due to increased fees associated with mortgage loans. Recurring non-interest income generally consists of servicing fees as well as deposit and other types of fees. Non-interest income levels are anticipated to remain stable in the future due to the small number of checking accounts held by us.

     Non-interest Expense. Total non-interest expense increased to $2.2 million for the fiscal year ended September 30, 1998 from $2.0 million for the fiscal year ended September 30, 1997, an increase of $171,000, or 8.6%. The increase was primarily due to increases in compensation and employee benefits of $117,000, occupancy and equipment of $67,000, and data processing fees of $46,000. These increases were primarily due to the opening of a new loan production office in Lawrence, Kansas, resulting in additional staff, occupancy and equipment, stationery, printing and office supplies expense. Data processing expenses also increased due to increased account volumes at the Coffeyville branch and processing price increases. To a lesser extent, the increase in compensation expense was the result of normal, annual cost of living increases in salaries and bonuses, and increased compensation expense associated with the ESOP plan due to our higher stock price during a portion of the year. These increases were partially offset by decreases in other expenses of $43,000 and federal deposit insurance premiums of $17,000.

     Income Tax Expense. Income tax expense was $649,000 for the fiscal year ended September 30, 1998 compared to $468,000 for the fiscal year ended September 30, 1997, an increase of $181,000. This increase was primarily due to an increase in pre-tax earnings during the 1998 period as compared to the 1997 period. Our effective tax rates were 41.9% and 39.7% for the fiscal years ended September 30, 1998 and September 30, 1997, respectively. Rates exceed effective combined federal and state statutory rates of 38% due primarily to compensation expense associated with the ESOP, of which a portion is not deductible for income tax purposes.

Liquidity and Capital Resources

     The Office of Thrift Supervision requires minimum levels of liquid assets. At September 30, 1999, Office of Thrift Supervision regulations required First Federal to maintain an average daily balance of investments in an amount equal to at least 4.0% of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Such requirements may be changed from time to time by the Office of Thrift Supervision to reflect changing economic conditions. Such investments are intended to provide a source of relatively liquid funds upon which First Federal may rely if necessary to fund deposit withdrawals and other short-term funding needs. First Federal's regulatory liquidity at September 30, 1999 was 9.66%, as compared to 7.01% at September 30, 1998. This increase in liquidity was primarily due to liquid investments acquired in The Neodesha Savings and Loan merger conversion. These liquid assets are being invested in mortgage loan originations which will eventually reduce our liquidity ratio to a more normal level. First Federal normally attempts to maintain liquidity between 7% and 9%.

     Our primary source of funds consists of deposits and loan and mortgage-backed securities repayments. Other sources of funds available include borrowings from the Federal Home Loan Bank of Topeka. We use our liquid resources principally to meet on-going commitments, to fund maturing certificates of deposit and deposit withdrawals, to invest, to fund existing and future loan commitments, to maintain liquidity, and to meet operating expenses. We believe that our existing sources of funds will be adequate to meet our foreseeable liquidity needs.

     Our primary investing activity is the origination of mortgage loans and the purchase of mortgage-backed and other securities. At September 30, 1999, mortgage loans and mortgage-backed securities accounted for 89.6% of total assets. We have been able to generate sufficient cash through the retail deposit market, our traditional funding source, and through short-term borrowings, to provide the cash utilized in investing activities. A $10.0 million line of credit has also been established with the Federal Home Loan Bank of Topeka since 1995, of which the entire amount is available at September 30, 1999. The line of credit is scheduled to mature on February 5, 2000, and will be renewed for another one year term at that time. The line of credit is subject to various conditions, including the pledge of acceptable collateral. The primary purpose of the line of credit is to serve as a back-up liquidity facility, however, we may from time to time utilize the line of credit to purchase investment securities and fund other commitments.

     Liquidity management is both a daily and long-term responsibility of management. We adjust our investments in liquid assets based upon our assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-bearing deposits, and (iv) the objectives of its asset/liability management program. Excess liquidity is invested generally in interest-bearing overnight deposits and other short-term government and agency obligations. If we require additional funds, beyond our internal ability to generate, we have additional borrowing capacity with the Federal Home Loan Bank of Topeka.

     We anticipate that we will have sufficient funds available to meet current loan commitments. At September 30, 1999, we had outstanding commitments to extend credit which amounted to $2.0 million, including commitments on construction loans. We are not aware of any trends, events or uncertainties which will have or that are reasonably likely to have a material effect on our liquidity, capital resources or operations.

     Certificates of deposit scheduled to mature in one year or less at September 30, 1999 totaled approximately $29.2 million. We believe that a significant portion of such deposits will remain with First Federal. There can be no assurance, however, that we can retain all of these deposits. At September 30, 1999, we had $27.5 million in advances from the Federal Home Loan Bank of Topeka with $3.0 million maturing in one year or less.

     First Federal has minimum capital standards which generally require the maintenance of regulatory capital sufficient to meet each of three tests: the tangible capital requirement, the core capital requirement, and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as retained earnings less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus supervisory goodwill) equal to 3.0% of assets. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances (less a specified percentage of certain equity investments) equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, we multiply the book value of each asset on our balance sheet by a defined risk-weighting factor (e.g., one- to four-family residential loans carry a risk-weighted factor of 50%). We have reviewed these capital standards and determined that we are in compliance with each of the three requirements. As of September 30, 1999, our tangible capital, core capital, and risk-based capital of $12.1 million, $12.1 million, and $12.8 million exceeded the applicable minimum requirements by $10.0 million, $8.0 million, and $7.5 million, respectively.

     The following table sets forth our compliance with such requirements at September 30, 1999.


                                  Office of Thrift                              First Federal's capital level
                                 Supervision requirement                           at September 30, 1999
                              ----------------------------           -------------------------------------------------
                                % of                                    % of                                  Amount
Capital standard                Assets             Amount             Assets              Amount            of Excess
                                ------            --------            ------             --------           ---------
                                                               (Dollars in Thousands)
Tangible capital                 1.50%              $2,071             8.76%              $12,092            $10,021
Core capital (1)                 3.00                4,142             8.76                12,092              7,950
Risk-based capital               8.00                5,354            19.19                12,845              7,491

----------------
(1)  Based on current core capital requirement of 3%.

See Note L of Notes to Consolidated Financial Statements for additional information.

     We have reviewed our regulatory restrictions relating to loans to one borrower, qualification as a qualified thrift lender, and other restrictions on lending and investment, and have determined that, based on our capital position and lending and investment policies, these restrictions have not had a material impact on our operations.

Impact of Inflation and Changing Prices

     The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

Year 2000 Compliance Issues

     The year 2000 issue confronting us and our suppliers, customers' suppliers and competitors centers on the inability of computer systems to recognize the year 2000. Many existing computer programs and systems originally were programmed with six digit dates that provided only two digits to identify the calendar year in the date field. With the impending new millennium, these programs and computers will recognize O00O as the year 1900 rather than the year 2000.

     The board of directors and management view the year 2000 issue as a potentially serious interruption to the conduct of our day-to-day operations. To alleviate this potential interruption, we have established a year 2000 committee to assess the risk of potential problems that might arise from the failure of computer programs to recognize the year 2000 and to develop a plan to mitigate any such risk. This committee reports to the board at least quarterly about the status and progress of our Y2K plan.

     Our year 2000 action plan covers five areas; awareness of the problem, inventory and assessment of hardware and software for year 2000 problems, renovation of necessary systems, validation of testing plans and implementation of system changes. We have completed all areas of the plan and are believed to be year 2000 compliant at the time of this report.

     We are expensing all costs associated with training and software as those costs are incurred, and such costs are being funded through operating cash flows. Hardware cost will be capitalized and expensed under our fixed asset guidelines. The total cost of the year 2000 conversion project is estimated to be $110,000. Expenses of approximately $108,000 were incurred and expensed by us through September 30, 1999. We will review our budget monthly to help ensure that sufficient resources have been allocated to this project. Any deviations to the preliminary budget will be reported to the Board of Directors.

     During the assessment phase, we developed back-up or contingency plans for each of our mission critical systems. Virtually all of our mission critical systems are dependent upon third-party vendors or service providers. Therefore, contingency plans include selecting a new vendor or service provider and converting to their system. For some systems, contingency plans consist of using spreadsheet software or reverting to manual systems until system problems can be corrected. Responses from third party vendors indicate that the significant providers are currently year 2000 compliant. Specifically, our core data processing is provided by an outside vendor, which has certified their software is year 2000 compliant.

     The potential year 2000 risk includes, but is not limited to, the risk of insufficient liquidity, communication loss, power loss and the inability to process customer data. The potential impact on our profitability related to these risks and those not yet identified cannot be measured or known at this time.

 Effect of New Accounting Standards

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement of Financial Accounting Standards No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. Statement of Financial Accounting Standards No. 133 does not allow hedging of a security which is classified as held to maturity. Accordingly, upon adoption of Statement of Financial Accounting Standards No. 133, companies may reclassify any security from held to maturity to available for sale if they wish to be able to hedge the security in the future. This Statement, as amended by Statement of Financial Accounting Standards No. 137, is effective for fiscal years beginning after June 15, 2000 with early adoption encouraged for any fiscal quarter beginning July 1, 1998 or later, with no retroactive application. The Company currently has no plans to adopt Statement of Financial Accounting Standards No. 133 early or to reclassify securities from held to maturity upon adoption. Management believes adoption of Statement of Financial Accounting Standards No. 133 will not have a material effect on our financial position or results of operations, nor will adoption require additional capital resources.

     In October 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 134, OAccounting for Mortgage-Backed Securities After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise.O Statement of Financial Accounting Standards No. 134 changes the way companies involved in mortgage banking activities account for certain securities and other interests they retain after securitizing mortgage loans that were held for sale. Statement of Financial Accounting Standards No. 134 allows any retained mortgage-backed securities after a securitization of mortgage loans held for sale to be classified based on holding intent in accordance with Statement of Financial Accounting Standards No. 115, except in cases where the retained mortgage-backed security is committed to be sold before or during the securitization process, in which case it must be classified as trading. Previously, all retained mortgage-backed securities were required to be classified as trading. Statement of Financial Accounting Standards No. 134 was effective as of July 1, 1999, and did not have a material impact on our results of operations or our financial condition.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
First Independence Corporation and Subsidiary

We have audited the accompanying consolidated balance sheets of First Independence Corporation and Subsidiary as of September 30, 1999 and 1998, and the related consolidated statements of earnings, comprehensive income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Independence Corporation and Subsidiary as of September 30, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with generally accepted accounting principles.




Wichita, Kansas
October 22, 1999

                           CONSOLIDATED BALANCE SHEETS

                  First Independence Corporation and Subsidiary

                           CONSOLIDATED BALANCE SHEETS

                                  September 30,



                                     ASSETS

                                                                      1999               1998
                                                                      ----               ----

Cash and due from banks                                          $    1,064,794     $   474,406
Other interest-bearing deposits                                         375,201         439,174
                                                                 --------------  --------------
               Cash and cash equivalents                              1,439,995         913,580



Investment securities held to maturity (estimated
   fair value of $6,957,733 in 1999 and $5,004,700
   in 1998)                                                           7,005,279       5,000,000
Investment securities available for sale                              1,999,800       3,418,311
Mortgage-backed securities held to maturity
   (estimated fair value of $10,852,983 in 1999
   and $17,403,143 in 1998)                                          10,912,279      17,274,238
Loans receivable, net                                               112,893,406      93,684,258
Premises and equipment, net                                           1,322,128       1,309,633
Federal Home Loan Bank stock, at cost                                 1,441,600       1,574,000
Accrued interest receivable                                             887,465         753,970
Real estate acquired through foreclosure                                109,579          71,596
Other                                                                   119,809         337,008
                                                                 --------------  --------------

               Total assets                                      $  138,131,340  $  124,336,594
                                                                 ==============  ==============


The accompanying notes are an integral part of these statements.


                                       LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                          1999                1998
                                                                          ----                ----
Deposits                                                             $   95,452,864       $  80,573,077
Advances from borrowers for taxes and
   insurance                                                                825,330             745,520
Deferred income taxes                                                            -              126,889
Advances from Federal Home Loan Bank                                     27,500,000          30,100,000
Accrued expenses and other                                                1,246,538             692,067
                                                                     --------------        ------------
               Total liabilities                                        125,024,732         112,237,553

Stockholders' equity
   Preferred stock, $.01 par value, 500,000 shares
      authorized; none issued                                                    -                    -
   Common stock, $.01 par value,  2,500,000 shares authorized;
      1,649,288 shares and 1,498,392 shares issued
      in 1999 and 1998, respectively                                         16,493              14,984
   Additional paid-in capital                                             8,132,391           7,239,207
   Retained earnings - substantially restricted                          10,876,339          10,077,091
   Accumulated other comprehensive income, net of related taxes               2,316              52,497
   Required contributions for shares acquired by
      Employee Stock Ownership Plan (ESOP)                                 (199,680)           (145,475)
   Treasury stock, 587,458 shares in 1999 and
      539,073 shares in 1998 - at cost                                   (5,721,251)         (5,139,263)
                                                                     --------------        ------------

        Total stockholders' equity                                       13,106,608          12,099,041
                                                                     --------------        ------------
               Total liabilities and stockholders' equity            $  138,131,340        $124,336,594
                                                                     ==============        ============




                                   First Independence Corporation and Subsidiary

                                        CONSOLIDATED STATEMENTS OF EARNINGS

                                             Year ended September 30,


                                                            1999             1998
                                                            ----             ----
Interest income
   Loans                                               $  8,550,856        $  7,032,289
   Mortgage-backed securities                               778,763           1,353,937
   Investment securities                                    393,202             462,407
   Interest-bearing deposits and other                      378,469             226,914
                                                       ------------        ------------
      Total interest income                              10,101,290           9,075,547

Interest expense
   Deposits                                               4,389,547           4,010,717
   Borrowed funds                                         1,599,633           1,545,727
                                                       ------------        ------------
      Total interest expense                              5,989,180           5,556,444
                                                       ------------        ------------
Net interest income                                       4,112,110           3,519,103
Provision for loan losses                                    66,000                   -
                                                       ------------        ------------
Net interest income after provision for loan losses       4,046,110           3,519,103

Noninterest income
   Service charges                                          202,057             105,277
   Real estate operations                                   (34,725)              3,177
   Other                                                    186,885              83,620
                                                       ------------        ------------
                                                            354,217             192,074
Noninterest expense
   Employee compensation and benefits                     1,421,077           1,235,386
   Occupancy and equipment                                  286,758             235,043
   Data processing fees                                     264,800             197,134
   Other operating                                          596,297             493,107
                                                       ------------        ------------
                                                          2,568,932           2,160,670
                                                       ------------        ------------
Earnings before income taxes                              1,831,395           1,550,507
Income tax expense                                          688,307             649,087
                                                       ------------        ------------
               NET EARNINGS                            $  1,143,088        $    901,420
                                                       ============        ============
Earnings per share
   Basic                                                   $1.13                $.98

   Diluted                                                 $1.07                $.92

The accompanying notes are an integral part of these statements.





                                   First Independence Corporation and Subsidiary

                                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                             Year ended September 30,


                                                                    1999          1998
                                                                    ----          ----

Net earnings                                                   $ 1,143,088     $   901,420

Other comprehensive income, net of tax
   Unrealized gains (losses) on securities avail-
      able for sale arising during the period,
      net of tax benefit of $30,757 in 1999 and
      expense of $22,913 in 1998                                   (50,181)         37,385
                                                               -----------     -----------

Comprehensive income                                           $ 1,092,907     $   938,805
                                                               ===========     ===========

The accompanying notes are an integral part of these statements.




                                           First Independence Corporation and Subsidiary

                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                              Years ended September 30, 1999 and 1998

                                                                                                                     Required
                                                                                                     Accumulated      contri-
                                                                                                        other         butions
                                                                   Additional                      comprehensive    for shares
                                                    Common          paid-in          Retained          income,       acquired
                                                     stock           capital         earnings            net          by ESOP
                                                   ---------      -----------        --------     ----------------    -------
Balance at October 1, 1997                         $  14,984     $  7,122,744      $   9,441,054     $  15,112      $  (218,212)
Net earnings for the year                                 -                -             901,420            -                -
Cash dividends of $.2875 per share                        -                -            (265,383)           -                -
Common stock options exercised                            -            (8,641)                -             -                -
Appreciation of securities available
   for sale                                               -                -                  -         37,385               -
ESOP loan repayments                                      -                -                  -             -            72,737
Fair value adjustment on ESOP
   shares committed for release                           -           125,104                 -             -                -
Amortization of unearned stock
   compensation                                           -                -                  -             -                -
Purchase of 25,298 shares of
   treasury stock                                         -                -                  -             -                -
                                                   ---------     ------------      -------------     ---------      -----------
Balance at September 30, 1998                         14,984        7,239,207         10,077,091        52,497         (145,475)
Net earnings for the year                                 -                -           1,143,088            -                -
Cash dividends of $.3375 per share                        -                -            (343,840)           -                -
Issuance of 150,896 shares of common stock             1,509          817,968                 -             -          (142,176)
Common stock options exercised                            -            (3,987)                -             -                -
Depreciation of securities available
   for sale                                               -                -                  -        (50,181)              -
ESOP loan repayments                                      -                -                  -             -            87,971
Fair value adjustment on ESOP
   shares committed for release                           -            79,203                 -             -                -
Purchase of 55,885 shares of
   treasury stock                                         -                -                  -             -                -
                                                   ---------     ------------      -------------     ---------      -----------

Balance at September 30, 1999                      $  16,493     $  8,132,391      $  10,876,339     $   2,316      $  (199,680)
                                                   =========     ============      =============     =========      ===========

                                                   Unearned
                                                    stock
                                                   compen-            Treasury
                                                 sation - RRP           stock            Total
                                                 ------------         ---------          -----
Balance at October 1, 1997                         $  (43,634)     $ (4,802,767)    $   11,529,281
Net earnings for the year                                  -                 -             901,420
Cash dividends of $.2875 per share                         -                 -            (265,383)
Common stock options exercised                             -             40,061             31,420
Appreciation of securities available
   for sale                                                -                 -              37,385
ESOP loan repayments                                       -                 -              72,737
Fair value adjustment on ESOP
   shares committed for release                            -                 -             125,104
Amortization of unearned stock
   compensation                                        43,634                -              43,634
Purchase of 25,298 shares of
   treasury stock                                          -           (376,557)          (376,557)
                                                   ----------      ------------        -----------
Balance at September 30, 1998                              -         (5,139,263)        12,099,041
Net earnings for the year                                  -                 -           1,143,088
Cash dividends of $.3375 per share                         -                 -            (343,840)
Issuance of 150,896 shares of common stock                 -                 -             677,301
Common stock options exercised                             -             46,831             42,844
Depreciation of securities available
   for sale                                                -                 -             (50,181)
ESOP loan repayments                                       -                 -              87,971
Fair value adjustment on ESOP
   shares committed for release                            -                 -              79,203
Purchase of 55,885 shares of
   treasury stock                                          -           (628,819)          (628,819)
                                                   ----------      ------------        -----------

Balance at September 30, 1999                      $       -       $ (5,721,251)       $13,106,608
                                                   ==========      ============        ===========


The accompanying notes are an integral part of these statements.



                                   First Independence Corporation and Subsidiary

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             Year ended September 30,


                                                                                      1999                1998
                                                                                      ----                ----
Cash flows from operating activities
   Net earnings                                                                   $   1,143,088     $   901,420
   Adjustments to reconcile net earnings to net cash
      provided by operating activities
         Provision for loan losses                                                       66,000               -
         Depreciation                                                                   112,234         102,889
         Amortization of premiums and discounts on
            investments and mortgage-backed securities                                  104,186          67,751
         Amortization of deferred loan origination fees                                (238,920)       (164,663)
         Amortization of expense related to employee
            benefit plans                                                               167,174         241,475
         Amortization of negative goodwill                                              (70,544)              -
         Gain on sale of real estate acquired
            through foreclosure                                                         (23,834)         (6,515)
         Deferred income taxes                                                           47,614          69,928
         Increase (decrease) in cash due to changes, net of
            effects of acquisition
               Accrued interest receivable                                              (36,996)        (41,672)
               Other assets                                                             (19,608)         13,157
               Accrued expenses and other liabilities                                  (304,948)        250,495
               Income taxes payable                                                     (57,256)        148,643
                                                                                   ------------    ------------
                  Net cash provided by operating activities                             888,190       1,582,908

Cash flows from investing activities
   Proceeds from sale of investment security                                            355,053               -
   Proceeds from maturities and repayment of
      securities
         Available for sale                                                           1,000,000       1,466,372
         Held to maturity                                                            12,463,166       9,164,071
   Purchase of securities
      Available for sale                                                                 (8,452)       (224,832)
      Held to maturity                                                               (6,000,000)     (5,000,000)
   Purchase of loans                                                                          -      (3,691,591)
   Net increase in loans                                                            (10,156,916)    (15,341,907)
   Purchase of Federal Home Loan Bank stock                                            (271,300)              -
   Proceeds from redemption of Federal Home Loan Bank stock                             507,300               -
   Capital expenditures                                                                (124,729)       (115,022)
   Proceeds from sale of real estate acquired through
      foreclosure                                                                        70,074          11,147
   Cash acquired in acquisition                                                       2,114,968               -
                                                                                   ------------    ------------
         Net cash used in investing activities                                          (50,836)    (13,731,762)




                                   First Independence Corporation and Subsidiary

                                 CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

                                             Year ended September 30,


                                                                        1999               1998
                                                                        ----               ----
Cash flows from financing activities
   Net increase in deposits                                        $   2,208,774     $   4,343,901
   Net increase in advances from borrowers
      for taxes and insurance                                             58,176            52,451
   Advances from Federal Home Loan Bank                               27,700,000        27,700,000
   Repayment of Federal Home Loan Bank advances                      (30,300,000)      (21,300,000)
   Cash dividends paid                                                  (343,840)         (265,383)
   Purchase of treasury stock                                           (628,819)         (376,557)
   Stock issuance costs                                                 (327,338)         (274,625)
   Stock options exercised                                                42,844            31,420
   Net proceeds from sale of stock                                     1,279,264                 -
                                                                   -------------     -------------
   -

         Net cash provided by (used in) financing activities            (310,939)        9,911,207
                                                                   -------------     -------------
Net increase (decrease) in cash and
   cash equivalents                                                      526,415        (2,237,647)
Cash and cash equivalents at beginning of year                           913,580         3,151,227
                                                                   -------------     -------------


Cash and cash equivalents at end of year                           $   1,439,995     $     913,580
                                                                   =============     =============

Supplemental disclosures of cash flow information
   Cash paid during the year for
      Income taxes                                                 $     697,949     $     430,516
      Interest                                                         6,032,114         5,532,187

   Noncash investing and financing activities
      Transfer from loans to real estate acquired
         through foreclosure                                             186,283           138,236
      Issuance of loans receivable in connection with
         the sale of real estate acquired through
         foreclosure                                                     111,250            65,550
      Liabilities assumed in conjunction with acquisition             13,700,846                 -


The accompanying notes are an integral part of these statements.


                  First Independence Corporation and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 1999 and 1998


NOTE A - SUMMARY OF ACCOUNTING POLICIES

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

3. Investment securities and mortgage-backed securities

Investment securities and mortgage-backed securities are classified in three categories and accounted for as follows: (a) debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as held-to- maturity securities and reported at amortized cost, (b) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings and (c) debt and equity securities not classified as either held-to- maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as the sole component of accumulated other comprehensive income in stockholders' equity.

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

                  First Independence Corporation and Subsidiary

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           September 30, 1999 and 1998


NOTE A - SUMMARY OF ACCOUNTING POLICIES - Continued

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

6. Real estate acquired through foreclosure

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in real estate operations.

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

                  First Independence Corporation and Subsidiary

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           September 30, 1999 and 1998


NOTE A - SUMMARY OF ACCOUNTING POLICIES - Continued

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

Diluted earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding during the year plus the common share equivalents related to outstanding stock options. Weighted average common shares outstanding and diluted shares deemed outstanding were as follows:

                                                               Year ended
                                                              September 30,
                                                         -----------------------
                                                            1999         1998
                                                            ----         ----

  Weighted average common shares outstanding              1,015,212     924,091
   Common share equivalents related to outstanding
   stock options                                             51,003      53,403
                                                          ---------     -------
  Adjusted weighted average common shares
   deemed to be outstanding                               1,066,215     977,494

Common shares outstanding exclude unallocated and committed shares held by the ESOP trust.

                  First Independence Corporation and Subsidiary

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           September 30, 1999 and 1998

NOTE A - SUMMARY OF ACCOUNTING POLICIES - Continued

12. Comprehensive income

The Corporation adopted SFAS No. 130, "Reporting Comprehensive Income" as of October 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net earnings, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Corporation's net earnings or stockholders' equity.


NOTE B - INVESTMENT SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities are as follows:

                                                                            September 30, 1999
                                                      -------------------------------------------------------------
                                                                           Gross           Gross         Estimated
                                                         Amortized      unrealized     unrealized          fair
             Held to maturity                              cost            gains          losses           value
             ----------------                         -------------     ----------     -----------     ------------

   U.S. Government and agency obligations             $  6,400,258       $   1,352     $  (45,570)     $ 6,356,040
   Municipal securities                                    605,021             675         (4,004)         601,693
                                                      ------------       ---------     ----------      -----------

                                                      $  7,005,279       $   2,027     $  (49,574)     $ 6,957,733
                                                      ============       =========     ==========      ===========
             Available for sale

   U.S. Government agency obligations                 $  1,996,064       $   6,521     $   (2,785)     $ 1,999,800
                                                      ============       =========     ==========      ===========


                                                                            September 30, 1998
                                                      ------------------------------------------------------------
                                                                           Gross           Gross         Estimated
                                                         Amortized      unrealized     unrealized          fair
             Held to maturity                              cost            gains          losses           value
             ----------------                         -------------     ----------     ----------        ---------

   U.S. Government agency obligations                 $  5,000,000       $   4,700     $       -       $  5,004,700
                                                      ============       =========     ==========      ============

             Available for sale
             ------------------

   Intermediate term liquidity
      portfolio                                       $    346,749       $   5,862     $       -       $    352,611
   U.S. Government and agency obligations                2,986,888          78,812             -          3,065,700
                                                      ------------       ---------     ----------      ------------

                                                      $  3,333,637       $  84,674     $       -       $  3,418,311
                                                      ============       =========     ==========      ============

                  First Independence Corporation and Subsidiary

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           September 30, 1999 and 1998


NOTE B - INVESTMENT SECURITIES - Continued

The amortized cost and estimated fair value of U.S. Government and agency obligations at September 30, 1999, by term to maturity are as follows:

                                                  Estimated
                                  Amortized          fair
    Held to maturity                cost            value
    ----------------             ------------     ----------

Due in one year or less          $    510,148     $  510,753
Due in one to two years               300,188        301,540
Due in two to five years            1,000,000        983,000
Due in five years to ten years      5,194,943      5,162,440
                                 ------------     ----------

                                 $  7,005,279    $ 6,957,733
                                 ============    ===========

    Available for sale
    ------------------

Due in one to two years          $    993,086    $   990,300
Due in two to five years            1,002,978      1,009,500
                                 ------------    -----------
                                 $  1,996,064    $ 1,999,800
                                 ============    ===========

Investment securities with a fair value of $3,384,340 and $3,065,700 at September 30, 1999 and 1998, respectively, are pledged to secure government deposits.


NOTE C - MORTGAGE-BACKED SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of mortgage-backed securities are summarized as follows:

                                                                September 30, 1999
                                            -------------------------------------------------------------
                                                                Gross           Gross          Estimated
                                               Amortized      unrealized      unrealized         fair
        Held to maturity                         cost           gains           losses           value
        ----------------                    -------------     ----------     ------------   -------------

GNMA certificates                           $      28,952      $  2,280      $        -     $      31,232
FHLMC certificates                              4,109,413        40,753          (16,725)       4,133,441
FNMA certificates                               2,920,861        28,257          (33,324)       2,915,794
Collateralized mortgage obligations
     FHLMC                                      1,120,538             -          (44,898)       1,075,640
     FNMA                                       2,732,515             -          (35,639)       2,696,876
                                            -------------     ---------      -----------    -------------

                                            $  10,912,279     $  71,290      $  (130,586)   $  10,852,983
                                            =============     =========      ===========    =============

                                                                September 30, 1998
                                            -------------------------------------------------------------
                                                                Gross           Gross          Estimated
                                               Amortized      unrealized      unrealized         fair
        Held to maturity                         cost           gains           losses           value
        ----------------                    -------------     ----------     ------------   -------------

GNMA certificates                           $      39,291     $   3,673      $        -     $      42,964
FHLMC certificates                              6,188,601        82,373           (6,104)       6,264,870
FNMA certificates                               4,361,636       101,460          (25,069)       4,438,027
Collateralized mortgage obligations
     FHLMC                                      3,661,107         9,022           (9,764)       3,660,365
     FNMA                                       3,023,603         5,750          (32,436)       2,996,917
                                            -------------     ---------      -----------    -------------

                                            $  17,274,238     $ 202,278      $   (73,373)   $  17,403,143
                                            =============     =========      ===========    =============


                  First Independence Corporation and Subsidiary

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           September 30, 1999 and 1998


NOTE C - MORTGAGE-BACKED SECURITIES - Continued

Mortgage-backed securities generally mature ratably over the 30-year term of the underlying loans collateralizing the securities. Expected maturities on mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Mortgage-backed securities with a fair value of $10,384,130 and $10,637,352 at September 30, 1999 and 1998, respectively, are pledged to secure government and other deposits.


NOTE D - LOANS RECEIVABLE

Loans receivable at September 30 are summarized as follows:

                                                      1999           1998
                                                      ----           ----

First mortgage loans
    One-to-four family residences                $ 84,052,872     $ 71,854,962
    Multi-family residences                           914,016        1,001,302
    Nonresidential                                  9,075,464        9,065,316
    Construction                                   25,051,558       16,049,334
                                                 ------------     ------------
       Total first mortgage loans                 119,093,910       97,970,914

Consumer and other loans
    Savings                                           373,042          396,736
    Automobile                                      2,866,956          961,613
    Home equity and second mortgages                  911,015          837,396
    Unsecured home improvement                        217,005          233,947
    Other                                             967,753          713,796
                                                 ------------     ------------

       Total consumer and other loans               5,335,771        3,143,488

Less
    Allowance for loan losses                        (752,650)        (655,745)
    Loans in process                              (10,429,123)      (6,437,204)
    Unearned discounts                                 (3,041)          (2,483)
    Deferred loan origination fees                   (351,461)        (334,712)

                                                  (11,536,275)      (7,430,144)
                                                -------------    -------------

        Net loans receivable                    $ 112,893,406    $  93,684,258
                                                =============    =============

                  First Independence Corporation and Subsidiary

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           September 30, 1999 and 1998

NOTE D - LOANS RECEIVABLE - Continued

Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                                1999                  1998
                                                ----                  ----

      Balance at beginning of year           $  655,745           $  668,185
      Acquisition transfer                       83,834                    -
      Provision                                  66,000                    -
                                                                           -
      Loans charged off                         (52,929)             (12,440)
                                             ----------           ----------

      Balance at end of year                 $  752,650           $  655,745
                                             ==========           ==========

The Association's lending efforts have historically focused on one-to-four family residential real estate loans, which comprise approximately 68% (1999) and 71% (1998) of the total loan portfolio. Approximately 3% (1999) and 2%
(1998) of the Association's one-to-four family residential real estate loans are collateralized by properties located outside of the primary lending area of Montgomery and surrounding Kansas counties. Generally, such loans have been underwritten on the basis of 80% to 90% loan-to-value ratio or mortgage insurance was required. The Association, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area thereby impairing collateral values. Management believes, however, that real estate values in the Association's primary lending area are currently stable or increasing.

During the year ended September 30, 1998 the Association began originating construction loans at its new loan production office in Lawrence, Kansas. These construction loans generally are to builders and individuals for the construction of residences and have terms of nine months or less with permanent financing provided by other lenders. Construction loans comprise approximately 20% (1999) and 16% (1998) of the Association's total loan portfolio.


Approximately 8% (1999) and 10% (1998) of the loan portfolio is comprised of nonresidential and multi-family real estate loans with approximately 9% (1999) and 10% (1998) of this total collateralized by properties located outside the Association's primary lending area.

Serviced loans, primarily under a County Mortgage Revenue Bond, were $1,551,660 and $1,734,818 at September 30, 1999 and 1998, respectively.

In the normal course of business, the Association makes loans to directors, executive officers and related entities. An analysis of aggregate loan activity with this group is as follows:

Loans outstanding at October 1, 1998             $ 505,051
    New loans                                      182,264
    Repayments                                    (126,348)
    Existing loans to new director                  75,611
    Loans to former director                      (157,879)
                                                 ---------

Loans outstanding at September 30, 1999          $ 478,699
                                                 =========

Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. The recorded investment in these loans and the valuation allowance for losses related to loan impairment at September 30, 1999 are as follows:

Principal amount of impaired loans               $ 330,129
Less valuation allowance                           (21,302)
                                                 ---------

                                                 $ 308,827
                                                 =========

Average investment in impaired loans             $ 232,426
                                                 =========

                  First Independence Corporation and Subsidiary

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           September 30, 1999 and 1998


NOTE D - LOANS RECEIVABLE - Continued

The Association has provided an allowance for loan losses on all impaired loans. Interest income of $20,345 and $16,023 was recognized and collected on impaired loans during the years ended September 30, 1999 and 1998, respectively. The Association had no impaired loans which are not included in smaller balance homogeneous home equity, consumer and 1-4 family residential real estate loans at September 30, 1998. The Association is not committed to make additional loans to borrowers whose loans have been modified.


NOTE E - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at September 30 is summarized as follows:

                                                     1999             1998
                                                     ----             ----

      Loans receivable                            $   696,175     $  576,798
      Mortgage-backed securities                       74,307        119,858
      Investment securities                           116,983         57,314
                                                  -----------     ----------

                                                  $   887,465     $  753,970
                                                  ===========     ==========


NOTE F - PREMISES AND EQUIPMENT

Premises and equipment at September 30 are summarized as follows:

                                                        1999             1998
                                                        ----             ----

      Land                                          $     74,958     $    74,958
      Building                                         1,362,870       1,319,309
      Furniture, fixtures and equipment                  539,804         458,636
      Automobiles                                         43,579          43,579
                                                    ------------     -----------

                                                       2,021,211       1,896,482
      Less accumulated depreciation                      699,083         586,849
                                                    ------------     -----------

                                                    $  1,322,128     $ 1,309,633
                                                    ============     ===========


NOTE G - REAL ESTATE OPERATIONS

A summary of real estate operations is as follows for the years ended September 30:

                                                     1999            1998
                                                     ----            ----

      Gain on sale of real estate acquired
       through foreclos$re, net                        23,834         6,515
      Net operating loss                              (58,559)       (3,338)
                                                   ----------      --------

      Income (loss) from real estate operations    $  (34,725)     $  3,177
                                                   ==========      ========

Real estate operations of the Association consist primarily of paying property taxes and general maintenance expenses on the properties held.

                  First Independence Corporation and Subsidiary

                           September 30, 1999 and 1998


NOTE H - DEPOSITS

Deposits at September 30 are summarized as follows:


                                  Weighted
                              average rate at
                               September 30,               1999                     1998
                           --------------------    --------------------    ----------------------
                             1999        1998        Amount    Percent       Amount       Percent
                             ----        ----        ------    -------       ------       -------
      NOW accounts           2.05%       2.05%    $ 4,341,228     4.55%    $ 2,507,101      3.11%
      First Super NOW
       accounts              2.30        2.30       2,161,533     2.26       1,431,706      1.78
      First Money Fund
       accounts              4.47        4.47      26,541,536    27.81      21,952,555     27.24
                                                  -----------              -----------    ------

         Total demand
          deposits           4.05        4.15      33,044,297    34.62      25,891,362     32.13

      Passbook savings
       accounts              2.89        2.89       4,582,574     4.80       2,744,506      3.41

    Certificates of
      deposit
         3.00% to
          3.99%              3.90        3.80         212,257      .22           3,310       .01
         4.00% to
          4.99%              4.82        4.77      15,802,592    16.56       1,792,483      2.22
         5.00% to
          5.99%              5.49        5.64      36,767,612    38.52      45,363,830     56.30
         6.00% to
          6.99%              6.28        6.28       5,029,865     5.27       4,750,692      5.90
         7.00% to
          7.99%              7.00        7.00          13,667      .01          26,894       .03
                                                  -----------   ------     -----------    ------

    Total savings
      certificates           5.37        5.67      57,825,993    60.58      51,937,209     64.46
                                                  -----------   ------     -----------    ------

    Total savings            5.19        5.53      62,408,567    65.38      54,681,715     67.87
                                                  -----------   ------     -----------    ------

      Total deposits         4.79        5.09     $95,452,864   100.00%    $80,573,077    100.00%
                                                  ===========   ======     ===========    ======

The aggregate amount of certificates of deposit and savings with a minimum denomination of $100,000 was $5,532,226 and $4,621,272 at September 30, 1999 and
1998, respectively.

                  First Independence Corporation and Subsidiary

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           September 30, 1999 and 1998

NOTE H - DEPOSITS - Continued

Scheduled maturities of certificates of deposit are as follows:


September 30, 1999
------------------

                                               Less than            One to            Three to
                                               one year           three years        five years          Total
                                            --------------      -------------       -----------     ---------------
   3.00% to 3.99%                           $      212,257      $          -        $         -      $      212,257
   4.00% to 4.99%                               13,258,844          2,543,748                 -          15,802,592
   5.00% to 5.99%                               13,478,106         20,179,839          3,109,667         36,767,612
   6.00% to 6.99%                                2,267,548          2,151,544            610,773          5,029,865
   7.00% to 7.99%                                   13,667                 -                  -              13,667
                                            --------------      -------------       ------------     --------------

                                            $   29,230,422      $  24,875,131       $  3,720,440     $   57,825,993
                                            ==============      =============       ============     ==============

September 30, 1998
------------------

                                               Less than            One to            Three to
                                               one year           three years        five years          Total
                                            --------------      -------------       -----------     ---------------

   3.00% to 3.99%                           $        3,310      $          -        $         -      $        3,310
   4.00% to 4.99%                                1,792,483                 -                  -           1,792,483
   5.00% to 5.99%                               36,468,747          7,854,690          1,040,393         45,363,830
   6.00% to 6.99%                                  970,954          2,597,477          1,182,261          4,750,692
   7.00% to 7.99%                                       -              26,894                 -              26,894
                                            --------------      -------------       ------------     --------------

                                            $   39,235,494      $  10,479,061       $  2,222,654     $   51,937,209
                                            ==============      =============       ============     ==============

Interest expense on deposits for the years ended September 30 is summarized as follows:

                                                 1999               1998
                                                 ----               ----

      Certificates of deposit                 $  3,227,436     $  2,927,897
      Investment/Super NOW                       1,072,719        1,040,855
      Demand deposits                               89,392           41,965
                                              ------------     ------------

                                              $  4,389,547     $  4,010,717
                                              ============     ============


NOTE I - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank at September 30 consist of the following:

                                                      1999                                    1998
                                         --------------------------------     ---------------------------------
                                            Rates               Amount             Rates              Amount
                                         ------------       -------------     ----------------    -------------
      Variable rates                               -%       $           -       5.72%  - 6.00%    $   8,600,000
      Fixed rates                        5.65 - 7.06            9,000,000       5.65   - 7.06         9,000,000
      Fixed rate convertible*            4.63 - 5.08           18,500,000       4.87   - 5.08        12,500,000
                                                            -------------                         -------------

                                                            $  27,500,000                         $  30,100,000
                                                            =============                         =============

*Due in 2008 through 2009 unless converted.

                  First Independence Corporation and Subsidiary

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           September 30, 1999 and 1998


NOTE I - ADVANCES FROM FEDERAL HOME LOAN BANK - Continued

The Company has a variable rate line of credit with the Federal Home Loan Bank totaling $10,000,000 with no outstanding balance at September 30, 1999.

Aggregate maturities for the years following September 30, 1999 are as follows:

    2001                                     $ 3,000,000
    2002                                       5,000,000
    2003                                       1,000,000
    2008                                       2,500,000
    2009                                      16,000,000
                                             -----------

                                             $27,500,000

Assets of the Association are subject to a blanket pledge agreement to collateralize the advances.


NOTE J - EMPLOYEE BENEFITS

The Corporation sponsors a leveraged employee stock ownership plan ("ESOP") that covers all full-time employees. All employees of the Corporation are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they work at least 1,000 hours. The Corporation makes annual contributions to the ESOP equal to the ESOP's debt service. All dividends received by the ESOP are credited to the employee's stock ownership account. The unallocated ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. Accordingly, unpaid ESOP debt is reflected as a deduction from stockholders' equity. ESOP compensation expense was $178,905 and $208,752 for the years ended September 30, 1999 and 1998, respectively.

The ESOP shares as of September 30, 1999 were as follows:

              Allocated shares                       88,902
              Unreleased shares                      28,023
                                                   --------

                  Total ESOP shares                 116,925
                                                   ========
              Fair value of unreleased shares
               at September 30, 1999               $296,007
                                                   ========

Additionally, the Corporation has a Recognition and Retention Plan (RRP) as a means of providing directors and certain key employees of the Association with an ownership interest in a manner designed to compensate such directors and key employees for services to the Corporation. During fiscal 1994 the RRP purchased 43,642 shares of common stock. Such shares are earned and allocated ratably to participants over five years. Expense under the RRP totaled $-0- and $43,634 for the years ended September 30, 1999 and 1998, respectively.

                  First Independence Corporation and Subsidiary

                           September 30, 1999 and 1998


NOTE J - EMPLOYEE BENEFITS - Continued

The Company has adopted a Stock Option and Incentive Plan (SOP) for designated participants. The SOP provides for up to 145,474 shares of common stock to be issued to participants. The option price of any options granted may not be less than the market value of the common stock on the date of the grant and unless otherwise specified, the options expire ten years from the date of the grant. A summary of the Company's stock option plan as of September 30, 1999 and 1998 and changes during the years ended as of those dates is presented below:

                                                                   Weighted
                                                                   average
                                                                   exercise
                                                     Shares         price
                                                     -------       --------

    Outstanding at October 1, 1997                   111,822       $  5.15
       Issued                                          1,000         14.63
       Exercised                                      (6,284)         5.00
                                                    --------
    Outstanding at September 30, 1998                106,538          5.25
       Issued                                         13,409         10.06
       Exercised                                      (7,500)         5.71
       Forfeited                                      (3,000)        10.06
                                                    --------

    Outstanding at September 30,1999                 109,447       $  5.88
                                                    ========

All options outstanding at September 30, 1999 were exercisable and are summarized as follows:

                                  Exercise                 Remaining
     Shares                         price                    life
 ---------------             -----------------         --------------------

     88,902                     $   5.00               4 years
      7,136                         6.19               4 years 4 months
      2,000                         6.69               4 years 10 months
      1,000                        14.63               8 years 1 month
     10,409                        10.06               9 years 4 months
   --------

    109,447

The stock option plan is accounted for under APB Opinion 25 and related interpretations. Accordingly, no compensation cost has been recognized for the plan. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the fair value method of Statement of Financial Accounting Standards 123, Accounting for Stock-Based Compensation (SFAS 123), the Company's net earnings and earnings per share for the years ended September 30 would have been reduced to the pro forma amounts indicated below:

                                              1999        1998
                                              ----        ----

    Net earnings - as reported             $1,143,088    $  901,420
    Net earnings - pro forma                1,074,471       894,270
    Earnings per share
    Basic - as reported                       $1.13          $.98
    Basic - pro forma                          1.06           .97
    Diluted - as reported                      1.07           .92
    Diluted - pro forma                        1.01           .91

                  First Independence Corporation and Subsidiary

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           September 30, 1999 and 1998

NOTE J - EMPLOYEE BENEFITS - Continued

The fair value of each option  grant is estimated on the date of grant using the
Black-Scholes   options-pricing   model  with  the  following   weighted-average
assumptions used for the years ended September 30:

                                  1999             1998
                                  ----             ----

     Dividend yield                .87%             .51%
     Expected volatility            37%              28%
     Risk-free interest rate       5.1%             5.6%
     Expected life              10 years           10 years

The Association participates in a defined benefit multi-employer pension plan. Substantially all employees are eligible and benefits are based on the employee's salary and years of service. No contribution was made or required to be made by the Association for the years ended September 30, 1999 and 1998 due to the plan's overfunded status. Separate actuarial disclosure information is not available due to the plan being a multi-employer pension plan.


NOTE K - INCOME TAXES

Income tax expense for the years ended September 30 consists of the following:

                                                        1999             1998
                                                        ----             ----

      Current                                        $   640,693      $  579,159
      Deferred                                            47,614          69,928
                                                     -----------      ----------

                                                     $   688,307      $  649,087
                                                     ===========      ==========


Reconciliation of income tax expense computed at the federal statutory rate of 34% and income tax expense for the years ended September 30 is as follows:

                                                        1999          1998
                                                        ----          ----

Income tax expense at statutory rate                   $622,674     $527,172
Kansas privilege tax, net of federal tax benefit         36,737       69,075
State contribution credit                                     -      (26,303)
Nondeductible ESOP fair value adjustment                 28,675       48,109
Other                                                       221       31,034
                                                       --------     --------
                                                       $688,307     $649,087
                                                       ========     ========

The tax effects of temporary differences that give rise to deferred tax assets and liabilities at September 30 are as follows:

                                                        1999         1998
                                                        ----         ----
 Deferred tax assets
     Allowance for loan losses                         285,601      231,272
     Accrued bonuses                                    11,100        8,775
     Depreciation of property and equipment             95,389            -
                                                   -----------   ----------
         Total deferred tax assets                     392,090      240,047
                                                     ---------   ----------

 Deferred tax liabilities
     Securities available for sale                       1,420       32,177
     Depreciation of property and equipment                  -       37,637
     Federal Home Loan Bank stock dividends            337,588      289,302
     Other                                              53,082        7,820
                                                   -----------   ----------

         Total deferred tax liabilities                392,090      366,936
                                                   -----------   ----------

         Net deferred tax liability                $         -   $ (126,889)
                                                   ===========   ==========

                  First Independence Corporation and Subsidiary

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           September 30, 1999 and 1998


NOTE K - INCOME TAXES - Continued

The Association was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualify as deductions for federal income taxes are later used for purposes other than for bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at September 30, 1999, includes approximately $2.9 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction at September 30, 1999, is approximately $1,000,000.


NOTE L - STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL

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

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets and of Tier 1
(core) capital and tangible capital to adjusted total assets. Management believes, as of September 30, 1999, that the Association meets all capital adequacy requirements to which it is subject.

As of September 30, 1999, the most recent notification from the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Association's category. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 (core) ratios as set forth in the table below.

                                                                                    To be well
                                                                                capitalized under
                                                         For capital           prompt corrective
                                      Actual          adequacy purposes         action provisions
                                 --------------      ------------------        -----------------
                                 Amount  Ratio         Amount     Ratio           Amount   Ratio
                                 ------  -----         ------     -----           ------   -----
                                                    (Dollars in thousands)

As of September 30, 1999
 Total risk-based capital       $12,845   19.2%        $5,354      >8.0           $6,693    >10.0%
                                                                   -                        -
 Tier 1 risk-based capital       12,092   18.1          2,677      >4.0            4,016    > 6.0
                                                                   -                        -
 Core capital                    12,092    8.8          4,142      >3.0            6,904    > 5.0
                                                                   -                        -
 Tangible capital                12,092    8.8          2,071      >1.5            N/A      N/A
                                                                   -

                                                                                  To be well
                                                                                capitalized under
                                                         For capital           prompt corrective
                                      Actual           adequacy purposes        action provisions
                                 --------------      -------------------       -----------------
                                 Amount  Ratio         Amount     Ratio           Amount   Ratio
                                 ------  -----         ------     -----           ------   -----
As of September 30, 1998
 Total risk-based capital       $11,161   17.8%        $5,012      >8.0           $6,265    >10.0%
                                                                   -                        -
 Tier 1 risk-based capital       10,505   16.8          2,506      >4.0            3,759    > 6.0
                                                                   -                        -
 Core capital                    10,505    8.5          3,691      >3.0            6,152    > 5.0
                                                                   -                        -
 Tangible capital                10,505    8.5          1,846      >1.5            N/A      N/A


                  First Independence Corporation and Subsidiary

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           September 30, 1999 and 1998

NOTE L - STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL - Continued

Regulations of the OTS impose limitations on the payment of dividends and other capital distributions by savings associations. Under such regulations a savings association that immediately prior to and on a pro forma basis, after giving effect to a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirement is generally permitted without OTS approval (but subsequent to 30 days prior notice to the OTS of the planned dividend) to make capital distributions during a calendar year in the amount of up to the greater of (1) 100% of its net earnings to date during the year plus an amount equal to one-half of the amount by which its total capital to assets ratio exceeded its fully phased-in capital to assets ratio at the beginning of the year or (2) 75% of its net income for the most recent four quarters. Pursuant to such OTS dividend regulations, the Association had the ability to pay dividends of approximately $4,400,000 to First Independence Corporation at September 30, 1999.


NOTE M - COMMITMENTS

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

The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance sheet instruments. The Association's commitments to extend credit at September 30, 1999 include loans in process as disclosed in Note D and first mortgage loans with fixed rates ranging from 7.25% to 10.0% aggregating $1,645,250 and $310,925 of variable rate loans at 5.75% to 6.75%. Collateral for loans in process and commitments are the same as for other Association loans. The commitment period is generally for forty-five days.


NOTE N - ACQUISITION

On  January  6,  1999,  the  Corporation  and  The  Neodesha  Savings  and  Loan
Association, FSA (Neodesha) completed the conversion of Neodesha from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association and its simultaneous merger with the Association. Neodesha conducts a general banking business in southeastern Kansas. In connection with this merger conversion, the Corporation sold 150,896 shares of its common stock a $9.42 per share. The transaction was accounted for under the purchase method of accounting for business combinations. Accordingly, the acquired assets and liabilities have been recorded at their fair value at acquisition date and the operating results of the acquisition are included in the Corporation's consolidated statement of earnings from the date of acquisition. The fair value of the net assets acquired in excess of the purchase price was determined to be $1,172,848. In accordance with purchase accounting rules, $232,264 of the excess value has been used to reduce to zero the carrying value of the acquired property and equipment with the remaining $940,583 of excess value recognized as negative goodwill. The negative goodwill is being amortized to income on a ten-year straight-line basis. The amortization period approximates the average life of the acquired long-term interest-bearing assets. Amortization of negative goodwill of $70,544 was recorded in the year ended September 30, 1999. The net unamortized balance of negative goodwill of $870,039 is included in other liabilities at September 30, 1999.

At the date of conversion, the merged association established a liquidation account equal to the amount of retained earnings contained in the offering circular. The liquidation account is maintained for the benefit of the merged association's eligible savings account holders who maintain deposit accounts in the Association after conversion.

                  First Independence Corporation and Subsidiary

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           September 30, 1999 and 1998


NOTE N - ACQUISITION - Continued

The following summarized unaudited pro forma financial information assumes the acquisition had occurred on October 1 of each year:

                                               1999               1998
                                               ----               ----

       Total interest income              $  10,341,414     $   10,119,044
       Net earnings                           1,195,162          1,094,381

       Earnings per share
         Basic                                    $1.18              $1.03
         Diluted                                   1.12                .98

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


NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments at September 30, 1999 and 1998.

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

                  First Independence Corporation and Subsidiary

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           September 30, 1999 and 1998


NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

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

                                                                1999
                                                   ----------------------------------
                                                   Carrying             Estimated
                                                   amount of            fair value
                                                   assets and           of assets and
                                                   (liabilities)        (liabilities)
                                                   -------------        -------------
Cash and cash equivalents                          $    1,439,995       $   1,439,995
Investment securities available for sale                1,999,800           1,999,800
Investment securities held to maturity                  7,005,279           6,957,733
Mortgage-backed securities held to maturity            10,912,279          10,852,983
Loans                                                  113,646,056        113,489,056
Federal Home Loan Bank stock                            1,441,600           1,441,600
Deposits                                              (95,452,864)        (95,463,864)
Advances from Federal Home Loan Bank                   (27,500,000)       (26,986,000)

                                                                1998
                                                   ----------------------------------
                                                   Carrying             Estimated
                                                   amount of            fair value
                                                   assets and           of assets and
                                                   (liabilities)        (liabilities)
                                                   -------------        -------------

Cash and cash equivalents                          $      913,580       $     913,580
Investment securities available for sale                3,418,311           3,418,311
Investment securities held to maturity                  5,000,000           5,004,700
Mortgage-backed securities held to maturity            17,274,238          17,403,143
Loans                                                  94,340,003          94,885,003
Federal Home Loan Bank stock                            1,574,000           1,574,000
Deposits                                              (80,573,077)        (81,128,077)
Advances from Federal Home Loan Bank                   (30,100,000)       (30,769,000)


                  First Independence Corporation and Subsidiary

                           September 30, 1999 and 1998


NOTE P - IMPACT OF YEAR 2000

The Year 2000 issue relates to limitations in computer systems and applications that may prevent proper recognition of the Year 2000. The potential effect of the Year 2000 issue on the Corporation and its business partners will not be fully determinable until the Year 2000 and thereafter. If Year 2000 modifications are not properly completed either by the Corporation or entities with which the Corporation conducts business, the Corporation's revenues and financial condition could be adversely impacted.

STOCKHOLDER INFORMATION

Stock Listing Information

First Federal Savings and Loan Association of Independence converted from a mutual to a stock savings and loan association effective October 5, 1993, and formed First Independence Corporation (the "Company") to act as its holding company. The Company's Common Stock (the "Common Stock") is traded on the National Association of Securities Dealers Automated Quotation ("NASDAQ") Small-Cap Market under the symbol "FFSL."

Stock Price  Information and Dividends

As of December 6, 1999, there were approximately 224 shareholders of record of the Company's Common Stock, not including those shares held in nominee or street name through various brokerage firms or banks.

The following table sets forth the high and low bid prices of the Common Stock and dividends declared for each fiscal quarter since October 1, 1997. The stock price information was provided by the NASD, Inc. Amounts have been adjusted to reflect a two-for-one stock split in fiscal 1997.

                                                              Dividends
     Quarter Ended           High             Low             Declared
     --------------        --------         --------          ---------
December 31, 1997          $14.625          $13.625           $0.0625
March 31, 1998              15.000           13.500            0.0750
June 30, 1998               14.750           12.750            0.0750
September 30, 1998          13.250           10.000            0.0750
December 31, 1998           11.000            9.500            0.0750
March 31, 1999              11.000            9.000            0.0875
June 30, 1999               11.000            9.625            0.0875
September 30, 1999          10.750           10.125            0.0875

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

Stock Transfer Agent
Inquiries regarding stock transfer, registration, lost certificates or changes in name and address should be directed to the stock transfer agent and registrar by writing:
Registrar and Transfer Company
10 Commerce Drive
Cranford,  New Jersey 07016
(800) 368-5948

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

Independent Auditor
Grant Thornton,  LLP
8300 Thorn Drive, Suite 300
Wichita,  Kansas  67226

First Federal Savings and Loan Association of Independence
Myrtle and Sixth
Independence, Kansas 67301
(316) 331-1660

                        DIRECTORS AND EXECUTIVE OFFICERS

                         FIRST INDEPENDENCE CORPORATION

OFFICERS                                             BOARD OF DIRECTORS
Lavern W. Strecker                                   Lavern W. Strecker
Chairman of the Board                                Chairman of the Board
                                                     First Independence Corporation and
Larry G. Spencer                                     First Federal Savings and Loan Association of Independence
President and Chief Executive Officer
                                                     Retired - Former Manager of Accounting and Control
Gary L. Overfield                                    Arco Pipe Line Company
Senior Vice President and Secretary
                                                     Larry G. Spencer
James B. Mitchell                                    President and Chief Executive Officer
Vice President and Chief Financial Officer           First Independence Corporation
                                                     President and Chief Executive Officer
                                                     First Federal Savings and Loan Association of Independence

                                                     William T. Newkirk II
                                                     Agent
                                                     Newkirk, Dennis & Buckles Insurance Co.

                                                     Robert A. Johnson
                                                     Human Resource Manger
                                                     M-E-C Company

                                                     Harold L. Swearingen
                                                     Retired - Former Telecommunications Manager
                                                     Arco Pipe Line Company

                                                     Joseph M. Smith
                                                     County Extension Agent N Agriculture and Coordinator
                                                     Montgomery County Extension Council

                                                     E. JoVonnah Boecker
                                                     City Clerk
                                                     Neodesha, Kansas


           FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF INDEPENDENCE

OFFICERS                                             BOARD OF DIRECTORS
Lavern W. Strecker                                   Lavern W. Strecker
Chairman of the Board
                                                     Larry G. Spencer
Larry G. Spencer
President and Chief Executive Officer                William T. Newkirk II

Gary L. Overfield                                    Harold L. Swearingen
Senior Vice President and Secretary
                                                     Joseph M. Smith
James B. Mitchell
Vice President and Chief Financial Officer           Robert A. Johnson

Jim L. Clubine                                       E. JoVonnah Boecker
Vice President and Asset Manager

Gregg S. Webster
Vice President

C. Alan Hoggatt
Vice President

Lori L. Kelley
Assistant Vice President and Compliance Officer

Betty J. Redman
Treasurer
