Form 10KSB, Exhibit 13
period 2000-09-30
FIRST INDEPENDENCE CORP /DE/
filed 2000-12-29
CIK 908486

2000 ANNUAL REPORT

                                TABLE OF CONTENTS

                                                                           Page

       President's Message to Stockholders                                 1

       Selected Consolidated Financial Information                         2

       Management's Discussion and Analysis                                4

       Report of Independent Certified Public Accountants                 15

       Consolidated Balance Sheets                                        16

       Consolidated Statements of Earnings                                18

       Consolidated Statements of Comprehensive Income                    19

       Consolidated Statements of Stockholders' Equity                    20

       Consolidated Statements of Cash Flows                              21

       Notes to Consolidated Financial Statements                         23

       Stockholder Information                                            40

       Directors and Executive Officers                             Inside Back
                                                                       Cover


                                 ANNUAL MEETING

The Annual Meeting of Stockholders will be held at our main office located at Myrtle and Sixth Streets, Independence, Kansas at 10:30 a.m. Independence, Central Standard time, on January 31, 2001.

                   [FIRST INDEPENDENCE CORPORATION LETTERHEAD]





To Our Stockholders, Depositors and Friends:


     The  Board  of  Directors,   Officers,  and  Staff  of  First  Independence
Corporation and its wholly owned subsidiary, First Federal Savings and Loan Association, are pleased to provide you with the Company's 2000 Annual Report.

     As you will see by reading the accompanying financial statements, First Independence had another excellent year with $1,376,000 in net earnings; 2000 was our second best year in earnings, a 20% increase over 1999. Diluted earnings per share for the 2000 fiscal year were $1.30, compared to diluted earnings per share of $1.07 for the 1999 fiscal year, an increase of 21%. One other key number worth noting is our Operating Expense to Average Assets; it is 1.92%, well below our peer group. Our recent growth has not been at the expense of higher overhead.

     Since the conversion, the Company has been focusing on ways to enhance stockholder value, including the payment of cash dividends and the continuation of a stock repurchase program. In 2000, the Company repurchased 5% (53,187 shares) of its outstanding stock at an average price of $10.00 per share. We believe the repurchase of our shares continues to represent an attractive investment opportunity which will benefit the Company and our stockholders.

     In 2000, we completed the installation of ATM's at our Coffeyville and Neodesha facilities. Since that time, we have seen a 65% increase in our debit card base. The cost of a banking transaction nationwide at an ATM runs approximately $ .27 versus a teller transaction that runs approximately $ 1.07. We would prefer to see our customers face to face for cross-sell opportunities, but they want the convenience of 24 hour banking. The customer is always right.

     Our Lawrence loan production office continues to be very successful and a big contributor to the bottom line. In fiscal year 2000, it earned approximately 25% of the gross income of the Company. Douglas County continues to be one of the fastest growing areas in Kansas.

     I invite you to review our Annual Report. We are very proud of our accomplishments and look forward to the coming year. On behalf of the directors, management and employees, I would like to express our appreciation to our stockholders and valued customers for your continued support.




                                                  Sincerely,

                                                  /s/ Larry G. Spencer

                                                  Larry G. Spencer
                                                  President and Chief
                                                  Executive Officer

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                               September 30,
                                             ------------------------------------------------------------------------------------
                                                  2000             1999             1998            1997               1996
                                             ---------------   --------------   --------------   --------------    --------------
                                                                               (In Thousands)
Selected Financial Condition Data:

Total assets                                   $149,130         $138,131         $124,337         $112,523          $108,539
Cash, cash equivalents and interest-
  bearing deposits                                1,921            1,440              914            3,151             1,763
Loans receivable                                125,119          112,893           93,684           74,559            67,683
Mortgage-backed securities - at cost              8,747           10,912           17,274           23,528            28,039
Investment securities - at cost                   6,496            7,005            5,000            3,000             2,000
Securities available for sale                     1,992            2,000            3,418            4,783             5,894
Real estate acquired through foreclosure            423              109               72               12                12
Deposits                                         94,128           95,453           80,573           76,229            69,356
Borrowings                                       39,100           27,500           30,100           23,700            24,300
Stockholders' equity                             13,764           13,107           12,099           11,529            13,003

                                                                          Year Ended September 30,
                                             ------------------------------------------------------------------------------------
                                                  2000              1999             1998            1997              1996
                                             ---------------   --------------   --------------   --------------    --------------
                                                                               (In Thousands)
Selected Operations Data:

Total interest income                           $11,186          $10,101          $ 9,075          $ 8,069           $ 7,773
Total interest expense                            6,562            5,989            5,556            5,059             4,669
                                                -------          -------          -------          -------           -------
   Net interest income                            4,624            4,112            3,519            3,010             3,104
Provision for losses on loans                        99               66              ---              ---               ---
                                                -------          -------          -------          -------           -------

Net interest income after provision for
  losses on loans                                 4,525            4,046            3,519            3,010             3,104
Non-interest income                                 451              389              192              159               214
Gain on sale of investments                         ---              ---              ---              ---               251
Non-interest expense                             (2,813)          (2,604)          (2,161)          (1,989)           (2,267)
                                                -------          -------          -------          -------           -------
Earnings before income tax expense                2,163            1,831            1,550            1,180             1,302
Income tax expense                                  787              688              649              468               487
                                                -------          -------          -------          -------           -------
Net earnings                                    $ 1,376          $ 1,143          $   901          $   712           $   815
                                                =======          =======          =======          =======           =======
Basic earnings per share                        $  1.36          $  1.13          $   .98          $   .73           $   .72
                                                =======          =======          =======          =======           =======

FINANCIAL RATIOS
--------------------------------------------------------------------------------


                                                                                                       September 30,
                                                                                -----------  --------------------------------------
                                                                                   2000         1999       1998     1997      1996
                                                                                  -----         ----       ----     ----      -----
Selected Financial Ratios and Other Data:

Performance Ratios:
  Return on assets (ratio of net earnings to
     average total assets)                                                        0.95%          0.84%      0.75%    0.65%     0.78%
Interest rate spread information:
    Average during period                                                         2.83           2.69       2.52     2.31      2.36
    End of period                                                                 2.59           2.58       2.29     2.19      2.17
  Net interest margin (1)                                                         3.26           3.11       2.99     2.81      3.02
  Ratio of operating expense to average total assets                              1.92           1.89       1.80     1.81      2.17
  Return on equity (ratio of net earnings to
   average equity)                                                               10.30           8.95       7.72     6.09      6.21

Quality Ratios:
  Non-performing assets to total assets, at end of period (2)                     1.16           1.84       1.07     1.25      0.57
  Allowance for loan losses to non-performing assets, at end of period (2)       43.74          29.65      49.48    47.64    112.36
  Allowance for loan losses to non-performing loans at end of period             57.86          30.99      52.30    48.05    114.62

Capital Ratios:
  Equity to total assets, at end of period                                        9.23           9.49       9.73    10.25     11.98
  Average equity to average assets                                                9.21           9.38       9.70    10.62     12.57
  Ratio of average interest-earning assets to average interest-bearing          109.47         109.26     109.98   110.64    114.50
   liabilities
  Dividend payout ratio (3)                                                      29.81          31.54      31.25    34.93     27.37
  Number of full service offices                                                   3              3          2        2         1

(1)  Net interest income divided by average interest-earning assets.
(2) Includes non-accuring loans, deliquent 90 days or more and assets acquired through foreclosure.
(3)  Dividends paid per share divided by earnings per share.

         [OMITTED EARNINGS PER SHARE GRAPH                      [OMITTED DIVIDENDS PAID PER SHARE GRAPH

                         Basic     Diluted
                         -----     -------
          1996      -    $.072     $0.69                              1996      -         $0.1875
          1997      -    $0.73     $0.68                              1997      -         $0.2375
          1998      -    $0.98     $0.92                              1998      -         $0.2875
          1999      -    $1.13     $1.07                              1999      -         $0.3375
          2000      -    $1.36     $1.30]                             2000      -         $0.3875]

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------

General

     On  October  5,  1993,  First  Federal  Savings  and  Loan  Association  of
Independence, Kansas converted from a federally chartered mutual savings association to a federally chartered stock savings association and concurrently became a wholly-owned subsidiary of First Independence Corporation. First
Independence earnings are primarily dependent on the operations of First Federal. Currently, First Independence has no business activity other than acting as the holding company for First Federal. As a result, the following discussion relates primarily to the activities of First Federal. This discussion should be read in conjunction with the consolidated financial statements and accompanying notes included elsewhere in this report.

     Our business consists of attracting deposits from the general public and using these deposits primarily to make residential mortgage and other loans. Our revenues are derived principally from interest charges on mortgage loans and mortgage-backed securities and, to a lesser extent, from interest earned on investment securities and interest-bearing deposits. In addition, we receive fees from loan originations, late payments and for various services related to transaction and other deposit accounts, and dividends on our Federal Home Loan Bank stock. Operating expenses consist primarily of employee compensation and benefits, occupancy and equipment expenses, data processing fees and other general and administrative expenses.

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

Asset/Liability Management and Market Risk

     Qualitative Aspects of Market Risk. We derive our income primarily from the excess of interest collected over interest paid. The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Market interest rates change over time. Accordingly, our results of operations, like those of many financial institutions, are impacted by changes in interest rates. Our ability to adapt to changes in interest rates is known as interest rate risk, and is our most significant market risk.

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

     The matching of assets and liabilities may be analyzed by examining the extent to which they are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect operations while a positive gap would tend to benefit operations. During a period of falling interest rates, the opposite would be expected to occur.

     Since the early 1980's, we have emphasized, subject to market conditions, the origination and holding of adjustable-rate mortgage loans and loans with shorter terms to maturity than traditional 30-year, fixed-rate loans. Our strategy has been to increase the percentage of assets in our portfolio with more frequent repricing or shorter maturities. In response to customer demand, however, we continue to originate for our loan portfolio fixed-rate mortgages with terms not greater than 30 years. In recent periods, we have also purchased adjustable-rate mortgage-backed securities. At September 30, 2000, approximately $25.4 million, or 19.8% of the total loans secured by real estate, were adjustable-rate mortgage loans. On the same date, we also had $6.3 million in adjustable-rate mortgage-backed securities.

     Our adjustable-rate mortgage loans and mortgage-backed securities adjust to various indices. We monitor the mix of indices on our adjustable rate assets and seek, consistent with market conditions, to achieve a close match in the repricing characteristics of our assets and liabilities.

     To increase the interest rate sensitivity of our assets, we have also maintained short and intermediate-term investment securities and other assets. At September 30, 2000, we had $4.8 million of investment securities and interest-bearing deposits maturing or repricing within three years. Finally, we have undertaken various marketing programs from time to time over the last decade in order to extend the term of our deposit liabilities. We offer a longer term certificate of deposit program in an attempt to reduce deposit outflows which were being lost as a result of the general decline in market rates of interest. This program offers two certificate products which have 4- and 5-year terms. At September 30, 2000, we had approximately $8.2 million in these two certificates.

     In the future, in managing our interest rate sensitivity, we intend to continue to stress the origination of adjustable-rate mortgage loans, subject to market conditions, the purchase of adjustable-rate mortgage-backed securities and the maintenance of a relatively high level of short-term securities and other assets.

     As part of our effort to monitor and manage interest rate risk, we use the "net portfolio value" methodology adopted by the Office of Thrift Supervision. This approach calculates the difference between the present value of expected cash flows from assets and liabilities, as well as cash flows from off balance sheet contracts, arising from an assumed 200 basis point increase or decrease in interest rates. Under Office of Thrift Supervision regulations, an institution's "normal" level of interest rate risk for this assumed change in interest rates is a decrease in the institution's net portfolio value not exceeding 2% of assets.

     Presented below, as of September 30, 2000, is an analysis of First Federal's interest rate risk as measured by changes in net portfolio value for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 200 basis points and compared to Board policy limits. The table was prepared and furnished to us by the Office of Thrift Supervision. Assumptions used in calculating the amounts in this table were determined by the Office of Thrift Supervision (dollars in thousands):

                                                                             Net Portfolio Value
           Change in                                                        At September 30, 2000
         interest rate                 Board Limit                ----------------------------------------
        (Basis Points)                  % Change                  $ Amount         $ Change       % Change
        --------------                  --------                  --------         --------       --------
            +200                          -40%                    $ 8,835          $ (5,796)         -40%
            +100                          -25                      11,833            (2,798)         -19
               0                          ---                      14,631               ---          ---
            -100                          -25                      16,658             2,027          +14
            -200                          -40                      17,806             3,175          +22

     As illustrated in the table, we have structured our assets and liabilities to minimize our exposure to interest rate risk. In the event of a 200 basis point change in interest rates, we would experience a 22% increase in net portfolio value in a declining rate environment and a 40% decrease in a rising rate environment. During periods of rising interest rates, the value of monetary assets and liabilities generally decline. Conversely, during periods of falling interest rates, the value of monetary assets and liabilities generally increase. However, the amount of change in value of specific assets and liabilities due to changes in interest rates is not the same in a rising interest rate environment as in a falling interest rate environment (i.e., as indicated above, the amount of value increase under a specific rate decline may not equal the amount of value decrease under an identical upward rate movement).

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

Asset Quality

     The ratio of non-performing assets to total assets is one indicator of our exposure to credit risk. Our non-performing assets consist of non-accruing loans, accruing loans delinquent 90 days or more, troubled debt restructurings, and foreclosed assets, which have been acquired as a result of foreclosure or deed-in-lieu of foreclosure. At September 30, 2000, non-performing assets were approximately $1,734,000, which represents a decrease of $805,000, or 31.7% as compared to September 30, 1999. The ratio of non-performing assets to total assets at September 30, 2000 was 1.16% compared to 1.84% at September 30, 1999. Included in non-accruing loans at September 30, 2000, were four construction loans totaling $373,000 secured by one- to four-family real estate, one construction loan totaling $35,000 secured by non-residential real estate, fourteen loans totaling $587,000 secured by one- to four-family real estate, one loan totaling $50,000 secured by non-residential real estate and nineteen consumer loans totaling $56,000. All non-accruing loans at September 30, 2000, were located in our primary market area. At September 30, 2000, accruing loans delinquent 90 days or more included eight loans totaling $169,000 secured by one- to four-family real estate and one loan totaling $18,000 secured by non-residential real estate. All of our accruing loans delinquent 90 days or more were secured by real estate located in our primary market. All of the non-performing construction loans were originated at our loan production office in Lawrence, Kansas. At September 30, 2000, real estate acquired through foreclosure consisted of eleven single family residences located in our primary market area. The properties have a total carrying value of $423,000 and are currently offered for sale.

              [OMITTED NON-PERFORMING ASSETS TO TOTAL ASSETS GRAPH 1996-0.57%; 1997-1.25%; 1998-1.07%; 1999-1.84%; 2000-1.16%]


     We have taken into account our non-performing assets and the composition of the loan portfolio in establishing our allowance for loan losses. The allowance for loan losses totaled $758,000 at September 30, 2000, which represented a $5,000 increase from the allowance for loan losses at September 30, 1999. The ratio of the allowance for loan losses as a percent of total loans decreased from .67% at September 30, 1999 to .61% at September 30, 2000, primarily due to the increase in total loans receivable at September 30, 2000. The allowance for loan losses as a percent of non-performing loans increased from 30.99% at September 30, 1999 to 57.86% at September 30, 2000, due to the decrease in non-performing loans at September 30, 2000. At September 30, 2000, the Company's non-performing loans were comprised primarily of one- to four-family residential loans.

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


                                                                  Year Ended September 30,
                                  --------------------------------------------------------------------------------------------------
                                             2000                            1999                                1998
                                  --------------------------------- -----------------------------  ---------------------------------
                                    Average       Interest          Average     Interest           Average      Interest
                                    Outstanding   Earned/  Yield/   Outstanding Earned/  Yield/    Outstanding  Earned/   Yield/
                                    Balance       Paid     Rate     Balance     Paid     Rate      Balance      Paid      Rate
                                  -------------   -------- -------- ----------- -------- --------  -----------  --------  --------
                                                                    (Dollars in Thousands)
Interest-earning assets:
  Loans receivable (1)              $120,198      $ 9,776   8.13%    $106,176   $ 8,551  8.05%     $ 85,966     $7,032     8.18%
  Mortgage-backed securities           9,709          646   6.65       13,188       779  5.90        20,596      1,354     6.57
  Investment securities                8,813          568   6.44        6,170       393  6.37         7,315        462     6.32
  Federal Home Loan Bank stock         1,758          134   7.64        1,808       125  6.94         1,443        110     7.60
  Federal funds sold                     325           17   5.29        4,050       199  4.91         1,679         90     5.37
  Other                                  848           45   5.26        1,025        54  5.28           435         27     6.23
                                    --------      -------            --------   -------            --------     ------
    Total interest-earning assets    141,651       11,186   7.90      132,417    10,101  7.63       117,434      9,075     7.72
                                    --------      -------            --------   -------            --------     ------


Interest-bearing liabilities:
  Demand and NOW deposits             32,490        1,333   4.10       30,524     1,162  3.81        26,079      1,083     4.15
  Savings deposits
    and certificates                  61,931        3,219   5.20       61,451     3,227  5.25        54,209      2,928     5.40
  Federal Home Loan Bank advances     34,975        2,010   5.75       29,217     1,600  5.48        26,492      1,545     5.83
                                    --------      -------            --------   -------            --------     ------
    Total interest-bearing
      liabilities                    129,396        6,562   5.07      121,192     5,989  4.94       106,780      5,556     5.20
                                    --------      -------            --------   -------            --------     ------
Net interest income                               $ 4,624                       $ 4,112                         $3,519
                                                  =======                       =======                         ======
Net interest rate spread                                    2.83%                        2.69%                             2.52%
                                                            ====                         ====                              ====
Net earning assets                  $12,255                          $ 11,225                      $10,654
                                    =======                          ========                      =======
Net yield on average
  interest-earning assets                                   3.26%                        3.11%                             2.99%
                                                            ====                         ====                              ====

Average interest-earning
  assets to average interest-
  bearing liabilities                             109.47%                        109.26%                        109.98%
                                                  ======                         ======                         ======

-----------------------

(1) Calculated net of deferred loan fees, loan doscounts, loans in process and loss reserves.

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

                                                                   Year Ended September 30,
                                            ------------------------------------------------------------------------
                                                     2000 vs. 1999                        1999 vs. 1998
                                            ---------------------------------  -------------------------------------
                                                        Increase                             Increase
                                                       (Decrease)                           (Decrease)
                                                         Due to                               Due to
                                            ---------------------------------  -------------------------------------
                                                                     Total                                  Total
                                                                    Increase                               Increase
                                              Volume      Rate    (Decrease)     Volume       Rate       (Decrease)
                                             ---------  ------- -------------  ---------   ----------  -------------
                                                                     (Dollars in Thousands)
Interest-earning assets:
  Loans receivable                            $1,140      $ 85        $1,225     $1,629      $  (110)         $1,519
  Mortgage-backed securities                    (223)       90          (133)      (448)        (127)           (575)
  Investment securities                          171         4           175        (73)           4             (69)
  Federal Home Loan Bank stock                    (4)       13             9         25          (10)             15
  Federal funds sold                            (196)       14          (182)       117           (8)            109
  Other                                           (9)        0            (9)        32           (5)             27
                                              ------      ----        ------     ------      -------          ------
   Total interest-earning assets                 879       206         1,085      1,282         (256)          1,026
                                              ------      ----        ------     ------      -------          ------

Interest-bearing liabilities:
  Demand and NOW deposits                         78        93           171        173          (94)             79
  Savings deposits and certificates               24       (32)           (8)       382          (83)            299
  Federal Home Loan Bank advances                328        82           410        152          (97)             55
                                              ------      ----        ------     ------      -------          ------
    Total interest-bearing liabilities        $  430      $143           573     $  707      $  (274)            433
                                              ======      ====        ------     ======      =======          ------
 Net interest income                                                  $  512                                  $  593
                                                                      ======                                  ======

     The following table sets forth the weighted average yields on our interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates at the dates indicated. Non-accruing loans have been included in the table as carrying a zero yield.

                                                                                     At September 30,
                                                                         -------------------------------
                                                                         ---------  -------   ----------
                                                                           2000       1999       1998
                                                                         ---------  -------   ----------
Weighted average yield on:
  Loans receivable                                                        8.00%       7.68%      7.80%
  Mortgage-backed securities                                              7.08        6.14       6.34
  Investment securities                                                   6.62        6.48       6.38
  Federal funds sold                                                      6.38        5.04       5.36
  Other interest-earning assets                                           ----        4.82       5.51
  Combined weighted average yield on interest-earning assets              7.83        7.45       7.48

Weighted average rate paid on:
  Savings deposits and certificates                                       5.35        5.12       5.44
  Demand and NOW deposits                                                 4.05        3.86       4.04
  Federal Home Loan Bank advances                                         6.12        5.58       5.74
  Combined weighted average rate paid on interest-bearing liabilities     5.24        4.87       5.19
Spread                                                                    2.59        2.58       2.29

FINANCIAL CONDITION

     Total assets increased $11.0 million, or 8.0%, from $138.1 million at September 30, 1999 to $149.1 million at September 30, 2000. This increase consisted primarily of increases in net loans receivable of $12.2 million, cash and cash equivalents of $500,000, Federal Home Bank stock of $500,000, real estate acquired through foreclosure of $300,000, premises and equipment of $100,000 and accrued interest receivable of $100,000. These increases in assets, along with reductions in savings deposits of $1.4 million, were funded by increases in advances from the Federal Home Loan Bank of Topeka of $11.6, and the redeployment of funds received from mortgage-backed securities maturing of $2.2 million and investment securities maturing of $500,000.

                           [OMITTED TOTAL ASSETS GRAPH
                                 (in thousands)
   1996-$108,539; 1997-$112,523; 1998-$124,337; 1999-$138,131; 2000-$149,130]

     Total loans receivable increased $12.2 million from $112.9 million at September 30, 1999, to $125.1 million at September 30, 2000. The increase was primarily due to construction loan originations at our loan production office in Lawrence, Kansas. These construction loans generally have terms of nine months or less and interest rates tied to the prime rate plus a margin. Construction loans reduce interest rate risk and improve earnings due to their shorter term and higher rate when compared to permanent one- to four-family loans. However, construction loans also increase credit quality risk. To a lesser extent, the increase was also due to originations in our market area consisting primarily of 15- and 30-year fixed-rate loans, mortgage loans with a fixed rate for the first five years of the loan term that automatically convert to one-year adjustable rate loans during the sixth year of the loan term and mortgage loans with a fixed rate for the first three years of the loan term that automatically convert to one-year adjustable rate loans during the fourth year of the loan term.

                              [OMITTED LOANS GRAPH
      One-to Four-family-66.90%; Multi-family-0.25%; Non-residential-8.15%;
          Construction-20.72%; Home Equity-0.68%; Other Consumer-3.30%]

     Total deposits decreased $1.4 million from $95.5 million at September 30, 1999, to $94.1 million at September 30, 2000. The outflow of deposits was a result of competition from local financial institutions which are aggressively seeking public unit deposits by offering relatively high interest rates; and competition from other investment products that offer the potential of a higher rate of return, but also represent a higher risk to the investor.

     Total borrowed funds increased $11.6 million from $27.5 million at September 30, 1999 to $39.1 million at September 30, 2000. The increase was from advances obtained from the Federal Home Loan Bank of Topeka. The advances allowed us to invest the funds borrowed in loans receivable at a positive spread.

     Total stockholders' equity increased $657,000 from $13.1 million at September 30, 1999 to $13.8 million at September 30, 2000. The increase was primarily due to net earnings from operations of $1.4 million, repayment of employee stock ownership debt of $93,000, fair value adjustment of $68,000 on ESOP shares committed for release and common stock options exercised of $49,000. These increases were partially offset by the use of $532,000 to repurchase 53,187 shares of common stock, dividends of $390,000 paid to stockholders, and a decrease in the unrealized gains on securities available for sale of $7,000.

              [OMITTED STOCKHOLDERS' EQUITY to TOTAL ASSETS GRAPH
         1996-11.98%; 1997-10.25%; 1998-9.73%; 1999-9.49%; 2000-9.23%]

   Comparison of Fiscal Years Ended September 30, 2000 and September 30, 1999

       General. Net earnings for the fiscal year ended September 30, 2000 were $1,376,000 as compared to $1,143,000 for the fiscal year ended September 30, 1999, an increase of $233,000, or 20.4%. The increase in net earnings was primarily due to increases in net interest income of $512,000 and non-interest income of $62,000. These increases were partially offset by increases in non-interest expense of $210,000, income tax expense of $98,000 and provision for loan losses of $33,000.

                          [OMITTED NET EARNINGS GRAPH
                                 (in thousands)
           1996-$815; 1997-$712; 1998-$901; 1999-$1,143; 2000-$1,376]

     Net Interest Income. Net interest income increased $512,000, or 12.5%, for the fiscal year ended September 30, 2000 as compared to the fiscal year ended September 30, 1999. This increase was due primarily to an increase in interest income of $1.1 million, or 10.7%; offset partially by an increase in interest expense of $573,000, or 9.6%. Interest income increased primarily due to a $9.2 million increase in the average balance of interest-earning assets and, to a lesser extent, a 27 basis point increase in the average yield on interest-earning assets. Interest expense increased primarily due to an $8.2 million increase in the average balance of interest-bearing liabilities and, to a lesser extent, a 13 basis point increase in the average rate paid on interest-bearing liabilities. The average yield on interest-earning assets increased primarily due to construction loan originations at the Lawrence loan production office and an increase in market interest rates. These construction loans generally have terms of nine months or less and carry higher rates of interest than loans originated for the purchase of single-family residences. The average yield on interest-bearing liabilities increased primarily due to an increase in market interest rates.

     Interest Income. Interest income for the fiscal year ended September 30, 2000, increased to $11.2 million from $10.1 million for the fiscal year ended September 30, 1999. This increase was caused primarily by a $9.2 million increase in the average outstanding amount of interest-earning assets during the fiscal year ended September 30, 2000, as compared to the fiscal year ended September 30, 1999 due to assets acquired in The Neodesha Savings and Loan merger conversion in January 1999. To a lesser extent, the increase was due to an increase in the average yield on interest-earning assets. The average yield on interest-earning assets increased by 27 basis points to 7.90% during fiscal 2000, from 7.63% during fiscal 1999. This increase was caused primarily by a change in the mix of interest-earning assets to a higher percentage of loans receivable due to an increase in the construction loan portfolio. These construction loans carry a higher rate of interest than other loans, therefore, the average yield of loans receivable increased from 8.05% during fiscal 1999, to 8.13% during fiscal 2000. To a lesser extent, the increase in the average yield on interest-earning assets was due to an increase in market interest rates.

     Interest Expense. Interest expense for the fiscal year ended September 30, 2000, increased by $573,000 to $6.6 million as compared to $6.0 million for the fiscal year ended September 30, 1999. This increase in interest expense was due primarily to an $8.2 million increase in the average outstanding amount of interest-bearing liabilities during the fiscal year ended September 30, 2000 as compared to the fiscal year ended September 30, 1999. To a lesser extent, the increase was due to an increase in the average interest rates paid on interest-bearing liabilities. The average rates paid on interest-bearing liabilities increased by 13 basis points. The increase in interest-bearing liabilities was primarily due to a $5.8 million increase in average advances obtained from the Federal Home Loan Bank of Topeka and, to a lesser extent, a $2.4 million increase in the average outstanding balance of deposits due
primarily  to  savings   deposits   acquired  in  the  Neodesha  Savings  merger
conversion.

     Provision  for Loan  Losses.  The  provision  for loan losses  represents a charge to earnings to maintain the allowance for loan losses at a level we believe is adequate to absorb potential losses in the loan portfolio. The provision for loan losses amounted to $99,000 for the fiscal year ended September 30, 2000 as compared to $66,000 for the same period in 1999. This increase in provision for loan losses was in recognition of the increased balance of construction loans in our loan portfolio. We believe we use the best information available in providing for probable loan losses and we believe that the allowance is adequate at September 30, 2000. Future adjustments to the allowance could be necessary, however, and net earnings could be affected if circumstances and/or economic conditions differ substantially from the assumptions used in making the initial determinations.

     Non-interest Income. Non-interest income increased $62,000 to $451,000 during the fiscal year ended September 30, 2000 as compared to $389,000 for the fiscal year ended September 30, 1999. The increase was primarily due to increased checking and deposit account fees as a result of accounts acquired in the Neodesha Savings merger conversion. To a lesser extent, the increase was due to a $24,000 increase in amortization related to negative goodwill acquired in the Neodesha Savings merger conversion and increased late charges and other fees associated with mortgage loans.

     Non-interest Expense. Total non-interest expense increased to $2.8 million for the fiscal year ended September 30, 2000 from $2.6 million for the fiscal year ended September 30, 1999, an increase of $210,000, or 8.1%. The increase was primarily due to increases in compensation and employee benefits of $198,000, occupancy and equipment of $38,000 and other operating expense of $17,000. These increases were partially offset by a decrease in data processing fees of $32,000. The increases were primarily due to the acquisition of Neodesha Savings in January 1999, resulting in additional staff, occupancy and equipment, stationery, printing and office supplies expense. The current year includes twelve months of Neodesha operations compared to nine months in 1999. To a lesser extent, the increase in compensation expense was the result of normal, annual cost of living increases in salaries and bonuses, offset partially by a decrease in compensation expense associated with the ESOP due to the decrease in our stock price.

     Income Tax Expense. Income tax expense was $787,000 for the fiscal year ended September 30, 2000 compared to $688,000 for the fiscal year ended September 30, 1999, an increase of $99,000. This increase was primarily due to an increase in pre-tax earnings during the 2000 period as compared to the 1999 period. Our effective tax rates were 36.4% and 37.6% for the fiscal years ended September 30, 2000 and September 30, 1999, respectively.

   Comparison of Fiscal Years Ended September 30, 1999 and September 30, 1998

     General. Net earnings for the fiscal year ended September 30, 1999 were $1,143,000 as compared to $901,000 for the fiscal year ended September 30, 1998, an increase of $242,000, or 26.8%. The increase in net earnings was primarily due to increases in net interest income of $593,000 and non-interest income of $197,000. These increases were partially offset by increases in non-interest expense of $443,000, provision for loan losses of $66,000 and income tax expense of $39,000.

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

     Non-interest Income. Non-interest income increased $197,000 to $389,000 during the fiscal year ended September 30, 1999 as compared to $192,000 for the fiscal year ended September 30, 1998. The increase was primarily due to increased checking and deposit account fees as a result of accounts acquired in The Neodesha Savings and Loan merger conversion. To a lesser extent, the increase was due to amortization of $71,000 related to negative goodwill acquired in The Neodesha Savings and Loan merger conversion and increased late charges and other fees associated with mortgage loans.

     Non-interest Expense. Total non-interest expense increased to $2.6 million for the fiscal year ended September 30, 1999 from $2.2 million for the fiscal year ended September 30, 1998, an increase of $443,000, or 20.5%. The increase was primarily due to increases in compensation and employee benefits of $186,000, other expense of $103,000, data processing fees of $68,000, and occupancy and equipment of $52,000. These increases were primarily due to the merger conversion with Neodesha Savings and Loan, resulting in additional staff, occupancy and equipment, stationery, printing and office supplies expense. To a lesser extent, the increase in compensation expense was the result of normal, annual cost of living increases in salaries and bonuses, offset partially by a decrease in compensation expense associated with the ESOP due to the decrease in our stock price.

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

Liquidity and Capital Resources

     The Office of Thrift Supervision requires First Federal to maintain minimum levels of liquid assets. At September 30, 2000, Office of Thrift Supervision regulations required First Federal to maintain an average daily balance of investments in an amount equal to at least 4.0% of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. These requirements may be changed from time to time by the Office of Thrift Supervision to reflect changing economic conditions. Such investments are intended to provide a source of relatively liquid funds upon which First Federal may rely if necessary to fund deposit withdrawals and other short-term funding needs. First Federal's regulatory liquidity at September 30, 2000 was 7.89%, as compared to 9.66% at September 30, 1999. This decrease in liquidity was primarily due to liquid investments acquired in the Neodesha Savings merger conversion being invested in higher yielding mortgage loan originations which reduced our liquidity ratio to a more normal level. First Federal normally attempts to maintain liquidity between 7% and 9%.

     Our primary sources of funds are loan and mortgage-backed securities repayments, borrowings from the Federal Home Loan Bank of Topeka and deposits. We use our liquid resources principally to meet ongoing commitments, to fund maturing certificates of deposit and deposit withdrawals, to invest, to fund existing and future loan commitments, to maintain liquidity, and to meet operating expenses. We believe that our existing sources of funds will be adequate to meet our foreseeable liquidity needs.

     Our primary investing activity is the origination of mortgage loans and the purchase of mortgage-backed and other securities. At September 30, 2000, mortgage loans and mortgage-backed securities accounted for 89.8% of total assets. We have been able to generate sufficient cash through the retail deposit market, our traditional funding source, and through short-term borrowings, to provide the cash utilized in investing activities. A line of credit has also been in place with the Federal Home Loan Bank of Topeka since 1995. Line of credit draws, as with all other credit transactions, are subject to the maximum amount of credit available under the Federal Home Loan Bank of Topeka's credit policy. The line of credit is scheduled to mature on February 2, 2001, and will be renewed for another one-year term at that time. The line of credit is subject to various conditions, including the pledge of acceptable collateral. The primary purpose of the line of credit is to serve as a back-up liquidity facility, however, we also utilize the line of credit to purchase investment securities and fund other commitments.

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

     We anticipate that we will have sufficient funds available to meet current loan commitments. At September 30, 2000, we had outstanding commitments to extend credit which amounted to $2.2 million, including commitments on construction loans. We are not aware of any trends, events or uncertainties which will have or that are reasonably likely to have a material effect on our liquidity, capital resources or operations.

     Certificates of deposit scheduled to mature in one year or less at September 30, 2000 totaled approximately $34.6 million. We believe that a significant portion of these deposits will remain with First Federal. There can be no assurance, however, that we can retain all of these deposits. At September 30, 2000, we had $39.1 million in advances from the Federal Home Loan Bank of Topeka with $11.1 million maturing in one year or less.

     First Federal has minimum capital standards which generally require the maintenance of regulatory capital sufficient to meet each of three tests: the tangible capital requirement, the core capital requirement, and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as retained earnings less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus supervisory goodwill) equal to 3.0% of assets. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances (less a specified percentage of certain equity investments) equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, we multiply the book value of each asset on our balance sheet by a defined risk-weighting factor (e.g., one- to four-family residential loans carry a risk-weighted factor of 50%). We have reviewed these capital standards and determined that we are in compliance with each of the three requirements. As of September 30, 2000, our tangible capital, core capital, and risk-based capital of $12.5 million, $12.5 million, and $13.3 million exceeded the applicable minimum requirements by $10.3 million, $8.0 million, and $7.4 million, respectively.

The following table sets forth our compliance with such requirements at September 30, 2000.

                                         Office of Thrift                      First Federal's capital level
                                     Supervision requirement                        at September 30, 2000
                                     -----------------------             ------------------------------------------
                                       % of                               % of                              Amount
Capital standard                      Assets           Amount             Assets           Amount         of Excess
                                      ------           ------             ------          -------         ---------
                                                                    (Dollars in Thousands)

Tangible capital                       1.50%          $2,238               8.39%          $12,522           $10,284
Core capital (1)                       3.00            4,476               8.39            12,522             8,046
Risk-based capital                     8.00            5,846              18.17            13,280             7,434

-----------------------
(1) Based on current core capital requirement of 3%.

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

Effect of New Accounting Standards

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement of Financial Accounting Standards No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. Statement of Financial Accounting Standards No. 133 does not allow hedging of a security which is classified as held to maturity. Accordingly, upon adoption of Statement of Financial Accounting Standards No. 133, companies may reclassify any security from held to maturity to available for sale if they wish to be able to hedge the security in the future. This Statement, as amended by Statement of Financial Accounting Standards No. 137, is effective for fiscal years beginning after June 15, 2000 with early adoption encouraged for any fiscal quarter beginning July 1, 1998 or later, with no retroactive application. The Company adopted Statement of Financial Accounting Standards No. 133 as of October 1, 2000, as required, without material effect on financial condition or results of operations.

                        [GRANT THORNTON LLP LETTERHEAD]


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
First Independence Corporation and Subsidiary

We have audited the accompanying consolidated balance sheets of First Independence Corporation and Subsidiary as of September 30, 2000 and 1999, and the related consolidated statements of earnings, comprehensive income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Independence Corporation and Subsidiary as of September 30, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ Grant Thornton LLP

Wichita, Kansas
October 20, 2000

                  First Independence Corporation and Subsidiary

                           CONSOLIDATED BALANCE SHEETS

                                  September 30,

                                                           ASSETS

                                                                                        2000                1999
                                                                                        ----                ----
Cash and due from banks                                                           $    449,960          $  1,064,794
Federal funds sold                                                                     700,000                   ---
Other interest-bearing deposits                                                        771,082               375,201
                                                                                     ---------            ----------
      Cash and cash equivalents                                                      1,921,042             1,439,995




Investment securities held to maturity (estimated
   fair value of $6,416,450 in 2000 and $6,957,733
   in 1999)                                                                          6,496,147             7,005,279
Investment securities available for sale                                             1,992,200             1,999,800
Mortgage-backed securities held to maturity
   (estimated fair value of $8,671,665 in 2000
   and $10,852,983 in 1999)                                                          8,746,988            10,912,279
Loans receivable                                                                   125,118,716           112,893,406
Premises and equipment                                                               1,449,403             1,322,128
Federal Home Loan Bank stock, at cost                                                1,955,000             1,441,600
Accrued interest receivable                                                            959,973               887,465
Real estate acquired through foreclosure                                               423,360               109,579
Other                                                                                   67,537               119,809
                                                                                  ------------          ------------
      Total assets                                                                $149,130,366          $138,131,340
                                                                                  ============          ============


The accompanying notes are an integral part of these statements.

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                        2000                1999
                                                                                        ----                ----
Deposits                                                                           $ 94,127,537        $ 95,452,864
Advances from borrowers for taxes and
   insurance                                                                            887,080             825,330
Deferred income taxes                                                                    10,773                  -
Advances from Federal Home Loan Bank                                                 39,100,000          27,500,000
Accrued expenses and other                                                            1,240,631           1,246,538
                                                                                   ------------        ------------
               Total liabilities                                                    135,366,021         125,024,732

Stockholders' equity
   Preferred stock, $.01 par value, 500,000 shares
      authorized; none issued                                                                -                   -
   Common stock, $.01 par value, 2,500,000 shares
      authorized; 1,649,288 shares issued                                                16,493              16,493
   Additional paid-in capital                                                         8,190,682           8,132,391
   Retained earnings - substantially restricted                                      11,863,034          10,876,339
   Accumulated other comprehensive income (loss),
      net of related taxes                                                               (4,692)              2,316
   Required contributions for shares acquired by
      Employee Stock Ownership Plan (ESOP)                                             (106,632)           (199,680)
   Treasury stock, 630,927 shares in 2000 and
      587,458 shares in 1999 - at cost                                               (6,194,540)         (5,721,251)
                                                                                   ------------        ------------
               Total stockholders' equity                                            13,764,345          13,106,608
                                                                                   ------------        ------------
               Total liabilities and stockholders' equity                          $149,130,366        $138,131,340
                                                                                   ============        ============

                  First Independence Corporation and Subsidiary

                       CONSOLIDATED STATEMENTS OF EARNINGS

                            Year ended September 30,

                                                                                          2000             1999
                                                                                          ----             ----
Interest income
   Loans                                                                              $ 9,776,440       $ 8,550,856
   Mortgage-backed securities                                                             645,802           778,763
   Investment securities                                                                  567,588           393,202
   Interest-bearing deposits and other                                                    196,139           378,469
                                                                                      -----------       -----------

      Total interest income                                                            11,185,969        10,101,290

Interest expense
   Deposits                                                                             4,551,694         4,389,547
   Borrowed funds                                                                       2,009,857         1,599,633
                                                                                      -----------       -----------

      Total interest expense                                                            6,561,551         5,989,180
                                                                                      -----------       -----------

Net interest income                                                                     4,624,418         4,112,110
Provision for loan losses                                                                  99,000            66,000
                                                                                      -----------       -----------

Net interest income after provision for loan losses                                     4,525,418         4,046,110

Noninterest income
   Service charges                                                                        228,087           202,057
   Other                                                                                  223,080           186,885
                                                                                      -----------       -----------

                                                                                          451,167           388,942

Noninterest expense
   Employee compensation and benefits                                                   1,619,315         1,421,077
   Occupancy and equipment                                                                324,598           286,758
   Data processing fees                                                                   232,943           264,800
   Foreclosed assets, net                                                                  22,676            34,725
   Other operating                                                                        614,051           596,297
                                                                                      -----------       -----------

                                                                                        2,813,583         2,603,657
                                                                                      -----------       -----------
Earnings before income taxes                                                            2,163,002         1,831,395
Income tax expense                                                                        786,639           688,307
                                                                                      -----------       -----------

               NET EARNINGS                                                           $ 1,376,363       $ 1,143,088
                                                                                      ===========       ===========

Earnings per share
   Basic                                                                                  $1.36            $1.13
   Diluted                                                                                $1.30            $1.07

The accompanying notes are an integral part of these statements.

                  First Independence Corporation and Subsidiary

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                            Year ended September 30,

                                                                                           2000            1999
                                                                                           ----            ----
Net earnings                                                                            $1,376,363      $1,143,088

Other comprehensive loss, net of tax
   Unrealized losses on securities available
      for sale arising during the period, net
      of tax benefit of $4,295 in 2000 and
      $30,757 in 1999                                                                       (7,008)        (50,181)
                                                                                        ----------      ----------
Comprehensive income                                                                    $1,369,355      $1,092,907
                                                                                        ==========      ==========


The accompanying notes are an integral part of these statements.

                  First Independence Corporation and Subsidiary

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     Years ended September 30, 2000 and 1999


                                                                                               Required
                                                                              Accumulated      contri-
                                                                                 other         butions
                                                     Additional               comprehensive    for shares
                                            Common   paid-in      Retained    income (loss),   acquired      Treasury
                                            stock    capital      earnings        net          by ESOP       stock        Total
                                            ------   -------      --------    -------------    ----------    ---------    -----

Balance at October 1, 1998                  $14,984  $7,239,207  $10,077,091   $52,497        $(145,475)  $(5,139,263   $12,099,041
Net earnings for the year                       ---         ---    1,143,088       ---              ---           ---     1,143,088
Cash dividends of $.3375 per share              ---         ---     (343,840)      ---              ---           ---      (343,840)
Issuance of 150,896 shares of common stock    1,509     817,968          ---       ---         (142,176)          ---       677,301
Common stock options exercised                  ---      (3,987)         ---       ---              ---        46,831        42,844
Depreciation of securities available
 for sale                                       ---         ---          ---   (50,181)             ---           ---       (50,181)
ESOP loan repayments                            ---         ---          ---       ---           87,971           ---        87,971
Fair value adjustment on ESOP
 shares committed for release                   ---      79,203          ---       ---              ---           ---        79,203
Purchase of 55,885 shares of
 treasury stock                                 ---         ---          ---       ---              ---      (628,819)     (628,819)
                                            -------  ----------  -----------   -------        ---------   -----------   -----------

Balance at September 30, 1999                16,493   8,132,391   10,876,339     2,316         (199,680)   (5,721,251)   13,106,608
Net earnings for the year                       ---         ---    1,376,363       ---              ---           ---     1,376,363
Cash dividends of $.3875 per share              ---         ---     (389,668)      ---              ---           ---      (389,668)
Common stock options exercised                  ---      (9,653)         ---       ---              ---        58,581        48,928
Depreciation of securities available
 for sale                                       ---         ---          ---    (7,008)             ---           ---        (7,008)
ESOP loan repayments                            ---         ---          ---       ---           93,048           ---        93,048
Fair value adjustment on ESOP
 shares committed for release                   ---      67,944          ---       ---              ---           ---        67,944
Purchase of 53,187 shares of
 treasury stock                                 ---         ---          ---       ---              ---      (531,870)     (531,870)
                                            -------  ----------  -----------   -------        ---------   -----------   -----------

Balance at September 30, 2000               $16,493  $8,190,682  $11,863,034   $(4,692)       $(106,632)  $(6,194,540)  $13,764,346
                                            =======  ==========  ===========   =======        =========   ===========   ===========


The accompanying notes are an integral part of these statements.

                 First Independence Corporation and Subsidiary

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                            Year ended September 30,

                                                                                      2000         1999
                                                                                      ----         ----
Cash flows from operating activities
  Net earnings                                                                 $  1,376,363    $  1,143,088
  Adjustments to reconcile net earnings to net cash
    provided by operating activities
       Provision for loan losses                                                     99,000          66,000
       Depreciation                                                                 125,705         112,234
       Amortization of premiums and discounts on
         investments and mortgage-backed securities                                  42,360         104,186
       Amortization of deferred loan origination fees                              (232,290)       (238,920)
       Amortization of expense related to employee
         benefit plans                                                              160,992         167,174
       Amortization of negative goodwill                                            (94,058)        (70,544)
       Gain on sale of real estate acquired
         through foreclosure, net                                                   (58,539)        (23,834)
       Deferred income taxes                                                          6,558          47,614
       Increase (decrease) in cash due to changes, net of
         effects of acquisition
           Accrued interest receivable                                              (72,508)        (36,996)
           Other assets                                                              29,097         (19,608)
           Accrued expenses and other liabilities                                   118,821        (304,948)
           Income taxes payable                                                       4,456         (57,256)
                                                                               ------------    ------------
             Net cash provided by operating activities                            1,505,957         888,190

Cash flows from investing activities
  Proceeds from sale of investment security                                             ---         355,053
  Proceeds from maturities and repayment of securities
    Available for sale                                                                  ---       1,000,000
    Held to maturity                                                              2,628,359       2,463,166
  Purchase of securities
    Available for sale                                                                  ---          (8,452)
    Held to maturity                                                                    ---      (6,000,000)
  Net increase in loans                                                         (12,660,937)    (10,156,916)
  Purchase of Federal Home Loan Bank stock                                         (513,400)       (271,300)
  Proceeds from redemption of Federal Home Loan Bank stock                              ---         507,300
  Capital expenditures                                                             (284,550)       (124,729)
  Proceeds from sale of real estate acquired through
    foreclosure                                                                     341,805          70,074
  Cash acquired in acquisition                                                          ---       2,114,968
                                                                               ------------    ------------
             Net cash used in investing activities                              (10,488,723)        (50,836)

                                             First Independence Corporation and Subsidiary

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

                                                       Year ended September 30,


                                                                                      2000                1999
                                                                                      ----                ----
Cash flows from financing activities
   Net increase (decrease) in deposits                                          $ (1,325,327)    $     2,208,774
   Net increase in advances from borrowers
      for taxes and insurance                                                         61,750              58,176
   Advances from Federal Home Loan Bank                                           49,300,000          27,700,000
   Repayment of Federal Home Loan Bank advances                                  (37,700,000)        (30,300,000)
   Cash dividends paid                                                              (389,668)           (343,840)
   Purchase of treasury stock                                                       (531,870)           (628,819)
   Stock issuance costs                                                                  ---            (327,338)
   Stock options exercised                                                            48,928              42,844
   Net proceeds from sale of stock                                                       ---           1,279,264
                                                                                ------------     ---------------

         Net cash provided by (used in) financing activities                       9,463,813            (310,939)
                                                                                ------------     ---------------

Net increase in cash and cash equivalents                                            481,047             526,415
Cash and cash equivalents at beginning of year                                     1,439,995             913,580
                                                                                ------------     ---------------

Cash and cash equivalents at end of year                                        $  1,921,042     $     1,439,995
                                                                                ============     ===============

Supplemental disclosures of cash flow information
   Cash paid during the year for
      Income taxes                                                              $    789,239     $       697,949
      Interest                                                                     6,436,004           6,032,114

   Noncash investing and financing activities
      Transfer from loans to real estate acquired
         through foreclosure                                                         873,038             186,283
      Issuance of loans receivable in connection with
         the sale of real estate acquired through
         foreclosure                                                                 227,000             111,250
      Liabilities assumed in conjunction with acquisition                                ---          13,700,846

The accompanying notes are an integral part of these statements.

                  First Independence Corporation and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 2000 and 1999


NOTE A - SUMMARY OF ACCOUNTING POLICIES

     FirstIndependence Corporation (the "Corporation") is a savings and loan holding company whose activities are primarily limited to holding the stock of First Federal Savings and Loan Association of Independence (the "Association"). Future references to the Corporation or the Association are utilized herein as the context requires. The Association conducts a general banking business in southeastern Kansas which consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer and nonresidential purposes and the purchase of investment and mortgage-backed securities. The Association's profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) and the interest expense paid on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Association can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

     The consolidated financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America (" US GAAP") and general accounting practices within the financial services industry. In preparing consolidated financial statements in accordance with US GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

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

                           September 30, 2000 and 1999


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

                           September 30, 2000 and 1999


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

     Diluted earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding during the year plus the common share equivalents related to outstanding stock options. Weighted average common shares outstanding and diluted shares deemed outstanding were as follows:

                                                                                              Year ended
                                                                                              September 30,
                                                                                          --------------------
                                                                                           2000            1999
                                                                                           ----            ----
     Weighted average common shares outstanding                                         1,013,315       1,015,212
     Common share equivalents related to outstanding stock options                         43,633          51,003
                                                                                        ---------       ---------

     Adjusted weighted average common shares
      deemed to be outstanding                                                          1,056,948       1,066,215
                                                                                        =========       =========


     Common shares outstanding exclude unallocated and committed shares held by the ESOP trust.

                  First Independence Corporation and Subsidiary

                           September 30, 2000 and 1999


NOTE B - INVESTMENT SECURITIES

     The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities are as follows:

                                                                            September 30, 2000
                                                     --------------------------------------------------------------
                                                                           Gross           Gross         Estimated
                                                         Amortized       unrealized      unrealized        fair
             Held to maturity                              cost            gains          losses           value
             ----------------                            ---------       ----------      ----------      ---------
   U.S. Government and agency obligations               $6,300,076       $   ---         $(77,406)       $6,222,670
   Municipal securities                                    196,071           ---           (2,291)          193,780
                                                        ----------       -------         --------        ----------

                                                        $6,496,147       $   ---         $(79,697)       $6,416,450
                                                        ==========       =======         ========        ==========

             Available for sale
             ------------------
   U.S. Government agency obligations                   $1,999,767       $   ---         $ (7,567)       $1,992,200
                                                        ==========       =======         ========        ==========

                                                                            September 30, 1999
                                                       -------------------------------------------------------------
                                                                           Gross           Gross         Estimated
                                                         Amortized       unrealized      unrealized        fair
             Held to maturity                              cost            gains          losses           value
            -----------------                            ---------       ---------       ----------      ----------
   U.S. Government and agency obligations               $6,400,258       $ 1,352         $(45,570)       $6,356,040
   Municipal securities                                    605,021           676           (4,004)          601,693
                                                        ----------       -------         --------        ----------

                                                        $7,005,279       $ 2,028         $(49,574)       $6,957,733
                                                        ==========       =======         ========        ==========

             Available for sale
            --------------------
   U.S. Government agency obligations                   $1,996,064       $ 6,521         $ (2,785)       $1,999,800
                                                        ==========       =======         ========        ==========

                  First Independence Corporation and Subsidiary

                           September 30, 2000 and 1999


NOTE B - INVESTMENT SECURITIES - Continued

     The amortized cost and estimated fair value of investment securities at September 30, 2000, by term to maturity are as follows:

                                                                                                       Estimated
                                                                                        Amortized        fair
           Held to maturity                                                               cost           value
           ----------------                                                             --------      ---------
    Due in less than one year                                                        $  300,076      $  299,770
    Due in two to five years                                                          6,000,000       5,922,900
    Due in five to ten years                                                            196,071         193,780
                                                                                     ----------      ----------

                                                                                     $6,496,147      $6,416,450
                                                                                     ==========      ==========
         Available for sale
         ------------------
    Due in less than one year                                                        $  998,008      $  995,000
    Due in one to two years                                                           1,001,759         997,200
                                                                                     ----------      ----------

                                                                                     $1,999,767      $1,992,200
                                                                                     ==========      ==========

     Investment securities with an estimated fair value of $4,257,857 and $3,384,340 at September 30, 2000 and 1999, respectively, are pledged to secure government deposits.


NOTE C - MORTGAGE-BACKED SECURITIES

     The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of mortgage-backed securities are summarized as follows:

                                                                         September 30, 2000
                                                       ----------------------------------------------------
                                                                        Gross        Gross       Estimated
                                                     Amortized       unrealized   unrealized      fair
         Held to maturity                              cost            gains       losses        value
         ----------------                            ----------      -----------   ----------    ---------
   GNMA certificates                                 $   28,460      $ 1,451     $     ---      $    29,911
   FHLMC certificates                                 3,137,732       19,573       (10,263)       3,147,042
   FNMA certificates                                  2,328,466       26,730       (20,644)       2,334,552
   Collateralized mortgage obligations
      FHLMC                                           1,076,514          ---       (56,278)       1,020,236
      FNMA                                            2,175,816          ---       (35,892)       2,139,924
                                                     ----------      -------     ---------       ----------

                                                     $8,746,988      $47,754     $(123,077)      $8,671,665
                                                     ==========      =======     =========       ==========


                                                                         September 30, 1999
                                                       ------------------------------------------------------
                                                                        Gross        Gross       Estimated
                                                       Amortized      unrealized   unrealized      fair
         Held to maturity                                cost            gains       losses        value
         ----------------                             -----------     ----------   ----------    ------------

   GNMA certificates                                   $    28,952      $ 2,280     $     ---    $    31,232
   FHLMC certificates                                    4,109,413       40,753       (16,725)     4,133,441
   FNMA certificates                                     2,920,861       28,257       (33,324)     2,915,794
   Collateralized mortgage obligations
      FHLMC                                              1,120,538          ---       (44,898)     1,075,640
      FNMA                                               2,732,515          ---       (35,639)     2,696,876
                                                       -----------      -------     ---------    -----------
                                                       $10,912,279      $71,290     $(130,586)   $10,852,983
                                                       ===========      =======     =========    ===========

                  First Independence Corporation and Subsidiary

                           September 30, 2000 and 1999


NOTE C - MORTGAGE-BACKED SECURITIES - Continued

    Mortgage-backed securities generally mature ratably over the 30-year term of the underlying loans collateralizing the securities. Expected maturities on mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     Mortgage-backed securities with an estimated fair value of $8,271,606 and $10,384,130 at September 30, 2000 and 1999, respectively, are pledged to secure government and other deposits.


NOTE D - LOANS RECEIVABLE

    Loans receivable at September 30 are summarized as follows:

                                                                                      2000               1999
                                                                                      ----               ----
    First mortgage loans
      One-to-four family residences                                              $ 90,927,666       $ 84,052,872
      Multi-family residences                                                         339,161            914,016
      Nonresidential                                                               11,080,483          9,075,464
      Construction                                                                 28,151,825         25,051,558
                                                                                 ------------       ------------

         Total first mortgage loans                                               130,499,135        119,093,910

    Consumer and other loans
      Savings                                                                         980,159            373,042
      Automobile                                                                    2,577,640          2,866,956
      Home equity and second mortgages                                                927,317            911,015
      Unsecured home improvement                                                      122,722            217,005
      Other                                                                           806,080            967,753
                                                                                 ------------       ------------

         Total consumer and other loans                                             5,413,918          5,335,771

    Less
      Allowance for loan losses                                                      (758,333)          (752,650)
      Loans in process                                                             (9,664,974)       (10,429,123)
      Unearned discounts                                                               (1,793)            (3,041)
      Deferred loan origination fees                                                 (369,237)          (351,461)
                                                                                 ------------       ------------

                                                                                  (10,794,337)       (11,536,275)
                                                                                 ------------       ------------

         Net loans receivable                                                    $125,118,716       $112,893,406
                                                                                 ============       ============

                 First Independence Corporation and Subsidiary

                           September 30, 2000 and 1999

NOTE D - LOANS RECEIVABLE - Continued

     Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                                            2000        1999
                                                            ----        ----

     Balance at beginning of year                         $752,650    $655,745
     Acquisition transfer                                      ---      83,834
     Provision                                              99,000      66,000
     Loans charged off                                     (93,317)    (52,929)
                                                          --------    --------

     Balance at end of year                               $758,333    $752,650
                                                          ========    ========

     The Association's lending efforts have historically focused on one-to-four family residential real estate loans, which comprise approximately 67%
     (2000) and 68% (1999) of the total loan portfolio. Approximately 2% (2000) and 3% (1999) of the Association's one-to-four family residential real estate loans are collateralized by properties located outside of the primary lending area of Montgomery and surrounding Kansas counties. Generally, such loans have been underwritten on the basis of 80% to 90% loan-to-value ratio or mortgage insurance was required. The Association, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area thereby impairing collateral values. Management believes, however, that real estate values in the Association's primary lending area are currently stable or increasing.

     During the year ended September 30, 1998 the Association began originating construction loans at its new loan production office in Lawrence, Kansas. These construction loans generally are to builders and individuals for the construction of residences and have terms of nine months or less with permanent financing provided by other lenders. Construction loans comprise approximately 21% (2000) and 20% (1999) of the Association's total loan portfolio.

     Approximately 8% (2000 and 1999) of the loan portfolio is comprised of nonresidential and multi-family real estate loans with approximately 5%
     (2000) and 9% (1999) of this total collateralized by properties located outside the Association's primary lending area.

     Serviced loans, primarily under a County Mortgage Revenue Bond, were $1,272,803 and $1,551,660 at September 30, 2000 and 1999, respectively.

     In the normal course of business, the Association makes loans to directors, executive officers and related entities. An analysis of aggregate loan activity with this group is as follows:

         Loans outstanding at October 1, 1999             $ 478,699
           New loans                                        202,700
           Repayments                                      (157,001)
                                                          ---------

         Loans outstanding at September 30, 2000          $ 524,398
                                                          =========


     Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. The recorded investment in these loans and the valuation allowance for losses related to loan impairment at September 30 are as follows:

                                                                  2000             1999
                                                                  ----             ----
           Principal amount of impaired loans                   $187,059        $330,129
           Less valuation allowance                               (3,741)        (21,302)
                                                                --------        --------
                                                                $183,318        $308,827
                                                                ========        ========
           Average investment in impaired loans                 $258,594        $232,426
                                                                ========        ========

                  First Independence Corporation and Subsidiary

                           September 30, 2000 and 1999


NOTE D - LOANS RECEIVABLE - Continued

     The Association has provided an allowance for loan losses on all impaired loans. Interest income of $7,577 and $20,345 was recognized and collected on impaired loans during the years ended September 30, 2000 and 1999, respectively. The Association is not committed to make additional loans to borrowers whose loans have been modified.


NOTE E - ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable at September 30 is summarized as follows:

                                                          2000         1999
                                                          ----         ----
   Loans receivable                                     $785,212     $696,175
   Investment securities                                 111,259      116,983
   Mortgage-backed securities                             63,502       74,307
                                                        --------     --------
                                                        $959,973     $887,465
                                                        ========     ========



NOTE F - PREMISES AND EQUIPMENT

     Premises and equipment at September 30 are summarized as follows:

                                                        2000          1999
                                                        ----          ----
   Land                                              $   74,958     $   74,958
   Building                                           1,430,708      1,362,870
   Furniture, fixtures and equipment                    635,649        539,804
   Automobiles                                           50,168         43,579
                                                     ----------     ----------

                                                      2,191,483      2,021,211
   Less accumulated depreciation                        742,080        699,083
                                                     ----------     ----------

                                                     $1,449,403     $1,322,128
                                                     ==========     ==========


NOTE G - FORECLOSED ASSETS

     A summary of expenses applicable to foreclosed assets is as follows for the years ended September 30:

                                                        2000          1999
                                                        ----          ----
   Gain on sale of real estate acquired
      through foreclosure, net                        $ 58,539      $ 23,834
   Operating expenses                                  (81,215)      (58,559)
                                                      --------      --------

   Foreclosed asset expense, net                      $(22,676)     $(34,725)
                                                      ========      ========

     Operating expenses on foreclosed assets consist primarily of property taxes and general maintenance expenses on the properties held.

                  First Independence Corporation and Subsidiary

                           September 30, 2000 and 1999


NOTE H - DEPOSITS

     Deposits at September 30 are summarized as follows:

                                    Weighted
                                 average rate at
                                  September 30,                  2000                        1999
                              --------------------      ------------------------    -----------------------
                              2000           1999       Amount           Percent    Amount          Percent
                              -----          ----       ------           -------    ------          -------
   NOW accounts               2.05%          2.05%     $ 4,915,842         5.22%   $ 4,341,228        4.55%
   First Super NOW
      accounts                2.30           2.30        2,265,758         2.41      2,161,533        2.26
   First Money Fund
      accounts                4.91           4.47       24,729,145        26.27     26,541,536       27.81
                                                       -----------        -----    -----------       -----

      Total demand
         deposits             4.38           4.05       31,910,745        33.90     33,044,297       34.62

   Passbook savings
      accounts                2.89           2.89        4,527,159         4.81      4,582,574        4.80

    Certificates of
      deposit
         3.00% to
             3.99%             ---           3.90              ---          ---        212,257         .22
         4.00% to
             4.99%            4.93           4.82        2,518,517         2.68     15,802,592       16.56
         5.00% to
             5.99%            5.55           5.49       44,596,340        47.38     36,767,612       38.52
         6.00% to
             6.99%            6.34           6.28       10,574,776        11.23      5,029,865        5.27
         7.00% to
             7.99%             ---           7.00              ---          ---         13,667         .01
                                                       -----------       ------    -----------       -----

    Total certificates
       of deposit             5.67           5.37       57,689,633        61.29     57,825,993       60.58
                                                       -----------       ------    -----------       -----

    Total savings             5.47           5.19       62,216,792        66.10     62,408,567       65.38
                                                        ----------       ------    -----------       -----

    Total deposits            5.10           4.79      $94,127,537       100.00%   $95,452,864      100.00%
                                                       ===========       ======    ===========      ======


     The aggregate amount of certificates of deposit and savings with a minimum denomination of $100,000 was $6,211,979 and $5,532,226 at September 30, 2000 and 1999, respectively.

                  First Independence Corporation and Subsidiary

                           September 30, 2000 and 1999

NOTE H - DEPOSITS - Continued

     Scheduled maturities of certificates of deposit are as follows:

     September 30, 2000
     ------------------
                                               Less than            One to            Three to
                                               one year           three years        five years           Total
                                            --------------      -------------      -------------     --------------
   4.00% to 4.99%                           $    2,518,517      $          -        $         -      $    2,518,517
   5.00% to 5.99%                               28,627,293         13,028,707          2,940,340         44,596,340
   6.00% to 6.99%                                3,452,327          5,540,247          1,582,202         10,574,776
                                            --------------      -------------       ------------     --------------

                                            $   34,598,137      $  18,568,954       $  4,522,542     $   57,689,633
                                            ==============      =============       ============     ==============

   September 30, 1999
   ------------------

                                               Less than            One to            Three to
                                               one year           three years        five years           Total
                                            --------------      -------------      -------------     --------------
   3.00% to 3.99%                           $      212,257      $          -        $         -      $      212,257
   4.00% to 4.99%                               13,258,844          2,543,748                 -          15,802,592
   5.00% to 5.99%                               13,478,106         20,179,839          3,109,667         36,767,612
   6.00% to 6.99%                                2,267,548          2,151,544            610,773          5,029,865
   7.00% to 7.99%                                   13,667                 -                  -              13,667
                                            --------------      -------------       ------------     --------------
                                            $   29,230,422      $  24,875,131       $  3,720,440     $   57,825,993
                                            ==============      =============       ============     ==============

     Interest expense on deposits for the years ended September 30 is summarized as follows:

                                                                                          2000             1999
                                                                                          ----             ----
   NOW accounts                                                                      $     80,631      $     89,392
   First Super NOW and First Money Fund accounts                                        1,252,637         1,072,719
   Certificates of deposit and passbook savings accounts                                3,218,426         3,227,436
                                                                                     ------------      ------------
                                                                                     $  4,551,694      $  4,389,547
                                                                                     ============      ============


NOTE I - ADVANCES FROM FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank at September 30 consist of the following:

                                                           2000                                  1999
                                            --------------------------------       --------------------------------
                                                Rates              Amount             Rates              Amount
                                                -----              -----              -----              ------
   Variable rates                                  6.90%       $   8,100,000                 -%      $           -
   Fixed rates                              5.65 - 7.06            9,000,000       5.65 - 7.06            9,000,000
   Fixed rate convertible*                  4.63 - 6.34           22,000,000       4.63 - 5.08           18,500,000
                                                               -------------                         --------------
                                                               $  39,100,000                         $   27,500,000
                                                               =============                         ==============

   *The Federal Home Loan Bank has the option to convert $15,000,000 in the year ending 2001 and $7,000,000 in the year ending 2003 to its variable short-term rate. These advances are due in 2008 through 2010 unless converted, at which time the Corporation has the option to prepay the advances.

                  First Independence Corporation and Subsidiary

                           September 30, 2000 and 1999


NOTE I - ADVANCES FROM FEDERAL HOME LOAN BANK - Continued

     The Association can borrow a maximum of approximately $59,000,000 from the Federal Home Loan Bank at September 30, 2000.

     Assets of the Association are subject to a blanket pledge agreement to collateralize the advances.

     Aggregate maturities for the years following September 30, 2000 are as follows:

           2001                                         $  11,100,000
           2002                                             5,000,000
           2003                                             1,000,000
           2008                                             1,000,000
           2009                                             6,000,000
           2010                                            15,000,000
                                                        -------------
                                                        $  39,100,000
                                                        =============


NOTE J - EMPLOYEE BENEFITS

     The Corporation sponsors a leveraged employee stock ownership plan ("ESOP") that covers all full-time employees. All employees of the Corporation are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they work at least 1,000 hours. The Corporation makes annual contributions to the ESOP equal to the ESOP's debt service. All dividends received by the ESOP are credited to the employee's stock ownership account. The unallocated ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. Accordingly, unpaid ESOP debt is reflected as a deduction from stockholders' equity. ESOP compensation expense was $169,346 and $178,905 for the years ended September 30, 2000 and 1999, respectively.

     The ESOP shares as of September 30, 2000 were as follows:

             Allocated shares                                            102,290
             Unreleased shares                                            11,320
                                                                         -------
               Total ESOP shares                                         113,610
                                                                         =======
             Fair value of unreleased shares at September 30, 2000      $114,615
                                                                        ========

                  First Independence Corporation and Subsidiary

                           September 30, 2000 and 1999


NOTE J - EMPLOYEE BENEFITS - Continued

     The Corporation has adopted a Stock Option and Incentive Plan (SOP) for designated participants. The SOP provides for up to 145,474 shares of common stock to be issued to participants. The option price of any options granted may not be less than the market value of the common stock on the date of the grant and unless otherwise specified, the options expire ten years from the date of the grant. All options outstanding are exercisable except 3,909 options which vest equally over five years from the date of the grant. A summary of the Corporation's stock option plan as of September 30, 2000 and 1999 and changes during the years ended as of those dates is presented below:

                                                                                                         Weighted
                                                                                                         average
                                                                                                        exercise
                                                                                         Shares           price
                                                                                      ----------       ----------
    Outstanding at October 1, 1998                                                       106,538        $  5.25
       Issued                                                                             13,409          10.06
       Exercised                                                                          (7,500)          5.71
       Forfeited                                                                          (3,000)         10.06
                                                                                       ---------

    Outstanding at September 30, 1999                                                    109,447           5.68
       Exercised                                                                          (9,718)          5.03
                                                                                       ---------

    Outstanding at September 30, 2000                                                     99,729           5.74
                                                                                       =========

   Exercisable
      September 30, 1999                                                                 105,538        $  5.52
      September 30, 2000                                                                  96,602           5.60

     Options outstanding at September 30, 2000 are summarized as follows:

                                                 Exercise                   Remaining
                      Shares                      price                       life
                     --------                   ---------                 -------------
                      79,384                     $  5.00                    3 years
                       7,136                        6.19                    3 years 4 months
                       1,800                        6.69                    3 years 10 months
                       1,000                       14.63                    7 years 1 month
                      10,409                       10.06                    8 years 4 months
                    --------
                      99,729
                    ========

   The stock option plan is accounted for under APB Opinion 25 and related interpretations. Accordingly, no compensation cost has been recognized for the plan. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the fair value method of Statement of Financial Accounting Standards 123, Accounting for Stock-Based Compensation (SFAS 123), the Company's net earnings and earnings per share for the years ended September 30 would have been reduced to the pro forma amounts indicated below.

                                                                                  2000               1999
                                                                                  ----               ----
         Net earnings - as reported                                          $  1,376,363        $ 1,143,088
         Net earnings - pro forma                                               1,373,212          1,104,803
         Earnings per share
             Basic - as reported                                                  $1.36              $1.13
             Basic - pro forma                                                     1.36               1.09
             Diluted - as reported                                                 1.30               1.07
             Diluted - pro forma                                                   1.30               1.04

                  First Independence Corporation and Subsidiary

                           September 30, 2000 and 1999

NOTE J - EMPLOYEE BENEFITS - Continued

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for the year ended September 30, 1999:

         Dividend yield                                                 3.48%
         Expected volatility                                              37%
         Risk-free interest rate                                         5.1%
         Expected life                                                 10 years


     The Association participates in a defined benefit multi-employer pension plan. Substantially all employees are eligible and benefits are based on the employee's salary and years of service. No contribution was made or required to be made by the Association for the years ended September 30, 2000 and 1999 due to the plan's overfunded status. Separate actuarial disclosure information is not available due to the plan being a multi-employer pension plan.


 NOTE K - INCOME TAXES

     Income tax expense for the years ended September 30 consists of the following:

                                                        2000            1999
                                                        ----            ----
   Current                                             $780,081       $640,693
   Deferred                                               6,558         47,614
                                                       --------       --------
                                                       $786,639       $688,307
                                                       ========       ========

     Reconciliation of income tax expense computed at the federal statutory rate of 34% and income tax expense for the years ended September 30 is as follows:

                                                                  2000           1999
                                                                  ----           ----

     Income tax expense at statutory rate                       $735,421        $622,674
     Kansas privilege tax, net of federal tax benefit             60,642          50,747
     Nondeductible ESOP fair value adjustment                     24,599          28,675
     Other                                                       (34,023)        (13,789)
                                                                --------        --------
                                                                $786,639        $688,307
                                                                ========        ========

     The tax effects of temporary differences that give rise to deferred tax assets and liabilities at September 30 are as follows:

                                                                                          2000           1999
                                                                                          ----           ----
     Deferred tax assets
      Allowance for loan losses                                                         $275,274       $285,601
      Accrued bonuses                                                                     15,540         11,100
      Depreciation of property and equipment                                              88,280         95,389
      Securities available for sale                                                        2,800            ---
                                                                                        --------       --------

        Total deferred tax assets                                                        381,894        392,090
                                                                                        --------       --------

     Deferred tax liabilities
      Securities available for sale                                                          ---          1,420
      Federal Home Loan Bank stock dividends                                             348,318        337,588
      Other                                                                               44,349         53,082
                                                                                        --------       --------

        Total deferred tax liabilities                                                   392,667        392,090
                                                                                        --------       --------

        Net deferred tax liability                                                      $ 10,773       $    ---
                                                                                        ========       ========

                  First Independence Corporation and Subsidiary

                           September 30, 2000 and 1999


NOTE K - INCOME TAXES - Continued

     Prior to 1997 the Association was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than for bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at September 30, 2000, includes approximately $2.9 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction at September 30, 2000, is approximately $1,000,000.


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

     Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets and of Tier 1 (core) capital and tangible capital to adjusted total assets. Management believes, as of September 30, 2000, that the Association meets all capital adequacy requirements to which it is subject.

     As of September 30, 2000, the most recent notification from the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the
     Association's category. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 (core) ratios as set forth in the table below.


                                                                                               To be well
                                                                                            capitalized under
                                                                         For capital        prompt corrective
                                                 Actual               adequacy purposes     action provisions
                                       ------------------------    ---------------------    -------------------
                                          Amount       Ratio         Amount      Ratio        Amount     Ratio
                                       -----------    ---------    -----------  --------    ----------  --------
                                                                      (Dollars in thousands)
   As of September 30, 2000
     Total risk-based capital           $   13,280      18.17%      $  5,846      >8.0%      $   7,308    >10.0%
                                                                                  -                       -
     Tier 1 risk-based capital              12,522      17.13          2,923      >4.0           4,385     >6.0
                                                                                  -                        -
     Core capital                           12,522       8.39          4,476      >3.0           7,459     >5.0
                                                                                  -                        -
     Tangible capital                       12,522       8.39          2,238      >1.5             N/A      N/A
                                                                                  -

   As of September 30, 1999
      Total risk-based capital          $   12,845      19.2%       $  5,354      >8.0%      $   6,693    >10.0%
                                                                                   -                       -
      Tier 1 risk-based capital             12,092      18.1           2,677      >4.0           4,016     >6.0
                                                                                  -                        -
      Core capital                          12,092       8.8           4,142      >3.0           6,904     >5.0
                                                                                  -                        -
      Tangible capital                      12,092       8.8           2,071      >1.5             N/A      N/A
                                                                                  -

                  First Independence Corporation and Subsidiary

                           September 30, 2000 and 1999

NOTE L - STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL - Continued

     Regulations of the OTS impose limitations on the payment of dividends and other capital distributions by savings associations. Under such regulations a savings association that immediately prior to and on a pro forma basis, after giving effect to a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirement is generally permitted without OTS approval (but subsequent to 30 days prior notice to the OTS of the planned dividend) to make capital distributions during a calendar year in the amount of up to the greater of (1) 100% of its net earnings to date during the year plus an amount equal to one-half of the amount by which its total capital to assets ratio exceeded its fully phased-in capital to assets ratio at the beginning of the year or (2) 75% of its net income for the most recent four quarters. Pursuant to such OTS dividend regulations, the Association had the ability to pay dividends of approximately $4,200,000 to First Independence Corporation at September 30, 2000.


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

     The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance sheet instruments. The Association's commitments to extend credit at September 30, 2000 include loans in process as disclosed in Note D and first mortgage loans with fixed rates ranging from 8.00% to 10.50%
     aggregating $2,115,950 and $51,551 of variable rate loans at 7.25%. Collateral for loans in process and commitments are the same as for other Association loans. The commitment period is generally for forty-five days.


NOTE N - ACQUISITION

     On January 6, 1999, the Corporation and The Neodesha Savings and Loan Association, FSA (Neodesha) completed the conversion of Neodesha from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association and its simultaneous merger with the Association. Neodesha conducts a general banking business in southeastern Kansas. In connection with this merger conversion, the Corporation sold 150,896 shares of its common stock at $9.42 per share. The transaction was accounted for under the purchase method of accounting for business combinations. Accordingly, the acquired assets and liabilities have been recorded at their fair value at acquisition date and the operating results of the acquisition are included in the Corporation's consolidated statement of earnings from the date of acquisition. The fair value of the net assets acquired in excess of the purchase price was determined to be $1,172,848. In accordance with purchase accounting rules, $232,264 of the excess value has been used to reduce to zero the carrying value of the acquired property and equipment with the remaining $940,583 of excess value recognized as negative goodwill. The negative goodwill is being amortized to income on a ten-year straight-line basis. The amortization period approximates the average life of the acquired long-term interest-bearing assets. Amortization of negative goodwill of $94,058 and $70,544 was recorded in the years ended September 30, 2000 and 1999, repsectively. The net unamortized balance of negative goodwill of $775,981 and $870,039 is included in other liabilities at September 30, 2000 and 1999, respectively.

     At the date of conversion, the merged association established a liquidation account equal to the amount of Neodesha's retained earnings contained in the offering circular. The liquidation account is maintained for the benefit of Neodesha eligible savings account holders existing at the date of conversion who maintain deposit accounts in the Association after conversion.

                  First Independence Corporation and Subsidiary

                           September 30, 2000 and 1999


NOTE N - ACQUISITION - Continued

     The following summarized unaudited pro forma financial information assumes the acquisition had occurred on October 1 of the acquisition year:

                                                                                                  1999
                                                                                            ----------------
         Total interest income                                                                 $10,341,414
         Net earnings                                                                            1,195,162

         Earnings per share
           Basic                                                                               $      1.18
           Diluted                                                                                    1.12

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


NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments at September 30, 2000 and 1999.

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

                           September 30, 2000 and 1999


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

     The following table provides summary information on the fair value of financial instruments. Such information does not purport to represent the aggregate net fair value of the Corporation. Further, the fair value estimates are based on various assumptions, methodologies and subjective considerations, which vary widely among different financial institutions and which are subject to change. The carrying amounts are the amounts at which the financial instruments are reported in the consolidated financial statements.

                                                                                                2000
                                                                                 ----------------------------------
                                                                                  Carrying             Estimated
                                                                                  amount of           fair value
                                                                                 assets and          of assets and
                                                                                (liabilities)        (liabilities)
                                                                                --------------      --------------
   Cash and cash equivalents                                                    $  1,921,042         $  1,921,042
   Investment securities held to maturity                                          6,496,147            6,416,450
   Investment securities available for sale                                        1,992,200            1,992,200
   Mortgage-backed securities held to maturity                                     8,746,988            8,671,665
   Loans                                                                         125,877,049          124,240,049
   Federal Home Loan Bank stock                                                    1,955,000            1,955,000
   Deposits                                                                      (94,127,537)         (93,713,537)
    Advances from Federal Home Loan Bank                                         (39,100,000)         (38,656,000)


                                                                                               1999
                                                                                 ----------------------------------
                                                                                  Carrying             Estimated
                                                                                  amount of            fair value
                                                                                 assets and          of assets and
                                                                                (liabilities)        (liabilities)
                                                                                --------------       -------------
   Cash and cash equivalents                                                    $  1,439,995        $  1,439,995
   Investment securities available for sale                                        1,999,800           1,999,800
   Investment securities held to maturity                                          7,005,279           6,957,733
   Mortgage-backed securities held to maturity                                    10,912,279          10,852,983
   Loans                                                                         113,646,056         113,489,056
   Federal Home Loan Bank stock                                                    1,441,600           1,441,600
   Deposits                                                                      (95,452,864)        (95,463,864)
    Advances from Federal Home Loan Bank                                         (27,500,000)        (26,986,000)

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

Stock Price Information and Dividends
As of December 4, 2000, there were approximately 213 shareholders of record of the Company's Common Stock, not including those shares held in nominee or street name through various brokerage firms or banks.

The following table sets forth the high and low bid prices of the Common Stock and dividends declared for each fiscal quarter since October 1, 1998. The stock price information was provided by the NASD, Inc.

                                                               Dividends
Quarter Ended                         High           Low        Declared
-------------                       --------        ------      --------
December 31, 1998                   $ 11.000        $9.500      $0.0750
March 31, 1999                        11.000         9.000       0.0875
June 30, 1999                         11.000         9.625       0.0875
September 30, 1999                    10.750        10.125       0.0875

December 31, 1999                     10.563         9.625       0.0875
March 31, 2000                         9.875         7.625       0.1000
June 30, 2000                         10.000         8.000       0.1000
September 30, 2000                    10.250         9.250       0.1000

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

Lavern W. Strecker
Chairman of the Board

Larry G. Spencer
President and Chief Executive Officer

Gary L. Overfield
Senior Vice President and Secretary

James B. Mitchell
Vice President and Chief Financial Officer


BOARD OF DIRECTORS

Lavern W. Strecker
Chairman of the Board
   First Independence Corporation and
   First Federal Savings and Loan Association of Independence
Retired - Former Manager of Accounting and Control
   Arco Pipe Line Company

Larry G. Spencer
President and Chief Executive Officer
   First Independence Corporation
President and Chief Executive Officer
   First Federal Savings and Loan Association of Independence

William T. Newkirk II
Agent
   Newkirk, Dennis & Buckles Insurance Co.

Robert A. Johnson
Human Resource Manger
   Cobalt Boats

Harold L. Swearingen
Retired - Former Telecommunications Manager
   Arco Pipe Line Company

Joseph M. Smith
Retired - Former County Extension Agent
Agriculture and Coordinator
   Montgomery County Extension Council

E. JoVonnah Boecker
City Clerk
   Neodesha, Kansas

           FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF INDEPENDENCE


OFFICERS

Lavern W. Strecker
Chairman of the Board

Larry G. Spencer
President and Chief Executive Officer

Gary L. Overfield
Senior Vice President and Secretary

James B. Mitchell
Vice President and Chief Financial Officer

Jim L. Clubine
Vice President and Asset Manager

Gregg S. Webster
Vice President

C. Alan Hoggatt
Vice President

Lori L. Kelley
Vice President of Operations and Technology

Phyllis A. Johnson
Assistant Vice President

Diane K. Holmquist
Assistant Vice President


BOARD OF DIRECTORS

Lavern W. Strecker

Larry G. Spencer

William T. Newkirk II

Harold L. Swearingen

Joseph M. Smith

Robert A. Johnson

E. JoVonnah Boecker