Form 10KSB, Exhibit 13
period 2001-09-30
FIRST INDEPENDENCE CORP /DE/
filed 2001-12-27
CIK 908486

FIRST
INDEPENDENCE
CORPORATION

[LOGO]

2001 Annual Report

NEXT PAGE

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at our main office located at Myrtle and Sixth Streets, Independence, Kansas at 10:30 a.m. Independence, Central Standard Time, on January 30, 2002.

NEXT PAGE

This Page Intentionally Left Blank.

NEXT PAGE

[LOGO]
First Independence Corporation

To Our Stockholders, Depositors and Friends:

       It is my pleasure to present to you the 2001 Annual Report of First Independence Corporation, parent of First Federal Savings and Loan Association of Independence, which reflects results of our eighth complete year as a stock company. As you will see by reading the accompanying financial statements, First Independence had another excellent year with $1,541,000 in net earnings. Diluted earnings per share for the 2001 fiscal year were $1.49 based upon 1,031,498 adjusted weighted average common shares outstanding during the year ended September 30, 2001.

       An additional way to judge the strength of a company is by its capital. First Independence Corporation's stockholders' equity at September 30, 2001, was $14.2 million. This represents an equity-to-asset ratio of 9.28% and a book value per share of $14.51. This financial position has allowed First Independence Corporation to distribute to stockholders a portion of its net earnings in the form of a dividend. During fiscal 2001, a total dividend of $.4375 per share was authorized by the Board of Directors, which resulted in a payment to stockholders of an aggregate dividend of approximately $436,000. The current $.1125 quarterly dividend per share represents a 12.5% increase over the fiscal 2000 quarterly dividend per share. As with every decision we make, our dividend policy is designed to take into consideration our responsibility to and interest in our stockholders.

       First Independence continues to be committed to our market. This is evidenced by the $58.7 million in loans originated by the company during the fiscal year. These loans provide funds for many people in our community to build, buy, remodel, or consolidate other financial obligations. Additionally, we strive to provide our savings customers a safe, secure bank where they can deposit their funds and earn a fair rate of return, as well as choose from the variety of accounts we offer. The success of this commitment is evidenced by the increase in deposits of $9.5 million, which translates to a 10.03% increase over last year.

       On behalf of the directors, officers and staff of First Federal and First Independence Corporation, we thank you for your continued support and confidence.

Sincerely, /s/ Larry G. Spencer Larry G. Spencer President and Chief Executive Officer

MYRTLE & SIXTH              P.O. DRAWER 947              INDEPENDENCE, KANSAS 67301              620/331-1660

NEXT PAGE

SELECTED CONSOLIDATED FINANCIAL INFORMATION

	September 30,
	2001	2000	1999	1998	1997
	(In Thousands)
Selected Financial Condition Data:

Total assets	$152,730	$149,130	$138,131	$124,337	$112,523
Cash, cash equivalents and interest-bearing deposits	2,293	1,921	1,440	914	3,151
Loans receivable	132,838	125,119	112,893	93,684	74,559
Mortgage-backed securities - at cost	7,281	8,747	10,912	17,274	23,528
Investment securities - at cost	4,195	6,496	7,005	5,000	3,000
Securities available for sale	1,014	1,992	2,000	3,418	4,783
Real estate acquired through foreclosure	356	423	109	72	12
Deposits	103,569	94,128	95,453	80,573	76,229
Borrowings	33,000	39,100	27,500	30,100	23,700
Stockholders' equity	14,175	13,764	13,107	12,099	11,529

	Year Ended September 30,
	2001	2000	1999	1998	1997
	(In Thousands)
Selected Operations Data:

Total interest income	$ 11,931	$ 11,186	$ 10,101	$ 9,075	$ 8,069
Total interest expense	6,967	6,562	5,989	5,556	5,059
Net interest income	4,964	4,624	4,112	3,519	3,010
Provision for losses on loans	177	99	66	---	---
Net interest income after provision for losses on loans	4,787	4,525	4,046	3,519	3,010
Non-interest income	479	451	389	192	159
Non-interest expense	(2,911)	(2,813)	(2,604)	(2,161)	(1,989)
Earnings before income tax expense	2,355	2,163	1,831	1,550	1,180
Income tax expense	814	787	688	649	468
Net earnings	$ 1,541	$ 1,376	$ 1,143	$ 901	$ 712
Basic earnings per share	$ 1.55	$ 1.36	$ 1.13	$ .98	$ .73
Diluted earnings per share	$ 1.49	$ 1.30	$ 1.07	$ .92	$ .68

NEXT PAGE

FINANCIAL RATIOS

	September 30,
	2001	2000	1999	1998	1997

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net earnings to average total assets)	1.01%	0.95%	0.84%	0.75%	0.65%
Interest rate spread information:
Average during period	2.89	2.83	2.69	2.52	2.31
End of period	2.65	2.59	2.58	2.29	2.19
Net interest margin (1)	3.34	3.26	3.11	2.99	2.81
Ratio of operating expense to average total assets	1.92	1.92	1.89	1.80	1.81
Return on equity (ratio of net earnings to average equity)	11.03	10.30	8.95	7.72	6.09

Quality Ratios:
Non-performing assets to total assets, at end of period (2)	1.81	1.16	1.84	1.07	1.25
Allowance for loan losses to non-performing assets, at end of period (2)	26.20	43.74	29.65	49.48	47.64
Allowance for loan losses to non-performing loans at end of period	30.09	57.86	30.99	52.30	48.05

Capital Ratios:
Equity to total assets, at end of period	9.28	9.23	9.49	9.73	10.25
Average equity to average assets	9.19	9.21	9.38	9.70	10.62
Ratio of average interest-earning assets to average interest-bearing liabilities	109.56	109.47	109.26	109.98	110.64
Dividend payout ratio (3)	29.36	29.81	31.54	31.25	34.93
Number of full service offices	3	3	3	2	2

(1) Net interest income divided by average interest-earning assets.
(2) Includes non-accruing loans, accruing loans delinquent 90 days or more and assets acquired through foreclosure.
(3) Dividends paid per share divided by earnings per share.

[EARNINGS PER SHARE GRAPH			[DIVIDENDS PAID PER SHARE GRAPH
	Basic	Diluted
2001	$1.55	$1.49	2001 - $0.4375
2000	$1.36	$1.30	2000 - $0.3875
1999	$1.13	$1.07	1999 - $0.3375
1998	$0.98	$0.92	1998 - $0.2875
1997	$0.73	$0.68]	1997 - $0.2375]

NEXT PAGE

Management's Discussion and Analysis of Financial Condition and Results of Operations

General

       On October 5, 1993, First Federal Savings and Loan Association of Independence, Kansas ("First Federal" or the "Association") converted from a federally chartered mutual savings association to a federally chartered stock savings association and concurrently became a wholly-owned subsidiary of First Independence Corporation ("First Independence" or the "Company"). First Independence earnings are primarily dependent on the operations of First Federal. Currently, First Independence has no business activity other than acting as the holding company for First Federal. As a result, the following discussion relates primarily to the activities of First Federal. This discussion should be read in conjunction with the consolidated financial statements and accompanying notes included elsewhere in this report.

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

       Since the early 1980's, we have emphasized, subject to market conditions, the origination and holding of adjustable-rate mortgage loans and loans with shorter terms to maturity than traditional 30-year, fixed-rate loans. Our strategy has been to increase the percentage of assets in our portfolio with more frequent repricing or shorter maturities. In response to customer demand, however, we continue to originate for our loan portfolio fixed-rate mortgages with terms not greater than 30 years. In recent periods, we have also purchased adjustable-rate mortgage-backed securities. At September 30, 2001, approximately $30.0 million, or 21.5% of the total loans secured by real estate, were adjustable-rate mortgage loans. On the same date, we also had $5.5 million in adjustable-rate mortgage-backed securities.

NEXT PAGE

       Our adjustable-rate mortgage loans and mortgage-backed securities adjust to various indices. We monitor the mix of indices on our adjustable rate assets and seek, consistent with market conditions, to achieve a close match in the repricing characteristics of our assets and liabilities.

       To increase the interest rate sensitivity of our assets, we have also maintained short and intermediate-term investment securities and other assets. At September 30, 2001, we had $3.9 million of investment securities and interest-bearing deposits maturing or repricing within three years. Finally, we have undertaken various marketing programs from time to time over the last decade in order to extend the term of our deposit liabilities. We offer a longer term certificate of deposit program in an attempt to reduce deposit outflows which were being lost as a result of the general decline in market rates of interest. This program offers two certificate products which have 4- and 5-year terms. At September 30, 2001, we had approximately $9.5 million in these two products.

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

       Presented below, as of September 30, 2001, is an analysis of First Federal's interest rate risk as measured by changes in net portfolio value for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 200 basis points and compared to Board policy limits. The table was prepared and furnished to us by the Office of Thrift Supervision. Assumptions used in calculating the amounts in this table were determined by the Office of Thrift Supervision (dollars in thousands):

Interest Rate Sensitivity of Net Portfolio Value (NPV)
	Net Portfolio Value			NPV as % of PV of Assets
Change In Rates	$ Amount	$ Change	% Change	Board Limit NPV Ratio	NPV Ratio	Change
+200 bp	13,483	-4,722	-26%	7.00%	8.80%	-255 bp
+100 bp	16,190	-2,015	-11%	7.50%	10.31%	-104 bp
0 bp	18,205	---	---	8.00%	11.35%	---
-100 bp	18,818	613	+3%	8.50%	11.56%	+ 21 bp
-200 bp	18,761	556	+3%	9.00%	11.38%	+ 3 bp

       As illustrated in the table, we have structured our assets and liabilities to minimize our exposure to interest rate risk. In the event of a 200 basis point change in interest rates, we would experience a 3% increase in net portfolio value in a declining rate environment and a 26% decrease in a rising rate environment. During periods of rising interest rates, the value of monetary assets and liabilities generally decline. Conversely, during periods of falling interest rates, the value of monetary assets and liabilities generally increase. However, the amount of change in value of specific assets and liabilities due to changes in interest rates is not the same in a rising interest rate environment as in a falling interest rate environment (i.e., as indicated above, the amount of value increase under a specific rate decline may not equal the amount of value decrease under an identical upward rate movement).

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

NEXT PAGE

Management's Discussion and Analysis of Financial Condition and Results of Operations

Asset Quality

       The ratio of non-performing assets to total assets is one indicator of our exposure to credit risk. Our non-performing assets consist of non-accruing loans, accruing loans delinquent 90 days or more, troubled debt restructurings, and foreclosed assets, which have been acquired as a result of foreclosure or deed-in-lieu of foreclosure. At September 30, 2001, non-performing assets were approximately $2,758,000, which represents an increase of $1,024,000, or 59.1% as compared to September 30, 2000. The ratio of non-performing assets to total assets at September 30, 2001 was 1.81% compared to 1.16% at September 30, 2000. Included in non-accruing loans at September 30, 2001, were seven construction loans totaling $670,000 secured by one- to four-family real estate, twenty one loans totaling $1,022,000 secured by one- to four-family real estate and thirteen consumer loans totaling $103,000. All non-accruing loans at September 30, 2001, were located in our primary market area except for one loan totaling $310,000 secured by a single family residence located in Texas. At September 30, 2001, accruing loans delinquent 90 days or more included sixteen loans totaling $607,000 secured by one- to four-family real estate. All of our accruing loans delinquent 90 days or more were secured by real estate located in our primary market except for three loans totaling $60,000 secured by single family residences located in Wichita, Kansas and the surrounding area. All of the non-performing construction loans were originated at our loan production office in Lawrence, Kansas. In an effort to reduce non-performing loans in the future, since the second quarter of fiscal 2001, management has tightened its underwriting criteria for construction loans of manufactured homes. At September 30, 2001, real estate acquired through foreclosure consisted of seven single family residences located in our primary market area. The properties have a total carrying value of $356,000 and are currently offered for sale.

[NON-PERFORMING ASSETS TO TOTAL ASSETS GRAPH
                            2001 - 1.81%
                            2000 - 1.16%
                            1999 - 1.84%
                            1998 - 1.07%
                            1997 - 1.25%]

       We have taken into account our non-performing assets and the composition of the loan portfolio in establishing our allowance for loan losses. The allowance for loan losses totaled $723,000 at September 30, 2001, which represented a $35,000 decrease from the allowance for loan losses at September 30, 2000. The ratio of the allowance for loan losses as a percent of total loans decreased from .61% at September 30, 2000 to .54% at September 30, 2001, primarily due to the increase in total loans receivable at September 30, 2001. The allowance for loan losses as a percent of non-performing loans decreased from 57.86% at September 30, 2000 to 30.09% at September 30, 2001, primarily due to the increase in non-performing loans at September 30, 2001. At September 30, 2001, the Company's non-performing loans were comprised primarily of one- to four-family residential loans.

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

NEXT PAGE

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

	Year Ended September 30,
	2001			2000			1999
	Average Outstanding Balance	Interest Earned/ Pail	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Pail	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Pail	Yield/ Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable (1)	$130,336	$10,764	8.26%	$120,198	$9,776	8.13%	$106,176	$8,551	8.05%
Mortgage-backed securities	8,042	536	6.66	9,709	646	6.65	13,188	779	5.90
Investment securities	6,358	403	6.33	8,813	568	6.44	6,170	393	6.37
Federal Home Loan Bank stock	2,206	166	7.53	1,758	134	7.64	1,808	125	6.94
Federal funds sold	400	23	5.77	325	17	5.29	4,050	199	4.91
Other	1,355	39	2.86	848	45	5.26	1,025	54	5.28
Total interest-earning assets	148,697	11,931	8.02	141,651	11,186	7.90	132,417	10,101	7.63

Interest-bearing liabilities:
Demand and NOW deposits	32,744	1,227	3.75	32,490	1,333	4.10	30,524	1,162	3.81
Savings deposits and certificates	64,389	3,467	5.38	61,931	3,219	5.20	61,451	3,227	5.25
Federal Home Loan Bank advances	38,584	2,273	5.89	34,975	2,010	5.75	29,217	1,600	5.48
Total interest-bearing liabilities	135,717	6,967	5.13	129,396	6,562	5.07	121,192	5,989	4.94

Net interest income		$ 4,964			$4,624			$4,112
Net interest rate spread			2.89%			2.83%			2.69%
Net earning assets	$ 12,980			$ 12,255			$ 11,225
Net yield on average interest-earning assets			3.34%			3.26%			3.11%
Average interest-earning assets to average interest-bearing liabilities		109.56%			109.47%			109.26%

(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

NEXT PAGE

Management's Discussion and Analysis of Financial Condition and Results of Operations

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

	Year Ended September 30,
	2001 vs. 2000			2000 vs. 1999
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total Increase (Decrease)	Volume	Rate	Total Increase (Decrease)
	(Dollars in Thousands)

Interest-earning assets:
Loans receivable	$835	$153	$ 988	$1,140	$ 85	$1,225
Mortgage-backed securities	(111)	1	(110)	(223)	90	(133)
Investment securities	(155)	(10)	(165)	171	4	175
Federal Home Loan Bank stock	34	(2)	32	(4)	13	9
Federal funds sold	4	2	6	(196)	14	(182)
Other	20	(26)	(6)	(9)	---	(9)
Total interest-earning assets	627	118	745	879	206	1,085

Interest-bearing liabilities:
Demand and NOW deposits	10	(116)	(106)	78	93	171
Savings deposits and certificates	132	116	248	24	(32)	(8)
Federal Home Loan Bank advances	213	50	263	328	82	410
Total interest-bearing liabilities	$355	$ 50	405	$ 430	$143	573

Net interest income			$340			$ 512

       The following table sets forth the weighted average yields on our interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates at the dates indicated. Non-accruing loans have been included in the table as carrying a zero yield.

	At September 30,
	2001	2000	1999

Weighted average yield on:
Loans receivable	7.74%	8.00%	7.68%
Mortgage-backed securities	5.82	7.08	6.14
Investment securities	6.15	6.62	6.48
Federal funds sold	2.75	6.38	5.04
Other interest-earning assets	---	---	4.82
Combined weighted average yield on interest-earning assets	7.50	7.83	7.45

Weighted average rate paid on:
Savings deposits and certificates	5.31	5.35	5.12
Demand and NOW deposits	3.10	4.05	3.86
Federal Home Loan Bank advances	5.71	6.12	5.58
Combined weighted average rate paid on interest-bearing liabilities	4.85	5.24	4.87

Spread	2.65	2.59	2.58

NEXT PAGE

FINANCIAL CONDITION

       Total assets increased $3.6 million, or 2.4%, from $149.1 million at September 30, 2000 to $152.7 million at September 30, 2001. This increase consisted primarily of increases in net loans receivable of $7.7 million, cash and cash equivalents of $400,000 and Federal Home Loan Bank stock of $300,000. These increases in assets, along with reductions in advances from the Federal Home Loan Bank of Topeka of $6.1 million and accrued expenses and other of $200,000, were funded by increases in deposits of $9.5 million, and the redeployment of funds received from investment securities maturing or called of $3.3 million and repayments of mortgage-backed securities of $1.5 million.

[TOTAL ASSETS GRAPH
              (In Thousands)
              2001 - $152,730
              2000 - $149,130
              1999 - $138,131
              1998 - $124,337
              1997 - $112,523]

       Loans receivable increased $7.7 million from $125.1 million at September 30, 2000, to $132.8 million at September 30, 2001. The increase was primarily due to a $6.3 million increase in construction loans originated at our loan production office in Lawrence, Kansas. These construction loans generally have terms of nine months or less and interest rates tied to the prime rate plus a margin. Construction loans reduce interest rate risk and improve earnings due to their shorter terms and higher rate when compared to permanent one- to four-family loans. However, construction loans also increase credit quality risk. To a lesser extent, the increase was due to a $1.4 million increase in loans originated in our market area consisting primarily of 15- and 30-year fixed-rate loans, mortgage loans with a fixed rate for the first five years of the loan term that automatically convert to one-year adjustable rate loans during the sixth year of the loan term and mortgage loans with a fixed rate for the first three years of the loan term that automatically convert to one-year adjustable rate loans during the fourth year of the loan term.

[LOANS PIE CHART
Multi-family Non-Residential Construction Home Equity Other Consumer 1-4 Family	- - - - - -	.60% 8.47% 22.65% .90% 2.67% 64.71%]

       Deposits increased $9.5 million from $94.1 million at September 30, 2000, to $103.6 million at September 30, 2001. Deposits increased primarily due to public entities depositing short-term funds into the "Platinum" money fund account and new account growth at the Coffeyville, Kansas branch office. The "Platinum" money fund account offers tiered rates on a limited transaction account with the highest rate paid on balances of $50,000 and above. Management feels the "Platinum" money fund provides a lower risk, insured alternative for deposit customers considering higher risk investments in order to get higher yields than standard money market accounts.

       Total borrowed funds decreased $6.1 million from $39.1 million at September 30, 2000 to $33.0 million at September 30, 2001. The decrease was primarily due to scheduled principal repayments of advances obtained from the Federal Home Loan Bank of Topeka. Most of the advances obtained from the Federal Home Loan Bank of Topeka were invested in loans receivable at a positive spread over the term of the advances.

       Total stockholders' equity increased $411,000 from $13.8 million at September 30, 2000 to $14.2 million at September 30, 2001. The increase was primarily due to net earnings of $1,541,000, common stock option exercises of $131,000, repayment of employee stock ownership debt of $20,000, an increase in the unrealized gains on securities available for sale of $13,000 and fair value adjustment of $6,000 on ESOP shares committed for release. These increases were partially offset by the use of $864,000 to repurchase 66,687 shares of common stock and by dividends of $436,000 paid to stockholders.

[STOCKHOLDERS' EQUITY TO TOTAL ASSETS GRAPH
                            2001 -   9.28%
                            2000 -   9.23%
                            1999 -   9.49%
                            1998 -   9.73%
                            1997 - 10.25%]

NEXT PAGE

Management's Discussion and Analysis of Financial Condition and Results of Operations

Comparison of Fiscal Years Ended September 30, 2001 and September 30, 2000

       General. Net earnings for the fiscal year ended September 30, 2001 were $1,541,000 as compared to $1,376,000 for the fiscal year ended September 30, 2000, an increase of $165,000, or 12.0%. The increase in net earnings was primarily due to increases in net interest income of $340,000 and noninterest income of $28,000. These increases were partially offset by increases in noninterest expense of $97,000, provision for loan losses of $78,000 and income tax expense of $27,000.

[NET EARNINGS GRAPH
(In Thousands)
2001 - $1,541
2000 - $1,376
1999 - $1,143
1998 - $   901
1997 - $   712]

       Net Interest Income. Net interest income increased $340,000, or 7.3%, for the fiscal year ended September 30, 2001 as compared to the fiscal year ended September 30, 2000. This increase was due primarily to an increase in interest income of $745,000, or 6.7%; offset partially by an increase in interest expense of $405,000, or 6.2%. Interest income increased primarily due to a $7.0 million increase in the average balance of interest-earning assets and, to a lesser extent, a 12 basis point increase in the average yield on interest-earning assets. Interest expense increased primarily due to a $6.3 million increase in the average balance of interest-bearing liabilities and, to a lesser extent, a 6 basis point increase in the average rate paid on interest-bearing liabilities. The ratio of average interest-earning assets to average interest-bearing liabilities increased from 109.47% for the fiscal year ended September 30, 2000 to 109.56% for the fiscal year ended September 30, 2001.

       Interest Income. Interest income for the fiscal year ended September 30, 2001, increased to $11.9 from $11.2 million for the fiscal year ended September 30, 2000. This increase was caused primarily by a $7.0 million increase in the average outstanding amount of interest-earning assets during the fiscal year ended September 30, 2001, as compared to the fiscal year ended September 30, 2000. To a lesser extent, the increase was due to an increase in the average yield on interest-earning assets. The average yield on interest-earning assets increased by 12 basis points to 8.02% during fiscal 2001, from 7.90% during fiscal 2000. This increase was caused primarily by a change in the mix of interest-earning assets to a higher percentage of loans receivable due to an increase in the construction loan portfolio and decreases in the investment and mortgage-backed securities portfolios. These construction loans carry a higher rate of interest than other loans. Therefore, the average yield on loans receivable increased from 8.13% during fiscal 2000, to 8.26% during fiscal 2001.

       Interest Expense. Interest expense for the fiscal year ended September 30, 2001, increased by $405,000 to $7.0 million as compared to $6.6 million for the fiscal year ended September 30, 2000. This increase in interest expense was due primarily to a $6.3 million increase in the average outstanding amount of interest-bearing liabilities during the fiscal year ended September 30, 2001 as compared to the fiscal year ended September 30, 2000. To a lesser extent, the increase was due to the six basis point increase in average interest rates paid on interest-bearing liabilities. The increase in interest-bearing liabilities was primarily due to a $3.6 million increase in the average outstanding balance of advances obtained from the Federal Home Loan Bank of Topeka and, to a lesser extent, a $2.7 million increase in the average outstanding balance of deposits.

       Provision for Loan Losses. The provision for loan losses represents a charge to earnings to maintain the allowance for loan losses at a level we believe is adequate to absorb potential losses in the loan portfolio. The provision for loan losses amounted to $177,000 for the fiscal year ended September 30, 2001 as compared to $99,000 for the same period in 2000. This increase in provision for loan losses was in recognition of the increased balance of construction loans in our loan portfolio and the increase in the balance of non-performing assets. We believe we use the best information available in providing for probable loan losses and we believe that the allowance is adequate at September 30, 2001. Future adjustments to the allowance could be necessary, however, and net earnings could be affected if circumstances and/or economic conditions differ substantially from the assumptions used in making the initial determinations.

       Noninterest Income. Noninterest income increased $28,000 to $479,000 during the fiscal year ended September 30, 2001 as compared to $451,000 for the fiscal year ended September 30, 2000. The increase was primarily a result of increases in checking and deposit account fees and increased late charges and other fees associated with mortgage loans.

       Noninterest Expense. Total noninterest expense increased to $2.9 million for the fiscal year ended September 30, 2001 from $2.8 million for the fiscal year ended September 30, 2000, an increase of $97,000, or 3.5%. The increase was primarily due to increases in other operating expense of $73,000, occupancy and equipment of $44,000 and employee compensation and benefits of $15,000. These increases were partially offset by a decrease in foreclosed assets expense of $28,000 and data processing fees of $7,000. The increase in other operating expense was primarily due to a $40,000 increase in legal expense related to administrative, loan workout and foreclosure issues, a $9,000 increase in NOW accounts expense and a $5,000 increase in charitable contributions. The increase in compensation and benefits expense was the result of normal, annual cost of living increases in salaries and bonuses.

NEXT PAGE

       Income Tax Expense. Income tax expense was $814,000 for the fiscal year ended September 30, 2001 compared to $787,000 for the fiscal year ended September 30, 2000, an increase of $27,000. This increase was primarily due to an increase in pre-tax earnings during the 2001 period as compared to the 2000 period. Our effective tax rates were 34.6% and 36.4% for the fiscal years ended September 30, 2001 and September 30, 2000, respectively.

Liquidity and Capital Resources

       Our primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, Federal Home Loan Bank of Topeka advances and funds provided by operations. While scheduled loan and mortgage-backed security repayments and maturity of short-term investments are a relatively predictable source of funds, deposit flows are greatly influenced by general interest rates, economic conditions and competition. We use our liquid resources principally to meet ongoing commitments, to fund maturing certificates of deposit and deposit withdrawals, to invest, to fund existing and future loan commitments, to maintain liquidity, and to meet operating expenses. Current Office of Thrift Supervision regulations require First Federal to maintain adequate cash and eligible investments in order to meet our liquidity needs deemed necessary to fund deposit withdrawals and other short-term funding needs. Management believes that we have and will continue to have adequate liquidity for the foreseeable future. As of September 30, 2001, First Federal's liquidity ratio was 1.96% as compared to 7.89% at September 30, 2000. This decrease in liquidity was primarily due to liquid investments being invested in higher yielding mortgage loans which reduced our liquidity ratio to a more normal level. First Federal normally attempts to maintain liquidity between 2% and 4%.

       Our primary investing activity is the origination of mortgage loans and the purchase of mortgage-backed and other securities. At September 30, 2001, mortgage loans and mortgage-backed securities accounted for 91.7% of total assets. We have been able to generate sufficient cash through the retail deposit market, our traditional funding source, and through short-term borrowings, to provide the cash utilized in investing activities. A line of credit has also been in place with the Federal Home Loan Bank of Topeka since 1995. Line of credit draws, as with all other credit transactions, are subject to the maximum amount of credit available under the Federal Home Loan Bank of Topeka's credit policy. The line of credit is scheduled to mature on February 1, 2002, and will be renewed for another one-year term at that time. The line of credit is subject to various conditions, including the pledge of acceptable collateral. The primary purpose of the line of credit is to serve as a back-up liquidity facility, however, we also utilize the line of credit to purchase investment securities and fund other commitments. At September 30, 2001, there was no outstanding balance on the line of credit.

       Liquidity management is both a daily and long-term responsibility of management. We adjust our investments in liquid assets based upon our assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-bearing deposits, and (iv) the objectives of our asset/liability management program. Excess liquidity is invested generally in interest-bearing overnight deposits and other short-term government and agency obligations. If we require additional funds, beyond our internal ability to generate, we have additional borrowing capacity with the Federal Home Loan Bank of Topeka of approximately $28.1 million at September 30, 2001.

       We anticipate that we will have sufficient funds available to meet current loan commitments. At September 30, 2001, we had outstanding commitments to extend credit which amounted to $2.2 million, including commitments on construction loans. We are not aware of any trends, events or uncertainties which will have or that are reasonably likely to have a material effect on our liquidity, capital resources or operations.

       Certificates of deposit scheduled to mature in one year or less at September 30, 2001 totaled approximately $41.9 million. We believe that a significant portion of these deposits will remain with First Federal. There can be no assurance, however, that we can retain all of these deposits. At September 30, 2001, we had $33.0 million in advances from the Federal Home Loan Bank of Topeka with $5.0 million maturing in one year or less.

       First Federal has minimum capital standards which generally require the maintenance of regulatory capital sufficient to meet each of three tests: the tangible capital requirement, the core capital requirement, and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as retained earnings less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus supervisory goodwill) equal to 4.0% of assets. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances (less a specified percentage of certain equity investments) equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, we multiply the book value of each asset on our balance sheet by a defined risk-weighting factor (e.g., one- to four-family residential loans carry a risk-weighted factor of 50%). We have reviewed these capital standards and determined that we are in compliance with each of the three requirements. As of September 30, 2001, our tangible capital, core capital, and risk-based capital of $14.1 million, $14.1 million, and $14.8 million exceeded the applicable minimum requirements by $11.8 million, $8.0 million, and $8.7 million, respectively.

NEXT PAGE

Management's Discussion and Analysis of Financial Condition and Results of Operations

       The following table sets forth our compliance with such requirements at September 30, 2001.

	Office of Thrift Supervision requirement		First Federal's capital level at September 30, 2001
Capital standard	% of Assets	Amount	% of Assets	Amount	Amount of Excess
	(Dollars in Thousands)

Tangible capital	1.50%	$2,291	9.25%	$14,127	$11,836
Core capital	4.00	6,111	9.25	14,127	8,016
Risk-based capital	8.00	6,136	19.36	14,850	8,714

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

NEXT PAGE

Accountants and Management Consultants Grant Thornton LLP The US Member Firm of Grant Thornton International	Grant Thornton [LOGO]

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
First Independence Corporation and Subsidiary

We have audited the accompanying consolidated balance sheets of First Independence Corporation and Subsidiary as of September 30, 2001 and 2000, and the related consolidated statements of earnings, comprehensive income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Independence Corporation and Subsidiary as of September 30, 2001 and 2000, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Wichita, Kansas
October 19, 2001

8300 Thorn Drive, Suite 300
Wichita, KS 67226-2708
Tel: 316 265-3231
Fax: 316 383-3274

NEXT PAGE

First Independence Corporation and Subsidiary

CONSOLIDATED BALANCE SHEETS

September 30,

ASSETS

	2001	2000

Cash and due from banks	$ 388,664	$ 449,960
Federal funds sold	700,000	700,000
Other interest-bearing deposits	1,204,563	771,082

Cash and cash equivalents	2,293,227	1,921,042

Investment securities available for sale	1,013,700	1,992,200
Investment securities held to maturity (estimated fair value of $4,238,780 in 2001 and $6,416,450 in 2000)	4,194,513	6,496,147
Mortgage-backed securities held to maturity (estimated fair value of $7,307,557 in 2001 and $8,671,665 in 2000)	7,280,822	8,746,988
Loans receivable	132,838,231	125,118,716
Premises and equipment	1,472,029	1,449,403
Federal Home Loan Bank stock, at cost	2,265,000	1,955,000
Accrued interest receivable	944,606	959,973
Real estate acquired through foreclosure	356,325	423,360
Other	71,177	67,537

Total assets	$152,729,630	$149,130,366

The accompanying notes are an integral part of these statements.

NEXT PAGE

LIABILITIES AND STOCKHOLDERS' EQUITY

	2001	2000

Deposits	$103,569,165	$ 94,127,537
Advances from borrowers for taxes and insurance	890,795	887,080
Deferred income taxes	5,989	10,773
Advances from Federal Home Loan Bank	33,000,000	39,100,000
Accrued expenses and other	1,088,597	1,240,631

Total liabilities	138,554,546	135,366,021

Stockholders' equity
Preferred stock, $.01 par value, 500,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 2,500,000 shares authorized; 1,649,288 shares issued	16,493	16,493
Additional paid-in capital	8,179,514	8,190,682
Retained earnings - substantially restricted	12,968,146	11,863,034
Accumulated other comprehensive income (loss), net of related taxes	8,207	(4,692)
Required contributions for shares acquired by Employee Stock Ownership Plan (ESOP)	(86,321)	(106,632)
Treasury stock, 672,651 shares in 2001 and 630,927 shares in 2000 - at cost	(6,910,955)	(6,194,540)

Total stockholders' equity	14,175,084	13,764,345

Total liabilities and stockholders' equity	$152,729,630	$149,130,366

NEXT PAGE

First Independence Corporation and Subsidiary

CONSOLIDATED STATEMENTS OF EARNINGS

Year ended September 30,

	2001	2000

Interest income
Loans	$10,764,416	$ 9,776,440
Mortgage-backed securities	535,656	645,802
Investment securities	402,714	567,588
Interest-bearing deposits and other	227,864	196,139

Total interest income	11,930,650	11,185,969

Interest expense
Deposits	4,693,601	4,551,694
Borrowed funds	2,272,817	2,009,857

Total interest expense	6,966,418	6,561,551

Net interest income	4,964,232	4,624,418
Provision for loan losses	177,000	99,000

Net interest income after provision for loan losses	4,787,232	4,525,418

Noninterest income
Service charges	281,195	228,087
Other	197,345	223,080

	478,540	451,167

Noninterest expense
Employee compensation and benefits	1,634,166	1,619,315
Occupancy and equipment	368,852	324,598
Data processing fees	226,113	232,943
Foreclosed assets, net	(5,101)	22,676
Other operating	686,870	614,051

	2,910,900	2,813,583

Earnings before income taxes	2,354,872	2,163,002
Income tax expense	813,649	786,639

NET EARNINGS	$ 1,541,223	$ 1,376,363

Earnings per share
Basic	$1.55	$1.36
Diluted	$1.49	$1.30

The accompanying notes are an integral part of these statements.

NEXT PAGE

First Independence Corporation and Subsidiary

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Year ended September 30,

	2001	2000

Net earnings	$1,541,223	$1,376,363

Other comprehensive income (loss), net of tax Unrealized gains (losses) on securities available for sale arising during the period, net of income tax expense of $7,906 in 2001 and income tax benefit of $4,295 in 2000	12,899	(7,008)

Comprehensive income	$1,554,122	$1,369,355

The accompanying notes are an integral part of these statements.

NEXT PAGE

First Independence Corporation and Subsidiary

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years ended September 30, 2001 and 2000

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss), net	Required contributions for shares acquired by ESOP	Treasury stock	Total

Balance at October 1, 1999	$16,493	$8,132,391	$10,876,339	$ 2,316	$(199,680)	$(5,721,251)	$13,106,608
Net earnings for the year	-	-	1,376,363	-	-	-	1,376,363
Cash dividends of $.3875 per share	-	-	(389,668)	-	-	-	(389,668)
Common stock options exercised	-	(9,653)	-	-	-	58,581	48,928
Depreciation of securities available for sale	-	-	-	(7,008)	-	-	(7,008)
ESOP loan repayments	-	-	-	-	93,048	-	93,048
Fair value adjustment on ESOP shares committed for release	-	67,944	-	-	-	-	67,944
Purchase of 53,187 shares of treasury stock	-	-	-	-	-	(531,870)	(531,870)

Balance at September 30, 2000	16,493	8,190,682	11,863,034	(4,692)	(106,632)	(6,194,540)	13,764,345
Net earnings for the year	-	-	1,541,223	-	-	-	1,541,223
Cash dividends of $.4375 per share	-	-	(436,111)	-	-	-	(436,111)
Common stock options exercised	-	(17,008)	-	-	-	147,898	130,890
Appreciation of securities available for sale	-	-	-	12,899	-	-	12,899
ESOP loan repayments	-	-	-	-	20,311	-	20,311
Fair value adjustment on ESOP shares committed for release	-	5,840	-	-	-	-	5,840
Purchase of 66,687 shares of treasury stock	-	-	-	-	-	(864,313)	(864,313)

Balance at September 30, 2001	$16,493	$8,179,514	$12,968,146	$ 8,207	$ (86,321)	$(6,910,955)	$14,175,084

The accompanying notes are an integral part of these statements.

NEXT PAGE

First Independence Corporation and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended September 30,

	2001	2000

Cash flows from operating activities
Net earnings	$ 1,541,223	$ 1,376,363
Adjustments to reconcile net earnings to net cash provided by operating activities
Provision for loan losses	177,000	99,000
Depreciation	143,163	125,705
Amortization of premiums and discounts on investments and mortgage-backed securities	24,209	42,360
Amortization of deferred loan origination fees	(246,850)	(232,290)
Amortization of expense related to employee benefit plans	26,151	160,992
Amortization of negative goodwill	(94,058)	(94,058)
Gain on sale of real estate acquired through foreclosure, net	(42,768)	(58,539)
Deferred income taxes	2,848	6,558
Increase (decrease) in cash due to changes in
Accrued interest receivable	15,367	(72,508)
Other assets	(9,254)	29,097
Accrued expenses and other liabilities	(34,801)	118,821
Income taxes payable	(26,023)	4,456

Net cash provided by operating activities	1,476,207	1,505,957

Cash flows from investing activities

Proceeds from maturities and repayment of securities
Available for sale	1,000,000	-
Held to maturity	9,740,084	2,628,359
Purchase of securities
Held to maturity	(5,997,188)	-
Loan purchases	(614,731)	(1,242,000)
Net increase in loans	(7,245,857)	(11,418,937)
Purchase of Federal Home Loan Bank stock	(310,000)	(513,400)
Capital expenditures	(211,950)	(284,550)
Proceeds from sale of real estate acquired through foreclosure	359,811	341,805

Net cash used in investing activities	(3,279,831)	(10,488,723)

NEXT PAGE

First Independence Corporation and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

Year ended September 30,

	2001	2000

Cash flows from financing activities
Net increase (decrease) in deposits	$ 9,441,628	$ (1,325,327)
Net increase in advances from borrowers for taxes and insurance	3,715	61,750
Advances from Federal Home Loan Bank	28,900,000	49,300,000
Repayment of Federal Home Loan Bank advances	(35,000,000)	(37,700,000)
Cash dividends paid	(436,111)	(389,668)
Purchase of treasury stock	(809,051)	(531,870)
Stock options exercised	75,628	48,928

Net cash provided by financing activities	2,175,809	9,463,813

Net increase in cash and cash equivalents	372,185	481,047
Cash and cash equivalents at beginning of year	1,921,042	1,439,995

Cash and cash equivalents at end of year	$ 2,293,227	$ 1,921,042

Supplemental disclosures of cash flow information
Cash paid during the year for
Income taxes	$ 857,218	$ 789,239
Interest	7,022,819	6,436,004

Noncash investing and financing activities
Transfer from loans to real estate acquired through foreclosure	546,537	873,038
Issuance of loans receivable in connection with the sale of real estate acquired through foreclosure	230,350	227,000
Common stock received in payment of stock options exercised	55,262	-

The accompanying notes are an integral part of these statements.

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2001 and 2000

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

       The consolidated financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") and general accounting practices within the financial services industry. In preparing consolidated financial statements in accordance with US GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired through foreclosure.

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

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2001 and 2000

NOTE A - SUMMARY OF ACCOUNTING POLICIES - Continued

       4.       Loans receivable

       Loans receivable that management has the intent and ability to hold until maturity or pay-off are reported at their outstanding principal balance, adjusted for charge-offs, the allowance for loan losses, unearned discounts and net deferred loan origination fees.

       The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

       The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans based on historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

       A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

       Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual 1-4 family residential real estate, home equity or consumer loans for impairment disclosures.

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

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2001 and 2000

NOTE A - SUMMARY OF ACCOUNTING POLICIES - Continued

       6.       Real estate acquired through foreclosure

       Real estate properties acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

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

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2001 and 2000

NOTE A - SUMMARY OF ACCOUNTING POLICIES - Continued

       11.       Earnings per share

       Basic earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding during the year plus the common share equivalents related to outstanding stock options. Weighted average common shares outstanding and diluted shares deemed outstanding are as follows:

	Year ended September 30,
	2001	2000

Weighted average common shares outstanding	991,799	1,013,315
Common share equivalents related to outstanding stock options	39,699	43,633

Adjusted weighted average common shares deemed to be outstanding	1,031,498	1,056,948

Common shares outstanding exclude unallocated and committed shares held by the ESOP trust.

       12.        Recent accounting pronouncements

       On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142, Goodwill and Intangible Assets. SFAS 141 is effective for all business combinations completed after June 30, 2001. SFAS 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this Statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS 142. Earlier adoption of the SFAS is permitted, and the Company has elected to adopt the provisions of SFAS 142 as of October 1, 2001. Major provisions of these Statements and their effective dates for the Company are as follows:

  All business combinations initiated after June 30, 2001 must use the purchase method of accounting. The pooling of interest method of accounting is prohibited except for transactions initiated before July 1, 2001.

  Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as a part of a related contract, asset or liability.

  Goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001 will not be amortized. Effective October 1, 2001 all previously recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization.

  Effective October 1, 2001, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator.

  All acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting.

  Effective October 1, 2001, the amount of any unamortized deferred credit related to an excess of fair value of acquired net assets over cost (negative goodwill) arising from a business combination for which the acquisition date was before July 1, 2001 will be written off and recognized as the effect of a change in accounting principle.

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2001 and 2000

NOTE A - SUMMARY OF ACCOUNTING POLICIES - Continued

       The Company recognized negative goodwill with its acquisition of The Neodesha Savings and Loan Association, FSA during 1999. Negative goodwill of $94,058 was annually amortized to income through September 30, 2001. During the first quarter of fiscal 2002 the remaining balance of $681,922 will be recorded in earnings and recognized as the effect of a change in accounting principle.

NOTE B - INVESTMENT SECURITIES

       The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities are as follows:

	September 30, 2001
Held to maturity	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value

U.S. Government and agency obligations	$3,997,262	$38,938	$ -	$4,036,200
Municipal securities	197,251	5,329	-	202,580
	$4,194,513	$44,267	$ -	$4,238,780

Available for sale

U.S. Government agency obligations	$1,000,462	$13,238	$ -	$1,013,700

	September 30, 2000
Held to maturity	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value

U.S. Government and agency obligations	$6,300,076	$ -	$(77,406)	$6,222,670
Municipal securities	196,071	-	(2,291)	193,780
	$6,496,147	$ -	$(79,697)	$6,416,450

Available for sale

U.S. Government agency obligations	$1,999,767	$ -	$ (7,567)	$1,992,200

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2001 and 2000

NOTE B - INVESTMENT SECURITIES - Continued

       The amortized cost and estimated fair value of investment securities at September 30, 2001, by term to maturity are as follows:

Held to maturity	Amortized cost	Estimated fair value

Due in one to two years	$1,000,000	$1,036,200
Due in five to ten years	3,194,513	3,202,580
	$4,194,513	$4,238,780

Available for sale

Due in less than one year	$1,000,462	$1,013,700

       Investment securities with an estimated fair value of $5,052,550 and $4,257,857 at September 30, 2001 and 2000, respectively, are pledged to secure government deposits.

NOTE C - MORTGAGE-BACKED SECURITIES

       The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of mortgage-backed securities are summarized as follows:

	September 30, 2001
Held to maturity	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value

GNMA certificates	$ 27,839	$ 3,955	$ -	$ 31,794
FHLMC certificates	2,305,770	64,106	-	2,369,876
FNMA certificates	1,895,740	57,699	(1,722)	1,951,717
Collateralized mortgage obligations
FHLMC	1,050,742	-	(67,639)	983,103
FNMA	2,000,731	-	(29,664)	1,971,067
	$7,280,822	$125,760	$(99,025)	$7,307,557

	September 30, 2000
Held to maturity	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value

GNMA certificates	$ 28,460	$ 1,451	$ -	$ 29,911
FHLMC certificates	3,137,732	19,573	(10,263)	3,147,042
FNMA certificates	2,328,466	26,730	(20,644)	2,334,552
Collateralized mortgage obligations
FHLMC	1,076,514	-	(56,278)	1,020,236
FNMA	2,175,816	-	(35,892)	2,139,924

	$8,746,988	$47,754	$(123,077)	$8,671,665

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2001 and 2000

NOTE C - MORTGAGE-BACKED SECURITIES - Continued

       Mortgage-backed securities generally mature ratably over the 30-year term of the underlying loans collateralizing the securities. Expected maturities on mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

       Mortgage-backed securities with an estimated fair value of $7,280,004 and $8,271,606 at September 30, 2001 and 2000, respectively, are pledged to secure government and other deposits.

NOTE D - LOANS RECEIVABLE

       Loans receivable at September 30 are summarized as follows:

	2001	2000

First mortgage loans
One-to-four family residences	$ 93,534,426	$ 90,927,666
Multi-family residences	864,571	339,161
Nonresidential	12,238,965	11,080,483
Construction	32,731,094	28,151,825
Total first mortgage loans	139,369,056	130,499,135

Consumer and other loans
Savings	486,793	980,159
Automobile	2,540,700	2,577,640
Home equity and second mortgages	1,300,883	927,317
Unsecured home improvement	86,425	122,722
Other	748,886	806,080
Total consumer and other loans	5,163,687	5,413,918

Less
Allowance for loan losses	(722,682)	(758,333)
Loans in process	(10,613,506)	(9,664,974)
Unearned discounts	(6,453)	(1,793)
Deferred loan origination fees	(351,871)	(369,237)
	(11,694,512)	(10,794,337)

Net loans receivable	$132,838,231	$125,118,716

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2001 and 2000

NOTE D - LOANS RECEIVABLE - Continued

       Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

	2001	2000

Balance at beginning of year	$ 758,333	$ 752,650
Provision	177,000	99,000
Loans charged off	(212,651)	(93,317)

Balance at end of year	$ 722,682	$ 758,333

       The Association's lending efforts have historically focused on one-to-four family residential real estate loans, which comprise approximately 65% (2001) and 67% (2000) of the total loan portfolio. Approximately 2% (2001 and 2000) of the Association's one-to-four family residential real estate loans are collateralized by properties located outside of the primary lending area of Montgomery and surrounding Kansas counties. Generally, such loans have been underwritten on the basis of 80% to 90% loan-to-value ratio or mortgage insurance was required. The Association, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area thereby impairing collateral values. Management believes, however, that real estate values in the Association's primary lending area are currently stable.

       During the year ended September 30, 1998 the Association began originating construction loans at its new loan production office in Lawrence, Kansas. These construction loans generally are to builders and individuals for the construction of residences and have terms of nine months or less with permanent financing provided by other lenders. Construction loans comprise approximately 23% (2001) and 21% (2000) of the Association's total loan portfolio.

       Approximately 9% (2001) and 8% (2000) of the loan portfolio is comprised of nonresidential and multi-family real estate loans with approximately 2% (2001) and 5% (2000) of this total collateralized by properties located outside the Association's primary lending area.

       Serviced loans were $559,530 and $1,272,803 at September 30, 2001 and 2000, respectively.

       In the normal course of business, the Association makes loans to directors, executive officers and related entities. An analysis of aggregate loan activity with this group is as follows:

Loans outstanding at October 1, 2000	$524,398
New loans	426,215
Repayments	(269,727)

Loans outstanding at September 30, 2001	$680,886

       Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. The recorded investment in these loans and the valuation allowance for losses related to loan impairment at September 30 are as follows:

	2001	2000

Principal amount of impaired loans	$670,095	$187,059
Less valuation allowance	(33,505)	(3,741)

	$636,590	$183,318

Average investment in impaired loans	$428,577	$258,594

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2001 and 2000

NOTE D - LOANS RECEIVABLE - Continued

       The Association has provided an allowance for loan losses on all impaired loans. Interest income of $7,617 and $7,577 was recognized and collected on impaired loans during the years ended September 30, 2001 and 2000, respectively. The Association is not committed to make additional loans to borrowers whose loans have been modified.

NOTE E - ACCRUED INTEREST RECEIVABLE

       Accrued interest receivable at September 30 is summarized as follows:

	2001	2000

Loans receivable	$860,870	$785,212
Investment securities	38,678	111,259
Mortgage-backed securities	45,058	63,502
	$944,606	$959,973

NOTE F - PREMISES AND EQUIPMENT

       Premises and equipment at September 30 are summarized as follows:

	2001	2000

Land	$ 74,958	$ 74,958
Building	1,451,459	1,430,708
Furniture, fixtures and equipment	669,426	635,649
Automobiles	29,499	50,168
	2,225,342	2,191,483
Less accumulated depreciation	753,313	742,080
	$1,472,029	$1,449,403

NOTE G - FORECLOSED ASSETS

       A summary of income (expenses) applicable to foreclosed assets is as follows for the years ended September 30:

	2001	2000

Gain on sale of real estate acquired through foreclosure, net	$ 42,768	$ 58,539
Operating expenses	(37,667)	(81,215)
Foreclosed asset income (expense), net	$ 5,101	$(22,676)

       Operating expenses on foreclosed assets consist primarily of property taxes and general maintenance expenses on the properties held.

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2001 and 2000

NOTE H - DEPOSITS

       Deposits at September 30 are summarized as follows:

	Weighted average rate at September 30,		2001		2000

	2001	2000	Amount	Percent	Amount	Percent

NOW accounts	1.28%	2.05%	$ 5,376,751	5.19%	$ 4,915,842	5.22%
First Super NOW accounts	1.52	2.30	3,167,848	3.06	2,265,758	2.41
First Money Fund accounts	3.61	4.91	26,463,910	25.55	24,729,145	26.27
Total demand deposits	3.16	4.38	35,008,509	33.80	31,910,745	33.90

Passbook savings accounts	2.71	2.89	5,109,467	4.93	4,527,159	4.81

Certificates of deposit
3.00% to 3.99%	3.63	-	1,262,154	1.22	-	-
4.00% to 4.99%	4.70	4.93	12,536,691	12.11	2,518,517	2.68
5.00% to 5.99%	5.59	5.55	31,981,793	30.88	44,596,340	47.38
6.00% to 6.99%	6.33	6.34	17,670,551	17.06	10,574,776	11.23
Total certificates of deposit	5.58	5.67	63,451,189	61.27	57,689,633	61.29

Total savings	5.37	5.47	68,560,656	66.20	62,216,792	66.10

Total deposits	4.62	5.10	$103,569,165	100.00%	$94,127,537	100.00%

       The aggregate amount of certificates of deposit and savings with a minimum denomination of $100,000 was $7,617,501 and $6,211,979 at September 30, 2001 and 2000, respectively.

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2001 and 2000

NOTE H - DEPOSITS - Continued

       Scheduled maturities of certificates of deposit are as follows:

September 30, 2001
	Less than one year	One to three years	Three to five years	Total

3.00% to 3.99%	$ 1,252,802	$ 9,352	$ -	$ 1,262,154
4.00% to 4.99%	5,736,916	6,730,823	68,952	12,536,691
5.00% to 5.99%	20,455,157	9,011,860	2,514,776	31,981,793
6.00% to 6.99%	14,496,872	658,207	2,515,472	17,670,551
	$41,941,747	$16,410,242	$5,099,200	$63,451,189

September 30, 2000
	Less than one year	One to three years	Three to five years	Total

4.00% to 4.99%	$ 2,518,517	$ -	$ -	$ 2,518,517
5.00% to 5.99%	28,627,293	13,028,707	2,940,340	44,596,340
6.00% to 6.99%	3,452,327	5,540,247	1,582,202	10,574,776
	$34,598,137	$18,568,954	$4,522,542	$57,689,633

       Interest expense on deposits for the years ended September 30 is summarized as follows:

	2001	2000

NOW accounts	$ 74,125	$ 80,631
First Super NOW and First Money Fund accounts	1,152,193	1,252,637
Certificates of deposit and passbook savings accounts	3,467,283	3,218,426
	$4,693,601	$4,551,694

NOTE I - ADVANCES FROM FEDERAL HOME LOAN BANK

       Advances from the Federal Home Loan Bank at September 30 consist of the following:

	2001		2000
	Rates	Amount	Rates	Amount

Variable rates	-	$ -	6.90%	$ 8,100,000
Fixed rates	5.65 - 6.74	6,000,000	5.65 - 7.06	9,000,000
Fixed rate convertible*	4.60 - 6.34	27,000,000	4.63 - 6.34	22,000,000
		$33,000,000		$39,100,000

       *The Federal Home Loan Bank has the option to convert $15,000,000 in the year ending 2002 and $1,000,000 in the year ending 2003 and $11,000,000 in the year ending 2004 to its variable short-term rate. These advances are due in 2008 through 2011 unless converted, at which time the Corporation has the option to prepay the advances.

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2001 and 2000

NOTE I - ADVANCES FROM FEDERAL HOME LOAN BANK - Continued

       The Association can borrow a maximum of approximately $61,000,000 from the Federal Home Loan Bank at September 30, 2001.

       Assets of the Association are subject to a blanket pledge agreement to collateralize the advances.

       Aggregate maturities for the years following September 30, 2001 are as follows:

2002	$ 5,000,000
2003	1,000,000
2008	1,000,000
2009	6,000,000
2010	15,000,000
2011	5,000,000
$33,000,000

NOTE J - EMPLOYEE BENEFITS

       The Corporation sponsors a leveraged employee stock ownership plan ("ESOP") that covers all full-time employees. All employees of the Corporation are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they work at least 1,000 hours. The Corporation makes annual contributions to the ESOP equal to at least the ESOP's debt service. All dividends received by the ESOP are credited to the employee's stock ownership account. The unallocated ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. Accordingly, unpaid ESOP debt is reflected as a deduction from stockholders' equity. ESOP compensation expense was $150,740 (including a $120,000 cash contribution) and $169,346 for the years ended September 30, 2001 and 2000, respectively.

       The ESOP shares as of September 30, 2001 were as follows:

Allocated shares	109,050
Unreleased shares	9,164
Total ESOP shares	118,214
Fair value of unreleased shares at September 30, 2001	$115,466

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2001 and 2000

NOTE J - EMPLOYEE BENEFITS - Continued

       The Corporation has adopted a Stock Option and Incentive Plan (SOP) for designated participants. The SOP provides for up to 145,474 shares of common stock to be issued to participants. The option price of any options granted may not be less than the market value of the common stock on the date of the grant and unless otherwise specified, the options expire ten years from the date of the grant. All options outstanding at September 30, 2001 are exercisable except 8,745 options which vest equally over five years from the date of the grant. A summary of the Corporation's stock option plan as of September 30, 2001 and 2000 and changes during the years ended as of those dates is presented below:

	Shares	Weighted average exercise price

Outstanding at October 1, 1999	109,447	$ 5.68
Exercised	(9,718)	5.03

Outstanding at September 30, 2000	99,729	5.74
Issued	3,000	13.28
Exercised	(24,963)	5.24
Forfeited	(900)	10.06

Outstanding at September 30, 2001	76,866	5.97

Exercisable
September 30, 2000	96,602	$ 5.60
September 30, 2001	68,121	5.28

       Options outstanding at September 30, 2001 are summarized as follows:

Shares	Exercise price	Remaining life

56,821	$ 5.00	2 years
7,136	6.19	2 years 4 months
1,000	14.63	6 years 1 month
8,909	10.06	7 years 4 months
3,000	13.28	9 years 10 months
76,866

       The stock option plan is accounted for under APB Opinion 25 and related interpretations. The options are exercisable at not less than the market value of the Company's stock on the date of grant. Accordingly, no compensation cost has been recognized for the plan. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the fair value method of Statement of Financial Accounting Standards 123, Accounting for Stock-Based Compensation (SFAS 123), the Company's net earnings and earnings per share for the years ended September 30 would have been reduced to the pro forma amounts indicated below.

	2001	2000

Net earnings - as reported	$1,541,223	$1,376,363
Net earnings - pro forma	1,530,504	1,367,974
Earnings per share
Basic - as reported	$1.55	$1.36
Basic - pro forma	1.54	1.35
Diluted - as reported	1.49	1.30
Diluted - pro forma	1.48	1.29

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2001 and 2000

NOTE J - EMPLOYEE BENEFITS - Continued

       The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for the year ended September 30, 2001:

Dividend yield	3.39%
Expected volatility	18%
Risk-free interest rate	5.0%
Expected life	10 years

       The Association participates in a defined benefit multi-employer pension plan. Substantially all employees are eligible and benefits are based on the employee's salary and years of service. No contribution was made or required to be made by the Association for the years ended September 30, 2001 and 2000 due to the plan's overfunded status. Separate actuarial disclosure information is not available due to the plan being a multi-employer pension plan.

NOTE K - INCOME TAXES

       Income tax expense for the years ended September 30 consists of the following:

	2001	2000

Current	$810,801	$780,081
Deferred	2,848	6,558
	$813,649	$786,639

       Reconciliation of income tax expense computed at the federal statutory rate of 34% and income tax expense for the years ended September 30 is as follows:

	2001	2000

Income tax expense at statutory rate	$800,656	$735,421
Kansas privilege tax, net of federal tax benefit	66,322	60,642
Nondeductible ESOP fair value adjustment	2,159	24,599
Other	(55,488)	(34,023)
	$813,649	$786,639

       The tax effects of temporary differences that give rise to deferred tax assets and liabilities at September 30 are as follows:

	2001	2000
Deferred tax assets
Allowance for loan losses	$281,194	$275,274
Accrued bonuses	15,540	15,540
Depreciation of property and equipment	85,005	88,280
Securities available for sale	-	2,800
Total deferred tax assets	381,739	381,894

Deferred tax liabilities
Securities available for sale	4,931	-
Federal Home Loan Bank stock dividends	348,318	348,318
Other	34,479	44,349
Total deferred tax liabilities	387,728	392,667
Net deferred tax liability	$ 5,989	$ 10,773

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2001 and 2000

NOTE K - INCOME TAXES - Continued

       Prior to 1997 the Association was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than for bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at September 30, 2001, includes approximately $2.9 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction at September 30, 2001, is approximately $1,000,000.

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

       Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets and of Tier 1 (core) capital and tangible capital to adjusted total assets. Management believes, as of September 30, 2001, that the Association meets all capital adequacy requirements to which it is subject.

       As of September 30, 2001, the most recent notification from the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Association's category. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 (core) ratios as set forth in the table below.

	Actual		Minimum capital requirement		Minimum to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

As of September 30, 2001
Total capital to risk-weighted assets	$14,850	19.36%	$6,136	8.0%	$7,670	10.0%
Tier 1 capital to risk-weighted assets	14,127	18.42	N/A	N/A	4,602	6.0
Core capital to adjusted tangible assets	14,127	9.25	6,111	4.0	7,638	5.0
Tangible capital to tangible assets	14,127	9.25	2,291	1.5	N/A	N/A

As of September 30, 2000
Total capital to risk weighted assets	$13,280	18.17%	$5,846	8.0%	$7,308	10.0%
Tier 1 capital to risk weighted assets	12,522	17.13	N/A	N/A	4,385	6.0
Core capital to adjusted tangible assets	12,522	8.39	5,970	4.0	7,459	5.0
Tangible capital to tangible assets	12,522	8.39	2,238	1.5	N/A	N/A

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2001 and 2000

NOTE L - STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL - Continued

       Regulations of the OTS impose limitations on the payment of dividends and other capital distributions by savings associations. Under such regulations a savings association that immediately prior to and on a pro forma basis, after giving effect to a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirement is generally permitted without OTS approval (but subsequent to 30 days prior notice to the OTS of the planned dividend) to make capital distributions during a calendar year in the amount of up to the greater of (1) 100% of its net earnings to date during the year plus an amount equal to one-half of the amount by which its total capital to assets ratio exceeded its fully phased-in capital to assets ratio at the beginning of the year or (2) 75% of its net income for the most recent four quarters. Pursuant to such OTS dividend regulations, the Association had the ability to pay dividends of approximately $5,400,000 to First Independence Corporation at September 30, 2001.

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

       The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance sheet instruments. The Association's commitments to extend credit at September 30, 2001 include loans in process as disclosed in Note D and first mortgage loans with fixed rates ranging from 7.25% to 9.50% aggregating $2,186,100. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. Collateral for loans in process and commitments are the same as for other Association loans. The commitment period is generally for forty-five days.

NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS

       The following methods and assumptions were used to estimate the fair value of each class of financial instruments at September 30, 2001 and 2000.

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

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2001 and 2000

NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

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

	2001
	Carrying amount of assets and (liabilities)	Estimated fair value of assets and (liabilities)

Cash and cash equivalents	$ 2,293,227	$ 2,293,227
Investment securities held to maturity	4,194,513	4,238,780
Investment securities available for sale	1,013,700	1,013,700
Mortgage-backed securities held to maturity	7,280,822	7,307,557
Loans	133,560,913	133,259,869
Federal Home Loan Bank stock	2,265,000	2,265,000
Deposits	(103,569,165)	(103,732,577)
Advances from Federal Home Loan Bank	(33,000,000)	(35,298,000)

	2000
	Carrying amount of assets and (liabilities)	Estimated fair value of assets and (liabilities)

Cash and cash equivalents	$ 1,921,042	$ 1,921,042
Investment securities held to maturity	6,496,147	6,416,450
Investment securities available for sale	1,992,200	1,992,200
Mortgage-backed securities held to maturity	8,746,988	8,671,665
Loans	125,877,049	124,240,049
Federal Home Loan Bank stock	1,955,000	1,955,000
Deposits	(94,127,537)	(93,713,537)
Advances from Federal Home Loan Bank	(39,100,000)	(38,656,000)

NEXT PAGE

STOCKHOLDER INFORMATION

Stock Listing Information
First Federal Savings and Loan Association of Independence (the "Association") converted from a mutual to a stock savings and loan association effective October 5, 1993, and formed First Independence Corporation (the "Company") to act as its holding company. The Company's common stock (the "Common Stock") is traded on The Nasdaq SmallCap Market under the symbol "FFSL."

Stock Price Information and Dividends
As of December 3, 2001, there were approximately 202 shareholders of record of the Company's Common Stock, not including those shares held in nominee or street name through various brokerage firms or banks.

The following table sets forth the high and low bid prices of the Common Stock and dividends declared for each fiscal quarter since October 1, 1999. The stock price information was provided by the NASD, Inc.

                                                                                                       Dividends
Quarter Ended                           High                   Low                   Declared

December 31, 1999                  10.563                 9.625                   0.0875
March 31, 2000                          9.875                 7.625                   0.1000
June 30, 2000                           10.000                 8.000                   0.1000
September 30, 2000                 10.250                 9.250                   0.1000

December 31, 2000                  10.500               10.000                   0.1000
March 31, 2001                        13.000               10.375                   0.1125
June 30, 2001                           13.250               12.750                   0.1125
September 30, 2001                 13.500               12.500                   0.1125

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

Annual Report on Form 10-KSB and Investor Information
A copy of the Company's annual report on Form 10-KSB, filed with the Securities and Exchange Commission, is available without charge by writing to:

   Gary L. Overfield
   Senior Vice President and Secretary
   First Independence Corporation
   Myrtle and Sixth
   Independence, Kansas 67301

Stock Transfer Agent
Inquiries regarding stock transfer, registration, lost certificates or changes in name and address should be directed to the stock transfer agent and registrar by writing to:

   Registrar and Transfer Company
   10 Commerce Drive
   Cranford, New Jersey 07016
   (800) 368-5948

Investor Information
Stockholders, investors, and analysts interested in additional information may contact:

   James B. Mitchell,
   Vice President and Chief Financial Officer
   E-Mail: jimm@firstfederalsl.com

Corporate Office
First Independence Corporation
Myrtle and Sixth
Independence, Kansas 67301
(620) 331-1660

Special Counsel
Silver, Freedman & Taff, L.L.P.
7th Floor - East Tower
1100 New York Avenue, NW
Washington, DC 20005

Independent Auditor
Grant Thornton, LLP
8300 Thorn Drive, Suite 300
Wichita, Kansas 67226

First Federal Savings and Loan Association of Independence
Myrtle and Sixth
Independence, Kansas 67301
(620) 331-1660

NEXT PAGE

DIRECTORS AND MANAGEMENT GROUP

BOARD OF DIRECTORS
(First Independence Corporation and
First Federal Savings and Loan Association of Independence)

Lavern W. Strecker
Chairman of the Board
   First Independence Corporation and
   First Federal Savings and Loan Association of
    Independence
Retired - Former Manager of Accounting and Control    ARCO Pipe Line Company

William T. Newkirk II
Vice Chairman of the Board
   First Independence Corporation and
   First Federal Savings and Loan Association of
    Independence
Vice President
   Newkirk, Dennis & Buckles Insurance Co.

Larry G. Spencer
President and Chief Executive Officer
   First Independence Corporation and
   First Federal Savings and Loan Association of
    Independence

Robert A. Johnson
Human Resource Manger
   Cobalt Boats

Harold L. Swearingen
Retired - Former Telecommunications Manager
   ARCO Pipe Line Company

Joseph M. Smith
Retired - Former County Extension Agent
Agriculture and Coordinator
   Montgomery County Extension Council

E. JoVonnah Boecker
City Clerk
   Neodesha, Kansas

EXECUTIVE OFFICERS

Lavern W. Strecker
Chairman of the Board
   First Independence Corporation and
   First Federal Savings and Loan Association of
    Independence
Retired - Former Manager of Accounting and Control
   ARCO Pipe Line Company

William T. Newkirk II
Vice Chairman of the Board
   First Independence Corporation and
   First Federal Savings and Loan Association of
    Independence
Vice President
   Newkirk, Dennis & Buckles Insurance Co.

Larry G. Spencer
President and Chief Executive Officer
   First Independence Corporation and
   First Federal Savings and Loan Association of
    Independence

Gary L. Overfield
Senior Vice President and Secretary
   First Independence Corporation and
   First Federal Savings and Loan Association of
    Independence

James B. Mitchell
Vice President and Chief Financial Officer
   First Independence Corporation and
   First Federal Savings and Loan Association of
    Independence

Jim L. Clubine
Vice President and Asset Manager
   First Federal Savings and Loan Association of
   Independence

OTHER OFFICERS

Lori L. Kelley
Vice President of Operations and Technology
   First Federal Savings and Loan Association of
    Independence

C. Alan Hoggatt
Vice President
   First Federal Savings and Loan Association of
    Independence

Dennis L. Greenhaw
Vice President
   First Federal Savings and Loan Association of
    Independence

Phyllis A. Johnson
Assistant Vice President
   First Federal Savings and Loan Association of
    Independence

NEXT PAGE

[LOGO]

First Independence Corporation
Myrle & Sixth Streets
Independence, KS 67301