Form 10KSB, Exhibit 13
period 2002-09-30
FIRST INDEPENDENCE CORP /DE/
filed 2002-12-30
CIK 908486

[LOGO]

FIRST
INDEPENDENCE
CORPORATION

2002 Annual Report

NEXT PAGE

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at our main office located at Myrtle and Sixth Streets, Independence, Kansas at 10:30 a.m. Independence, Central Standard Time, on January 29, 2003.

NEXT PAGE

[LOGO]

First Independence Corporation

To Our Stockholders, Depositors and Friends:

         It is my pleasure to present to you the 2002 Annual Report of First Independence Corporation, parent of First Federal Savings and Loan Association of Independence, which reflects results from our ninth complete year as a stock company. As you will see by reading the accompanying financial statements, First Independence had another excellent year with $2,032,000 in net earnings. Diluted earnings per share for the 2002 fiscal year were $2.09 based upon 974,485 weighted average common shares outstanding during the year ended September 30, 2002.

         An additional way to judge the strength of a company is by its capital. First Independence Corporations stockholders equity at September 30, 2002, was $14.6 million. This represents an equity-to-asset ratio of 9.34% and a book value per share of $15.92. This financial position has allowed First Independence Corporation to distribute to stockholders a portion of its net earnings in the form of a dividend. During fiscal 2002, a total dividend of $.4875 per share was authorized by the Board of Directors, which resulted in a payment to stockholders of an aggregate dividend of approximately $463,000. The current $.125 quarterly dividend per share represents an 11.1% increase over the fiscal 2001 quarterly dividend per share. As with every decision we make, our dividend policy is designed to take into consideration our responsibility to and interest in our stockholders.

         First Independence continues to be committed to our market. This is evidenced by the $43.7 million in loans originated by the company during the fiscal year. These loans provide funds for many people in our community to build, buy, remodel, or consolidate other financial obligations. Additionally, we strive to provide our savings customers a safe, secure bank where they can deposit their funds and earn a fair rate of return, as well as chose from the variety of accounts we offer. The success of this commitment is evidenced by the increase in deposits of $4.7 million, which translates to a 4.49% increase over last year.

         At our March Board meeting, the directors approved a resolution to open a new branch in Pittsburg, Kansas located in Crawford County. This area showed a 7.5% increase in population between 1990 and 2000 according to the 2000 census. Crawford County is the only county in Southeast Kansas to show a population increase during that time period. We look forward to expanding into this new and growing market.

         On behalf of the directors, officers and staff of First Federal and First Independence Corporation, we thank you for your continued support and confidence.

Sincerely, Larry G. Spencer President and Chief Executive Officer

MYRTLE & SIXTH • P.O. DRAWER 947 • INDEPENDENCE, KANSAS 67301 • 620/331-1660

NEXT PAGE

SELECTED CONSOLIDATED FINANCIAL INFORMATION

	September 30,
	2002	2001	2000	1999	1998
	(In Thousands)
Selected Financial Condition Data:
Total assets	$156,050	$152,730	$149,130	$138,131	$124,337
Cash and cash equivalents	12,336	2,293	1,921	1,440	914
Loans receivable	118,578	132,838	125,119	112,893	93,684
Loans held for sale	88	--	--	--	--
Mortgage-backed securities held to maturity	9,488	7,281	8,747	10,912	17,274
Investment securities held to maturity	10,321	4,195	6,496	7,005	5,000
Investment securities available for sale	--	1,014	1,992	2,000	3,418
Real estate acquired through foreclosure	730	356	423	109	72
Deposits	108,221	103,569	94,128	95,453	80,573
Advances from Federal Home Loan Bank	32,000	33,000	39,100	27,500	30,100
Total stockholders equity	14,577	14,175	13,764	13,107	12,099

	September 30,
	2002	2001	2000	1999	1998
	(In Thousands)
Selected Operations Data
Total interest income	$10,777	$11,931	$11,186	$10,101	$9,075
Total interest expense	5,520	6,967	6,562	5,989	5,556
Net interest income	5,257	4,964	4,624	4,112	3,519
Provision for loan losses	220	177	99	66	--
Net interest income after provision for
loan losses	5,037	4,787	4,525	4,046	3,519
Non-interest income	378	479	451	389	192
Non-interest expense	3,288	2,911	2,813	2,604	2,161
Earnings before income taxes and cumulative
effect of change in accounting principle	2,127	2,355	2,163	1,831	1,550
Income tax expense	777	814	787	688	649
Earnings before cumulative effect of change
in accounting principle	1,350	1,541	1,376	1,143	901
Cumulative effect of change in
accounting principle	682	--	--	--	--
Net earnings	$ 2,032	$ 1,541	$ 1,376	$ 1,143	$ 901
Basic earnings per share	$ 2.15	$ 1.55	$ 1.36	$ 1.13	$ $ .98
Diluted earnings per share	$ 2.09	$ 1.49	$ 1.30	$ 1.07	$ .92

NEXT PAGE

FINANCIAL RATIOS

	September 30,
	2002	2001	2000	1999	1998
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net earnings to
average total assets)	1.33%	1.01%	0.95%	0.84%	0.75%
Interest rate spread information:
Average during period	3.18	2.89	2.83	2.69	2.52
End of period	2.93	2.65	2.59	2.58	2.29
Net interest margin (1)	3.52	3.34	3.26	3.11	2.99
Ratio of operating expense to average total
assets	2.04	1.92	1.92	1.89	1.80
Return on equity (ratio of net earnings to
average equity)	13.74	11.03	10.30	8.95	7.72
Quality Ratios:
Non-performing assets to total assets,
at end of period (2)	1.63	1.81	1.16	1.84	1.07
Allowance for loan losses to non-performing
assets, at end of period (2)	32.48	26.20	43.74	29.65	49.48
Allowance for loan losses to non-performing
loans at end of period	45.51	30.09	57.86	30.99	52.30
Capital Ratios:
Equity to total assets, at end of period	9.34	9.28	9.23	9.49	9.73
Average equity to average assets	9.67	9.19	9.21	9.38	9.70
Ratio of average interest-earning assets to
average interest-bearing liabilities	109.15	109.56	109.47	109.26	109.98
Dividend payout ratio (3)	23.33	29.36	29.81	31.54	31.25
Number of full service offices	3	3	3	3	2

(1)  Net interest income divided by average interest-earning assets.
(2)  Includes non-accruing loans, accruing loans delinquent 90 days or more and assets acquired through foreclosure.
(3)  Dividends paid per share divided by earnings per share.

EARNINGS PER SHARE GRAPH			DIVIDENDS PAID PER SHARE GRAPH
	Basic	Diluted
2002	$2.15	$2.09	2002 - $0.4875
2001	$1.55	$1.49	2001 - $0.4375
2000	$1.36	$1.30	2000 - $0.3875
1999	$1.13	$1.07	1999 - $0.3375
1998	$0.98	$0.92	1998 - $0.2875

NEXT PAGE

Managements Discussion and Analysis of Financial Condition and Results of Operations

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

         Our operations, and the operations of savings institutions and their holding companies in general, are significantly affected by general economic conditions and the related monetary and fiscal policies of regulatory agencies. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of assets, which in turn is affected by the interest rates at which such financing may be offered and other factors including the availability of funds. The primary sources of funds for lending activities include deposits, loan repayments and sales, borrowings, sales and maturities of securities available for sale and funds provided from operations.

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

         Quantitative Aspects of Market Risk. In an attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk. In monitoring interest rate risk, we continually analyze and manage our assets and liabilities based on their payment streams and interest rates, the timing oftheir maturities, and their sensitivity to actual or potential changes in market interest rates.

         The matching of assets and liabilities may be analyzed by examining the extent to which they are "interest rate sensitive" and by monitoring an institutions interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect operations while a positive gap would tend to benefit operations. During a period of falling interest rates, the opposite would be expected to occur.

         Since the early 1980's, we have emphasized, subject to market conditions, the origination and holding of adjustable-rate mortgage loans and loans with shorter terms to maturity than traditional 30-year, fixed-rate loans. Our strategy has been to increase the percentage of assets in our portfolio with more frequent repricing or shorter maturities. In response to customer demand, however, we continue to originate for our loan portfolio fixed-rate mortgages with terms not greater than 30 years. In the past, we have also purchased adjustable-rate mortgage-backed securities. At September 30, 2002, approximately $26.2 million, or 21.7% of the total loans secured by real estate, were adjustable-rate mortgage loans. On the same date, we also had $4.3 million in adjustable-rate mortgage-backed securities.

NEXT PAGE

         Our adjustable-rate mortgage loans and mortgage-backed securities adjust to various indices. We monitor the mix of indices on our adjustable rate assets and seek, consistent with market conditions, to achieve a close match in the repricing characteristics of our assets and liabilities.

         To increase the interest rate sensitivity of our assets, we have also maintained short and intermediate-term investment securities and other assets. At September 30, 2002, we had $18.8 million of investment securities and interest-bearing deposits maturing or repricing within three years. Finally, we have undertaken various marketing programs from time to time over the last decade in order to extend the term of our deposit liabilities. We offer a longer term certificate of deposit program in an attempt to reduce deposit outflows which were being lost as a result of the general decline in market rates of interest. This program offers two certificate products which have 4- and 5-year terms. At September 30, 2002, we had approximately $11.5 million in these two products.

         In the future, in managing our interest rate sensitivity, we intend to continue to stress the origination ofadjustable-rate mortgage loans, subject to market conditions, the purchase of adjustable-rate mortgage-backed securities and the maintenance of a relatively high level of short-term securities and other assets.

         As part of our effort to monitor and manage interest rate risk, we use the "net portfolio value" methodology adopted by the Office of Thrift Supervision. This approach calculates the difference between the present value of expected cash flows from assets and liabilities, as well as cash flows from off balance sheet contracts, arising from an assumed 200 basis point increase or decrease in interest rates. The net portfolio value indicates the cushion of economic capital an association would retain should an adverse change in interest rates occur.

         Presented below, as of September 30, 2002, is an analysis of First Federals interest rate risk as measured by changes in net portfolio value for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, and compared to Board policy limits. The table was prepared and furnished to us by the Office ofThrift Supervision. Assumptions used in calculating the amounts in this table were determined by the Office ofThrift Supervision (dollars in thousands):

Interest Rate Sensitivity of Net Portfolio Value (NPV)

	Net Portfolio Value			NPV as % of PV of Assets
Change				Board Limit
In Rates	$ Amount	$ Change	% Change	NPV Ratio	NPV Ratio	Change

+200 bp	14,731	-2,309	-14%	7.00%	9.29%	-108 bp
+l00 bp	16,547	-493	-3	7.50	10.22	-15 bp
0 bp	17,040	--	--	8.00	10.37	--
-100 bp	16,661	-379	-2	8.50	10.02	-35 bp

         As illustrated in the table, we have structured our assets and liabilities to minimize our exposure to interest rate risk. In the event of a 100 basis point decrease in interest rates, we would experience a 2% decrease in net portfolio value while a 200 basis point increase in interest rates produces a 14% decrease in net portfolio value. During periods of rising interest rates, the value of monetary assets and liabilities generally decline. Conversely, during periods of falling interest rates, the value of monetary assets and liabilities generally increase. However, the amount of change in value of specific assets and liabilities due to changes in interest rates is not the same in a rising interest rate environment as in a falling interest rate environment (i.e., as indicated above, the amount of change in value under a specific rate decline may not equal the amount of change in value under an identical upward rate movement).

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

NEXT PAGE

Management's Discussion and Analysis of Financial Condition and Results of Operations

         Asset Quality

         The ratio of non-performing assets to total assets is one indicator of our exposure to credit risk. Our non-performing assets consist of non-accruing loans, accruing loans delinquent 90 days or more, troubled debt restructurings, and foreclosed assets, which have been acquired as a result of foreclosure or deed-in-lieu of foreclosure. At September 30, 2002, non-performing assets were approximately $2,550,000, which represents a decrease of $208,000, or 7.5% as compared to September 30, 2001 . The ratio of non-performing assets to total assets at September 30, 2002 was 1.63% compared to 1.81% at September 30, 2001. Included in non-accruing loans at September 30, 2002, were twenty one loans totaling $1,351,000 secured by one- to four-family real estate, one construction loan totaling $212,000 secured by one- to four-family real estate and twelve consumer loans totaling $34,000. All non-accruing loans at September 30, 2002, were located in our primary market area except for two loans. The first loan totaled $304,000 and is secured by a single family residence located in Texas, while the second loan totaled $29,000 and is secured by a single family residence located in Wichita, Kansas. At September 30, 2002, accruing loans delinquent 90 days or more included seven loans totaling $223,000 secured by one- to four-family real estate. All of our accruing loans delinquent 90 days or more were secured by real estate located in our primary market area. At September 30, 2002, real estate acquired through foreclosure consisted of sixteen single family residences located in our primary market area. The properties have a total carrying value of $730,000 and are currently offered for sale.

         We have taken into account our non-performing assets and the composition of the loan portfolio in establishing our allowance for loan losses. The allowance for loan losses totaled $828,000 at September 30, 2002, which represented a $106,000 increase from the allowance for loan losses at September 30, 2001. The ratio ofthe allowance for loan losses as a percent oftotal loans increased from .54% at September 30, 2001 to .69% at September 30, 2002, partially due to the decrease in total loans receivable and partially due to the increase in the amount of the allowance at September 30, 2002. The allowance for loan losses as a percent of non-performing loans increased from 30.09% at September 30, 2001 to 45.51% at September 30, 2002, primarily due to the increase in the allowance for loan losses at September 30, 2002.

         The allowance for loan losses is determined based upon an evaluation of pertinent factors underlying the types and quality of our loans. We consider such factors as the repayment status of a loan, the estimated net realizable value of the underlying collateral, the borrowers ability to repay the loan, current and anticipated economic conditions which might affect the borrowers ability to repay the loan and our past statistical history concerning charge-offs.

NON-PERFORMING ASSETS TO TOTAL ASSETS GRAPH
2002 - 1.63%
2001 - 1.81%
2000 - 1.16%
1999 - 1.84%
1998 - 1.07%

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

	Year Ended September 30,
	2002			2001			2000
	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable (1)	$125,915	$9,967	7.92%	$130,336	$10,764	8.26%	$120,198	$9,776	8.13%
Mortgage-backed securities	6,515	323	4.96	8,042	536	6.66	9,709	646	6.65
Investment securities	5,728	241	4.21	6,358	403	6.33	8,813	568	6.44
Federal Home Loan Bank stock	2,086	105	5.05	2,206	166	7.53	1,758	134	7.64
Federal funds sold	7,625	128	1.68	400	23	5.77	325	17	5.29
Other	1,360	13	0.92	1,355	39	2.86	848	45	5.26
Total interest-earning assets	149,229	10,777	7.22	148,697	11,931	8.02	141,651	11,186	7.90
Interest-bearing liabilities:
Demand and NOW deposits	35,560	685	1.93	32,744	1,227	3.75	32,490	1,333	4.10
Savings deposits and
certificates	71,965	3,195	4.44	64,389	3,467	5.38	61,931	3,219	5.20
Federal Home Loan Bank
advances	29,192	1,640	5.62	38,584	2,273	5.89	34,975	2,010	5.75
Total interest-bearing
liabilities	136,717	5,520	4.04	135,717	6,967	5.13	129,396	6,562	5.07
Net interest income		$5,257			$4,964			$4,624
Net interest rate spread			3.18%			2.89%			2.83%
Net earnings assets	$ 12,512			$ 12,980			$ 12,255
Net yield on average
interest-earning assets			3.52%			3.34%			3.26%
Average interest-earning
assets to average interest-
bearing liabilities		109.15%			109.56%			109.47%

_____________
(1)  Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

NEXT PAGE

Management's Discussion and Analysis of Financial Condition and Results of Operations

Rate/Volume Analysis ofNet Interest Income

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

	Year Ended September 30,
	2002 vs. 2001			2001 vs. 2000
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total Increase (Decrease)	Volume	Rate	Total Increase (Decrease)
	(Dollars in Thousands)

Interest-earning assets:
Loans receivable	$ (358)	$ (439)	$ (797)	$ 835	$ 153	$ 988
Mortgage-backed securities	(91)	(122)	(213)	(111)	1	(110)
Investment securities	(37)	(125)	(162)	(155)	(10)	(165)
Federal Home Loan Bank stock	(9)	(52)	(61)	34	(2)	32
Federal funds sold	133	(28)	105	4	2	6
Other	--	(26)	(26)	20	(26)	(6)
Total interest-earning assets	(362)	(792)	(1,154)	627	118	745
Interest-bearing liabilities:
Demand and NOW deposits	98	(640)	(542)	10	(116)	(106)
Savings deposits and certificates	378	(650)	(272)	132	116	248
Federal Home Loan Bank advances	(533)	(100)	(633)	213	50	263
Total interest-bearing liabilities	$ (57)	$(1,390)	(1,447)	$355	$50	405
Net interest income			$ 293			$ 340

         The following table sets forth the weighted average yields on our interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates at the dates indicated. Non-accruing loans have been included in the table as carrying a zero yield.

	At September 30,
	2002	2001	2000
Weighted average yield on:
Loans receivable	7.39%	7.74%	8.00%
Mortgage-backed securities	5.01	5.82	7.08
Investment securities	3.78	6.15	6.62
Federal funds sold	1.60	2.75	6.38
Other interest-earning assets	--	--	--
Combined weighted average yield on
interest-earning assets	6.51	7.50	7.83
Weighted average rate paid on:
Savings deposits and certificates	3.83	5.31	5.35
Demand and NOW deposits	1.50	3.10	4.05
Federal Home Loan Bank advances	5.38	5.71	6.12
Combined weighted average rate paid
on interest-bearing liabilities	3.58	4.85	5.24
Spread	2.93	2.65	2.59

NEXT PAGE

FINANCIAL CONDITION

         Total assets increased $3.4 million, or 2.2%, from $1 52.7 million at September 30, 2001 to $156.1 million at September 30, 2002. This increase consisted primarily of increases in cash and cash equivalents of $10.0 million, investment securities of $5.1 million and mortgage-backed securities of $2.2 million. These increases in assets, along with reductions in advances from the Federal Home Loan Bank ofTopeka of $1.0 million and accrued expenses and other of $700,000, were funded by the redeployment of funds received from repayments of loans receivable of $14.2 million, and increases in deposits of $4.6 million. We are attempting to reduce the amount of excess cash by implementing a laddered investment strategy; however, loan payoffs and prepayments are currently exceeding our investment rate.

         Loans receivable decreased $14.2 million from $132.8 million at September 30, 2001, to $118.6 million at September 30, 2002. The decrease was primarily due to loan repayments (primarily due to refinancings), exceeding new loan originations. In accordance with the Companys asset/liability management strategy, we have chosen to limit the amount of 30-year fixed-rate loans placed in our portfolio. This is being accomplished by pricing our loan products held in portfolio above current market rates and selling market rate loans into the secondary market. Consequently, our loan portfolio has decreased during this period of declining interest rates as customers seek to lock in lower long-term fixed rates.

         Deposits increased $4.6 million from $103.6 million at September 30, 2001, to $108.2 million at September 30, 2002. The increase was primarily the result of a $2.9 million increase in certificate of deposit accounts due to customers depositing funds into the "Millennium" twelve month certificate account. To a lesser extent, the increase was due to new account growth at the Coffeyville, Kansas branch office. The "Millennium" twelve month certificate provides customers with a fixed interest rate throughout the term of the certificate along with the option to make additions of $1,000 or more during the certificates term. Due to the Millennium certificate interest rates being fixed at rates higher than current market rates, customers have continued to add to their certificate balances.

         Advances from the Federal Home Loan Bank decreased $1.0 million from $33.0 million at September 30, 2001 to $32.0 million at September 30, 2002. The decrease was primarily due to the repayment of scheduled principal payments using deposit funds obtained at an average rate less than the average rate currently being paid on advances. Most of the advances obtained from the Federal Home Loan Bank ofTopeka were used by the Company to fund loans originated at a positive spread over the term of the advances.

         Total stockholders equity increased $402,000 from $14.2 million at September 30, 2001 to $14.6 million at September 30, 2002. The increase was primarily due to net earnings of $2,032,000, common stock option exercises of $150,000, repayment ofemployee stock ownership debt of $20,000 and a fair value adjustment of $12,000 on ESOP shares committed for release. These increases were partially offset by the use of $1,341,000 to repurchase 88,579 shares of common stock, by dividends of $463,000 paid to stockholders and a decrease in unrealized gains on securities available for sale of $8,000.

TOTAL ASSETS GRAPH	LOANS GRAPH	STOCKHOLDERS' EQUITY TO TOTAL ASSETS GRAPH
2002 - $156,050 2001 - $152,730 2000 - $149,130 1999 - $138,131 1998 - $124,337	1-4 Family - 69.06% Multi-family - 0.87% Non-Residential - 7.88% Construction - 18.18% Home Equity - 1.12% Other Consumer - 2.89%	2002 - 9.34% 2001 - 9.28% 2000 - 9.23% 1999 - 9.49% 1998 - 9.73%

NEXT PAGE

Management's Discussion and Analysis of Financial Condition and Results of Operations

Comparison of Fiscal Years Ended September 30, 2002 and September 30, 2001

         General. Net earnings for the fiscal year ended September 30, 2002 were $2,032,000 as compared to $1,541,000 for the fiscal year ended September 30, 2001, an increase of $491,000, or 31.9%. The increase in net earnings was primarily due to the recognition of a $682,000 gain resulting from the cumulative effect of a change in accounting principle and, to a lesser extent, an increase in net interest income of $293,000 and a decrease in income tax expense of $37,000. These increases to net earnings were partially offset by increases in non-interest expense of $377,000 and the provision for loan losses of $43,000, and a decrease in non-interest income of $101,000. Excluding the cumulative effect of a change in accounting principle, net earnings for the fiscal year ended September 30, 2002, would have been $1,350,000 or a decrease of $191,000 from the fiscal year ended September 30, 2001.

         Net Interest Income. Net interest income increased $293,000, or 5.9%, for the fiscal year ended September 30, 2002 as compared to the fiscal year ended September 30, 2001. This increase was due primarily to a decrease in interest expense of $1,447,000, or 20.8%, offset partially by a decrease in interest income of $1,154,000, or 9.7%. Interest expense decreased primarily due to a 109 basis point decrease in the average rate paid on interest-bearing liabilities offset partially by a $1.0 million increase in the average balance of interest-bearing liabilities. Interest income decreased primarily due to an 80 basis point decrease in the average yield on interest-earning assets offset partially by a $531,000 increase in the average balance of interest-earning assets. This increase in spread is due to our negative gap position, which results in a greater amount of interest-bearing liabilities repricing more often than interest-earning assets. As our balance sheet becomes less interest rate sensitive in the future, or if we move to a positive gap position, we anticipate the benefits of a low interest rate environment to diminish. The ratio of average interest-earning assets to average interest-bearing liabilities decreased from 109.56% for the fiscal year ended September 30, 2001 to 109.15% for the fiscal year ended September 30, 2002.

         Interest Income. Interest income for the fiscal year ended September 30, 2002, decreased to $10.8 million from $11.9 million for the fiscal year ended September 30, 2001. This decrease resulted primarily from a decrease in the average yield on interest-earning assets. The average yield on interest-earning assets decreased by 80 basis points to 7.22% during fiscal year 2002, from 8.02% during fiscal year 2001. This decrease was caused primarily by the general decline in interest rates resulting in a reduction in yield on the Companys loan portfolio from 8.26% to 7.92%, mortgage-backed securities from 6.66% to 4.96%, investment securities from 6.33% to 4.21% and Federal Home Loan Bank stock from 7.53% to 5.05%. To a lesser extent, the decrease in yield was caused by a change in mix of interest-earning assets to a higher percentage of federal funds sold. This was due to decreases in the loans receivable, investment and mortgage-backed securities portfolios, all of which earn a higher rate of interest than federal funds sold. The decrease in the average yield was partially offset by a $531,000 increase in the average outstanding balance of interest-earning assets during the fiscal year ended September 30, 2002 as compared to the fiscal year ended September 30, 2001.

         Interest Expense. Interest expense for the fiscal year ended September 30, 2002, decreased by $1,447,000 to $5.5 million as compared to $7.0 million for the fiscal year ended September 30, 2001. This decrease was primarily the result of a 109 basis point decrease in the average interest rate paid on interest-bearing liabilities, caused by a decrease in interest rates on savings deposits and Federal Home Loan Bank advances. The decrease in the average interest rate paid was partially offset by a $1.0 million increase in the average outstanding balance of interest-bearing liabilities during the fiscal year ended September 30, 2002 as compared to the fiscal year ended September 30, 2001. The increase in interest-bearing liabilities was primarily due to a $10.4 million increase in the average balance of savings deposits offset partially by a $9.4 million decrease in the average balance of advances outstanding from the Federal Home Loan Bank of Topeka. The outstanding balance of advances was lower throughout the fiscal year than at year end due to a $4.0 million advance obtained during the last month of the fiscal year.

         Provision for Loan Losses. The provision for loan losses represents a charge to earnings to maintain the allowance for loan losses at a level we believe is adequate to absorb potential losses in the loan portfolio. The provision for loan losses amounted to $220,000 for the fiscal year ended September 30, 2002 as compared to $177,000 for the same period in 2001 . This increase in provision for loan losses was in recognition of managements assessment of relevant factors, including the types and amounts of non-performing loans, the continued increase in the amount of historical charge-offs and anticipated loss experience on such types of loans, and the current and projected economic conditions. We believe we use the best information available in providing for probable loan losses and we believe that the allowance is adequate at September 30, 2002. Future adjustments to the allowance could be necessary, however, and net earnings could be affected if circumstances and/or economic conditions differ substantially from the assumptions used in making the initial determinations.

NET EARNINGS GRAPH (In Thousands)
2002 - $2,032 2001 - $1,541 2000 - $1,376 1999 - $1,143 1998 - $901

NEXT PAGE

         Noninterest Income. Noninterest income decreased $101,000 to $378,000 during the fiscal year ended September 30, 2002 as compared to $479,000 for the fiscal year ended September 30, 2001. The decrease was primarily due to a $94,000 reduction in negative goodwill amortization during the fiscal year ended September 30, 2002 as compared to the fiscal year ended September 30, 2001. The reduction in negative goodwill amortization was a result of the adoption of Statement of Financial Accounting Standards 141 and 142 as of October 1, 2001 . Recurring non-interest income generally consists of late charges and other fees associated with mortgage loans and checking and deposit account fees.

         NoninterestExpense. Total noninterest expense increased to $3.3 million for the fiscal year ended September 30, 2002 from $2.9 million for the fiscal year ended September 30, 2001, an increase of $377,000, or 12.9%. The increase was primarily due to increases in employee compensation and benefits of $ 190,000, foreclosed assets expense of $172,000 and occupancy and equipment of $28,000. These increases were partially offset by a decrease in other operating expense of $14,000. The increase in compensation and benefits expense was primarily the result of normal, annual cost of living increases in salaries and bonuses and, to a lesser extent, a reduction in loan originations resulting in less deferral of compensation expense. The increase in foreclosed assets expense was a result of an increase in the number of foreclosed assets, which contributed to an increase in real estate owned repairs and maintenance, taxes and insurance.

         Income Tax Expense. Income tax expense was $777,000 for the fiscal year ended September 30, 2002 compared to $814,000 for the fiscal year ended September 30, 2001, a decrease of $37,000. Our effective tax rates were 36.5% and 34.6% for the fiscal year ended September 30, 2002 and September 30, 2001, respectively, based on earnings before the cumulative effect of the change in accounting for negative goodwill. There is no income tax effect as a result of this change. However, rates were lower for the September 30, 2001 period due primarily to negative goodwill amortization which is not included in income for income tax calculation purposes, resulting in a lower effective tax rate.

         Liquidity and Capital Resources

         Our primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, Federal Home Loan Bank of Topeka advances and funds provided by operations. While scheduled loan and mortgage-backed security repayments and maturity of short-term investments are a relatively predictable source of funds, deposit flows are greatly influenced by general interest rates, economic conditions and competition. We use our liquid resources principally to meet ongoing commitments, to fund maturing certificates of deposit and deposit withdrawals, to invest, to fund existing and future loan commitments, to maintain liquidity, and to meet operating expenses. Current Office ofThrift Supervision regulations require First Federal to maintain adequate cash and eligible investments in order to meet our liquidity needs deemed necessary to fund deposit withdrawals and other short-term funding needs. Management believes that we have and will continue to have adequate liquidity for the foreseeable future. As of September 30, 2002, First Federals liquidity ratio was 13.04% as compared to 1.96% at September 30, 2001 . This increase in liquidity was primarily due to the reduction in the loan portfolio and reinvestment of the proceeds into liquid assets.

         Our primary investing activity is the origination of mortgage loans and the purchase of mortgage-backed and other securities. At September 30, 2002, mortgage loans and mortgage-backed securities accounted for 82.2% of total assets. We have been able to generate sufficient cash through the retail deposit market, our traditional funding source, and through short-term borrowings, to provide the cash utilized in investing activities. A line of credit has also been in place with the Federal Home Loan Bank of Topeka since 1995. Line of credit draws, as with all other credit transactions, are subject to the maximum amount of credit available under the Federal Home Loan Bank of Topekas credit policy. The line of credit is scheduled to mature on January 31, 2003, and will be renewed for another one-year term at that time. The line of credit is subject to various conditions, including the pledge of acceptable collateral. The primary purpose of the line of credit is to serve as a back-up liquidity facility, however, we may also utilize the line of credit to purchase investment securities and fund other commitments. At September 30, 2002, there was no outstanding balance on the line of credit.

         Liquidity management is both a daily and long-term responsibility of management. We adjust our investments in liquid assets based upon our assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-bearing deposits, and (iv) the objectives of our asset/liability management program. Excess liquidity is invested generally in interest-bearing overnight deposits and other short-term government and agency obligations. If we require additional funds, beyond our internal ability to generate, we have additional borrowing capacity with the Federal Home Loan Bank of Topeka of approximately $30.4 million at September 30, 2002.

         We anticipate that we will have sufficient funds available to meet current loan commitments. At September 30, 2002, we had outstanding commitments to extend credit which amounted to $2.6 million, including commitments on construction loans and unfunded lines of credit. We are not aware of any trends, events or uncertainties which will have or that are reasonably likely to have a material effect on our liquidity, capital resources or operations.

         Certificates of deposit scheduled to mature in one year or less at September 30, 2002 totaled approximately $42.4 million. We believe that a significant portion of these deposits will remain with First Federal. There can be no assurance, however, that we can retain all of these deposits. At September 30, 2002, we had $32.0 million in advances from the Federal Home Loan Bank of Topeka with $1.4 million maturing in one year or less.

NEXT PAGE

Management's Discussion and Analysis of Financial Condition and Results of Operations

         First Federal has minimum capital standards which generally require the maintenance of regulatory capital sufficient to meet each of three tests: the tangible capital requirement, the core capital requirement, and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as retained earnings less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus supervisory goodwill) equal to 4.0% of assets. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances (less a specified percentage of certain equity investments) equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, we multiply the book value of each asset on our balance sheet by a defined risk-weighting factor (e.g. , one- to four-family residential loans carry a risk-weighted factor of 50%). We have reviewed these capital standards and determined that we are in compliance with each of the three requirements. As of September 30, 2002, our tangible capital, core capital, and risk-based capital of $14.2 million, $14.2 million, and $15. 1 million exceeded the applicable minimum requirements by $11.9 million, $8.0 million, and $8.4 million, respectively.

         The following table sets forth our compliance with such requirements at September 30, 2002.

	Office of Thrift		First Federal's capital level
	Supervision requirement		at September 30, 2002
	% of		% of		Amount
Capital standard	Assets	Amount	Assets	Amount	of Excess
		(Dollars in Thousands)		(Dollars in Thousands)
Tangible capital	1.50%	$2,340	9.12%	$14,230	$11,890
Core capital	4.00	6,239	9.12	14,230	7,991
Risk-based capital	8.00	6,689	18.01	15,058	8,369

         See Note M of Notes to Consolidated Financial Statements for additional information.

         We have reviewed our regulatory restrictions relating to loans to one borrower, qualification as a qualified thrift lender, and other restrictions on lending and investment, and have determined that, based on our capital position and lending and investment policies, these restrictions have not had a material impact on our operations.

         Impact of lnflation and Changing Prices

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

         Effects of Recent Accounting Pronouncements

         In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 carries over the recognition and measurement provisions in SFAS No. 121. Accordingly, an entity must recognize an impairment loss if the carrying value of a long-lived asset or asset group (a) is not recoverable and (b) exceeds its fair value. Similar to SFAS No. 121 , SFAS No. 144 requires an entity to test an asset or asset group for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. SFAS No. 144 differs from SFAS No. 121 in that it provides guidance on estimating future cash flows to test recoverability. An entity may use either a probability-weighted approach or best-estimate approach in developing estimates of cash flows to test recoverability. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Management adopted SFAS No. 144 effective October 1, 2002, without material effect on the Companys financial condition or results of operations.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 provides financial accounting and reporting guidance for costs associated with exit or disposal activities, including one-time termination benefits, contract termination costs other than for a capital lease, and costs to consolidate facilities or relocate employees. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 is not expected to have a material effect on the Companys financial condition or results of operations.

NEXT PAGE

         In October 2002, the FASB issued SFAS No. 147, "Accounting for Certain Financial Institutions: An Amendment ofFASB Statements No. 72 and 144 and FASB Interpretation No. 9," which removes acquisitions of financial institutions from the scope of SFAS No. 72, "Accounting for Certain Acquisitions of Banking and Thrift Institutions," except for transactions between mutual enterprises. Accordingly, the excess ofthe fair value ofliabilities assumed over the fair value oftangible and intangible assets acquired in a business combination should be recognized and accounted for as goodwill in accordance with SFAS No. 141 , "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets."

         SFAS No. 147 also requires that the acquisition of a less-than-whole financial institution, such as a branch, be accounted for as a business combination if the transferred assets and activities constitute a business. Otherwise, the acquisition should be accounted for as the acquisition of net assets.

         SFAS No. 147 also amends the scope of SFAS No. 144, "Accounting for the Impairment or Disposal ofLong-Lived Assets," to include long-term customer relationship assets of financial institutions (including mutual enterprises) such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets.

         The provisions of SFAS No. 147 related to unidentifiable intangible assets and the acquisition of a less-than-whole financial institution are effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions related to impairment of long-term customer relationship assets are effective October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets are effective on October 1, 2002, with earlier application permitted.

         Management adopted SFAS No. 147 on October 1, 2002 without material effect on the Company's financial condition or results of operations.

         The foregoing discussion of the effects of recent accounting pronouncements contains forward-looking statements that involve risks and uncertainties. Changes in economic circumstances or interest rates could cause the effects of the accounting pronouncements to differ from managements foregoing assessment.

NEXT PAGE

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
First Independence Corporation and Subsidiary

We have audited the accompanying consolidated balance sheets of First Independence Corporation and Subsidiary as of September 30, 2002 and 2001, and the related consolidated statements of earnings, comprehensive income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Independence Corporation and Subsidiary as of September 30, 2002 and 2001, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note B to the consolidated financial statements, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets effective October 1, 2001.

Wichita, Kansas
November 1, 2002

NEXT PAGE

First Independence Corporation and Subsidiary

CONSOLIDATED BALANCE SHEETS

September 30,

ASSETS

	2002	2001

Cash and due from banks	$ 626,399	$ 388,664
Federal funds sold	10,000,000	700,000
Other interest-bearing deposits	1,709,170	1,204,563

Cash and cash equivalents	12,335,569	2,293,227

Investment securities available for sale	--	1,013,700
Investment securities held to maturity (estimated
fair value of $10,548,221 in 2002 and $4,238,780
in 2001)	10,320,618	4,194,513
Mortgage-backed securities held to maturity
(estimated fair value of $9,578,350 in 2002
and $7,307,557 in 2001)	9,488,370	7,280,822
Loans receivable	118,578,448	132,838,231
Loans held for sale	88,000	--
Premises and equipment	1,510,688	1,472,029
Federal Home Loan Bank stock, at cost	1,996,800	2,265,000
Accrued interest receivable	770,529	944,606
Real estate acquired through foreclosure	730,252	356,325
Deferred taxes	93,958	--
Other	137,023	71,177
Total assets	$156,050,255	$152,729,630

The accompanying notes are an integral part of these statements.

NEXT PAGE

LIABILITIES AND STOCKHOLDERS' EQUITY

	2002	2001

Deposits	$108,221,461	$103,569,165
Advances from borrowers for taxes and
insurance	799,937	890,795
Income taxes payable	68,721	--
Advances from Federal Home Loan Bank	32,000,000	33,000,000
Accrued expenses and other	383,242	1,094,586

Total liabilities	141,473,361	138,554,546

Stockholders' equity
Preferred stock, $.01 par value, 500,000 shares
authorized; none issued	--	--
Common stock, $.01 par value, 2,500,000 shares
authorized; 1,649,288 shares issued	16,493	16,493
Additional paid-in capital	8,163,239	8,179,514
Retained earnings - substantially restricted	14,536,885	12,968,146
Accumulated other comprehensive income,
net of related taxes	--	8,207
Required contributions for shares acquired by
Employee Stock Ownership Plan (ESOP)	(66,010)	(86,321)
Treasury stock 733,691 shares in 2002 and
672,651 shares in 2001 - at cost	(8,073,713)	(6,910,955)

Total stockholders' equity	14,576,894	14,175,084

Total liabilities and stockholders' equity	$156,050,255	$152,729,630

NEXT PAGE

First Independence Corporation and Subsidiary

CONSOLIDATED STATEMENTS OF EARNINGS

Year ended September 30,

	2002	2001
Interest income
Loans	$ 9,966,705	$10,764,416
Mortgage-backed securities	323,046	535,656
Investment securities	241,364	402,714
Interest-bearing deposits and other	245,877	227,864

Total interest income	10,776,992	11,930,650

Interest expense
Deposits	3,880,022	4,693,601
Borrowed funds	1,639,495	2,272,817

Total interest expense	5,519,517	6,966,418

Net interest income	5,257,475	4,964,232
Provision for loan losses	220,425	177,000

Net interest income after provision for loan losses	5,037,050	4,787,232

Noninterest income
Service charges	267,889	281,195
Other	110,003	197,345

	377,892	478,540
Noninterest expense
Employee compensation and benefits	1,824,208	1,634,166
Occupancy and equipment	396,714	368,852
Data processing fees	226,675	226,113
Foreclosed assets, net	167,055	(5,101)
Other operating	673,104	686,870

	3,287,756	2,910,900
Earnings before income taxes and cumulative effective of
change in accounting principle	2,127,186	2,354,872
Income tax expense	777,230	813,649

Earnings before cumulative effect of change in accounting principle	1,349,956	1,541,223
Cumulative effect of change in accounting principle	681,922	--
NET EARNINGS	$ 2,031,878	$ 1,541,223
Basic earnings per share
Earnings before cumulative effect of change in accounting principle	$1.43	$1.55
Cumulative effect of change in accounting principle	.72	--

Net earnings per share	$2.15	$1.55
Fully diluted earnings per share
Earnings before cumulative effect of change in accounting principle	$1.39	$1.49
Cumulative effect of change in accounting principle	.70	--

Net earnings per share	$2.09	$1.49

The accompanying notes are an integral part of these statements.

NEXT PAGE

First Independence Corporation and Subsidiary

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Year ended September 30,

	2002	2001

Net earnings	$2,031,878	$1,541,223

Other comprehensive income (loss), net of tax
Unrealized gains (losses) on securities available
for sale arising during the period, net
of income tax benefit of $5,030 in 2002 and
income tax expense of $7,906 in 2001	(8,207)	12,899

Comprehensive income	$2,023,671	$1,554,122

The accompanying notes are an integral part of these statements.

NEXT PAGE

First Independence Corporation and Subsidiary

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years ended September 30, 2002 and 2001

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss), net	Required contributions for shares acquired by ESOP	Treasury stock	Total

Balance at October 1, 2000	$16,493	$8,190,682	$11,863,034	$(4,692)	$(106,632)	$(6,194,540)	$13,764,345
Net earnings for the year	--	--	1,541,223	--	--	--	1,541,223
Cash dividends of $.4375 per share	--	--	(436,111)	--	--	--	(436,111)
Common stock options exercised	--	(17,008)	--	--	--	147,898	130,890
Appreciation of securities available
for sale	--	--	--	12,899	--	--	12,899
ESOP loan repayments	--	--	--	--	20,311	--	20,311
Fair value adjustment on ESOP
shares committed for release	--	5,840	--	--	--	--	5,840
Purchase of 66,687 shares of
treasury stock	--	--	--	--	--	(864,313)	(864,313)

Balance at September 30, 2001	16,493	8,179,514	12,968,146	8,207	(86,321)	(6,910,955)	14,175,084

Net earnings for the year	--	--	2,031,878	--	--	--	2,031,878
Cash dividends of $.4875 per share	--	--	(463,139)	--	--	--	(463,139)
Common stock options exercised	--	(28,058)	--	--	--	178,024	149,966
Depreciation of securities available
for sale	--	--	--	(8,207)	--	-	(8,207)
ESOP loan repayments	--	--	--	--	20,311	--	20,311
Fair value adjustment on ESOP
shares committed for release	--	11,783	--	--	--	--	11,783
Purchase of 88,579 shares of
treasury stock	--	--	--	--	--	(1,340,782)	(1,340,782)

Balance at September 30, 2002	$16,493	$8,163,239	$14,536,885	$--	$(66,010)	$(8,073,713)	$14,576,894

The accompanying notes are an integral part of these statements.

NEXT PAGE

First Independence Corporation and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended September 30,

	2002	2001

Cash flows from operating activities
Net earnings	$2,031,878	$1,541,223
Adjustments to reconcile net earnings to net cash
provided by operating activities
Provision for loan losses	220,425	177,000
Depreciation	155,005	143,163
Amortization of premiums and discounts on
investments and mortgage-backed securities	35,554	24,209
Amortization of deferred loan origination fees	(211,813)	(246,850)
Amortization of expense related to employee
benefit plans	32,094	26,151
Negative goodwill	(681,922)	(94,058)
(Gain) loss on sale of real estate acquired
through foreclosure, net	15,578	(42,768)
Deferred income taxes	94,916	2,848
Gains on sales of loans receivable held for sale	(1,541)	-
Originations of loans receivable held for sale	(235,120)	--
Proceeds from sales of loans receivable held for sale	148,661	-
Increase (decrease) in cash due to changes in
Accrued interest receivable	174,077	15,367
Other assets	(93,667)	(9,254)
Accrued expenses and other liabilities	(5,967)	(34,801)
Income taxes payable	(109,404)	(26,023)
Net cash provided by operating activities	1,568,754	1,476,207

Cash flows from investing activities
Proceeds from maturities and repayment of securities
Available for sale	1,000,000	1,000,000
Held to maturity	4,915,665	9,740,084
Purchase of securities
Held to maturity	(13,284,410)	(5,997,188)
Loan purchases	--	(614,731)
Net (increase) decrease in loans	13,317,156	(7,245,857)
Purchase of Federal Home Loan Bank stock	--	(310,000)
Capital expenditures	(304,220)	(211,950)
Proceeds from redemption of Federal Home Loan Bank Stock	268,200	-
Proceeds from sale of real estate acquired through
foreclosure	653,714	359,811
Net cash provided by (used in) investing activities	6,566,105	(3,279,831)

NEXT PAGE

First Independence Corporation and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

Year ended September 30,

	2002	2001

Cash flows from financing activities
Net increase in deposits	$4,652,296	$9,441,628
Net increase (decrease) in advances from borrowers
for taxes and insurance	(90,858)	3,715
Advances from Federal Home Loan Bank	7,200,000	28,900,000
Repayment of Federal Home Loan Bank advances	(8,200,000)	(35,000,000)
Cash dividends paid	(463,139)	(436,111)
Purchase of treasury stock	(1,340,782)	(809,051)
Stock options exercised	149,966	75,628
Net cash provided by financing activities	1,907,483	2,175,809
Net increase in cash and cash equivalents	10,042,342	372,185
Cash and cash equivalents at beginning of year	2,293,227	1,921,042
Cash and cash equivalents at end of year	$12,335,569	$ 2,293,227
Supplemental disclosures of cash flow information
Cash paid during the year for
Income taxes	$ 819,718	$ 857,218
Interest	5,593,654	7,022,819
Noncash investing and financing activities
Transfer from loans to real estate acquired
through foreclosure	1,314,425	546,537
Issuance of loans receivable in connection with
the sale of real estate acquired through
foreclosure	309,054	230,350
Common stock received in payment of stock options
exercised	60,690	55,262

The accompanying notes are an integral part of these statements.

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2002 and 2001

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

September 30, 2002 and 2001

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

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent, net of costs of disposal.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual 1-4 family residential real estate, home equity or consumer loans for impairment disclosures.

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

6. Loans held for sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2002 and 2001

NOTE A - SUMMARY OF ACCOUNTING POLICIES - Continued

7. Real estate acquired through foreclosure

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

8. Premises and equipment

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

9. Employee stock ownership plan

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

10. Stock-based compensation

The Corporation uses the intrinsic value based method of accounting for stock options. Under the intrinsic method, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Corporation's stock over the exercise price at the measurement date.

11. Income taxes

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

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2002 and 2001

NOTE A - SUMMARY OF ACCOUNTING POLICIES - Continued

12. Earnings per share

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

	Year ended September 30,
	2002	2001

Weighted average common shares outstanding	945,878	991,799
Common share equivalents related to outstanding stock options	28,607	39,699

Adjusted weighted average common shares deemed to be outstanding	974,485	1,031,498

Common shares outstanding exclude unallocated and committed shares held by the ESOP trust.

NOTE B - CHANGE IN ACCOUNTING PRINCIPLE

The Corporation elected to adopt Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets effective October 1, 2001. SFAS 141 requires that the amount of any unamortized deferred credit related to an excess of fair value of acquired net assets over cost (negative goodwill) arising from a business combination for which the acquisition date was before July 1, 2001, be written off and recognized as the effect of a change in accounting principle.

The cumulative effect of this change in accounting for negative goodwill of $681,922 is determined as of October 1, 2001 and is reported separately in the consolidated statement of earnings for the year ended September 30, 2002. There is no income tax effect as a result of this change. Prior years' financial statements have not been restated to apply the provisions of SFAS 141.

The effect on net earnings for the year ended September 30, 2002 of adopting SFAS 141 was to increase net earnings $587,864 and basic and diluted earnings per share $.62 and $.60, respectively.

The following pro forma schedule summarizes the net earnings and per share data for the year ended September 30, 2001 as if the accounting change was made retroactively.

Year ended September 30, 2001
Net earnings - as reported	$1,541,223
Net earnings - pro forma	1,447,165
Basic earnings per share - as reported	$ 1.55
Basic earnings per share - pro forma	1.46
Diluted earnings per share - as reported	1.49
Diluted earnings per share - pro forma	1.40

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2002 and 2001

NOTE C - INVESTMENT SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities are as follows:

	September 30, 2002
Held to maturity	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value

U.S. Government and agency obligations	$10,122,133	$221,908	$ --	$10,344,041
Municipal securities	198,485	5,695	--	202,580
	$10,320,618	$227,603	$ --	$10,548,221
	September 30, 2001
Held to maturity	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value

U.S. Government and agency obligations	$3,997,262	$38,938	$ -	$4,036,200
Municipal securities	197,251	5,329	-	202,580
	$4,194,513	$44,267	$ -	$4,238,780

Available for sale

U.S. Government agency obligations	$1,000,462	$13,238	$ -	$1,013,700

The amortized cost and estimated fair value of investment securities at September 30, 2002, by term to maturity are as follows:

	Amortized cost	Estimated fair value
Held to maturity
Due in less than one year	$ 1,000,000	$ 1,018,400
Due in one to two years	4,074,192	4,113,900
Due in two to five years	5,246,426	5,415,921
	$10,320,618	$10,548,221

Investment securities with an estimated fair value of $6,262,260 and $5,052,550 at September 30, 2002 and 2001, respectively, are pledged to secure government deposits.

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2002 and 2001

NOTE D - MORTGAGE-BACKED SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of mortgage-backed securities are summarized as follows:

	September 30, 2002
Held to maturity	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value

GNMA certificates	$ 27,135	$ 3,758	$ --	$ 30,893
FHLMC certificates	1,556,531	50,522	--	1,607,053
FNMA certificates	5,444,276	46,241	(3,739)	5,486,778
Collateralized mortgage obligations
FHLMC	849,920	4,250	--	854,170
FNMA	1,610,508	--	(11,052)	1,599,456
	$9,488,370	$104,771	$(14,791)	$9,578,350

	September 30, 2001
Held to maturity	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value

GNMA certificates	$ 27,839	$ 3,955	$ --	$ 31,794
FHLMC certificates	2,305,770	64,106	--	2,369,876
FNMA certificates	1,895,740	57,699	(1,722)	1,951,717
Collateralized mortgage obligations
FHLMC	1,050,742	--	(67,639)	983,103
FNMA	2,000,731	--	(29,664)	1,971,067
	$7,280,822	$125,760	$(99,025)	$7,307,557

Mortgage-backed securities generally mature ratably over the 30-year term of the underlying loans collateralizing the securities. Expected maturities on mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Mortgage-backed securities with an estimated fair value of $5,417,093 and $7,280,004 at September 30, 2002 and 2001, respectively, are pledged to secure government and other deposits.

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2002 and 2001

NOTE E - LOANS RECEIVABLE

Loans receivable at September 30 are summarized as follows:

	2002	2001

First mortgage loans
One-to-four family residences	$86,898,362	$93,534,426
Multi-family residences	1,094,113	864,571
Nonresidential	9,924,434	12,238,965
Construction	22,900,470	32,731,094

Total first mortgage loans	120,817,379	139,369,056

Consumer and other loans
Savings	466,360	486,793
Automobile	2,337,795	2,540,700
Home equity and second mortgages	1,413,040	1,300,883
Unsecured home improvement	79,082	86,425
Other	753,868	748,886

Total consumer and other loans	5,050,145	5,163,687

Less
Allowance for loan losses	(828,335)	(722,682)
Loans in process	(6,176,305)	(10,613,506)
Unearned discounts	(5,066)	(6,453)
Deferred loan origination fees	(279,370)	(351,871)

	(7,289,076)	(11,694,512)

Net loans receivable	$118,578,448	$132,838,231

Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

	2002	2001
Balance at beginning of year	$ 722,682	$ 758,333
Provision	220,425	177,000
Loans charged off	(121,569)	(212,651)
Recoveries of loans previously charged off	6,797	--
Balance at end of year	$ 828,335	$ 722,682

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2002 and 2001

NOTE E - LOANS RECEIVABLE - Continued

The Association's lending efforts have historically focused on one-to-four family residential real estate loans, which comprise approximately 69% (2002) and 65% (2001) of the total loan portfolio. Approximately 2% (2002 and 2001) of the Association's one-to-four family residential real estate loans are collateralized by properties located outside of the primary lending area of Montgomery and surrounding Kansas counties. Generally, such loans have been underwritten on the basis of 80% to 90% loan-to-value ratio or mortgage insurance was required. The Association, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area thereby impairing collateral values. Management believes, however, that real estate values in the Association's primary lending area are currently stable.

During the year ended September 30, 1998 the Association began originating construction loans at its new loan production office in Lawrence, Kansas. These construction loans generally are to builders and individuals for the construction of residences and have terms of nine months or less with permanent financing provided by other lenders. Construction loans comprise approximately 18% (2002) and 23% (2001) of the Association's total loan portfolio.

Approximately 9% (2002 and 2001) of the loan portfolio is comprised of nonresidential and multi-family real estate loans with approximately 2% (2002 and 2001) of this total collateralized by properties located outside the Association's primary lending area.

Serviced loans were $611,718 and $559,530 at September 30, 2002 and 2001, respectively.

In the normal course of business, the Association makes loans to directors, executive officers and related entities. An analysis of aggregate loan activity with this group is as follows:

Loans outstanding at October 1, 2001	$ 680,886
Repayments	(114,715)
Loans outstanding at September 30, 2002	$ 566,171

Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. The recorded investment in these loans and the valuation allowance for losses related to loan impairment at September 30, 2001 are as follows:

Principal amount of impaired loans	$ 670,095
Less valuation allowance	(3,505)
$ 636,590
Average investment in impaired loans	$ 428,577

There were no impaired loans at September 30, 2002 that are not collectively evaluated in large groups of smaller balance homogeneous loans.

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2002 and 2001

NOTE F - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at September 30 is summarized as follows:

	2002	2001
Loans receivable	$675,660	$860,870
Investment securities	48,156	38,678
Mortgage-backed securities	46,713	45,058
	$ 770,529	$ 944,606

NOTE G - PREMISES AND EQUIPMENT

Premises and equipment at September 30 are summarized as follows:

	2002	2001
Land	$ 206,789	$74,958
Building	1,473,924	1,451,459
Furniture, fixtures and equipment	700,246	669,426
Automobiles	29,499	29,499
	2,410,458	2,225,342
Less accumulated depreciation	899,770	753,313
	$1,510,688	$1,472,029

NOTE H - FORECLOSED ASSETS

A summary of income (expenses) applicable to foreclosed assets is as follows for the years ended September 30:

	2002	2001
Gain (loss) on sale of real estate acquired
through foreclosure, net	$ (4,858)	$ 42,768
Operating expenses	(162,197)	(37,667)
Foreclosed asset income (expense), net	$(167,055)	$ 5,101

Operating expenses on foreclosed assets consist primarily of property taxes and general maintenance expenses on the properties held.

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2002 and 2001

NOTE I - DEPOSITS

Deposits at September 30 are summarized as follows:

	Weighted average rate at September 30,		2002		2001

	2002	2001	Amount	Percent	Amount	Percent

NOW accounts	.25%	1.28%	$ 5,293,229	4.89%	$ 5,376,751	5.19%
First Super NOW accounts	.49	1.52	3,164,836	2.92	3,167,848	3.06
First Money Fund accounts	1.90	3.61	27,207,762	25.14	26,463,910	25.55
Total demand deposits	1.60	3.16	35,665,827	32.95	35,008,509	33.80

Passbook savings accounts	1.26	2.71	6,208,341	5.74	5,109,467	4.93

Certificates of deposit
1.00% to 1.99%	1.74	--	1,151,389	1.06	--	--
2.00% to 2.99%	2.76	--	6,771,211	6.26	--	--
3.00% to 3.99%	3.41	3.63	31,576,069	29.18	1,262,154	1.22
4.00% to 4.99%	4.58	4.70	11,891,821	10.99	12,536,691	12.11
5.00% to 5.99%	5.58	5.59	11,728,531	10.84	31,981,793	30.88
6.00% to 6.99%	6.14	6.33	3,228,272	2.98	17,670,551	17.06
Total certificates of deposit	4.04	5.58	66,347,293	61.31	63,451,189	61.27
Total savings	3.80	5.37	72,555,634	67.05	68,560,656	66.20
Total deposits	3.08	4.62	$108,221,461	100.00%	$103,569,165	100.00%

NEXT PAGE

The aggregate amount of certificates of deposit and savings with a minimum denomination of $100,000 was $10,045,337 and $7,617,501 at September 30, 2002 and 2001, respectively.

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2002 and 2001

NOTE I - DEPOSITS - Continued

Scheduled maturities of certificates of deposit are as follows:

September 30, 2002
	Less than one year	One to three years	Three to five years	Total

1.00% to 1.99%	$ 1,151,389	$ --	$ --	$ 1,151,389
2.00% to 2.99%	5,436,802	1,334,409	--	6,771,211
3.00% to 3.99%	21,409,544	10,067,062	99,453	31,576,069
4.00% to 4.99%	7,264,897	1,209,067	3,417,857	11,891,821
5.00% to 5.99%	6,967,906	3,013,711	1,746,914	11,728,531
6.00% to 6.99%	122,190	1,689,426	1,416,646	3,228,272
	$42,352,728	$17,313,685	$6,680,880	$66,347,293

September 30, 2001
	Less than one year	One to three years	Three to five years	Total

3.00% to 3.99%	$ 1,252,802	$ 9,352	$ -	$ 1,262,154
4.00% to 4.99%	5,736,916	6,730,823	68,952	12,536,691
5.00% to 5.99%	20,455,157	9,011,860	2,514,776	31,981,793
6.00% to 6.99%	14,496,872	658,207	2,515,472	17,670,551
	$41,941,747	$16,410,242	$5,099,200	$63,451,189

Interest expense on deposits for the years ended September 30 is summarized as follows:

	2002	2001
NOW accounts	$ 11,437	$ 74,125
First Super NOW and First Money Fund accounts	673,961	1,152,193
Certificates of deposit and passbook savings accounts	3,194,624	3,467,283
	$ 3,880,022	$ 4,693,601

NOTE J - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank at September 30 consist of the following:

	2002		2001
	Rates	Amount	Rates	Amount

Fixed rates	4.02 - 5.65%	$ 5,000,000	5.65 - 6.74%	$ 6,000,000
Fixed rate convertible*	4.60 - 6.34	27,000,000	4.60 - 6.34	27,000,000
		$32,000,000		$33,000,000

*The Federal Home Loan Bank has the option to convert $16,000,000 in the year ending 2003 and $11,000,000 in the year ending 2004 to its variable short-term rate. These advances are due in 2008 through 2011 unless converted, at which time the Corporation has the option to prepay the advances.

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2002 and 2001

NOTE J - ADVANCES FROM FEDERAL HOME LOAN BANK - Continued

The Association can borrow a maximum of approximately $62,000,000 from the Federal Home Loan Bank at September 30, 2002.

Assets of the Association are subject to a blanket pledge agreement to collateralize the advances.

Aggregate maturities for the years following September 30, 2002 are as follows:

2003	$1,371,553
2004	499,800
2005	498,412
2006	379,033
2007	351,310
Thereafter	28,899,892
$32,000,000

NOTE K - EMPLOYEE BENEFITS

The Corporation sponsors a leveraged employee stock ownership plan ("ESOP") that covers all full-time employees. All employees of the Corporation are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they work at least 1,000 hours. The Corporation makes annual contributions to the ESOP equal to at least the ESOP's debt service. All dividends received by the ESOP are credited to the employee's stock ownership account. The unallocated ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. Accordingly, unpaid ESOP debt is reflected as a deduction from stockholders' equity. ESOP compensation expense was $156,158 and $150,740 (including annual $120,000 cash contributions) for the years ended September 30, 2002 and 2001, respectively.

The ESOP shares as of September 30, 2002 were as follows:

Allocated shares	111,442
Unreleased shares	7,007
Total ESOP shares	118,449
Fair value of unreleased shares at September 30, 2002	$109,029

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2002 and 2001

NOTE K - EMPLOYEE BENEFITS - Continued

The Corporation has adopted a Stock Option and Incentive Plan (SOP) for designated participants. The SOP provides for up to 145,474 shares of common stock to be issued to participants. The option price of any options granted may not be less than the market value of the common stock on the date of the grant and unless otherwise specified, the options expire ten years from the date of the grant. All options outstanding at September 30, 2002 are exercisable except 6,164 options which vest equally over five years from the date of the grant. A summary of the Corporation's stock option plan as of September 30, 2002 and 2001 and changes during the years ended as of those dates is presented below:

	Shares	Weighted average exercise price

Outstanding at October 1, 2000	99,729	$ 5.74
Issued	3,000	13.28
Exercised	(24,963)	5.24
Forfeited	(900)	10.06
Outstanding at September 30, 2001	76,866	5.97
Exercised	(27,539)	5.45
Outstanding at September 30, 2002	49,327	6.27
Exercisable
September 30, 2001	68,121	$ 5.28
September 30, 2002	43,163	5.52

Options outstanding at September 30, 2002 are summarized as follows:

Shares	Exercise price	Remaining life

37,168	$ 5.00	1 year
1,000	14.63	5 years 1 month
8,159	10.06	6 years 4 months
3,000	13.28	8 years 10 months
49,327

The stock option plan is accounted for under APB Opinion 25 and related interpretations. The options are exercisable at not less than the market value of the Corporation's stock on the date of grant. Accordingly, no compensation cost has been recognized for the plan. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the fair value method of Statement of Financial Accounting Standards 123, Accounting for Stock-Based Compensation (SFAS 123), the Corporation's net earnings and earnings per share for the years ended September 30 would have been reduced to the pro forma amounts indicated below.

	2002	2001

Net earnings - as reported	$2,031,878	$1,541,223
Net earnings - pro forma	2,021,159	1,530,504
Earnings per share
Basic - as reported	$1.43	$1.55
Basic - pro forma	1.42	1.54
Diluted - as reported	1.39	1.49
Diluted - pro forma	1.38	1.48

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2002 and 2001

NOTE K - EMPLOYEE BENEFITS - Continued

The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model.

The Association participates in a defined benefit multi-employer pension plan. Substantially all employees are eligible and benefits are based on the employee's salary and years of service. No contribution was made or required to be made by the Association for the years ended September 30, 2002 and 2001 due to the plan's overfunded status. Separate actuarial disclosure information is not available due to the plan being a multi-employer pension plan.

NOTE L - INCOME TAXES

Income tax expense for the years ended September 30 consists of the following:

	2002	2001
Current	$682,314	$810,801
Deferred	94,916	2,848
	$777,230	$813,649

Reconciliation of income tax expense computed at the federal statutory rate of 34% and income tax expense for the years ended September 30 is as follows:

	2002	2001
Income tax expense at statutory rate	$723,243	$800,656
Kansas privilege tax, net of federal tax benefit	59,438	66,322
Nondeductible ESOP fair value adjustment	4,356	2,159
Other	(9,807)	(55,488)
	$777,230	$813,649

The tax effects of temporary differences that give rise to deferred tax assets and liabilities at September 30 are as follows:

	2002	2001
Deferred tax assets
Allowance for loan losses	$307,333	$281,194
Accrued bonuses	18,870	15,540
Depreciation of property and equipment	80,148	85,005
Total deferred tax assets	406,351	381,739
Deferred tax liabilities
Securities available for sale	--	4,931
Federal Home Loan Bank stock dividends	286,084	348,318
Other	26,309	34,479
Total deferred tax liabilities	312,393	387,728
Net deferred tax asset (liability)	$ 93,958	$ (5,989)

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2002 and 2001

NOTE L - INCOME TAXES - Continued

Prior to 1997 the Association was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than for bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at September 30, 2002, includes approximately $2.9 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction at September 30, 2002, is approximately $1,000,000.

NOTE M - STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL

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

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets and of Tier 1 (core) capital and tangible capital to adjusted total assets. Management believes, as of September 30, 2002, that the Association meets all capital adequacy requirements to which it is subject.

As of September 30, 2002, the most recent notification from the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Association's category. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 (core) ratios as set forth in the table below.

	Actual		Minimum capital requirement		Minimum to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

As of September 30, 2002
Total capital to risk-weighted assets	$15,058	18.01%	$6,689	8.0%	$8,362	10.0%
Tier 1 capital to risk-weighted assets	14,230	17.02	N/A	N/A	4,385	6.0
Core capital to adjusted tangible assets	14,230	9.12	6,239	4.0	7,799	5.0
Tangible capital to tangible assets	14,230	9.12	2,340	1.5	N/A	N/A
As of September 30, 2001
Total capital to risk-weighted assets	$14,850	19.36%	$6,136	8.0%	$7,670	10.0%
Tier 1 capital to risk-weighted assets	14,127	18.42	N/A	N/A	4,602	6.0
Core capital to adjusted tangible assets	14,127	9.25	6,111	4.0	7,638	5.0
Tangible capital to tangible assets	14,127	9.25	2,291	1.5	N/A	N/A

NEXT PAGE

First Independence Corporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2002 and 2001

NOTE M - STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL - Continued

Regulations of the OTS impose limitations on the payment of dividends and other capital distributions by savings associations. Under such regulations a savings association that immediately prior to and on a pro forma basis, after giving effect to a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirement is generally permitted without OTS approval (but subsequent to 30 days prior notice to the OTS of the planned dividend) to make capital distributions during a calendar year in the amount of up to the greater of (1) 100% of its net earnings to date during the year plus an amount equal to one-half of the amount by which its total capital to assets ratio exceeded its fully phased-in capital to assets ratio at the beginning of the year or (2) 75% of its net income for the most recent four quarters. Pursuant to such OTS dividend regulations, the Association had the ability to pay dividends of approximately $4,100,000 to First Independence Corporation at September 30, 2002.

NOTE N - COMMITMENTS

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

The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance sheet instruments. The Association's commitments to extend credit at September 30, 2002 include loans in process as disclosed in Note E, first mortgage loans with fixed rates ranging from 6.25% to 9.00% aggregating $1,889,520 and unfunded lines of credit aggregating $749,753. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. Collateral for loans in process and commitments are the same as for other Association loans. The commitment period is generally for forty-five days.

The Association has committed to construction of a branch facility with an estimated cost of $850,000.

NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments at September 30, 2002 and 2001.

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

September 30, 2002 and 2001

NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

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

	2002
	Carrying	Estimated
	amount of	fair value
	assets and	of assets and
	(liabilities)	(liabilities)

Cash and cash equivalents	$12,335,569	$12,335,569
Investment securities held to maturity	10,320,618	10,548,221
Mortgage-backed securities held to maturity	9,488,370	9,578,350
Loans	119,406,783	123,345,375
Federal Home Loan Bank stock	1,996,800	1,996,800
Deposits	(108,221,461)	(108,540,825)
Advances from Federal Home Loan Bank	(32,000,000)	(36,057,000)

	2001
	Carrying	Estimated
	amount of	fair value
	assets and	of assets and
	(liabilities)	(liabilities)

Cash and cash equivalents	$2,293,227	$2,293,227
Investment securities held to maturity	4,194,513	4,238,780
Investment securities available for sale	1,013,700	1,013,700
Mortgage-backed securities held to maturity	7,280,822	7,307,557
Loans	133,560,913	133,259,869
Federal Home Loan Bank stock	2,265,000	2,265,000
Deposits	(103,569,165)	(103,732,577)
Advances from Federal Home Loan Bank	(33,000,000)	(35,298,000)

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

Stock Price Information and Dividends
As of December 2, 2002, there were approximately 187 shareholders of record of the Company's Common Stock, not including those shares held in nominee or street name through various brokerage firms or banks.

The following table sets forth the high and low bid prices of the Common Stock and dividends declared for each fiscal quarter since October 1, 2000. The stock price information was provided by the NASD, Inc.

                                                                                                Dividends
Quarter Ended                           High                   Low                   Declared

December 31, 2000                  10.563                 10.000                   0.1000
March 31, 2001                       13.000                 10.375                   0.1125
June 30, 2001                         13.250                 12.750                   0.1125
September 30, 2001                 13.500                 12.500                   0.1125

December 31, 2001                  14.250                 12.520                   0.1125
March 31, 2002                       15.150                 13.810                   0.1250
June 30, 2002                         16.700                 15.050                   0.1250
September 30, 2002                 16.400                 15.400                   0.1250

The Company has paid a cash dividend on its Common Stock for each quarter since the Association's conversion to stock form. Future dividends, if any, will be dependent upon the results of operations and financial condition of the Company, tax considerations, industry standards, economic conditions, general business practices and other factors. The Company's ability to pay dividends is dependent on the dividend payments it receives from the Association, which are subject to regulations and the Association's continued compliance with all regulatory capital requirements. See Note M of the Notes to Consolidated Financial Statements for a discussion of regulations governing the Association's ability to pay dividends.

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
1700 Wisconsin Avenue, NW
Washington, DC 20007

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
Human Resource Manager
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
Vice President of Retail Banking
   First Federal Savings and Loan Association of
    Independence

C. Alan Hoggatt
Vice President
   First Federal Savings and Loan Association of
    Independence

Dennis L. Greenhaw
Vice President
   First Federal Savings and Loan Association of
    Independence

Phyllis A. Johnson
Assistant Vice President
   First Federal Savings and Loan Association of
    Independence

Vicki L. Cranor
Assistant Vice President
   First Federal Savings and Loan Association of
    Independence

END